Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

CARTESIAN GROWTH CORPORATION,

ROOK MS LLC,

ALVARIUM INVESTMENTS LIMITED,

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC,

TIG TRINITY GP, LLC,

TIG TRINITY MANAGEMENT, LLC

and

ALVARIUM TIEDEMANN CAPITAL, LLC

Dated as of September 19, 2021

Table of Contents

		Page
ARTICLE I. DEFINITIONS		5

Section 1.01	Certain Definitions	5
Section 1.02	Further Definitions	29
Section 1.03	Construction	33

ARTICLE II. TRANSACTIONS		34

Section 2.01	TWMH/TIG Entities Reorganization; Alvarium Reorganization; SPAC Class B Conversion; Domestication; Private Placements; Subsidiaries Distributions; Alvarium Exchange; Umbrella Merger; Alvarium Contribution	34
Section 2.02	Closing	36
Section 2.03	Closing Deliveries	37
Section 2.04	Umbrella Merger	39

ARTICLE III. CERTIFICATES; PAYMENT SPREADSHEETS; CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; TREATMENT OF EQUITY AWARDS; SPAC WARRANTS; EARN-OUT; TAX TREATMENT		40

Section 3.01	Certificates	40
Section 3.02	Payment Spreadsheets	42
Section 3.03	Conversion of Securities	42
Section 3.04	Exchange of Certificates	46
Section 3.05	Treatment of Alvarium LTIP	48
Section 3.06	SPAC Warrants	49
Section 3.07	Earn-out	49
Section 3.08	Tax Treatment	53

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF TWMH		53

Section 4.01	Organization and Qualification; Subsidiaries	53
Section 4.02	Corporate Documents	54
Section 4.03	Capitalization	54
Section 4.04	Authority Relative to this Agreement	55
Section 4.05	No Conflict; Required Filings and Consents	55
Section 4.06	Permits; Compliance	56
Section 4.07	Financial Statements	56
Section 4.08	Absence of Certain Changes or Events	58
Section 4.09	Absence of Litigation	58
Section 4.10	Employee Benefit Plans	59
Section 4.11	Labor and Employment Matters	61
Section 4.12	Real Property; Title to Assets	63
Section 4.13	Intellectual Property	64
Section 4.14	Taxes	66
Section 4.15	Environmental Matters	69
Section 4.16	Material Contracts	69
Section 4.17	Insurance	71
Section 4.18	Board Approval; Vote Required	71
Section 4.19	Certain Business Practices	71
Section 4.20	Sanctions Laws	72
Section 4.21	Interested Party Transactions	72
Section 4.22	RIA Compliance Matters	73
Section 4.23	Client Agreements	75
Section 4.24	Funds	75
Section 4.25	Broker-Dealer Compliance Matters	76
Section 4.26	CPO/CTA Compliance	76
Section 4.27	Exchange Act	77
Section 4.28	Brokers	77
Section 4.29	Exclusivity of Representations and Warranties	77

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-ii-

-iii-

-iv-

EXHIBITS

EXHIBIT A:	PART 1: TWMH/TIG ENTITIES REORGANIZATION PLAN; PART 2: ALVARIUM REORGANIZATION PLAN; PART 3: POST-CLOSING REORGANIZATION PLAN
EXHIBIT B:	UMBRELLA FIRST AMENDMENT
EXHIBIT C:	DISTRIBUTION AGREEMENT
EXHIBIT D:	UMBRELLA A&R LLCA
EXHIBIT E:	ALVARIUM CONTRIBUTION AGREEMENT
EXHIBIT F:	REGISTRATION RIGHTS AND LOCK-UP AGREEMENT
EXHIBIT G:	TAX RECEIVABLE AGREEMENT
EXHIBIT H:	SUBSCRIPTION AGREEMENT
EXHIBIT I:	PART 1: THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TWMH; PART 2: SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TIG GP; PART 3: SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TIG MGMT
EXHIBIT J:	PART 1: SPAC CERTIFICATE OF INCORPORATION; PART 2: SPAC CERTIFICATE OF CORPORATE DOMESTICATION
EXHIBIT K:	SPAC BYLAWS
EXHIBIT L:	CERTIFICATE OF UMBRELLA MERGER
EXHIBIT M:	MANAGER AND OFFICERS OF UMBRELLA MERGER SURVIVING COMPANY
EXHIBIT N:	DIRECTORS AND OFFICERS OF SPAC

SCHEDULES

SCHEDULE A:	ACTIVE TIG GP MEMBERS
SCHEDULE B:	ACTIVE TIG MGMT MEMBERS
SCHEDULE C:	ACTIVE TWMH MEMBERS
SCHEDULE D:	AFFILIATED MANAGERS
SCHEDULE E:	ALVARIUM MATERIAL OPERATING SUBSIDIARIES
SCHEDULE F:	INACTIVE TIG GP MEMBERS
SCHEDULE G:	INACTIVE TIG MGMT MEMBERS
SCHEDULE H:	INACTIVE TWMH MEMBERS
SCHEDULE I:	KEY TIG GP MEMBERS
SCHEDULE J:	KEY TIG MGMT MEMBERS
SCHEDULE K:	KEY TWMH MEMBERS
SCHEDULE L:	ALVARIUM KNOWLEDGE PARTIES
SCHEDULE M:	TIG ENTITIES KNOWLEDGE PARTIES
SCHEDULE N:	TWMH ENTITIES KNOWLEDGE PARTIES
SCHEDULE O:	SPAC KNOWLEDGE PARTIES

-v-

This BUSINESS COMBINATION AGREEMENT is made and entered into as of September 19, 2021 (this “Agreement”), by and among Cartesian Growth Corporation, an exempted company incorporated under the laws of the Cayman Islands (“SPAC”), Rook MS LLC, a Delaware limited liability company (“Umbrella Merger Sub” and, together with SPAC, the “Cartesian Entities”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT” and, together with TIG GP, the “TIG Entities”), Alvarium Investments Limited, an English private limited company (“Alvarium” and, together with TWMH and the TIG Entities, the “Companies” each a “Company”), and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“Umbrella”).  Each of the Cartesian Entities, the Companies and Umbrella shall individually be referred to herein as a “Party” and, collectively, the “Parties”.

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities;

WHEREAS, Umbrella Merger Sub is a newly formed entity for purposes of effecting the Transactions (as defined below) and a wholly-owned direct subsidiary of SPAC;

WHEREAS, Umbrella is a newly formed entity for purposes of effecting the Transactions whose sole member is Michael Tiedemann;

WHEREAS, prior to the Closing, in accordance with, and pursuant to, the TWMH/ TIG Entities Reorganization Plan, substantially in the form attached hereto as Exhibit A - Part 1 (the “TWMH/TIG Entities Reorganization Plan”), TWMH and the TIG Entities shall take, or cause to be taken, all actions necessary to implement the TWMH/TIG Entities Reorganization (as defined below) such that, upon completion of the TWMH/TIG Entities Reorganization, TWMH and the TIG Entities shall be wholly owned subsidiaries of Umbrella, Umbrella shall be owned solely by the members of TWMH (the “TWMH Members”), the members of TIG GP (the “TIG GP Members”) and the members of TIG MGMT (the “TIG MGMT Members”) and Umbrella shall be governed by the Amended and Restated Limited Liability Company Agreement of Umbrella substantially in the form attached hereto as Exhibit B (the “Umbrella First Amendment”);

WHEREAS, prior to the Closing, in accordance with, and pursuant to, the Alvarium Reorganization Plan, substantially in the form attached hereto as Exhibit A - Part 2 (the “Alvarium Reorganization Plan”), Alvarium shall take, or cause to be taken, all actions necessary to implement the Alvarium Reorganization (as defined below) such that, upon completion of the Alvarium Reorganization, Alvarium shall be the wholly owned indirect subsidiary of Alvarium Topco and Alvarium Topco shall be owned solely by the shareholders of Alvarium (the “Alvarium Shareholders”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) and the General Corporation Law of the State of Delaware, on the Business Day prior to the Closing Date, SPAC shall domesticate as a corporation formed under the Laws of the State of Delaware and deregister as an exempted company incorporated under the Laws of the Cayman Islands pursuant to which, among other things, each SPAC Class A Ordinary Share (as defined below) outstanding immediately prior to the Domestication (as defined below) will be converted into one (1) share of SPAC Class A Common Stock (as defined below);

WHEREAS, at the Closing, TIG MGMT, TIG GP and Umbrella will enter into the Distribution Agreement (the “Distribution Agreement”), substantially in the form attached hereto as Exhibit C, pursuant to which (a) TIG MGMT will distribute to Umbrella all of the issued and outstanding shares or partnership interests, as applicable, that it holds in each of its Affiliated Managers, and (b) TIG GP will distribute to Umbrella all of the issued and outstanding shares or interests that it holds in its Affiliated Manager (collectively, the “Subsidiaries Distributions”);

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Alvarium and each of the Alvarium Shareholders are entering into the Exchange Agreement (the “Alvarium Exchange Agreement”), pursuant to which, upon the terms and subject to the conditions of this Agreement and the Alvarium Exchange Agreement, at the Closing, (a) each Alvarium Shareholder will exchange his, her or its (i) ordinary shares of Alvarium Topco (the “Alvarium Ordinary Shares”) and (ii) class A shares of Alvarium Topco (the “Alvarium Class A Shares” and, together with the Alvarium Ordinary Shares, the “Alvarium Shares”) for shares of SPAC Class A Common Stock (the “Alvarium Exchange”) and (b) upon the consummation of the Alvarium Exchange, Alvarium Topco will become a direct wholly-owned subsidiary of SPAC;

WHEREAS, immediately following the Alvarium Exchange Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), Umbrella Merger Sub will merge with and into Umbrella, with Umbrella surviving such merger as a direct subsidiary of SPAC (the “Umbrella Merger”) and the Second Amended and Restated Limited Liability Company Agreement of Umbrella, substantially in the form attached hereto as Exhibit D (the “Umbrella A&R LLCA”) being adopted at the new limited liability company agreement of Umbrella as permitted by Section 18-209(f) of the DLLCA;

WHEREAS, at the Closing, following the Alvarium Exchange and the Umbrella Merger, SPAC and Umbrella will enter into the Contribution Agreement (the “Alvarium Contribution Agreement”), substantially in the form attached hereto as Exhibit E, pursuant to which (i) SPAC will contribute all of the issued and outstanding Alvarium Shares that it holds to Umbrella (the “Alvarium Contribution”) and (ii) upon the consummation of the Alvarium Contribution, Alvarium Topco will become a wholly-owned subsidiary of Umbrella and (iv) following Closing, Alvarium Topco will be liquidated, whereupon Alvarium Holdings LLC (to be renamed Alvarium Tiedemann Holdings, LLC) will become the wholly owned direct subsidiary of Umbrella;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions by the shareholders of SPAC (the “SPAC Shareholders”);

WHEREAS, SPAC, as the sole member and managing member of Umbrella Merger Sub, has determined that the Umbrella Merger is fair to, and in the best interests of, Umbrella Merger Sub and SPAC, and has approved and adopted this Agreement and the Umbrella Merger;

WHEREAS, the sole Managing Member of Umbrella has approved and adopted this Agreement and declared its advisability and approved the Transactions;

WHEREAS, the board of directors of Alvarium (the “Alvarium Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended that the Alvarium Shareholders enter into the Alvarium Exchange Agreement;

WHEREAS, the board of managers of TWMH (the “TWMH Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions by the TWMH Members;

WHEREAS, the Key TWMH Members have approved and adopted this Agreement and the Transactions;

WHEREAS, the managing member of TIG GP (the “TIG GP Managing Member”) has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions by the TIG GP Members;

WHEREAS, the Key TIG GP Members have approved and adopted this Agreement and the Transactions;

WHEREAS, the managing member of TIG MGMT (the “TIG MGMT Managing Member”) has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions by the TIG MGMT Members;

WHEREAS, the Key TIG MGMT Members have approved and adopted this Agreement and the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, CGC Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”), Alvarium, TWMH and the TIG Entities have entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor has agreed to (a) vote all of its shares of SPAC Class B Ordinary Shares (as defined below) in favor of this Agreement and the Transactions, (b) not redeem its SPAC Class B Ordinary Shares, and (c) waive the anti-dilution provisions of the SPAC Class B Ordinary Shares set forth in the SPAC Amended and Restated Memorandum and Articles of Association (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, TWMH, the TIG Entities, the Key TWMH Members, the Key TIG GP Members and the Key TIG MGMT Members have entered into the Member Support Agreement (the “TWMH and TIG Member Support Agreement”), pursuant to which, among other things, the (a) Key TWMH Members have agreed to vote all of their (i) Class A Units of TWMH (the “TWMH Class A Interests”) and (ii) Class B Units of TWMH (the “TWMH Class B Interests” and, together with the TWMH Class A Interests, the “TWMH Interests”), (b) Key TIG GP Members have agreed to vote, including with respect to all of their limited liability company interests in TIG GP (the “TIG GP Interests”), and (c) Key TIG MGMT Members have agreed to vote, including with respect to all of their limited liability company interests in TIG MGMT (the “TIG MGMT Interests”), in each of (a), (b) and (c), in favor of this Agreement and the Transactions;

WHEREAS, at the Closing, SPAC, certain SPAC Shareholders (including Sponsor), certain Alvarium Shareholders, certain TWMH Members, certain TIG GP Members and certain TIG MGMT Members will enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”), substantially in the form attached hereto as Exhibit F;

WHEREAS, at the Closing, SPAC, the TWMH Members, the TIG GP Members and the TIG MGMT Members will enter into a Tax Receivable Agreement (the “Tax Receivable Agreement”), substantially in the form attached hereto as Exhibit G;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC has entered into Subscription Agreements with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will purchase, following the Domestication, 16,836,715 shares of SPAC Class A Common Stock for a purchase price of $9.80 per share, for an aggregate purchase price of $164,999,807, in a private placement or placements (the “Initial Private Placements”) to be consummated immediately prior to the consummation of the Transactions; and

WHEREAS, prior to or at the Closing but effective as of and conditioned upon the Closing, each of the Alvarium Specified Employees, the TWMH Specified Employees and the TIG Entities Specified Employees will enter into an Executive Employment and Restrictive Covenant Agreement with SPAC or its Subsidiaries, the terms and conditions of which shall be (a) mutually agreed among the Parties between the date of this Agreement and the Closing Date and (b) customary for a public company (collectively, the “Employment Agreements”); except that the Employment Agreement with Michael Tiedemann has been executed concurrently with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01  Certain Definitions. For purposes of this Agreement:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, bid protest, hearing, proceeding (including any civil, criminal, administrative, investigative or appellate or informal proceeding), litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Active TIG GP Members” means the TIG GP Members listed on Schedule A.

“Active TIG MGMT Members” means the TIG MGMT Members listed on Schedule B.

“Active TWMH Members” means the TWMH Members listed on Schedule C.

“Advisory Agreement” means an investment advisory agreement entered into by a Company or any of its Company Subsidiaries with a Client for the purpose of providing Investment Advisory Services to such Client.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. Notwithstanding anything to the contrary contained herein, Funds and Clients shall be deemed not to be affiliates of the Companies or any Company Subsidiary.

“Additional Banking Fees” means all fees and expenses (including, but not limited to, all underwriter and/or investment banking fees) incurred in connection with any Additional Private Placements and/or incurred in connection with the engagement of any investment banks or similar firms engaged to provide capital markets advisory work and/or equity analysis and support with respect to the SPAC Common Stock, which, for the avoidance of doubt, shall be paid by SPAC out of the Trust Account and which amounts shall not reduce the Companies Equity Value.

“Additional Private Placements” means a private placement or placements of shares of SPAC Class A Common Stock (following the Domestication), on terms at least as favorable to SPAC as those of the Initial Private Placements, in which no shares of SPAC Class A Common Stock are sold to investors at a price of less than $9.80 per share.

“Affiliated Managers” means those investment managers and/or investment funds in which the TIG Entities currently own an interest as set forth on Schedule D.

“Aggregate Cash Consideration” means $100,000,000; provided, that if (a) Available Cash equals an amount less than $100,000,000, then the Aggregate Cash Consideration shall be an amount equal to the Available Cash.

“Aggregate Earn-Out Consideration” means the (a) TWMH Members Earn-Out Consideration, (b) TIG Entities Members Earn-Out Consideration, and (c) Alvarium Shareholders Earn-Out Consideration.

“Aggregate Equity Consideration” means the (a) Alvarium Shareholders Share Consideration, (b) the TWMH Members Interests Consideration, and (c) the TIG Entities Members Interest Consideration.

“Aggregate Transaction Consideration” means the (a) Aggregate Equity Consideration, (b) Aggregate Cash Consideration, and (c) Aggregate Earn-Out Consideration.

“Aggregate Voting Share Consideration” means the (a) TWMH Members Voting Share Consideration and (b) TIG Entities Members Voting Share Consideration.

“Alvarium Articles of Association” means the Articles of Association of Alvarium, adopted by written resolution passed on February 18, 2019.

“Alvarium Broker-Dealer” means Alvarium or any Alvarium Subsidiary which can be considered a Broker-Dealer under applicable Law.

“Alvarium Certificate of Incorporation” means the Certificate of Incorporation of Alvarium, dated as of July 2, 2014.

“Alvarium Closing Cash Adjustment” means the difference of (a) $10,000,000 minus (b) the difference of (i) (A) the Indebtedness of Alvarium and the Alvarium Subsidiaries as of the Reference Time plus (B) the SHP Discretionary Banking Fee plus (C) the Alvarium Excess Transaction Expenses plus (D) the amount, if any, by which the Alvarium Reorganization Expenses exceed the Alvarium Reorganization Expenses Cap (each expressed as a positive number) minus (ii) the sum of (x) the Cash of Alvarium and the Alvarium Subsidiaries as of the Reference Time and (y) the Incurred Alvarium Expenses (expressed as a positive number); minus (iii) $3,713,580, being an amount equal to the value of the tax benefit of the Reliefs available to Alvarium; provided, that, the value of component (ii) set out above shall not exceed the lesser of (A) $10,000,000 or (B) the aggregate of the face values (or equivalent in the case where there is no specified face value) of the Indebtedness in component (i).

“Alvarium Warrants” means the applicable number of Sponsor Warrants to be issued multiplied by the Alvarium Percentage.

“Alvarium Equity Value” means (a) the Alvarium Percentage multiplied by (b) the Companies Equity Value.

“Alvarium Excess Transaction Expenses” means an amount equal to the product of (a) Excess Transaction Expenses multiplied by (b) the quotient of (i) the Transaction Expenses incurred by Alvarium divided by (ii) the aggregate Transaction Expenses incurred by Alvarium, TWMH and the TIG Entities.

“Alvarium LTIP” means the Alvarium Investments Limited Long Term Incentive Plan, as such may have been amended, supplemented or modified from time to time.

“Alvarium LTIP Exchange Agreements” means the Exchange Agreements, substantially on the same form as the Alvarium Exchange Agreement, pursuant to which, upon the terms and subject to the conditions of this Agreement and the Alvarium LTIP Exchange Agreement, at the Closing, each applicable Alvarium LTIP participant will exchange his, her or its Alvarium Shares for shares of SPAC Class A Common Stock.

“Alvarium Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Alvarium and the Alvarium Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by Alvarium of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Alvarium Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or UK GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Alvarium and the Alvarium Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation thereof (including any Law, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including any COVID-19 Measures)), or acts of God, (vi) any actions taken or not taken by Alvarium or the Alvarium Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions, (viii) any failure to meet any projections, forecasts, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in an Alvarium Material Adverse Effect, or (ix) any actions taken, or failures to take action, or such other changed or events, in each case to which SPAC has consented in writing, except in the cases of clauses (i) through (iii), to the extent that Alvarium and the Alvarium Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which Alvarium and the Alvarium Subsidiaries operate.

“Alvarium Material Operating Subsidiaries” means the Alvarium Subsidiaries listed on Schedule E.

“Alvarium Non-U.S. RIA Entity” means Alvarium and each Alvarium Subsidiary that is registered under applicable Law of a country outside the United States of America to provide Investment Advisory Services in the country where it provides such services.

“Alvarium Option Agreements” means the call option deeds between Alvarium Investments Limited and each of Il Waddi Cayman Holdings and Topping One Limited.

“Alvarium Organizational Documents” means Alvarium Certificate of Incorporation and Alvarium Articles of Association.

“Alvarium Payment Spreadsheet” means a spreadsheet that shall be prepared by Alvarium and SPAC pursuant to Section 3.02 setting forth: (a) the Alvarium Shareholders Share Consideration and (b) the Alvarium Shareholders Earn-Out Consideration, and which such spreadsheet shall include the breakdown and allocation of each of the foregoing, among, and payable to, the Alvarium Shareholders, and which shall, for the avoidance of doubt, take into account and reflect the provisions of the Alvarium LTIP in determining such breakdown and allocation.

“Alvarium Percentage” means 30.94%.

“Alvarium Reorganization Expenses” means all out-of-pocket fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, tax experts and consultants to Alvarium and its affiliates) incurred by Alvarium or on its behalf in connection with or related to the Alvarium Reorganization.

“Alvarium Reorganization Expenses Cap” means an amount equal to $750,000.

“Alvarium RIA Entity” means collectively the Alvarium U.S. RIA Entities and the Alvarium Non-U.S. RIA Entities.

“Alvarium Shareholders Earn-Out Consideration” means (a) a number of shares of SPAC Class A Common Stock equal (in number) to 15% of the sum of (i) the Alvarium Equity Value and (ii) the Alvarium Closing Cash Adjustment plus (b) the Reallocation Earn-Out Shares, which shall be allocated to the Alvarium Shareholders pursuant to the Alvarium Payment Spreadsheet and which shall be issued to the Alvarium Shareholders subject to achievement of the applicable Earn-Out Target.

“Alvarium Shareholders Share Consideration” means (a) a number of shares of SPAC Class A Common Stock equal to the quotient of (i) the sum of (A) the Alvarium Equity Value plus (B) the Alvarium Closing Cash Adjustment divided by (ii) $10.00, plus (b) the Alvarium Warrants, which shall be deliverable to the Alvarium Shareholders and allocated as set forth in the Alvarium Payment Spreadsheet.

“Alvarium Specified Employees” means each of (a) Alexander De Meyer and (b) Andrew Williams.

“Alvarium U.S. RIA Entity” means Alvarium and each Alvarium Subsidiary that is registered as an investment adviser under the Investment Advisers Act.

“Alvarium Topco” means an Isle of Man entity to be established by Alvarium to be owned by the Alvarium Shareholders and to which all of the shares in Alvarium are to be transferred, as contemplated by the Alvarium Reorganization Plan.

“Ancillary Agreements” means the SPAC Certificate of Incorporation, the SPAC Bylaws, the Umbrella A&R LLCA, the Registration Rights and Lock-Up Agreement, the Tax Receivable Agreement, the Alvarium Exchange Agreement, the Alvarium Contribution Agreement, the Distribution Agreement, the Sponsor Support Agreement, the TWMH and TIG Member Support Agreement, the Subscription Agreements, the Employment Agreements and all other agreements, certificates and instruments executed and delivered by the Parties in connection with the Transactions and specifically contemplated by this Agreement.

“Available Cash” means, after giving effect to the exercise of the SPAC Share Redemption and payments related thereto, the aggregate amount equal to, as of the Closing Date, (a) the amount of immediately available funds contained in the Trust Account available for release to SPAC, plus (b) the amount of immediately available funds held by SPAC pursuant to the Subscription Agreements, plus (c) all funds held by SPAC outside of the Trust Account and immediately available to SPAC, minus (d) the aggregate amount of the Transaction Expenses of the Parties. For the avoidance of doubt, Available Cash shall be calculated prior to taking into account payment of any Aggregate Cash Consideration.

“Broker-Dealer” means a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Exchange Act) engaging in such activity from within the United States or with investors located in the United States (absent an available registration exception or exemption).

“Brokerage Services” means brokerage, broker-dealer transaction processing, dealer, distributorship, custodial, and related services, or any other services that involve acting as a Broker-Dealer, and performing ancillary services and activities related or incidental thereto.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, Clients, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of a Company or any of its Company Subsidiaries.

“Business Day” means any day, except Saturday or Sunday, on which banks are not required or authorized to close in New York, New York or London, England.

“Business Systems” means all Software (excluding Open Source Software therein), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of a Company or any of its Company Subsidiaries.

“Cash” means all cash and cash equivalents, all restricted cash (including all cash posted to support letters of credit, performance bonds or other similar obligations) and marketable securities, in each case determined in accordance with (a) UK GAAP with respect to Alvarium and the Alvarium Subsidiaries and (b) US GAAP with respect to (i) TWMH and the TWMH Subsidiaries and (ii) the TIG Entities and the TIG Subsidiaries. For the avoidance of doubt, Cash will (i) be calculated net of issued but uncleared checks and drafts and will include checks, inbound ACH transmissions, other wire transfers and drafts deposited or available for deposit for the account of a Company or any of its Company Subsidiaries, (ii) include all deposits with third parties (including landlords) of a Company or any of its Company Subsidiaries and (iii) exclude Trapped Cash of a Company or any of its Company Subsidiaries.

“CEA” means the Commodity Exchange Act.

“CFO Expenses” means (a) all out-of-pocket fees, costs and expenses (including recruitment fees, costs and expenses) and (b) the compensation (including wages and bonuses) incurred by TWMH or on its behalf prior to the Closing Date in connection with or related to the hiring of the chief financial officer of SPAC (who shall serve as the chief financial officer of SPAC from and after the Closing Date), which shall not exceed an aggregate amount of $1,500,000.

“CFTC” means the U.S. Commodity Futures Trading Commission.

“Client” means any client or customer of a Company or any of its Company Subsidiaries, including for the Investment Advisory Services.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) (other than the Cartesian Entities or their respective affiliates) relating to, in a single transaction or a series of related transactions, (a) any merger, consolidation or business combination involving a Company or any of its Company Subsidiaries, (b) any transfer, purchase or sale of the beneficial ownership of the equity interests, capital stock or other securities, as applicable, of a Company or any of its Company Subsidiaries (in respect of the Companies, other than (i) in the ordinary course of business and (ii) for nil or nominal value), (c) any sale, lease, exchange, transfer or other disposition of the property and assets of a Company or any of its Company Subsidiaries other than in the ordinary course of business, (d) any reorganization, recapitalization, liquidation or dissolution of Company or any of its Company Subsidiaries other than in the ordinary course of business or (e) any other transaction having a similar effect to those described in the foregoing clauses (a) – (d) in each case, other than as contemplated under this Agreement (including, for the avoidance of doubt, any action contemplated or permitted under Sections 9.01, 9.02 or 9.03).

“Company Subsidiary” means (a) an Alvarium Subsidiary, (b) a TWMH Subsidiary, or (c) a TIG Subsidiary and “Company Subsidiaries” means, collectively, (i) the Alvarium Subsidiaries, (ii) the TWMH Subsidiaries, and (iii) the TIG Subsidiaries.

“Companies Enterprise Value” means $1,079,900,000.

“Companies Equity Value” means an amount equal to (a) the Companies Enterprise Value, plus (b) the Cash of the Companies and the Company Subsidiaries as of the Reference Time minus (c) the Indebtedness of the Companies and the Company Subsidiaries as of the Reference Time plus (d) the Available Cash, plus (e) the amount of any Additional Banking Fees, plus (f) the amount of the Alvarium Reorganization Expenses not to exceed the Alvarium Reorganization Expenses Cap, plus (g) the CFO Expenses, plus (h) an amount equal to the Transaction Expenses Adjustment, minus (i) the New Shareholder Equity Value.

“Company IP” means the Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to a Company or any of its Company Subsidiaries or to which a Company or any of its Company Subsidiaries otherwise has a right to use.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by a Company or any of its Company Subsidiaries.

“Confidential Information” means any material information, knowledge or data concerning the businesses and affairs of a Company or any of its Company Subsidiaries, or the Cartesian Entities, as applicable, that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations, variants thereof or related or associated or any other epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, delay, shut down (including the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, including but not limited to the Centers for Disease Control and Prevention and the World Health Organization, in each case with or in response to COVID-19 including the CARES Act and the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“CPO/CTA” means a Company that is registered with the CFTC or the NFA as a Commodity Pool Operator and/or Commodity Trading Advisor.

“CPO/CTA Subsidiary” means a Company Subsidiary that is registered as a CPO/CTA.

“CST” means Continental Stock Transfer & Trust Company.

“Dataroom” means that certain virtual dataroom titled “Project Rook Data Room” located at https://services.intralinks.com/web/index.html?clientID=1#workspace/11051625/documents.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any United States federal, state or local or international, European or national Laws (including all statutes, regulations, subordinate legislation, guidance and common law) relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, presence in the fabric of any building, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (c) pollution, contamination or protection of the environment or natural resources, or (d) any noise or other nuisance, negligence or other impact on the environment.

“Equity Incentive Plan” means (i) the new equity incentive plan for SPAC, in form and substance reasonably acceptable to SPAC and the Companies, that provides for the grant of awards to employees and other service providers of SPAC and its Subsidiaries in the form of options, restricted shares, restricted share units, or other equity-based awards based on SPAC Class A Common Stock, which plan shall reserve for issuance 13% of shares of SPAC Class A Common Stock, and (ii) the new employee stock purchase plan for SPAC, in form and substance reasonably acceptable to SPAC and the Companies, that provides for the ability to purchase shares of SPAC Class A Common Stock by employees and other service providers of SPAC and its Subsidiaries, which plan shall reserve for issuance 2% of shares of SPAC Class A Common Stock with a customary evergreen provision of 0.5%.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with the Companies, as applicable, would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

“Expert” means the accounting firm mutually agreed by SPAC and the Companies pursuant to Section 3.01(f).

“Excess Transaction Expenses” means all Transaction Expenses in excess of $36 million, other than (a) the SHP Discretionary Banking Fee, (b) the Alvarium Reorganization Expenses in excess of the Alvarium Reorganization Expenses Cap, (c) the CFO Expenses, and (d) the Additional Banking Fees.

“FCA” means the United Kingdom Financial Conduct Authority, or any successor Governmental Authority.

“FCA Rules” means the articles, rules, regulations and principles issued by the FCA, as amended from time to time.

“FCM” means a futures commission merchant registered with the CFTC, the NFA or any other Governmental Authority.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fund” means any Public Fund, Private Fund or Non-U.S. Retail Fund; provided, however, that solely for purposes of Section 4.24, Section 5.24 and Section 6.24, the term “Fund” shall not include any entity as to which there is a Sub-advisory Relationship.

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, as currently in effect and as may be amended from time to time, and/or, in relation to the United Kingdom only, the ‘UK GDPR’ as the provisions of the foregoing regulation are saved and incorporated into United Kingdom law by the European Union (Withdrawal) Act 2018 and as modified by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any substance, material, organism or waste regulated as hazardous or toxic, or as a pollutant or contaminant, or which otherwise is (alone or in combination) harmful to, or capable of causing harm to, health, natural resources or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inactive TIG GP Members” means the TIG GP Members listed on Schedule F.

“Inactive TIG MGMT Members” means the TIG MGMT Members listed on Schedule G.

“Inactive TWMH Members” means the TWMH Members listed on Schedule H.

“Incurred Alvarium Expenses” means those Transaction Expenses that have been incurred and paid by Alvarium (or an Alvarium Subsidiary) as of the Reference Time.

“Incurred TIG Expenses” means those Transaction Expenses that have been incurred and paid by the TIG Entites as of the Reference Time.

“Incurred TWMH Expenses” means those Transaction Expenses that have been incurred and paid by TWMH (or a TWMH Subsidiary) as of the Reference Time.

“Indebtedness” means for any person and its Subsidiaries, on a consolidated basis, an amount equal to, without duplication, (a) indebtedness for borrowed money of such person and its Subsidiaries, including indebtedness evidenced by any note, bond, debenture, mortgage, letter of credit, performance bond or other debt instrument or debt security, (b) net obligations of such person and its Subsidiaries in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange (other than any such amounts that are accounted for (in accordance with applicable accounting standards) as working capital current liabilities), (c) obligations of such person and its Subsidiaries under capitalized leases, (d) any deferred purchase price liabilities such person and its Subsidiaries related to past acquisitions, whether or not represented by a note, earn-out or contingent purchase payment or otherwise (other than any such amounts that are accounted for (in accordance with applicable accounting standards) as working capital current liabilities) but excluding any such deferred purchase price liabilities of (i) Alvarium (or an Alvarium Subsidiary) in connection with the potential acquisitions set forth on Sections 6.03(b)(A) and 6.03(b)(B) of the Alvarium Disclosure Schedule, (ii) TWMH, Tiedemann Constantia AG or another TWMH Subsidiary in connection with the potential acquisition set forth on Section 9.01(b)(vi) of the TWMH Disclosure Schedule, or (iii) TIG MGMT in connection with the potential acquisition set forth on Section 9.02(b)(vi) of the TIG Disclosure Schedule, (e) obligations of such person and its Subsidiaries under or in connection with off balance sheet financing arrangements, and (f) all amounts (including for the avoidance of doubt, the principal amounts, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties) and obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which such person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For the avoidance of doubt, Indebtedness shall not include any Indebtedness of any Affiliated Managers, nor shall Indebtedness include any debt incurred in connection with any of the acquisitions set forth in clauses (d)(i), (ii) or (iii) above.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)); (e) Internet domain names and social media accounts; (f)  all mask works, mask work registrations and applications therefore, and any equivalent or similar rights; (g) all other intellectual property or proprietary rights of any kind or description; and (h) all legal rights arising from items (a) through (g), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Advisers Act Associated Person” means the term “person associated with an investment adviser” as set forth in Section 202(a)(17) of the Investment Advisers Act

“Investment Advisory Services” means investment management or investment advisory services, including any subadvisory services, that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act or other applicable Law.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Key TIG GP Members” means the persons listed on Schedule I.

“Key TIG MGMT Members” means the persons listed on Schedule J.

“Key TWMH Members” means the persons listed on Schedule K.

“knowledge” or “to the knowledge” of a person means, in the case of: (a) Alvarium, the actual knowledge of the persons listed on Schedule L after reasonable inquiry, (b) the TIG Entities, the actual knowledge of the persons listed on Schedule M after reasonable inquiry, (c) TWMH, the actual knowledge of the persons listed on Schedule N after reasonable inquiry, and (d) SPAC, the actual knowledge of the persons listed on Schedule O after reasonable inquiry.

“Leased Real Property” means the real property leased by a Company or any of its Company Subsidiaries as tenant, together with, to the extent leased by such Company or any of its Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of such Company or any of its Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, deeds of trust, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws, and not including any license of Intellectual Property).

“Minimum Cash Amount” means $75,000,000.

“Money Laundering” means the acquisition, possession, use, conversion, transfer or concealment of the true nature of property of any description, and legal documents or instruments evidencing title to, or interest in, such property, knowing that such property is an economic advantage from criminal offences, for the purpose of (a) concealing or disguising the illicit origin of the property; or (b) assisting any person who is involved in the commission of the criminal offense as a result of which such property is generated, to evade the legal consequences of such actions.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“New Shareholder Equity Value” means the product of (a) the sum of (i) the number of SPAC Ordinary Shares held by SPAC Shareholders (excluding, for the avoidance of doubt, SPAC Ordinary Shares that are subject to the SPAC Share Redemption), (ii) the number of SPAC Ordinary Shares held by Sponsor (excluding the number of shares of SPAC Class A Common Stock that will be held by Sponsor and subject to forfeiture pursuant Section 2 of the Sponsor Support Agreement) and after giving effect to any SPAC Ordinary Shares forfeited by Sponsor pursuant to Section 3 of the Sponsor Support Agreement as a result of any SPAC Share Redemption, and (iii) the number of shares of SPAC Class A Common Stock issued pursuant to the Subscription Agreements, multiplied by (b) $10.00 (adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Ordinary Shares occurring on or after the date hereof and prior to the Closing).

“NFA” means the National Futures Association.

“Non-U.S. Retail Fund” means each vehicle for collective investment in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing (a) that is registered or authorized by a non-U.S. Governmental Authority in the jurisdiction in which it is established, and (b) for which a Company or one or more of its Company Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser or in a similar capacity; provided, however, that solely for purposes of Section 4.24, Section 5.24 and Section 6.24, the term “Non-U.S. Retail Fund” shall not include any entity as to which there is a Sub-advisory Relationship.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the Free Software Foundation.

“Payment Spreadsheets” means, collectively, the Alvarium Payment Spreadsheet, the TWMH Payment Spreadsheet, and the TIG Entities Payment Spreadsheet.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of a Company’s or any of its Company Subsidiaries’ assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or which are being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to a Company or any of its Company Subsidiaries granted to any licensee in the ordinary course of business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” or “Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (which may include, name, address, telephone number, email address, financial account number, government-issued identifier), (b) any other data that can be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date and the portion of a Straddle Period that ends on the Closing Date.

“Privacy/Data Security Laws” means all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Personal Information or Business Data, including, to the extent applicable, the GDPR (and any national Laws and regulations of the European Union member states or the United Kingdom that implement it), the Cayman Islands' Data Protection Act (As Revised), Yamaha Avantgrand N1, Gramm-Leach-Bliley Act, CAN-SPAM Act, Telephone Consumer Protection Act, the Federal Trade Commission Act, state data security Laws, state data breach notification Laws, state consumer protection Laws and any Laws promulgated under the foregoing Laws.

“Privacy and Data Security Requirements” means all (a) applicable Privacy/Data Security Laws; (b) provisions of any contracts to which any Company or any of its Company Subsidiaries is bound imposing obligations with respect to the collection, use, security, or transfer of Personal Information or Business Data held or processed by or on behalf of a Company or any of its Company Subsidiaries; or (c) privacy or data security policies (including statements on Company websites) with which a Company or any of its Company Subsidiaries has been or is contractually obligated to comply, or with which it has informed Clients or other data subject that it will comply.

“Private Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (i) that is not registered with the SEC as an investment company under the Investment Company Act, and (ii) for which a Company or one or more of its Company Subsidiaries, acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser, or in a similar capacity; provided, however, that solely for purposes of Section 4.24, Section 5.24 and Section 6.24, the term “Private Fund” shall not include any entity as to which there is a Sub-advisory Relationship.

“Private Placements” means, collectively, the Initial Private Placements and the Additional Private Placements.

“Products” mean any products or services (excluding any Open Source Software therein), developed, performed, out-licensed, sold, distributed, provided or other otherwise made available by or on behalf of a Company or any of its Company Subsidiaries, from which a Company or any of its Company Subsidiaries has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (a) that is registered with the SEC as an investment company under the Investment Company Act (including any business development company regulated as such under the Investment Company Act), and (b) for which a Company or one or more of its Company Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser, sub-adviser, or in a similar capacity; provided, however, that solely for purposes of Section 4.24, Section 5.24 and Section 6.24, the term “Public Fund” shall not include any entity as to which there is a Sub-advisory Relationship.

“Reallocation Earn-Out Shares” means 350,000 shares of SPAC Class A Common Stock, of which, for the avoidance of doubt, 175,000 shares are payable upon achievement of the First Level Earn-Out Target and 175,000 shares are issuable upon achievement of the Second Level Earn-Out Target, and which shall reduce on a one for one basis the number of Umbrella Class B Common Units and shares of SPAC Class B Common Stock issuable under the TIG Entities Members Earn-Out Consideration and the TWMH Members Earn-Out Consideration (with the TIG Members Earn-Out Consideration and the TWMH Members Earn-Out Consideration being borne proportionately based on the relative share of the Aggregate Cash Consideration received by the TIG Members, on the one hand, and the TWMH Members on the other hand).

“Reference Time” means 11:59 p.m., Eastern Time on the Business Day immediately prior to the Closing Date.

“Relief” means any relief, loss, allowance, credit, debit, charge, expense, exemption, set off or any deduction in computing or eliminating Tax or profits, income or gains of any description or from any source for the purposes of Tax and any right to repayment of Tax.

“Restricted Person” means: (a) any person that is a resident of, located in, or organized under the Laws of, or acting for or on behalf of, a Sanctioned Country; (b) the government of any Sanctioned Country; (c) any government that is the subject or target of restrictions under Sanctions Law; or (d) any person that is owned or controlled directly or indirectly by, or acts for or on behalf of persons that are designated on any of the following lists, as updated, substituted, or replaced from time to time:

(i) the United Nations Security Council’s “Consolidated United Nations Security Council Sanctions List”;

(ii) the lists of persons subject to Sanctions Laws, as administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) including, but not limited to, OFAC’s “Specially Designated Nationals and Blocked Persons List,” the “Foreign Sanctions Evaders,” and the “Sectoral Sanctions Identifications List”;

(iii) the U.S. Department of Commerce, Bureau of Industry and Security’s “Entity List,” “Denied Persons List,” or “Unverified List”;

(iv) the U.S. Department of State’s list of debarred parties and lists of individuals and entities that have been designated pursuant to sanctions and/or non-proliferation statutes that it administers and related executive orders;

(v) Her Majesty’s Treasury of United Kingdom’s “Consolidated List of Financial Sanctions Targets in the UK”; and

(vi) any additional list promulgated, designated, or enforced by a Sanctions Authority.

“Sanctions Authority” means the United Nations Security Council; U.S. Department of the Treasury; the U.S. Department of Commerce; the U.S. Department of State Her Majesty’s Treasury of the United Kingdom; any other government or regulatory body, institution or agency with authority to enact Sanctions Laws in any country and/or territory with jurisdiction over any Party.

“Sanctions Laws” means all economic, trade, or financial sanctions statutes, regulations, executive orders, decrees, judicial decisions, restrictive measures, or other acts having the force of Law enacted, adopted, administered, imposed, or enforced from time to time by any Sanctions Authority.

“Sanctioned Country” means at any time, a country or territory that is the target of comprehensive economic or trade sanctions under Sanctions Laws. As of the date of this Agreement, Sanctioned Countries include the Crimea Region, Cuba, Iran, North Korea and Syria.

“Self-Regulatory Organization” means a self-regulatory organization, including any “self-regulatory organization” as such term is defined in Section 3(a)(26) of the Securities Act, any “self-regulatory organization” as such term is defined in CFTC Rule 1.3, and any other U.S. or non-U.S. securities exchange, futures exchange, futures association, commodities exchange, clearinghouse or clearing organization.

“SHP” means Spencer House Partners LLP.

“SHP Discretionary Banking Fee” means the discretionary investment banking fee in an aggregate amount of $750,000 payable to SHP, which shall be paid and borne solely by Alvarium.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Software” means all computer software (in object code or source code format), databases, and related documentation and materials.

“SPAC Class A Common Stock” means, at any time following the Domestication Effective Time, the shares of SPAC’s class A common stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means, at any time following the Domestication Effective Time, the shares of SPAC’s class B common stock, par value $0.0001 per share.

“SPAC Class A Ordinary Shares” means, at any prior to the Domestication Effective Time, SPAC’s class A ordinary shares, par value $0.0001 per share.

“SPAC Class B Ordinary Shares” means, at any prior to the Domestication Effective Time, SPAC’s class B ordinary shares, par value $0.0001 per share.

“SPAC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC; or (b) would prevent, materially delay or materially impede the performance by SPAC of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or US GAAP, including with respect to the Warrant Accounting Matter; (ii) events or conditions generally affecting the industries or geographic areas in which SPAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation thereof), or acts of God, (vi) any actions taken or not taken by SPAC as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions, or (viii) any actions taken, or failures to take action, or such other changed or events, in each case, to which the Companies have consented, except in the cases of clauses (i) through (iii), to the extent that SPAC is disproportionately affected thereby as compared with other participants in the industry in which SPAC operates.

“SPAC Ordinary Shares” means, at any prior to the Domestication Effective Time, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Articles” means the Amended and Restated Memorandum and Articles of Association of SPAC, adopted by special resolution dated February 23, 2021.

“SPAC Common Stock” means, at any time following the Domestication Effective Time, SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Share Redemption” means the election of an eligible holder of SPAC Class A Ordinary Shares (as determined in accordance with the SPAC Articles and the Trust Agreement) to redeem all or a portion of such holder’s SPAC Class A Ordinary Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the SPAC Articles and the Trust Agreement) in connection with the SPAC Required Shareholders Approval.

“SPAC Units” means units of SPAC consisting of one SPAC Class A Ordinary Share and one-third of one SPAC Warrant and.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated as of February 23, 2021, by and between SPAC and CST.

“SPAC Warrants” means warrants to purchase SPAC Class A Ordinary Shares as contemplated under the SPAC Warrant Agreement, with each warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50.

“Sponsor Warrants” means the 8,900,000 SPAC Warrants that were sold by SPAC to Sponsor simultaneously with the closing of SPAC’s initial public offering.

“Sub-advisory Relationship” means any contract pursuant to which a Company or any of its Company Subsidiaries provides sub-advisory services to any investment fund or other collective investment vehicle (including any general or limited partnership, trust, or limited liability company and whether or not dedicated to a single investor) or any account whose sponsor, principal adviser, general partner, managing member or manager is any person who is not a Company or a Company Subsidiary.

“Subscription Agreements” means agreements, the form of which is attached hereto as Exhibit H, entered into individually between the SPAC and certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, will (subject to any other conditions or consent requirements set forth therein or herein and following the Domestication) purchase shares of SPAC Class A Common Stock for a purchase price of $9.80 per share.

“Subsidiary” with respect to any Person, means a Person with respect to which such Person has the power, directly or indirectly through one or more intermediaries, to Control such entity. “Control” shall mean with respect to a Person (a) direct or indirect ownership of more than 50% of the shares of such Person that carry voting rights, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors, management committee or similar governing body of such Person or (c) the right to manage, or direct the management of (through contract or otherwise), on a discretionary basis the assets of such Person, and, for avoidance of doubt, a general partner is deemed to Control a limited partnership (and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing). Notwithstanding anything to the contrary contained herein, Funds and Clients shall be deemed not to be Subsidiaries of the Companies or any Company Subsidiary.

“Tax” or “Taxes” means any federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, escheat, unclaimed property, withholding, excise, production, value added, occupancy and any other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Authority” means any person, body, authority, state, province or municipality having the power to impose, collect or administer any Tax.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax Authority relating to Taxes.

“TIG Warrants” means the applicable number of Sponsor Warrants to be issued multiplied by the TIG Entities Percentage.

“TIG Entities Closing Cash Adjustment” means the difference of (a) $40,500,000 minus (b) the difference of (i) the Indebtedness of the TIG Entities and the TIG Subsidiaries as of the Reference Time plus the TIG Excess Transaction Expenses (each expressed as a positive number) minus (ii) the sum of (x) Cash of the TIG Entities and the TIG Subsidiaries as of the Reference Time, plus (y) the Incurred TIG Expenses (expressed as a positive number) minus (iii) $2,074,148.60, being an amount equal to the value of the tax benefit of the Reliefs available to the TIG Entities; provided, that, the value of component (ii) set out above shall not exceed the lesser of (A) $10,000,000 or (B) the aggregate of the face values (or equivalent in the case where there is no specified face value) of the Indebtedness in component (i).

“TIG Entities Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the TIG Entities and the TIG Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by the TIG Entities of their obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a TIG Entities Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or US GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the TIG Entities and the TIG Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation thereof (including any Law, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including any COVID-19 Measures)), or acts of God, (vi) any actions taken or not taken by the TIG Entities or the TIG Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions, (viii) any failure to meet any projections, forecasts, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a TIG Entities Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changed or events, in each case to which SPAC has consented in writing, except in the cases of clauses (i) through (iii), to the extent that the TIG Entities and the TIG Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which the TIG Entities and the TIG Subsidiaries operate.

“TIG Entities Equity Value” means the (a) TIG Entities Percentage multiplied by (b) the Companies Equity Value.

“TIG Entities Members Cash Consideration” means an amount equal to 70.2% of the Aggregate Cash Consideration.

“TIG Entities Members Earn-Out Consideration” means (a) a number of Umbrella Class B Common Units and shares of SPAC Class B Common Stock equal to the quotient of (i) 15% of the sum of (A) the TIG Entities Equity Value and (B) the TIG Entities Closing Cash Adjustment divided by (ii) $10.00, less their respective share of the Reallocation Earn-Out Shares, which shall be allocated to the TIG GP Members and the TIG MGMT Members pursuant to the TIG Entities Payment Spreadsheet and which shall be issued to the TIG GP Members and TIG MGMT Members subject to achievement of the applicable Earn-Out Target.

“TIG Entities Members Interests Consideration” means (a) a number of Umbrella Class B Common Units equal to the quotient of (i) the sum of (A) the difference of (x) the TIG Entities Equity Value minus (y) the TIG Entities Members Cash Consideration plus (B) the TIG Entities Closing Cash Adjustment divided by (ii) $10.00, plus (b) the TIG Warrants, which shall be deliverable to the TIG GP Members and the TIG MGMT Members and allocated as set forth in the TIG Entities Payment Spreadsheet.

“TIG Entities Members Voting Share Consideration” means a number of shares of SPAC Class B Common Stock equal to the number of Umbrella Class B Common Units issuable collectively to the TIG GP Members and the TIG MGMT Members and allocated as set forth in the TIG Entities Payment Spreadsheet.

“TIG Entities Payment Spreadsheet” means a spreadsheet that shall be prepared by the TIG Entities and SPAC pursuant to Section 3.02 setting forth: (a) the TIG Entities Members Interests Consideration, (b) the TIG Entities Members Voting Share Consideration, (c) the TIG Entities Members Cash Consideration, and (d) the TIG Entities Members Earn-Out Consideration, and which such spreadsheet shall include the breakdown and allocation of each of the foregoing, among, and payable to, the TIG GP Members and the TIG MGMT Members.

“TIG Entities Percentage” means 35.21%.

“TIG Entities Specified Employees” means each of (a) Spiros Maliagros and (b) Drew Figdor.

“TIG Excess Transaction Expenses” means an amount equal to the product of (a) Excess Transaction Expenses multiplied by (b) the quotient of (i) the Transaction Expenses incurred by the TIG Entities divided by (ii) the aggregate Transaction Expenses incurred by Alvarium, TWMH and the TIG Entities.

“TIG GP Certificate of Formation” means the Certificate of Formation of TIG GP, dated as of August 24, 2018, as such may be further amended, supplemented or modified from time to time.

“TIG GP Corporate Documents” means the TIG GP Certificate of Formation and the TIG GP Operating Agreement.

“TIG GP Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of TIG GP, dated as of October 25, 2018, among the TIG GP Members party thereto, including Exhibit A and any Supplemental Agreement thereto, as such may be further amended, supplemented or modified from time to time.

“TIG GP Requisite Approval” means the adoption of this Agreement by the affirmative vote of (a) the Managing Member of TIG GP and (b) Kudu Investment Management, LLC, in accordance with, and pursuant to, the TIG GP Operating Agreement.

“TIG MGMT Certificate of Formation” means the Certificate of Formation of TIG MGMT, dated as of August 24, 2018, as such may be further amended, supplemented or modified from time to time.

“TIG MGMT Corporate Documents” means the TIG MGMT Certificate of Formation and the TIG MGMT Operating Agreement.

“TIG MGMT Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of TIG MGMT, dated as of October 25, 2018, among the TIG MGMT Members party thereto, including Exhibit A and any Supplemental Agreement thereto, as such may be further amended, supplemented or modified from time to time.

“TIG MGMT Requisite Approval” means the adoption of this Agreement by the affirmative vote of (a) the Managing Member of TIG MGMT and (b) Kudu Investment Management, LLC, in accordance with, and pursuant to, the TIG MGMT Operating Agreement.

“TIG Non-U.S. RIA Entity” means the TIG Entities and each TIG Subsidiary that is registered under applicable Law of a country outside the United States of America to provide Investment Advisory Services in the country where it provides such services.

“TIG RIA Entity” means collectively the TIG U.S. RIA Entities and the TIG Non-U.S. RIA Entities.

“TIG U.S. RIA Entity” means the TIG Entities and each TIG Subsidiary that is registered as an investment adviser under the Investment Advisers Act.

“Trading Day” means any day on which the shares of SPAC Class A Common Stock are actually traded on Nasdaq.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Companies Disclosure Schedules, the Ancillary Agreements and all other agreements, certificates and instruments executed and delivered by the Cartesian Entities and the Companies in connection with the Transactions and specifically contemplated by this Agreement.

“Transaction Expenses” means all out-of-pocket fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, investment bankers (other than the SHP Discretionary Banking Fee), due diligence providers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, review, negotiation, execution and performance of this Agreement and the other Transaction Documents and consummation of the Transactions (including the Private Placements, the Domestication, the TWMH/TIG Entities Reorganization, the Alvarium Reorganization (including the Alvarium Reorganization Expenses not to exceed the Alvarium Reorganization Expenses Cap), the Alvarium Exchange, the Umbrella Merger, the Alvarium Contribution, and the Subsidiary Distributions), the Additional Banking Fees, the CFO Expenses, the Proxy Statement and the Registration Statement, and the solicitation of shareholders’ approvals and the preparation of any required filings, notices or approvals under applicable Laws, including Antitrust Laws.

“Transaction Expenses Adjustment” means $2,100,000.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Private Placements, the Domestication, the TWMH/TIG Entities Reorganization, the Subsidiaries Distributions, the Alvarium Reorganization, the Alvarium Exchange, the Umbrella Merger, the Alvarium Contribution, and the Post-Closing Reorganization.

“Trapped Cash” means all Cash held by a Company or any of its Company Subsidiaries which is incapable of being spent or distributed within 90 days without deduction, withholding or additional cost (other than customary banking or foreign exchange charges).

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“TWMH Certificate of Formation” means the Certificate of Formation of TWMH, dated as of December 5, 2007, as such may be further amended, supplemented or modified from time to time.

“TWMH Closing Cash Adjustment” means the difference of (a) $11,000,000 minus (b) the difference of (i) the Indebtedness of TWMH and the TWMH Subsidiaries as of the Reference Time plus the TWMH Excess Transaction Expenses (each expressed as a positive number) minus (ii) the sum of (x) Cash of TWMH and the TWMH Subsidiaries as of the Reference Time, plus (y) the Incurred TWMH Expenses (expressed as a positive number) minus (iii) $1,066,092.52, being an amount equal to the value of the tax benefit of the Reliefs available to TWMH; provided, that, the value of component (ii) set out above shall not exceed the lesser of (A) $10,000,000 or (B) the aggregate of the face values (or equivalent in the case where there is no specified face value) of the Indebtedness in component (i).

“TWMH Corporate Documents” means TWMH Certificate of Formation and TWMH Operating Agreement.

“TWMH Warrants” means the applicable number of Sponsor Warrants to be issued multiplied by the TWMH Percentage.

“TWMH Equity Value” means the (a) TWMH Percentage multiplied by (b) the Companies Equity Value.

“TWMH Excess Transaction Expenses” means an amount equal to the product of (a) Excess Transaction Expenses multiplied by (b) the quotient of (i) the Transaction Expenses incurred by TWMH divided by (ii) the aggregate Transaction Expenses incurred by Alvarium, TWMH and the TIG Entities.

“TWMH Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of TWMH and the TWMH Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the performance by TWMH of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a TWMH Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or US GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which TWMH and the TWMH Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation thereof (including any Law, directive, pronouncement, guideline or recommendation issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including any COVID-19 Measures)), or acts of God, (vi) any actions taken or not taken by TWMH or the TWMH Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions, (viii) any failure to meet any projections, forecasts, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a TWMH Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changed or events, in each case to which SPAC has consented in writing, except in the cases of clauses (i) through (iii), to the extent that TWMH and the TWMH Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other participants in the industries in which TWMH and the TWMH Subsidiaries operate.

“TWMH Members Cash Consideration” means an amount equal to 29.8% of the Aggregate Cash Consideration.

“TWMH Members Earn-Out Consideration” means (a) a number of Umbrella Class B Common Units and shares of SPAC Class B Common Stock equal to the quotient of (i) 15% of the sum of (A) TWMH Equity Value and (B) TWMH Closing Cash Adjustment divided by (ii) $10.00, less their respective share of the Reallocation Earn-Out Shares, which shall be allocated to the TWMH Members pursuant to the TWMH Payment Spreadsheet and which shall be issued to the TWMH Members subject to achievement of the applicable Earn-Out Target.

“TWMH Members Interests Consideration” means (a) a number of Umbrella Class B Common Units equal to the quotient of (i) the sum of (A) the difference of (x) the TWMH Equity Value minus (y) the TWMH Members Cash Consideration plus (B) the TWMH Closing Cash Adjustment divided by (ii) $10.00, plus (b) the TWMH Warrants, which shall be deliverable to the TWMH Members and allocated as set forth in the TWMH Payment Spreadsheet.

“TWMH Members Voting Share Consideration” means a number of shares of SPAC Class B Common Stock equal to the number of Umbrella Class B Common Units issuable to the TWMH Members and allocated as set forth in the TWMH Payment Spreadsheet.

“TWMH Non-U.S. RIA Entity” means TWMH and each TWMH Subsidiary that is registered under applicable Law of a country outside the United States of America to provide Investment Advisory Services in the country where it provides such services.

“TWMH Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of TWMH, dated as of January 1, 2008, among TWMH and TWMH Members party thereto, as such may be further amended, supplemented or modified from time to time.

“TWMH Payment Spreadsheet” means a spreadsheet that shall be prepared by TWMH and SPAC pursuant to Section 3.02 setting forth: (a) the TWMH Members Interests Consideration, (b) the TWMH Members Voting Share Consideration, (c) the TWHM Members Cash Consideration, and (d) the TWMH Members Earn-Out Consideration, and which such spreadsheet shall include the breakdown and allocation of each of the foregoing, among, and payable to, the TWMH Members.

“TWMH Percentage” means 33.85%.

“TWMH Requisite Approval” means the adoption of this Agreement by the affirmative vote of TWMH Members holding more than two-thirds of the issued and outstanding TWMH Interests, in accordance with, and pursuant to, the TWMH Operating Agreement.

“TWMH RIA Entity” means collectively the TWMH U.S. RIA Entities and the TWMH Non-U.S. RIA Entities.

“TWMH Specified Employees” means each of (a) Michael Tiedemann, (b) Kevin Moran and (c) Craig Smith.

“TWMH U.S. RIA Entity” means TWMH and each TWMH Subsidiary that is registered as an investment adviser under the Investment Advisers Act.

“UK GAAP” means applicable Laws in the United Kingdom together with the financial reporting framework contained in Financial Reporting Standard 102, and all other applicable Financial Reporting Standards, Financial Reporting Council Abstracts and Statements of Recommended Practice issued by the Financial Reporting Council or any body recognized by it.

“Umbrella Class A Common Units” means the limited liability company interests in Umbrella designated as Class A Common Units in the Umbrella A&R LLCA.

“Umbrella Class B Common Units” means the limited liability company interests in Umbrella designated as Class B Common Units in the Umbrella A&R LLCA.

“Umbrella Merger Sub Certificate of Formation” means the Certificate of Formation of Umbrella Merger Sub, dated as of August 19, 2021, as such may be further amended, supplemented or modified from time to time.

“Umbrella Merger Sub Operating Agreement” means the Limited Liability Company Agreement of Umbrella Merger Sub, dated as of August 19, 2021.

“Umbrella Merger Sub Organizational Documents” means Umbrella Merger Sub Certificate of Formation and Umbrella Merger Sub Operating Agreement.

“Umbrella Pre-Merger Class B Units” means the limited liability company interests of Umbrella designated as Class B Units pursuant to the First Amendment.

“Umbrella Pre-Merger Units” means the limited liability company interests of Umbrella designated issued and outstanding under the Umbrella First Amendment.

“US GAAP” means United States generally accepted accounting principles, consistently applied.

“VAT” means any Tax imposed in compliance with the European council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) or pursuant to the UK Value Added Tax 1994 or any regulations promulgated pursuant to either of them and any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, any aforesaid Tax or elsewhere.

“VWAP” means, for shares of SPAC Class A Common Stock as of any Trading Day, the dollar volume-weighted average price for such shares traded on Nasdaq during the period beginning at 9:30:01 a.m., New York time on such Trading day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrant Accounting Matter” means the statement by the staff of the SEC on accounting and reporting considerations for warrants issued by special purpose acquisition companies.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Agreement	Preamble
Allocation Statement	§ 10.11(c)
Alvarium	Preamble
Alvarium 2021 Balance Sheet	§ 6.07(b)
Alvarium Audited Financial Statements	§ 6.07(a)
Alvarium Board	Recitals
Alvarium Certificate	§ 3.01(b)
Alvarium Class A Shares	Recitals
Alvarium Contribution	Recitals
Alvarium Contribution Agreement	Recitals
Alvarium Disclosure Schedule	Article VI
Alvarium Environmental Permits	§ 6.15
Alvarium Exchange	Recitals
Alvarium Exchange Agreement	Recitals
Alvarium Exchange Effective Time	§ 3.03(a)(iii)
Alvarium Group	§ 13.13(c)
Alvarium Group Post-Closing Representation	§ 13.13(c)
Alvarium Health Plan	§ 6.10(m)
Alvarium Lease Documents	§ 6.12(b)
Alvarium Material Contracts	§ 6.16(a)
Alvarium Ordinary Shares	Recitals
Alvarium PCAOB Financials	§ 10.10(a)
Alvarium Permits	§ 6.06
Alvarium Plan	§ 6.10(a)
Alvarium Registered IP	§ 6.13(a)
Alvarium Reorganization	§ 2.01(a)(ii)
Alvarium Reorganization Documents	§ 2.01(a)(ii)
Alvarium Reorganization Plan	Recitals
Alvarium Service Agreement	§ 6.11(a)
Alvarium Shares	Recitals
Alvarium Shareholders	Recitals
Alvarium Subsidiary	§ 6.01(a)
Antitrust Laws	§ 10.13(a)
Auto Enrolment Laws	§ 6.10(c)
BD Compliance Policies	§ 6.25(e)
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 10.04(b)
Cartesian Entities	Preamble
Cartesian Group	§ 13.13(e)
Cartesian Group Post-Closing Representation	§ 13.13(e)
Cash Exchange Fund	§ 3.04(a)

Cayman De-Registration	§ 2.01(c)(i)
Cayman De-Registration Filings	§ 2.01(c)(i)
Cayman Islands Companies Act	Recitals
Certificate of Umbrella Merger	§ 2.04(b)
Certificates	§ 3.04(b)
CJRS	§ 6.11(g)
Claims	§ 10.14
Closing	§ 2.02
Closing Date	§ 2.02
Companies	Preamble
Company Certificates	§ 3.01(e)
Companies Disclosure Schedules	Article VI
Confidentiality Agreements	§ 10.03(b)
Continuing Employees	§ 10.05(a)
Copyrights	§ 1.01
Deemed Sale	§ 3.08(c)
Delaware Domestication	§ 2.01(d=c)(ii)
Distribution Agreement	Recitals
DLLCA	Recitals
D&O Tail Policies	§ 10.06(b)
Domestication	§ 2.01(c)(ii)
Domestication Effective Time	§ 2.01(c)(ii)
Earn-Out Period	§ 3.07(a)
Earn-Out Targets	§ 3.07(a)
Employment Agreements	Recitals
Employment Matters	§ 4.11(c)
Exchange Act	§ 4.27
Exchange Agent	§ 3.04(a)
Exchange Fund	§ 3.04(a)
Exempt CTA/CPO Entities	§ 6.26(a)
First Level Earn-Out Target	§ 3.07(a)
Governmental Authority	§ 4.05(b)
GP	§ 13.13(c)
GT	§ 13.13(e)
Initial Private Placements	Recitals
Intended Tax Treatment	§ 3.08
IRS	§ 4.10(b)
Law	§ 4.05(a)
Lease	§ 4.12(b)
Letter of Transmittal	§ 3.04(b)
Money Purchase Benefits	§ 6.10(o)
Objecting Party	§ 10.11(c)
Objection Notice	§ 10.11(c)
Outside Date	§ 12.01(b)
Party	Preamble

Patents	§ 1.01
Piper	§ 4.28
Post-Closing Reorganization	§ 10.18
Post-Closing Reorganization Documents	§ 10.18
Post-Signing Returns	§ 10.11(d)(ii)(A)
PPACA	§ 4.10(k)
Proxy Statement	§ 10.01(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 10.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 10.03(a)
S&K	§ 13.13(a)
SEC	§ 8.07(a)
Second Level Earn-Out Target	§ 3.07(a)
Section 6226 Election	§ 10.11(e)(i)
Securities Act	§ 8.07(a)
Securities Exchange Fund	§ 3.04(a)
SPAC	Preamble
SPAC Board	Recitals
SPAC Bylaws	§ 2.01(c)(iii)
SPAC Certificate	§ 3.01(a)
SPAC Change of Control	§ 3.07(f)
SPAC Class B Conversion	§ 2.01(b)
SPAC Certificate of Corporate Domestication	§ 2.01(c)(ii)
SPAC Certificate of Incorporation	§ 2.01(c)(ii)
SPAC Disclosure Schedule	Article VIII
SPAC Preferred Shares	§ 8.03(a)
SPAC Proposals	§ 10.01(a)
SPAC Related Parties	§ 8.17
SPAC Required Shareholders Approval	§ 8.10(b)
SPAC SEC Reports	§ 8.07(a)
SPAC Shareholders	Recitals
SPAC Shareholders’ Meeting	§ 10.01(a)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subsidiaries Distributions	Recitals
Tax Matters Expert	§ 10.11(c)
Tax Receivable Agreement	Recitals
Terminating Companies Breach	§ 12.01(f)
Terminating SPAC Breach	§ 12.01(g)
TIG 2021 Balance Sheet	§ 5.07(b)
TIG Audited Financial Statements	§ 5.07(a)
TIG Disclosure Schedule	Article V
TIG Entities	Preamble
TIG Environmental Permits	§ 5.15

TIG GP	Preamble
TIG GP Certificate	§ 3.01(d)
TIG GP Interests	Recitals
TIG GP Managing Member	Recitals
TIG GP Members	Recitals
TIG GP Members Written Consent	§ 10.17
TIG Health Plan	§ 5.10(k)
TIG Lease Documents	§ 5.12(b)
TIG Material Contracts	§ 5.16(a)
TIG MGMT	Preamble
TIG MGMT Certificate	§ 3.01(e)
TIG MGMT Interests	Recitals
TIG MGMT Managing Member	Recitals
TIG MGMT Members	Recitals
TIG MGMT Members Written Consent	§ 10.17
TIG PCAOB Financials	§ 10.10(c)
TIG Permits	§ 5.06
TIG Plan	§ 5.10(a)
TIG Registered IP	§ 5.13(a)
TIG Service Agreement	§ 5.10(a)
TIG Subsidiary	§ 5.01(a)
TIG Unaudited Financial Statements	§ 5.07(b)
Trademarks	§ 1.01
Transfer Taxes	§ 10.11(f)
Trust Account	§ 8.13
Trust Agreement	§ 8.13
Trust Fund	§ 8.13
TWMH	Preamble
TWMH 2021 Balance Sheet	§ 4.07(b)
TWMH and TIG Member Support Agreement	Recitals
TWMH Audited Financial Statements	§ 4.07(a)
TWMH Board	Recitals
TWMH Certificate	§ 3.01(c)
TWMH Class A Interests	Recitals
TWMH Class B Interests	Recitals
TWMH Disclosure Schedule	Article IV
TWMH Environmental Permits	§ 4.15
TWMH Health Plan	§ 4.10(k)
TWMH Interests	Recitals
TWMH Lease Documents	§ 4.12(b)
TWMH Material Contracts	§ 4.16(a)
TWMH Members	Recitals
TWMH Members Written Consent	§ 10.17
TWMH PCAOB Financials	§ 10.10(b)
TWMH Permits	§ 4.06

TWMH Plan	§ 4.10(a)
TWMH Registered IP	§ 4.13(a)
TWMH Service Agreement	§ 4.10(a)
TWMH Subsidiary	§ 4.01(a)
TWMH/TIG Entities Reorganization	§ 2.01(a)
TWMH/TIG Entities Reorganization Documents	§ 2.01(a)
TWMH/TIG Entities Reorganization Plan	Recitals
TWMH/TIG Group	§ 13.13(a)
TWMH/TIG Group Post-Closing Representation	§ 13.13(a)
TWMH Unaudited Financial Statements	§ 4.07(b)
UK Plans	§ 6.10(c)
Umbrella	Preamble
Umbrella A&R LLCA	Recitals
Umbrella First Amendment	Recitals
Umbrella Merger	Recitals
Umbrella Merger Effective Time	§ 2.04(b)
Umbrella Merger Sub	Preamble
Umbrella Merger Surviving Company	§ 2.04(a)
Waiving Parties	§ 13.13(a)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or words of similar import refer to this Agreement as a whole, including the schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”, (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States, and (xi) the word “shall” and the word “will” indicate a mandatory obligation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(c) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under (i) UK GAAP with respect to Alvarium and the
Alvarium Subsidiaries and (ii) US GAAP with respect to (A) TWMH and the TWHM Subsidiaries and (B) the TIG Entities and the TIG Subsidiaries.

(d) Whenever this Agreement states that documents or other information have been “made available” or “provided to” SPAC (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the Dataroom to SPAC and its Representatives at least three (3) days prior to the date hereof.

(e) For the purposes of applying a reference to a monetary sum expressed in $, an amount in a different currency shall be deemed to be an amount in $ translated at the Exchange Rate at the relevant date (or, if no such rate is quoted on that date, on the immediately preceding date on which such rates are quoted). For the purposes of this Section 1.03(e), “Exchange Rate” means the reference rate of exchange (spot closing mid-point rate) between the two currencies in question in the Bloomberg mid-market exchange rate.

Article II.

Transactions

Section 2.01 TWMH/TIG Entities Reorganization; Alvarium Reorganization; SPAC Class B Conversion; Domestication; Private Placements; Subsidiaries Distributions; Alvarium Exchange; Umbrella Merger; Alvarium Contribution. On the terms and subject to the conditions set forth in this Agreement:

(a) Prior to the Closing:

(i) TWMH and the TIG Entities shall take, or cause to be taken, the actions set forth in the TWMH/TIG Entities Reorganization Plan (the actions set forth in the TWMH/TIG Entities Reorganization Plan, the “TWMH/TIG Entities Reorganization” and all of the documents implementing the TWMH/TIG Entities Reorganization, the “TWMH/TIG Entities Reorganization Documents”); provided, that TWMH and the TIG Entities shall (A) consult with SPAC in good faith with respect to all matters relating to the TWMH/TIG Entities Reorganization, (B) provide SPAC an opportunity to review and comment on the TWMH/TIG Entities Reorganization Documents, and (C) take into account all reasonable comments made by SPAC with respect to the TWMH/TIG Entities Reorganization Documents. Following completion of the TWMH/TIG Entities Reorganization, the TWMH Members, the TIG GP Members and the TIG MGMT Members shall be the sole record and beneficial owners of all of the limited liability company interests of Umbrella as set forth in the TWMH/TIG Entities Reorganization Plan and TWMH and the TIG Entities shall be wholly-owned Subsidiaries of Umbrella. In connection with the TWMH/TIG Entities Reorganization, (1) TWMH shall amend and restate the TWMH Operating Agreement substantially in the form attached hereto as Exhibit I - Part 1, (2) TIG GP shall amend and restate the TIG GP Operating Agreement substantially in the form attached hereto as Exhibit I - Part 2, and (3) TIG MGMT shall amend and restate the TIG MGMT Operating Agreement substantially in the form attached hereto as Exhibit I - Part 3.

(ii) Alvarium shall take, or cause to be taken, the actions set forth in the Alvarium Reorganization Plan (the actions set forth in the Alvarium Reorganization Plan, the “Alvarium Reorganization” and all of the documents implementing the Alvarium Reorganization, the “Alvarium Reorganization Documents”); provided, that Alvarium shall (i) consult with SPAC in good faith with respect to all matters relating to the Alvarium Reorganization, (ii) provide SPAC an opportunity to review and comment on the Alvarium Reorganization Documents, and (iii) take into account all reasonable comments made by SPAC with respect to the Alvarium Reorganization Documents. In the event that Alvarium wishes to make any changes of a non-material nature to the Alvarium Reorganization Plan, Alvarium shall notify SPAC in advance of the proposed changes and SPAC shall act reasonably, in good faith and without undue delay in considering and responding to any proposed changes, and if SPAC accepts the proposed changes, the amended plan shall thereupon be construed as the Alvarium Reorganization Plan (and the Alvarium Reorganization and Alvarium Reorganization Documents shall be construed accordingly). Following completion of the Alvarium Reorganization, the Alvarium Shareholders shall be the sole record and beneficial owners of all of the shares in Alvarium Topco as set forth in the Alvarium Reorganization Plan and Alvarium shall be a wholly-owned indirect Subsidiary of Alvarium Topco.

(b) On the Business Day prior to the Closing Date, pursuant to, and in accordance with, the SPAC Articles, SPAC shall convert, or shall cause CST to convert, each SPAC Class B Ordinary Share issued and outstanding immediately prior to Closing to one (1) SPAC Class A Ordinary Share (the “SPAC Class B Conversion”).

(c) Immediately following the SPAC Class B Conversion on the Business Day prior to the Closing Date, SPAC shall:

(i) file with the Registrar of Companies of the Cayman Islands documents, including a declaration or affidavit as contemplated by s.206(2) of the Cayman Islands Companies Act (the “Cayman De-Registration Filings”) and take such other steps as are required under the Laws of the Cayman Islands with respect to the registration of SPAC by continuation in the State of Delaware and to procure the de-registration of SPAC as an exempted company in the Cayman Islands (such de-registration, the “Cayman De-Registration”);

(ii) immediately after making the Cayman De-Registration Filings, file on an expedited basis with the Secretary of State of the State of Delaware a (A) Certificate of Corporate Domestication substantially in the form attached hereto as Exhibit J – Part 1 (the “SPAC Certificate of Corporate Domestication”) and (B) Certificate of Incorporation substantially in the form attached hereto as Exhibit J – Part 2 (the “SPAC Certificate of Incorporation”) (such filings and actions collectively, the “Delaware Domestication” and, together with the Cayman De-Registration, the “Domestication”), with the Delaware Domestication becoming effective immediately upon the filing of the SPAC Certificate of Corporate Domestication and SPAC Certificate of Incorporation or at such other time as may be agreed in writing by SPAC and the Companies and specified in such certificates (the date and time of the effectiveness of the Delaware Domestication being the “Domestication Effective Time”); and

(iii) adopt the bylaws of SPAC substantially in the form attached hereto as Exhibit K (the “SPAC Bylaws”) effective upon the Domestication Effective Time.

(d) Immediately prior to Closing, the Private Placements shall occur in accordance with, and pursuant to, the terms and conditions set forth in the Subscription Agreements.

(e) On the Closing Date, the Subsidiaries Distributions shall occur in accordance with, and pursuant to, the terms and conditions set forth in the Distribution Agreement.

(f) On the Closing Date, immediately following the consummation of the Subsidiaries Distributions, the Alvarium Exchange shall occur in accordance with Section 3.03(a).

(g) On the Closing Date, immediately following the Alvarium Exchange Effective Time, the Umbrella Merger shall occur in accordance with Section 2.04.

(h) Immediately following the consummation of the transactions described in Section 2.01(g), the Alvarium Contribution shall occur in accordance with, and pursuant to, the terms and conditions set forth in the Alvarium Contribution Agreement.

(i) Immediately following the consummation of the Alvarium Contribution, (i) SPAC shall pay, or cause to be paid, by wire transfer of immediately available funds, all Transaction Expenses set forth in the Company Certificates and the SPAC Certificate, to the extent not paid prior to the Closing or to reimburse each of the Companies for their previously incurred Transaction Expenses. and (ii) SPAC shall cause CST to make payments in the aggregate amount of cash proceeds that will be required to satisfy any exercise of the SPAC Share Redemption, to the extent applicable.

(j) At the Closing, SPAC shall take such actions as may be necessary, and shall cause CST, to transfer the funds held in the Trust Account (other than such funds as are necessary to pay the SPAC Share Redemption pursuant to Section 2.01(i)) as directed by SPAC (in accordance with the terms and subject to the conditions set forth in this Agreement) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 2.02 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place remotely by electronic exchange of executed documents, commencing at 9:00 a.m., Eastern Time, on the date that is two (2) Business Days after the date on which all conditions set forth in Article XI shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (or, if later, the date referred to in Section 3.01(f)) or such other time and place as SPAC and the Companies may mutually agree (it being acknowledged by the Parties that potential investors of the Initial Private Placements have been informed that the Closing Date would not occur prior to January 1, 2022). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.03 Closing Deliveries.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, SPAC shall deliver to the Companies:

(i) a counterpart to the Umbrella A&R LLCA, duly executed by SPAC;

(ii) the SPAC Certificate of Corporate Domestication, duly executed by SPAC;

(iii) the SPAC Certificate of Incorporation, duly executed by SPAC;

(iv) a counterpart to the Registration Rights and Lock-Up Agreement, duly executed by SPAC and certain SPAC Shareholders (including Sponsor);

(v) a counterpart to the Tax Receivable Agreement, duly executed by SPAC;

(vi) a counterpart to the Alvarium Contribution Agreement, duly executed by SPAC and Umbrella;

(vii) the SPAC Certificate.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, Alvarium shall deliver to SPAC:

(i) a counterpart to the Registration Rights and Lock-Up Agreement, duly executed by certain Alvarium Shareholders;

(ii) the Alvarium Certificate;

(iii) counterparts to the applicable Employment Agreements, duly executed by the Alvarium Specified Employees;

(iv) a completed and duly executed IRS Form W-9 or W-8 series form, as applicable, from each Alvarium Shareholder; provided, that, in the event of any failure to deliver such an IRS Form W-9 or W-8 series form, as applicable, the sole recourse of SPAC shall be to withhold Taxes on the payment of the Aggregate Transaction Consideration under this Agreement to the applicable Alvarium Shareholder (which may include withholding determined by reference to the amount realized under the Code and applicable withholding rates) to the extent required by Law;

(v) a certificate, duly executed under penalties of perjury by the managing member of Alvarium Topco, in accordance with U.S. Treasury Regulations Section 1.1445-11T(d)(2)(i) certifying that fifty percent (50%) or more of the value of the gross assets of Alvarium Topco and its Subsidiaries does not consist of United States real property interests within the meaning of Code Sections 897 and 1445, or that ninety percent (90%) or more of the value of the gross assets of Alvarium Topco and its Subsidiaries does not consist of United States real property interests within the meaning of Code Sections 1445 and 897 plus cash or cash equivalents under Treasury Regulations Section 1.1445-11T(d), in form and substance reasonably acceptable to SPAC; and

(vi) a certificate on behalf of Alvarium Topco described under Treasury Regulations Section 1.1446(f)-2(b), in each case, in form and substance reasonably acceptable to the Investor, in form and substance reasonably acceptable to SPAC.

(c) Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, TWMH shall deliver to SPAC:

(i) a counterpart to the Umbrella A&R LLCA, duly executed by the TWMH Members;

(ii) a counterpart to the Registration Rights and Lock-Up Agreement, duly executed by certain TWMH Members;

(iii) a counterpart to the Tax Receivable Agreement, duly executed by the TWMH Members;

(iv) a counterpart to the Distribution Agreement, duly executed by Umbrella;

(v) counterparts to the applicable Employment Agreements, duly executed by the TWMH Specified Employees;

(vi) the TWMH Certificate;

(vii) a completed and duly executed IRS Form W-9 from each TWMH Member; provided, that, in the event of any failure to deliver such an IRS Form W-9, the sole recourse of SPAC shall be to withhold Taxes on the payment of the Aggregate Transaction Consideration under this Agreement to the applicable TWMH Member (which may include withholding determined by reference to the amount realized under the Code and applicable withholding rates) to the extent required by Law; and

(viii) a certificate, duly executed under penalties of perjury by the managing member of Umbrella, in accordance with U.S. Treasury Regulations Section 1.1445-11T(d)(2)(i) certifying that fifty percent (50%) or more of the value of the gross assets of Umbrella and its Subsidiaries does not consist of United States real property interests within the meaning of Code Sections 897 and 1445, or that ninety percent (90%) or more of the value of the gross assets of Umbrella and its Subsidiaries does not consist of United States real property interests within the meaning of Code Sections 1445 and 897 plus cash or cash equivalents under Treasury Regulations Section 1.1445-11T(d), in form and substance reasonably acceptable to SPAC.

(d) Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, the TIG Entities shall deliver to SPAC:

(i) a counterpart to the Umbrella A&R LLCA, duly executed by the TIG GP Members and the TIG MGMT Members;

(ii) a counterpart to the Registration Rights and Lock-Up Agreement, duly executed by certain TIG GP Members and certain TIG MGMT Members;

(iii) a counterpart to the Tax Receivable Agreement, duly executed by the TIG GP Members and the TIG MGMT Members;

(iv) a counterpart to the Distribution Agreement, duly executed by TIG MGMT, TIG GP and Umbrella;

(v) counterparts to the applicable Employment Agreements, duly executed by the TIG Entities Specified Employees;

(vi) the TIG GP Certificate and the TIG MGMT Certificate;

(vii) a completed and duly executed IRS Form W-9 from each TIG GP Members and TIG MGMT Members; provided, that, in the event of any failure to deliver such an IRS Form W-9, the sole recourse of SPAC shall be to withhold Taxes on the payment of the Aggregate Transaction Consideration under this Agreement to the applicable TIG GP Member or TIG MGMT Member (which may include withholding determined by reference to the amount realized under the Code and applicable withholding rates) to the extent required by Law; and

(viii) a certificate, duly executed under penalties of perjury by the managing member of Umbrella, in accordance with U.S. Treasury Regulations Section 1.1445-11T(d)(2)(i) certifying that fifty percent (50%) or more of the value of the gross assets of Umbrella and its Subsidiaries does not consist of United States real property interests within the meaning of Code Sections 897 and 1445, or that ninety percent (90%) or more of the value of the gross assets of Umbrella and its Subsidiaries does not consist of United States real property interests within the meaning of Code Sections 1445 and 897 plus cash or cash equivalents under Treasury Regulations Section 1.1445-11T(d), in form and substance reasonably acceptable to SPAC.

Section 2.04 Umbrella Merger.

(a) Umbrella Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Umbrella Merger Effective Time, Umbrella Merger Sub shall be merged with and into Umbrella. As a result of the Umbrella Merger, the separate existence of Umbrella Merger Sub shall cease and Umbrella shall continue as the surviving company of the Umbrella Merger (the “Umbrella Merger Surviving Company”).

(b) Umbrella Merger Effective Time. Upon the terms and subject to the conditions of this Agreement, immediately following the Alvarium Exchange Effective Time, the Parties shall cause the Umbrella Merger to be consummated by filing a certificate of merger substantially in the form attached hereto as Exhibit L (the “Certificate of Umbrella Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DLLCA (the date and time of the filing of such Certificate of Umbrella Merger (or such later time as may be agreed by each of the Parties and specified in such Certificate of Umbrella Merger) being the “Umbrella Merger Effective Time”).

(c) Effect of the Umbrella Merger. At the Umbrella Merger Effective Time, the effect of the Umbrella Merger shall be as provided in the applicable provisions of the DLLCA and as set forth in this Agreement.

(d) Umbrella Certificate of Formation; Umbrella Limited Liability Company Agreement; TWMH Operating Agreement, TIG GP Operating Agreement and TIG MGMT Operating Agreement.

(i) At the Umbrella Merger Effective Time, the certificate of formation of Umbrella, as in effect immediately prior to the Umbrella Merger Effective Time, shall be the certificate of formation of the Umbrella Merger Surviving Company, until thereafter amended as provided by applicable Law.

(ii) At the Umbrella Merger Effective Time, the limited liability company agreement of Umbrella, as in effect immediately prior to the Umbrella Merger Effective Time, shall be replaced in its entirety by the adoption of the Umbrella A&R Agreement as the new the limited liability company agreement of Umbrella, as the Umbrella Merger Surviving Company, which Umbrella A&R Agreement shall be the limited liability company of the Umbrella Surviving Company until thereafter amended or amended and restated in accordance with the provisions thereof and applicable Law.

(e) Managers and Officers of Umbrella Merger Surviving Company. At the Umbrella Merger Effective Time, the initial officers of the Umbrella Merger Surviving Company as of immediately following the Umbrella Merger Effective Time shall comprise the individuals set forth on Exhibit M, each to hold office in accordance with the certificate of formation and the limited liability company agreement of the Umbrella Merger Surviving Company.

(f) Directors and Officers of SPAC. At the Umbrella Merger Effective Time, the initial directors and officers of SPAC as of immediately following the Umbrella Merger Effective Time shall comprise the individuals set forth on Exhibit N, each to hold office in accordance with the SPAC Certificate of Incorporation and SPAC Bylaws.

Article III.

Certificates; PAYMENT SPREADSHEETS; CONVERSION OF SECURITIES; exchange of certificates; treatment of equity awards; spac warrants; earn-out; tax treatment

Section 3.01 Certificates.

(a) SPAC Certificate. At least five (5) Business Days prior to the Closing Date, SPAC shall cause the Chief Financial Officer of SPAC (solely in his capacity as such) to deliver to the Companies a certificate (the “SPAC Certificate”) certified by such Chief Financial Officer (solely in his capacity as such) setting forth SPAC’s good faith estimate of the Transaction Expenses of SPAC (including for the avoidance of doubt any Additional Banking Fees), including reasonable supporting materials for the amount of each item included in the Transaction Expenses of SPAC.

(b) Alvarium Certificate. At least five (5) Business Days prior to the Closing Date, Alvarium shall cause the Chief Financial Officer of Alvarium (solely in his capacity as such) to deliver to SPAC, TWMH and the TIG Entities a certificate (the “Alvarium Certificate”) certified by such Chief Financial Officer (solely in his capacity as such) setting forth: (i) Alvarium’s good faith estimate of the Transaction Expenses of Alvarium, (ii) the Cash of Alvarium and the Alvarium Subsidiaries as of the Reference Time, and (iii) the Indebtedness of Alvarium and the Alvarium Subsidiaries as of the Reference Time, including reasonable supporting materials for the amounts of each item included in the Alvarium Certificate.

(c) TWMH Certificate. At least five (5) Business Days prior to the Closing Date, TWMH shall cause the Chief Operating Officer of TWMH (solely in his capacity as such) to deliver to SPAC, the TIG Entities and Alvarium a certificate (the “TWMH Certificate”) certified by such Chief Operating Officer (solely in his capacity as such) setting forth: (i) TWMH’s good faith estimate of (A) the Transaction Expenses of TWMH, (B) the Cash of TWMH and the TWMH Subsidiaries as of the Reference Time, and (C) the Indebtedness of TWMH and the TWMH Subsidiaries as of the Reference Time, including reasonable supporting materials for the amounts of each item included in the TWMH Certificate.

(d) TIG GP Certificate. At least five (5) Business Days prior to the Closing Date, TIG GP shall cause the Chief Administrative Officer of TIG GP, (solely in her capacity as such) to deliver to SPAC, TWMH and Alvarium a certificate (the “TIG GP Certificate”) certified by such Chief Administrative Officer (solely in her capacity as such) setting forth: (i) TIG GP’s good faith estimate of (A) the Transaction Expenses of TIG GP, (B) the Cash of TIG GP and its Subsidiaries as of the Reference Time, and (C) the Indebtedness of TIG GP and its Subsidiaries as of the Reference Time, including reasonable supporting materials for the amounts of each item included in the TIG GP Certificate.

(e) TIG MGMT Certificate. At least five (5) Business Days prior to the Closing Date, TIG MGMT shall cause the Chief Administrative Officer of TIG MGMT (solely in her capacity as such) to deliver to SPAC, TWMH and Alvarium a certificate (the “TIG MGMT Certificate” and, together with the Alvarium Certificate, the TWMH Certificate, and the TIG GP Certificate, the “Company Certificates”) certified by such Chief Administrative Officer (solely in her capacity as such) setting forth: (i) TIG MGMT’s good faith estimate of (A) the Transaction Expenses of TIG MGMT, (B) the Cash of TIG MGMT and its Subsidiaries as of the Reference Time, and (C) the Indebtedness of TIG MGMT and its Subsidiaries as of the Reference Time, including reasonable supporting materials for the amounts of each item included in the TIG MGMT Certificate.

(f) Company Certificates. Following delivery of the Company Certificates in accordance with this Section 3.01, SPAC and the Companies will use their respective reasonable best efforts to agree in good faith on such Company Certificates as soon as possible, and in any event, not less than three (3) Business Days prior to the Closing Date. In the event that SPAC and the Companies are unable to agree on the Cash amount set forth in such Company Certificates within the two (2) Business Day period following their delivery, then such amount shall be referred (as soon as practicable and no later than the first Business Day following expiry of such two (2) Business Day period) to the Expert for determination, and the Closing Date shall be deferred (if required) to the next available Business Day following such Expert’s determination (which date shall not be more than six (6) Business Days following the date of referral). The Expert shall (i) be appointed jointly by the SPAC and the Companies, (ii) act as expert and not arbitrator, (iii) be directed to render its determination within five (5) Business Days of appointment, (iv) take into consideration such facts and circumstances existing at the date of determination as the Expert deems relevant, and (v) take into account the principles of fair trial, including but not limited to enabling the SPAC and the Companies to put forward their views on the calculation (provided that the Expert shall be under no obligation to defer or delay its determination in order to take into account or permit submission of such views). In the absence of manifest error, the Expert’s determination shall be final and binding. The Expert’s costs and expenses shall be considered Transaction Expenses.

Section 3.02 Payment Spreadsheets. Promptly following the agreement or determination of the Company Certificates in accordance with Section 3.01 and, in any event, not less than two (2) Business Days prior to the Closing Date and based upon such Company Certificates, SPAC and the Companies shall calculate (a) the Companies Equity Value, (b) the New Shareholder Equity Value, and (c) each component of the Aggregate Transaction Consideration, including the (i) Alvarium Shareholders Earn-Out Consideration, (ii) Alvarium Shareholders Share Consideration, (iii) TWMH Members Interests Consideration, (iv) TWMH Members Voting Share Consideration, (v) TWMH Members Cash Consideration, (vi) TWMH Members Earn-Out Consideration, (vii) TIG Entities Members Interests Consideration, (viii) TIG Entities Members Voting Share Consideration, (ix) TIG Entities Members Cash Consideration, and (x) TIG Entities Members Earn-Out Consideration and, based upon such calculations, (i) Alvarium shall deliver to SPAC the Alvarium Payment Spreadsheet and, as promptly as practicable following such delivery, Alvarium and SPAC shall work together in good faith to finalize the Alvarium Payment Spreadsheet, (ii) TWMH shall deliver to SPAC the TWMH Payment Spreadsheet and, as promptly as practicable following such delivery, SPAC and TWMH shall work together in good faith to finalize the TWMH Payment Spreadsheet, and (iii) TIG Entities shall deliver to SPAC the TIG Entities Payment Spreadsheet and, as promptly as practicable following such delivery, SPAC and TIG Entities shall work together in good faith to finalize the TIG Entities Payment Spreadsheet. The allocation of the components of Aggregate Transaction Consideration set forth in each of the Payment Spreadsheets shall, to the fullest extent permitted by applicable Law, be final and binding on all Parties and shall be used by SPAC for purposes of paying and issuing the components of Aggregate Transaction Consideration to the Alvarium Shareholders, the TWMH Members, the TIG GP Members, and the TIG MGMT Members, as applicable, pursuant to this Article III, absent manifest error. In paying and issuing the Aggregate Transaction Consideration, SPAC shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheets, absent manifest error.

Section 3.03 Conversion of Securities.

(a) Alvarium Exchange. At the Alvarium Exchange Effective Time, by virtue of the Alvarium Exchange and pursuant to, and in accordance with, the Alvarium Exchange Agreement:

(i) The Alvarium Ordinary Shares issued and outstanding immediately prior to the Alvarium Exchange Effective Time and held by each Alvarium Shareholder shall be transferred by each such Alvarium Shareholder to SPAC and each Alvarium Shareholder shall subscribe for, be issued and/or receive, in exchange therefor, as applicable:

(A) a number of shares of SPAC Class A Common Stock equal to such Alvarium Shareholder’s portion of the Alvarium Shareholders Share Consideration set forth in, and in accordance with, the Alvarium Payment Spreadsheet (with each such Alvarium Shareholder receiving the number of shares of SPAC Class A Common Stock set forth opposite such Alvarium Shareholder’s name on the Alvarium Payment Spreadsheet); and

(B) such Alvarium Shareholder’s portion of the Alvarium Shareholders Earn-Out Consideration set forth in, and in accordance with, the Alvarium Payment Spreadsheet (with each such Alvarium Shareholder to receive the right to receive the portion of the Alvarium Shareholders Earn-Out Consideration set forth opposite such Alvarium Shareholder’s name on the Alvarium Payment Spreadsheet).

(ii) The Alvarium Class A Shares issued and outstanding immediately prior to the Alvarium Exchange Effective Time and held by each Alvarium Shareholder shall be transferred by each such Alvarium Shareholder to SPAC and each Alvarium Shareholder shall subscribe for, be issued and/or receive, in exchange therefor, as applicable:

(A) a number of shares of SPAC Class A Common Stock equal to such Alvarium Shareholder’s portion of the Alvarium Shareholders Share Consideration set forth in, and in accordance with, the Alvarium Payment Spreadsheet (with each such Alvarium Shareholder receiving the number of shares of SPAC Class A Common Stock set forth opposite such Alvarium Shareholder’s name on the Alvarium Payment Spreadsheet); and

(B) such Alvarium Shareholder’s portion of the Alvarium Shareholders Earn-Out Consideration set forth in, and in accordance with, the Alvarium Payment Spreadsheet (with each such Alvarium Shareholder to receive the right to receive the portion of the Alvarium Shareholders Earn-Out Consideration set forth opposite such Alvarium Shareholder’s name on the Alvarium Payment Spreadsheet).

(iii) As a result of the Alvarium Exchange, each Alvarium Shareholder shall cease to be a holder of any Alvarium Shares and SPAC will immediately become the beneficial owner thereof (the date and time of SPAC becoming the beneficial owner of the Alvarium Shares (or such later time as may be agreed by each of the Parties and specified in such Alvarium Exchange Agreement) being the “Alvarium Exchange Effective Time”), and be recorded in the register of members of Alvarium as the legal holder of all of the Alvarium Shares.

(b) Umbrella Merger. At the Umbrella Merger Effective Time, by virtue of the Umbrella Merger and without any action on the part of Umbrella, Umbrella Merger Sub, TWMH, the TIG Entities, or the holders of any of the following securities:

(i) The Umbrella Pre-Merger Class B Units issued and outstanding immediately prior to the Umbrella Merger Effective Time and held by each TWMH Member shall automatically be converted into and become the right to receive:

(A) a number of Umbrella Class B Common Units equal to such TWMH Member’s portion of the TWMH Members Interests Consideration set forth in, and in accordance with, the TWMH Payment Spreadsheet (with each such TWMH Member to receive the right to receive the number of Umbrella Class B Common Units set forth opposite such TWMH Member’s name on the TWMH Payment Spreadsheet);

(B) a number of shares of SPAC Class B Common Stock equal to such TWMH Member’s portion of the TWMH Members Voting Share Consideration set forth in, and in accordance with, the TWMH Payment Spreadsheet (with each such TWMH Member to receive the right to receive the number of shares of Class B Common Stock set forth opposite such TWMH Member’s name on the TWMH Payment Spreadsheet);

(C) such TWMH Member’s portion of the TWMH Members Cash Consideration set forth in, and in accordance with, the TWMH Payment Spreadsheet (with each such TWMH Member to receive the right to receive the portion of the TWMH Members Cash Consideration set forth opposite such TWMH Member’s name on the TWMH Payment Spreadsheet); provided, however, that the TWMH Members Cash Consideration payable to any (1) Active TWMH Member shall be an amount in cash that reflects the sale of no more than 10% of the number of TWMH Interests that such Active TWMH Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TWMH Payment Spreadsheet and (2) Inactive TWMH Member shall be an amount in cash that reflects the sale of no less than 15% of the number of TWMH Interests that such Inactive TWMH Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TWMH Payment Spreadsheet; and

(D) such TWMH Member’s portion of the TWMH Members Earn-Out Consideration set forth in, and in accordance with, the TWMH Payment Spreadsheet (with each such TWMH Member to receive the right to receive the portion of the TWMH Members Earn-Out Consideration set forth opposite such TWMH Member’s name on the TWMH Payment Spreadsheet).

(ii) The Umbrella Pre-Merger Class B Units issued and outstanding immediately prior to the Umbrella Merger Effective Time and held by each TIG GP Member shall automatically be converted into and become the right to receive:

(A) a number of Umbrella Class B Common Units equal to such TIG GP Member’s portion of the TIG Members Interests Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG GP Member to receive the right to receive the number of Umbrella Class B Common Units set forth opposite such TIG GP Member’s name on the TIG Entities Payment Spreadsheet);

(B) a number of shares of SPAC Class B Common Stock equal to such TIG GP Member’s portion of the TIG Entities Members Voting Share Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG GP Member to receive the right to receive the number of shares of SPAC Class B Common Stock set forth opposite such TIG GP Member’s name on the TIG Entities Payment Spreadsheet);

(C) such TIG GP Member’s portion of the TIG Entities Members Cash Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG GP Member to receive the right to receive the portion of the TIG Entities Members Cash Consideration set forth opposite such TIG GP Member’s name on the TIG Entities Payment Spreadsheet); provided, however, that the TIG Entities Members Cash Consideration payable to any (1) Active TIG GP Member shall be an amount in cash that reflects the sale of no more than 10% of the number of TIG GP Interests that such Active TIG GP Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TIG Entities Payment Spreadsheet and (2) Inactive TIG GP Member shall be an amount in cash that reflects the sale of no less than 20% of the number of TIG GP Interests that such Inactive TIG GP Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TIG Entities Payment Spreadsheet; and

(D) such TIG GP Member’s portion of the TIG Entities Members Earn-Out Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG GP Member to receive the right to receive the portion of the TIG Entities Members Earn-Out Consideration set forth opposite such TIG GP Member’s name on the TIG Entities Payment Spreadsheet).

(iii) The Umbrella Pre-Merger Class B Units issued and outstanding immediately prior to the Umbrella Merger Effective Time and held by each TIG MGMT Member shall automatically be converted into and become the right to receive:

(A) a number of Umbrella Class B Common Units equal to such TIG MGMT Member’s portion of the TIG Entities Members Interests Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG MGMT Member to receive the right to receive the number of Umbrella Class B Common Units set forth opposite such TIG MGMT Member’s name on the TIG Entities Payment Spreadsheet);

(B) a number of shares of SPAC Class B Common Stock equal to such TIG MGMT Member’s portion of the TIG Entities Members Voting Share Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG MGMT Member to receive the right to receive the number of shares of SPAC Class B Common Stock set forth opposite such TIG MGMT Member’s name on the TIG Entities Payment Spreadsheet);

(C) such TIG MGMT Member’s portion of the TIG Entities Members Cash Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG MGMT Member to receive the right to receive the portion of the TIG Entities Members Cash Consideration set forth opposite such TIG MGMT Member’s name on the TIG Entities Payment Spreadsheet); provided, however, that the TIG Entities Members Cash Consideration payable to any (1) Active TIG MGMT Member shall be an amount in cash that reflects the sale of no more than 10% of the number of TIG MGMT Interests that such Active TIG MGMT Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TIG Entities Payment Spreadsheet and (2) Inactive TIG MGMT Member shall be an amount in cash that reflects the sale of no less than 20% of the number of TIG MGMT Interests that such Inactive TIG MGMT Member holds immediately prior to the Umbrella Merger Effective Time set forth in the TIG Entities Payment Spreadsheet; and

(D) such TIG MGMT Member’s portion of the TIG Entities Members Earn-Out Consideration set forth in, and in accordance with, the TIG Entities Payment Spreadsheet (with each such TIG MGMT Member to receive the right to receive the portion of the TIG Entities Members Earn-Out Consideration set forth opposite such TIG MGMT Member’s name on the TIG Entities Payment Spreadsheet).

(iv) The limited liability company interests of Umbrella Merger Sub held by SPAC and issued and outstanding immediately prior to the Umbrella Merger Effective Time shall be automatically converted into and exchanged for a number of Umbrella Class A Common Units equal to the number of shares of SPAC Class A Common Stock held by the stockholders of SPAC immediately following the Umbrella Merger Effective Time.

Section 3.04 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date (and after the Umbrella Merger Effective Time), SPAC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by SPAC and is reasonably satisfactory to the Companies (the “Exchange Agent”), it being agreed that CST is satisfactory to all Parties, for the benefit of the Alvarium Shareholders, the TWMH Members, the TIG GP Members and the TIG MGMT Members, for exchange in accordance with this Article III, (i) the number of shares of SPAC Common Stock (in uncertificated form or book-entry form) sufficient to deliver the (A) Alvarium Shareholders Share Consideration and (B) Aggregate Voting Share Consideration (such shares of SPAC Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.04(d), being hereinafter referred to as the “Securities Exchange Fund”) and (ii) cash sufficient to deliver the Aggregate Cash Consideration (the “Cash Exchange Fund” and together with the Securities Exchange Fund, the “Exchange Fund”). SPAC shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay (i) the (A) Alvarium Shareholders Share Consideration and (B) Aggregate Voting Share Consideration out of the Securities Exchange Fund and (ii) the Aggregate Cash Consideration out of the Cash Exchange Fund, in each case, in accordance with this Agreement and Payment Spreadsheets. Except as contemplated by this Section 3.04, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Umbrella Merger Effective Time, to the extent the Parties agree with the Exchange Agent that it is necessary or required, SPAC shall use its reasonable best efforts to cause the Exchange Agent to mail to each Alvarium Shareholder, TWMH Member, TIG GP Member, and TIG MGMT Member a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Companies (the “Letter of Transmittal”) and shall specify, if applicable to the Alvarium Shares and the Umbrella Class B Common Units: (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such Alvarium Shares and Umbrella Class B Common Units, respectively, if any (collectively, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the transfer agent and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (but in no event prior to the Umbrella Merger Effective Time), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and SPAC shall cause the Exchange Agent to deliver the Alvarium Shareholders Share Consideration, the Aggregate Voting Share Consideration, and the Aggregate Cash Consideration in accordance with Section 3.03 and the provisions of this Section 3.04, and the Certificates so surrendered shall be forthwith cancelled. Until surrendered as contemplated by this Section 3.04, each Certificate entitled to receive the Alvarium Shareholders Share Consideration, the Aggregate Voting Share Consideration, and the Aggregate Cash Consideration in accordance with Section 3.03 shall be deemed at all times after the Umbrella Merger Effective Time to represent only the right to receive upon such surrender the Alvarium Shareholders Share Consideration, the Aggregate Voting Share Consideration, and the Aggregate Cash Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.03.

(c) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed in form and substance satisfactory to the Exchange Agent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Alvarium Shareholders Share Consideration, the Aggregate Voting Share Consideration, and the Aggregate Cash Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.03.

(d) Distributions with Respect to Unexchanged Shares of SPAC Class A Common Stock. No dividends or other distributions declared or made after the Umbrella Merger Effective Time with respect to shares of SPAC Class A Common Stock with a record date after the Umbrella Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to shares of SPAC Class A Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section 3.04(d). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, SPAC shall pay to the holder of the certificates representing any shares of SPAC Class A Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Umbrella Merger Effective Time and theretofore paid with respect to such shares of SPAC Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Umbrella Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of SPAC Class A Common Stock.

(e) No Further Rights. The (i) Alvarium Shareholders Share Consideration (payable upon the transfer of the Alvarium Shares pursuant to the Alvarium Exchange), (ii) Aggregate Voting Share Consideration (payable upon the conversion of the Umbrella Class B Common Units pursuant to the Umbrella Merger), and (iii) Aggregate Cash Consideration (payable upon the conversion of the Umbrella Class B Common Units pursuant to the Umbrella Merger), shall be, in each case, deemed to have been paid and issued in full satisfaction of all rights pertaining to such Alvarium Shares and the Umbrella Class B Common Units.

(f) Adjustments to Alvarium Shareholders Share Consideration and Aggregate Voting Share Consideration. The Alvarium Shareholders Share Consideration and the Aggregate Voting Share Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of SPAC Common Stock occurring on or after the date hereof and prior to the Umbrella Merger Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Alvarium Shares and Umbrella Class B Common Units for six (6) months after the Umbrella Merger Effective Time shall be delivered to SPAC, upon demand, and such holders of Alvarium Shares and Umbrella Class B Common Units who have not theretofore complied with this Section 3.04 shall thereafter look only to SPAC for the Alvarium Shareholders Share Consideration, the Aggregate Voting Share Consideration, and the Aggregate Cash Consideration. Any portion of the Exchange Fund remaining unclaimed by the holders of Alvarium Shares and Umbrella Class B Common Units as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of SPAC free and clear of any claims or interest of any person previously entitled thereto.

(h) No Liability. None of the Exchange Agent, SPAC or any of their respective Affiliates shall be liable to any former holder of Alvarium Shares and Umbrella Class B Common Units for any such Alvarium Shares and Umbrella Class B Common Units, respectively (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.04.

(i) Withholding Rights. SPAC shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Prior to making any such deduction or withholding (excluding for this purpose, any payments of a compensatory nature made in connection with the performance of services or payments made to a person failing to provide a duly completed and executed Internal Revenue Service Form W-9 or applicable W-8 series form), SPAC shall use commercially reasonable efforts to provide any party on behalf of which such deduction or withholding is proposed to be made with reasonable notice of the intention to make such deduction or withholding. To the extent that amounts are so withheld by SPAC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by SPAC. Amounts withheld by the SPAC shall be paid over and remitted to the applicable Governmental Authority in accordance with applicable Law. Without limiting the foregoing, SPAC may give effect to withholding hereunder by withholding any consideration issued in the form of SPAC capital stock or other securities or other consideration issued in kind, and then selling such portion of such SPAC capital stock or other securities or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable Governmental Authorities.

Section 3.05 Treatment of Alvarium LTIP. Alvarium shall pay all amounts due in cash to the relevant participants in the Alvarium LTIP, as determined by the committee responsible for administering the Alvarium LTIP, in the next practicable payroll following the Closing, subject to deduction of any applicable Taxes (including without limitation any amounts of income Tax and primary Class 1 National Insurance contributions required to be withheld under the Pay As You Earn withholding mechanism).

Section 3.06 SPAC Warrants. Each SPAC Warrant that is outstanding immediately prior to the Domestication Effective Time shall cease to represent a right to acquire the number of SPAC Class A Ordinary Shares set forth in such SPAC Warrant and shall be converted, at the Domestication Effective Time, into a right to acquire shares of SPAC Class A Common Stock on substantially the same terms as were in effect immediately prior to the Domestication Effective Time under the terms of the SPAC Warrant Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.06, including causing the SPAC Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.06.

Section 3.07 Earn-out.

(a) Alvarium Shareholders Earn-Out Consideration. Following the Closing, in addition to the consideration to be received pursuant to Section 3.03(a), if, at any time during the period following the Closing and expiring on the fifth anniversary of the Closing Date (the “Earn-Out Period”), (i) the VWAP of the shares of SPAC Class A Common Stock equals or exceeds $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “First Level Earn-Out Target”), then as soon as possible and in any event within ten (10) Business Days following the achievement of the First Level Earn-Out Target, SPAC shall issue 50% of the Alvarium Shareholders Earn-Out Consideration to the Alvarium Shareholders in accordance with, and pursuant to, the Alvarium Payment Spreadsheet and (ii) the VWAP of the shares of SPAC Class A Common Stock equals or exceeds $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Second Level Earn-Out Target” and, together with the First Level Earn-Out Target, the “Earn-Out Targets”), then as soon as possible and in any event within ten (10) Business Days following the achievement of the Second Level Earn-Out Target, SPAC shall issue 50% of the Alvarium Shareholders Earn-Out Consideration to the Alvarium Shareholders in accordance with, and pursuant to, the Alvarium Payment Spreadsheet. Notwithstanding the foregoing, none of the Alvarium Shareholders Earn-Out Consideration issuable pursuant to this Section 3.07(a) shall be released to any Alvarium Shareholder who is required to file a notification pursuant to the HSR Act or under any applicable Antitrust Laws until any applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws has expired or been terminated. Prior to the issuance of any Alvarium Shareholders Earn-Out Consideration, if applicable, Alvarium shall provide notice to SPAC regarding (a) any such Alvarium Shareholder that is required to make a filing pursuant to the HSR Act or applicable Antitrust Laws and (b) the expiration or termination of the applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws and, as soon as possible and in any event within ten (10) Business Days of such expiration or termination, SPAC shall issue to the applicable Alvarium Shareholders Earn-Out Consideration to such Alvarium Shareholder in accordance with, and pursuant to, the Alvarium Payment Spreadsheet. In the event that any mandatory consent, clearance, approval or expiration or termination of any mandatory waiting period under Antitrust Laws is not received or satisfied in respect of an applicable Alvarium Shareholder (who was required to submit an antitrust filing in accordance with this Section 3.07(a)), Alvarium, SPAC and the Alvarium Shareholder shall use their reasonable best efforts to agree on a structure (or other solution) (such as the implication of “voting cutbacks” or other similar solutions) so as to mitigate the requirement for such Alvarium Shareholder to make a filing pursuant to the HSR or applicable Antitrust Laws (but which shall not, for the avoidance of doubt, require any such party to divest of any asset or accept any other conditions of approval or consent of a Governmental Authority other than in their absolute discretion). In lieu of such Parties being able to agree on any such solution, the SPAC shall, subject always to (x) any covenants or restrictions placed on the SPAC (and its Subsidiaries at such time) by any of the SPAC’s (or its Subsidiaries’) financing agreements, (y) the SPAC having available cash on hand to satisfy such payment, and (z) the sole and absolute discretion of the SPAC’s board of directors, pay an amount to such Alvarium Shareholder in lieu of the issuance of such Alvarium Shareholder’s portion of the Alvarium Shareholders Earn-Out Consideration equal to the Alvarium Shareholder’s portion of the Alvarium Shareholders Earn-Out Consideration that such Alvarium Shareholder would otherwise have been entitled.

(b) TWMH Members Earn-Out Consideration. Following the Closing, in addition to the consideration to be received pursuant to Section 3.03(b)(i), if, at any time during the Earn-Out Period, (i) First Level Earn-Out Target is achieved, then within ten (10) Business Days following the achievement of the First Level Earn-Out Target, SPAC shall issue, and shall cause Umbrella to issue, 50% of the TWMH Members Earn-Out Consideration to the TWMH Members in accordance with, and pursuant to, the TWMH Payment Spreadsheet and (ii) Second Level Earn-Out Target is achieved, then within ten (10) Business Days following the achievement of the Second Level Earn-Out Target, SPAC shall issue, and shall cause Umbrella to issue, 50% of the TWMH Members Earn-Out Consideration to the TWMH Members in accordance with, and pursuant to, the TWMH Payment Spreadsheet. Notwithstanding the foregoing, none of the TWMH Members Earn-Out Consideration issuable pursuant to this Section 3.07(b) shall be released to any TWMH Member who is required to file a notification pursuant to the HSR Act or under any applicable Antitrust Laws until any applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws has expired or been terminated. Prior to the issuance of any TWMH Members Earn-Out Consideration, if applicable, TWMH shall provide notice to SPAC regarding (a) any such TWMH that is required to make a filing pursuant to the HSR Act or applicable Antitrust Laws and (b) the expiration or termination of the applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws and, within ten (10) Business Days of such expiration or termination, SPAC shall issue, and shall cause Umbrella to issue, the applicable TWMH Members Earn-Out Consideration to such TWMH Member in accordance with, and pursuant to, the TWMH Payment Spreadsheet. In the event that any mandatory consent, clearance, approval or expiration or termination of any mandatory waiting period under Antitrust Laws is not received or satisfied in respect of an applicable TWMH Member (who was required to submit an antitrust filing in accordance with this Section 3.07(b)), TWMH, SPAC and the TWMH Member shall use their reasonable best efforts to agree on a structure (or other solution) (such as the implication of “voting cutbacks” or other similar solutions) so as to mitigate the requirement for such TWMH Member to make a filing pursuant to the HSR or applicable Antitrust Laws (but which shall not, for the avoidance of doubt, require any such party to divest of any asset or accept any other conditions of approval or consent of a Governmental Authority other than in their absolute discretion). In lieu of such Parties being able to agree on any such solution, the SPAC shall, subject always to (x) any covenants or restrictions placed on the SPAC (and its Subsidiaries at such time) by any of the SPAC’s (or its Subsidiaries’) financing agreements, (y) the SPAC having available cash on hand to satisfy such payment, and (z) the sole and absolute discretion of the SPAC’s board of directors, pay an amount to such TWMH Member in lieu of the issuance of such TWMH Member’s portion of the TWMH Members Earn-Out Consideration equal to such TWMH Member’s portion of the TWMH Members Earn-Out Consideration that such TWMH Member would otherwise have been entitled.

(c) TIG Entities Members Earn-Out Consideration. Following the Closing, in addition to the consideration to be received pursuant to Section 3.03(b)(ii) (with respect to the TIG GP Members) or Section 3.03(b)(iii) (with respect to the TIG MGMT Members), if, at any time during the Earn-Out Period, (i) the First Level Earn-Out Target is achieved, then within ten (10) Business Days following the achievement of the First Level Earn-Out Target, SPAC shall issue, and shall cause Umbrella to issue, 50% of the TIG Entities Members Earn-Out Consideration to the TIG GP Members and the TIG MGMT Members in accordance with, and pursuant to, the TIG Entities Payment Spreadsheet and (ii) Second Level Earn-Out Target is achieved, then within ten (10) Business Days following the achievement of the Second Level Earn-Out Target, SPAC shall issue, and shall cause Umbrella to issue, 50% of the TIG Entities Members Earn-Out Consideration to the TIG GP Members and the TIG MGMT Members in accordance with, and pursuant to, the TIG Entities Payment Spreadsheet. Notwithstanding the foregoing, none of the TIG Entities Members Earn-Out Consideration issuable pursuant to this Section 3.07(c) shall be released to any TIG GP Member or TIG MGMT Member who is required to file a notification pursuant to the HSR Act or under any applicable Antitrust Laws until any applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws has expired or been terminated. Prior to the issuance of any TIG Entities Members Earn-Out Consideration, if applicable, TIG GP or TIG MGMT, as the case may be, shall provide notice to SPAC regarding (a) any such TIG GP Member or TIG MGMT Member, as applicable, that is required to make a filing pursuant to the HSR Act or applicable Antitrust Laws and (b) the expiration or termination of the applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws and, within ten (10) Business Days of such expiration or termination, SPAC shall issue, and shall cause Umbrella to issue, the applicable TIG Entities Members Earn-Out Consideration to such TIG GP Member or TIG MGMT Member, as applicable, in accordance with, and pursuant to, the TIG Entities Payment Spreadsheet. In the event that any mandatory consent, clearance, approval or expiration or termination of any mandatory waiting period under Antitrust Laws is not received or satisfied in respect of an applicable TIG GP or TIG MGMT Member (who was required to submit an antitrust filing in accordance with this Section 3.07(c)), TIG GP, TIG MGMT, SPAC and the TIG GP Member or TIG MGMT Member, as applicable, shall use their reasonable best efforts to agree on a structure (or other solution) (such as the implication of “voting cutbacks” or other similar solutions ) so as to mitigate the requirement for such TIG GP Member or TIG MGMT Member, as applicable, to make a filing pursuant to the HSR or applicable Antitrust Laws (but which shall not, for the avoidance of doubt, require any such party to divest of any asset or accept any other conditions of approval or consent of a Governmental Authority other than in their absolute discretion). In lieu of such Parties being able to agree on any such solution, the SPAC shall, subject always to (x) any covenants or restrictions placed on the SPAC (and its Subsidiaries at such time) by any of the SPAC’s (or its Subsidiaries’) financing agreements, (y) the SPAC having available cash on hand to satisfy such payment, and (z) the sole and absolute discretion of the SPAC’s board of directors, pay an amount to such TIG GP Member or TIG MGMT Member, as applicable, in lieu of the issuance of such TIG GP Member’s or TIG MGMT Member’s, as applicable, portion of the TIG Entities Members Earn-Out Consideration equal to such TIG GP Member’s or TIG MGMT Member’s, as applicable, portion of the TIG Entities Members Earn-Out Consideration that such TIG GP Member or TIG MGMT Member, as applicable, would otherwise have been entitled.

(d) Achievement of Both Earn-Out Targets. For the avoidance of doubt, the First Level Earn-Out Target and the Second Level Earn-Out Target may both be satisfied over the same period of Trading Days or any other periods that have overlapping Trading Days, and if each Earn-Out Target is separately met (i) the Alvarium Shareholders’ Earn-Out Consideration, the TWMH Members Earn-Out Consideration and the TIG Entities Members Earn-Out Consideration in connection with each such Earn-Out Target shall be earned and no longer subject to the restrictions set forth in this Section 3.07, and shall be cumulative with the Alvarium Shareholders’ Earn-Out Consideration, the TWMH Members Earn-Out Consideration, and the TIG Entities Members Earn-Out Consideration earned prior to such time and (ii) in no event shall the Alvarium Shareholders, the TWMH Members and TIG Entities Members be entitled to receive in the aggregate more than the Aggregate Earn-Out Consideration.

(e) If any Earn-Out Target shall not be satisfied during the Earn-Out Period, the obligations in this Section 3.07 with respect to such Earn-Out Target shall terminate and no longer apply.

(f) Notwithstanding anything in this Agreement to the contrary, if a SPAC Change of Control occurs during the Earn-Out Period, then, immediately prior to the consummation of such SPAC Change of Control, (i) any Earn-Out Target that has not been previously satisfied shall be deemed to be satisfied and (ii) the Alvarium Shareholders’ Earn-Out Consideration, the TWMH Members Earn-Out Consideration, and the TIG Entities Members Earn-Out Consideration in connection with each such Earn-Out Target shall be earned and no longer subject to the restrictions set forth in this Section 3.07. For the purposes of this Section 3.07, a “SPAC Change of Control” means (A) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of SPAC and its Subsidiaries, taken as a whole; (B) a merger, consolidation or other business combination of SPAC in any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of SPAC or the surviving person outstanding immediately after such merger, consolidation or other business combination; or (C) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of SPAC representing more than fifty percent (50%) of the voting power of the capital stock of SPAC entitled to vote for the election of directors of SPAC.

(g) The Aggregate Earn-Out Consideration and the Earn-Out Targets shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of SPAC Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of SPAC Class A Common Stock, occurring on or after the date hereof and prior to the time any such Aggregate Earn-Out Consideration is delivered to the Alvarium Shareholders, the TWMH Members, the TIG GP Members, or the TIG MGMT Members, if any.

Section 3.08 Tax Treatment. The Parties agree that for U.S. federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the Transactions are intended to be treated as follows (collectively, the “Intended Tax Treatment”):

(a) The Domestication is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and this Agreement shall be adopted as a plan of reorganization.

(b) Any portion of the amounts that are deemed to be contributed to Umbrella by the SPAC pursuant to the Umbrella Merger and that are not included in the TIG Entities Members Cash Consideration, or the TWMH Members Cash Consideration are intended to be governed by Section 721 of the Code.

(c) Any portion of the amounts that are deemed to be contributed to Umbrella by the SPAC pursuant to the Umbrella Merger and that are included in the TIG Entities Members Cash Consideration, or the TWMH Members Cash Consideration, are intended to be treated as a disguised sale of partnership interests governed by Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder (the “Deemed Sale”).

(d) The Alvarium Exchange shall be treated as an exchange (i) subject to Section 1001 of the Code, and (ii) governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), and, pursuant thereto, (A) with respect to the SPAC, (1) the Alvarium Topco shall be deemed to make a liquidating distribution of its assets to the Alvarium Shareholders, and (2) the SPAC shall be deemed to acquire, by purchase, all such assets; and (B) with respect to the Alvarium Shareholders, the Alvarium Shareholders shall be treated as selling partnership interests.

(e) The Alvarium Contribution is intended to be governed by Section 721 of the Code.

Article IV.

REPRESENTATIONS AND WARRANTIES OF TWMH

Except as set forth in the disclosure schedule delivered by TWMH in connection with this Agreement (the “TWMH Disclosure Schedule”), TWMH hereby represents and warrants to the Cartesian Entities as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) TWMH and each of its Subsidiaries (each a “TWMH Subsidiary” and collectively, the “TWMH Subsidiaries”), is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. TWMH and each TWMH Subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a TWMH Material Adverse Effect.

(b) A true and complete list of all TWMH Subsidiaries, together with the jurisdiction of formation or other organization of each such TWMH Subsidiary and the percentage of the outstanding equity interest of each TWMH Subsidiary owned by TWMH and each other TWMH Subsidiary, is set forth in Section 4.01(b) of the TWMH Disclosure Schedule. TWMH does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02 Corporate Documents. TWMH has prior to the date of this Agreement made available complete and correct copies of the TWMH Corporate Documents (in the case of TWMH) or equivalent organizational documents (in the case of the TWMH Subsidiaries), each as amended to date. The TWMH Corporate Documents (in the case of TWMH) or equivalent organizational documents (in the case of the TWMH Subsidiaries) are in full force and effect. TWMH is not in violation of any of the provisions of the TWMH Certificate of Formation and the TWMH Operating Agreement and the TWMH Subsidiaries are not in violation of any of the provisions of any equivalent organizational documents.

Section 4.03 Capitalization.

(a) As of the date hereof, 7,006.6923 TWMH Interests are issued and outstanding, of which (i) 1 is the TWMH Class A Interest and (ii) 7,005.6923 are the TWMH Class B Interests.

(b) Except as set forth in the TWMH Corporate Documents, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued limited liability company interests, or other equity interests, in TWMH or any TWMH Subsidiary or obligating TWMH or any TWMH Subsidiary to issue or sell any limited liability company interests, or other equity interests, in TWMH or any TWMH Subsidiary, (ii) neither TWMH nor any TWMH Subsidiary is a party to, or otherwise bound by, and neither TWMH nor any TWMH Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights, and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of TWMH Interests or any of the equity interests or other securities of TWMH or any of the TWMH Subsidiaries. TWMH does not own any equity interests in any person, other than TWMH Subsidiaries.

(c) There are no outstanding contractual obligations of TWMH or any TWMH Subsidiary to repurchase, redeem or otherwise acquire any TWMH Interests or any equity interest of any TWMH Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a TWMH Subsidiary or in connection with the acquisition set forth on Section 9.01(b)(vi) of the TWMH Disclosure Schedule.

(d) (i) There are no commitments or agreements of any character to which TWMH is bound obligating TWMH to accelerate the vesting of any option as a result of the Transactions herein, and (ii) all outstanding TWMH Interests, and all outstanding equity interests of each TWMH Subsidiary, have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which TWMH or any TWMH Subsidiary is a party.

(e) Each outstanding equity interest of each TWMH Subsidiary is owned by TWMH or another TWMH Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on TWMH’s or any TWMH Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and the TWMH Corporate Documents (in the case of TWMH) or equivalent organizational documents (in the case of the TWMH Subsidiaries).

(f) The TWMH Members collectively own directly and beneficially, all of the equity of TWMH (which are represented by the issued and outstanding TWMH Interests). Except for TWMH Interests held by the TWMH Members, no other equity or voting interest of the TWMH, or options, warrants or other rights to acquire any such equity or voting interest, of TWMH is authorized or issued and outstanding.

Section 4.04 Authority Relative to this Agreement. TWMH has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by TWMH of this Agreement, the execution and delivery at Closing by TWMH of each of the other Transaction Documents to which it is a party, and the consummation by TWMH of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of TWMH are necessary to authorize the entry into this Agreement or such other Transaction Documents or to consummate the Transactions. This Agreement has been and, at the Closing, each of the other Transaction Documents to which TWMH is a party will be, duly and validly executed and delivered by TWMH and, assuming the due authorization, execution and delivery by the other Parties thereto constitutes, or will at the Closing constitute, a legal, valid and binding obligation of TWMH, enforceable against TWMH in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by TWMH and each of the other Transaction Documents does not and, subject to receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of its obligations under this Agreement and each of the other Transaction Documents by TWMH will not (i) conflict with or violate the TWMH Corporate Documents (in the case of TWMH) or equivalent organizational documents (in the case of the TWMH Subsidiaries), (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to TWMH or any TWMH Subsidiary or by which any property or asset of TWMH or any TWMH Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of any Indebtedness, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of TWMH or any TWMH Subsidiary pursuant to, any TWMH Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.

(b) The execution and delivery by TWMH of this Agreement and each other Transaction Document to which it is a party does not and will not, and the performance by TWMH of its obligations under this Agreement and each other such Transaction Document will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, supra-national, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and the pre-merger notification requirements of the HSR Act, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.

Section 4.06 Permits; Compliance. Section 4.06 of the TWMH Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the TWMH Permits. TWMH or any applicable TWMH Subsidiary is in possession of all of the TWMH Permits, except where the failure to have such TWMH Permits would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole. No suspension or cancellation of any of the TWMH Permits is pending or, to the knowledge of TWMH, threatened in writing. Neither TWMH nor any TWMH Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to TWMH or any TWMH Subsidiary or by which any property or asset of TWMH or any TWMH Subsidiary is bound or affected, or (b) any TWMH Material Contract or TWMH Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole. “TWMH Permits” means all of the material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by TWMH or any TWMH Subsidiary necessary for TWMH or any applicable TWMH Subsidiary to own, lease and operate its or their properties or to carry on its or their business as it is now being conducted.

Section 4.07 Financial Statements.

(a) TWMH has made available to SPAC true and complete copies of the (i) audited consolidated balance sheet of TWMH and the TWMH Subsidiaries as of December 31, 2018, December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations and cash flows of TWMH and the TWMH Subsidiaries for each of the years then ended (collectively, the “TWMH Audited Financial Statements”), which are attached as Section 4.07(a) of the TWMH Disclosure Schedule, and which contain an unqualified report of TWMH’s auditors. Each of the TWMH Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of TWMH and the TWMH Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) TWMH has made available to SPAC a true and complete copy of the consolidated unaudited balance sheet of TWMH and the TWMH Subsidiaries as of June 30, 2021 (the “TWMH 2021 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of TWMH and the TWMH Subsidiaries for the six (6)-month period then ended, which are attached as Section 4.07(b) of the TWMH Disclosure Schedule (collectively, the “TWMH Unaudited Financial Statements”). The TWMH Unaudited Financial Statements were prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated, and fairly present, in all material respects, the financial position, results of operations and cash flows of TWMH and the TWMH Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c) The TWMH PCAOB Financials, when delivered by TWMH, shall (i) be prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end audit adjustments, (ii) be prepared in accordance with the auditing standards of the PCAOB, and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of TWMH and the TWMH Subsidiaries as at the dates thereof and for the periods indicated therein.

(d) Except as and to the extent set forth on the TWMH Audited Financial Statements or the TWMH 2021 Balance Sheet, neither TWMH nor any TWMH Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such TWMH 2021 Balance Sheet, (ii) obligations for future performance under any contract to which TWMH or any TWMH Subsidiary is a party or (iii) liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.

(e) Since January 1, 2018, (i) neither TWMH nor any TWMH Subsidiary nor, to the knowledge of TWMH, any director, officer, key employee, auditor, accountant or Representative of TWMH or any TWMH Subsidiary, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of TWMH or any TWMH Subsidiary or their respective internal accounting controls, including any such written complaint, allegation, assertion or claim that TWMH or any TWMH Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief operating officer, chief compliance officer, general counsel, TWMH Board or any committee thereof.

(f) To the knowledge of TWMH, since January 1, 2018, no employee of TWMH or any TWMH Subsidiary has provided or is providing information to any law enforcement agency regarding the commission of any crime or the violation of any applicable Law by TMWH or any TWMH Subsidiary. Since January 1, 2018, none of TWMH, any TWMH Subsidiary or, to the knowledge of TWMH, any officer or key employee of TWMH or any such TWMH Subsidiary has threatened or harassed or in any other manner discriminated against an employee of TWMH or any TWMH Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(g) All accounts receivable of TWMH and the TWMH Subsidiaries reflected on the TWMH 2021 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with US GAAP and, to the knowledge of TWMH, are collectible, subject to bad debts reserved on the TWMH 2021 Balance Sheet. To the knowledge of TWMH, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. To the knowledge of TWMH, TWMH’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the TWMH 2021 Balance Sheet, neither TWMH nor any of the TWMH Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which TWMH or any of the TWMH Subsidiaries sell services, fill orders or record sales.

(h) All accounts payable of TWMH and the TWMH Subsidiaries reflected on the TWMH 2021 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable (including, for the avoidance of doubt, where any applicable contract permits the counterparty a grace period and such grace period is yet to expire, or the parties to such contract have otherwise agreed that the applicable payment date shall be extended). Since the date of the TWMH 2021 Balance Sheet, neither TWMH nor the TWMH Subsidiaries have altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

Section 4.08 Absence of Certain Changes or Events. Since the date of the TWMH 2021 Balance Sheet, except as otherwise reflected in the TWMH Audited Financial Statements, or as expressly contemplated by this Agreement, (a) TWMH and the TWMH Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) TWMH and the TWMH Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any TWMH Material Adverse Effect, and (d) none of TWMH nor any TWMH Subsidiary has taken any action that, if taken after the date of this Agreement, would reasonably be expected to constitute a material breach of any of the covenants set forth in Section 9.01.

Section 4.09 Absence of Litigation. There is no material Action pending or, to the knowledge of TWMH, threatened against TWMH or any TWMH Subsidiary, or any property or asset of TWMH or any TWMH Subsidiary, before any Governmental Authority. Neither TWMH nor any TWMH Subsidiary nor any material property or asset of TWMH or any TWMH Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of TWMH, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10 Employee Benefit Plans.

(a) All non-standard employment contracts or agreements and contracts or agreements with non-entity, individual consultants to which TWMH or any TWMH Subsidiary is a party, except those that would not be material to TWMH and the TWMH Subsidiaries taken as a whole, with respect to which TWMH or any TWMH Subsidiary has any severance and/or change in control obligations (and, for the avoidance of doubt, excluding standard form agreements for employees outside of the United States and contracts or agreements that can be terminated at any time without severance or termination pay or upon notice of not more than 60 days), have been made available to SPAC (collectively, the “TWMH Service Agreements”) and set forth on Section 4.10(a) of the TWMH Disclosure Schedule. In addition, Section 4.10(a) of the TWMH Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject thereto) and all bonus, equity or equity-based compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation and other material employee benefit plans, programs or arrangements, in each case, which are sponsored, maintained and/or contributed to by TWMH or any TWMH Subsidiary for the benefit of any current or former employee, member, director or consultant, or under which TWMH or any TWMH Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise) (collectively, the “TWMH Plans”).

(b) With respect to each TWMH Plan, TWMH has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the three (3) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such TWMH Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any TWMH Plan since January 1, 2018. Neither TWMH nor any TWMH Subsidiary has any express commitment to modify, change or terminate any TWMH Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) Neither TWMH nor any of its ERISA Affiliates currently sponsors, maintains or contributes to, nor has, in the past six years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA as defined under Section 3(40) of ERISA.

(d) Except as would not be material to TWMH and the TWMH Subsidiaries taken as a whole, neither TWMH nor any TWMH Subsidiary is nor will be obligated, whether under any TWMH Plan, TWMH Service Agreement or otherwise, to pay separation, severance or termination to any current or former employee, director or independent contractor directly as a result of the Transactions, nor will the Transactions accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by TWMH or any TWMH Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the TWMH Plans nor TWMH Service Agreements provides, nor does TWMH nor any TWMH Subsidiary have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of TWMH or any TWMH Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f) Except as would not reasonably be expected to result in material liability to TWMH or any TWMH Subsidiary, each TWMH Plan and each TWMH Service Agreement is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. No Action is pending or, to the knowledge of TWMH, threatened with respect to any TWMH Plan (other than claims for benefits in the ordinary course) or TWMH Service Agreement and, to the knowledge of TWMH, no fact or event exists that could reasonably be expected to give rise to any material liability to TWMH or any TWHM Subsidiary in respect of any such Action.

(g) Each TWMH Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the TWMH Plan for which determination letters are currently available that the TWMH Plan is so qualified and each trust established in connection with such TWMH Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS and, in either case, to the knowledge of TWMH, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such TWMH Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any TWMH Plan that would reasonably be expected to result in material liability to TWMH or any of the TWMH Subsidiaries. There have been no acts or omissions by TWMH or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code in respect of any TWMH Plan for which TWMH or, to the extent TWMH could reasonably be expected to incur any liability, any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any TWMH Plan have been timely made to the extent due or properly accrued to the extent required under US GAAP on the consolidated financial statements of TWMH and the TWMH Subsidiaries, except as would not result in material liability to TWMH and the TWMH Subsidiaries.

(j) TWMH and, to the extent TWMH could reasonably be expected to incur any liability, each of its ERISA Affiliates have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each TWMH Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) TWMH and each TWMH Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “TWMH Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject TWMH, any ERISA Affiliate (to the extent TWMH could reasonably be expected to incur any liability) or any TWMH Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each TWMH Plan and each TWMH Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No TWMH Plan or TWMH Service Agreement provides for any gross ups for any taxes imposed under Sections 409A and/or 4999 of the Code.

Section 4.11 Labor and Employment Matters.

(a) As of the date hereof and since January 1, 2018, except as would not be material to TWMH and the TWMH Subsidiaries, taken as a whole, all compensation, including wages, commissions, bonuses, fees and other compensation due and payable to all employees, independent contractors or consultants of TWMH or any TWMH Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in TWMH’s financial statements) .

(b) (i) There are no material Actions pending or, to the knowledge of TWMH, threatened against TWMH or any TWMH Subsidiary by any of their respective current or former employees, which Actions would be material to TWMH and the TWMH Subsidiaries, taken as a whole; (ii) neither TWMH nor any TWMH Subsidiary is, nor has been since January 1, 2018, a party to, bound by, or negotiating any collective bargaining agreement, work rules or practices, or any other labor-related agreement, arrangement or contract with a labor union, trade union, works council or labor organization applicable to persons employed by TWMH or any TWMH Subsidiary, nor, has any labor union, trade union, labor organization or group of employees of TWMH or any TWMH Subsidiary made a pending demand (in writing) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the knowledge of TWMH, there are not any formal proceedings of any labor union to organize any such employees; (iv) there are no Unfair Labor Practice (as defined under the National Labor Relations Act) complaints pending against TWMH or any TWMH Subsidiary before the National Labor Relations Board; and (v) since January 1, 2018, there has not been any strike, material slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or dispute affecting, or, to the knowledge of TWMH, threat thereof, by or with respect to any employees of TWMH or any TWMH Subsidiary.

(c) TWMH and the TWMH Subsidiaries are and since January 1, 2018 have been in compliance in all material respects with all applicable Laws relating to the employment of labor, including all contractual commitments and all such laws relating to employment practices, employment discrimination or harassment in employment, terms and conditions of employment, termination of employment, employee whistle-blowing, employee privacy, defamation, background checks and other consumer reports regarding employees and applicants, negligent hiring or retention, affirmative action and other employment-related obligations on federal contractors and subcontractors, labor relations, immigration and employment eligibility verification, meal and rest breaks, pay equity, workers’ compensation, unemployment insurance, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, overtime pay, classification of employees, consultants and independent contractors, pension benefits, severance, collective bargaining and the payment and withholding of Taxes (collectively “Employment Matters”).

(d) Except as would not be material to TWMH and the TWMH Subsidiaries taken as a whole, there are no, and since January 1, 2018 there have been no, pending, or to the knowledge of TWMH, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of TWMH or any TWMH Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.

(e) Each of TWMH and the TWMH Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(f) To the knowledge of TWMH, except as would not be material to TWMH and the TWMH Subsidiaries taken as a whole, (i) no employee or independent contractor of TWMH or any TWMH Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement, proprietary information agreement, or intellectual property agreement; and (ii) the continued employment by TWMH and the TWMH Subsidiaries of their respective employees, and the performance of the contracts with TWMH and the TWMH Subsidiaries by their respective independent contractors, will not result in any such violation. Neither TWMH nor any of the TWMH Subsidiaries has received any written notice alleging that any such violation has occurred since January 1, 2018.

(g) Neither TWMH nor any of the TWMH Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of TWMH or any of the TWMH Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of TWMH or any of the TWMH Subsidiaries; and neither TWMH nor any of the TWMH Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No employee of TWMH nor any of the TWMH Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the past six (6) months.

Section 4.12 Real Property; Title to Assets.

(a) None of TWMH or any TWMH Subsidiary owns any real property.

(b) Section 4.12(b) of the TWMH Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which TWMH or any TWMH Subsidiary leases, subleases or licenses a real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “TWMH Lease Documents”). True, correct and complete copies of all TWMH Lease Documents have been made available to SPAC. There are no leases, subleases, concessions or other contracts granting to any person other than TWMH or the TWMH Subsidiaries the right to use or occupy any Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by TWMH or any TWMH Subsidiary or, to TWMH’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole. Neither TWMH nor any TWMH Subsidiary has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of TWMH or any TWMH Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.

(d) Each of TWMH and the TWMH Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its material properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the TWMH Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned by TWMH or any TWMH Subsidiary (“TWMH Registered IP”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any material Company-Licensed IP, including for the Software or Business Systems of any other persons that are material to the Products and/or business of TWMH or any TWMH Subsidiary as currently conducted (other than (x) unmodified (save for pricing, duration and administrative details), commercially available, “off-the-shelf” Software or (y) Software or Business Systems with a replacement cost or aggregate annual license and maintenance fees of less than $50,000) or (z) Open Source Software; and (iii) any Software or other unregistered Intellectual Property owned or purported to be owned by TWMH or any TWMH Subsidiary that is material to the business of, TWMH or any TWMH Subsidiary as currently conducted and would have a replacement cost of more than $50,000. The Company IP specified on Section 4.13(a) of the TWMH Disclosure Schedule, constitutes all material Intellectual Property rights used in the operation of the business of TWMH and the TWMH Subsidiaries as of the date hereof.

(b) TWMH or a TWMH Subsidiary solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of TWMH, valid and enforceable. No loss or expiration of any material Company-Owned IP is pending or, to the knowledge of TWMH, threatened.

(c) TWMH and each of its applicable TWMH Subsidiaries have taken and take commercially reasonable actions to maintain, protect and enforce Company Owned IP and other Confidential Information in its possession or control. Neither TWMH nor any TWMH Subsidiary has disclosed any Confidential Information that is material to the business of TWMH and any applicable TWMH Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i) There have been no claims properly filed with a Governmental Authority and served on TWMH or any TWMH Subsidiary, or threatened in writing (including email) to be filed, against TWMH or any TWMH Subsidiary with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the TWMH Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property from any other Person); (ii)  the operation of the business of TWMH and the TWMH Subsidiaries (including the including (x) the design, development, hosting, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision and/or use of any Products and/or Company-Owned IP and (y) to the knowledge of TWMH, TWMH’s or any of the TWMH Subsidiaries’ use of any product, device, process or service used in such business as previously conducted, currently conducted) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons, and the operation of the business of TWMH and the TWMH Subsidiaries as described above, to the knowledge of TWMH, does not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which TWMH or any TWMH Subsidiary conducts business or in which Products are hosted, marketed, distributed, published, licensed or sold; (iii) to the knowledge of TWMH, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither TWMH nor any of the TWMH Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All current and past founders, officers, management employees and contractors who have contributed, developed or conceived any material Company-Owned IP have executed valid, written agreements with TWMH or one of the TWMH Subsidiaries substantially in the form made available to SPAC, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with TWMH or the applicable TWMH Subsidiary, have assigned to TWMH or the applicable TWMH Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with TWMH or the applicable TWMH Subsidiary (and, with respect to any founders, created for or on behalf or in contemplation of TWMH or any of the TWMH Subsidiaries (i) prior to the inception of TWMH or any of the TWMH Subsidiaries or (ii) prior to their commencement of employment or engagement with TWMH or any of the TWMH Subsidiaries), and have irrevocably waived their “moral rights” in favor of TWMH or the applicable TWMH Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.

(f) TWMH and the TWMH Subsidiaries do not use and, since January 1, 2018 have not used any Open Source Software or any modification or derivative thereof in a manner that (i) would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii)  requires or has required TWMH or any TWMH Subsidiary to disclose or distribute the source code to any Product components or Business Systems owned or purported to be owned by TWMH or any TWMH Subsidiary which are incorporated in or necessary for the use of the Products, to license or provide the source code to any such Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code (excluding the Open Source Software originally used, if any) to any of the Product components at no or minimal charge.

(g) TWMH or the TWMH Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems and such Business Systems are sufficient for the needs of the business of TWMH and any of the TWMH Subsidiaries as currently conducted. TWMH and the TWMH Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2018, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. TWMH and each of the TWMH Subsidiaries have purchased a sufficient (for the conduct of the business as currently conducted) number of seat licenses for their Business Systems.

(h) TWMH and each of the TWMH Subsidiaries currently comply and since January 1, 2018 complied in all material respects with all applicable Privacy and Data Security Requirements. TWMH and the TWMH Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by TWMH or any TWMH Subsidiary, including implementing industry standard tools designed to prevent the introduction of Disabling Devices. Neither TWMH nor any TWMH Subsidiary has inserted and, to the knowledge of TWMH, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2018, neither TWMH nor any of the TWMH Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or contracts entered into by TWMH or any TWMH Subsidiary; or (y) been subject to or received written notice of any material Action by any Governmental Authority or any Client, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the material violation of any applicable Privacy and Data Security Requirements, and, to TWMH’s knowledge, there is no reasonable basis for the same.

(i) Except as would not reasonably be expected to be material to TWMH and the TWMH Subsidiaries taken as a whole, TWMH or one of the TWMH Subsidiaries exclusively owns and/or possesses all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which TWMH and the TWMH Subsidiaries receive and use such Business Data prior to the Closing Date. TWMH and the TWMH Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit SPAC from receiving or using Personal Information or other Business Data, in the manner in which TWMH and the TWMH Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in material liabilities in connection with Privacy and Data Security Requirements.

Section 4.14 Taxes.

(a) TWMH and each of the TWMH Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required by any applicable Laws to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that TWMH or any of the TWMH Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the TWMH Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Umbrella Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment; and (iv) do not have any dispute, non-routine audit, examination or other Action in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither TWMH nor any TWMH Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(c) None of TWMH nor any TWMH Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) or other agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (vi) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Sections 951, 951A, or 956 of the Code; (vii) forgiveness, pursuant to COVID-19 Measures, of liabilities incurred prior to the Closing by TWMH or any TWMH Subsidiary. TWMH and the TWMH Subsidiaries are not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. TWMH and the TWMH Subsidiaries have not, pursuant to COVID-19 Measures, deferred the payment of any payroll Taxes the due date for the original payment of which was on or prior to the Closing Date.

(d) Each of TWMH and the TWMH Subsidiaries has withheld and (to the extent legally required) paid to the appropriate Tax Authority all material Taxes required by any applicable Laws to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e) Neither TWMH nor any of the TWMH Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which TWMH was the common parent).

(f) Neither TWMH nor any of the TWMH Subsidiaries has any material liability for the Taxes of any person (other than TWMH and the TWMH Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).

(g) Neither TWMH nor any of the TWMH Subsidiaries has any request for a ruling in respect of Taxes pending between TWMH or any TWMH Subsidiary and any Tax Authority.

(h) TWMH has made available to SPAC true, correct and complete copies of the U.S. federal income Tax Returns filed by TWMH and the TWMH Subsidiaries for each Tax period for which the statute of limitations for assessments remains open.

(i) Neither TWMH nor any of the TWMH Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither TWMH nor any of the TWMH Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c) or Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other U.S. or non-U.S. Tax Authority has asserted in writing or, to the knowledge of TWMH, has threatened to assert against TWMH or any TWMH Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax Liens upon any assets of TWMH or any of the TWMH Subsidiaries except for Permitted Liens.

(m) At all times since its date of formation until the effective time of the TWMH/TIG Entities Reorganization, TWMH has been classified as a partnership for U.S. federal and applicable state and local income Tax purposes. At all times since the effective time of the TWMH/TIG Entities Reorganization, TWMH has been classified as a disregarded entity for U.S. federal and applicable state and local income Tax purposes. The classification for U.S. federal and applicable state and local income Tax purposes of each of the TWMH Subsidiaries after the TWMH/TIG Entities Reorganization shall be as set forth in Section 4.14(m) of the TWMH Disclosure Schedule.

(n) Neither TWMH nor any TWMH Subsidiary has received a written notice from a Tax Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) TWMH and each TWMH Subsidiary have complied with transfer pricing requirements pursuant to applicable Laws in all material respects.

Section 4.15 Environmental Matters. (a) None of TWMH nor any of the TWMH Subsidiaries has materially violated since January 1, 2018 or is in material violation of applicable Environmental Law; (b) to the knowledge of TWMH, none of the properties currently or formerly owned, leased or operated by TWMH or any TWMH Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by TA or any TWMH Subsidiary pursuant to applicable Environmental Laws; (c) to TWMH’s knowledge, none of TWMH nor any of the TWMH Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of TWMH and each TWMH Subsidiary has all material permits, licenses and other authorizations required of each of TWMH and each TWMH Subsidiary under applicable Environmental Law (“TWMH Environmental Permits”); (e) each of TWMH and each TWMH Subsidiary is in compliance with its TWMH Environmental Permits, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole; and (f) TWMH has delivered to SPAC true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of TWMH or any TWMH Subsidiary in relation to the current or prior business of TWMH and the TWMH Subsidiaries or any real property presently or formerly owned, leased, or operated by TWMH or any TWMH Subsidiary (or its or their predecessors) that are in the possession, custody or control of TWMH or any TWMH Subsidiary.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the TWMH Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which TWMH or any TWMH Subsidiary is a party (such contracts and agreements as are required to be set forth on Section 4.16(a) of the TWMH Disclosure Schedule being the “TWMH Material Contracts”):

(i) each (A) contract and agreement with consideration paid or payable to TWMH or any TWMH Subsidiary of more than $750,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020 and (B) Advisory Agreement entered into by TWMH and the TWMH Subsidiaries with consideration paid or payable to TWMH or any TWMH Subsidiary of more than $500,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;

(ii) each contract and agreement with suppliers to TWMH or any of the TWMH Subsidiaries for expenditures paid or payable by TWMH or any TWMH Subsidiary of more than $750,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;

(iii) all broker, distributor, dealer, and placement agent agreements to which TWMH or any TWMH Subsidiary is a party that are material to the business of TWMH;

(iv) all contracts providing for the development of any material Software or Intellectual Property, independently or jointly, either by or for TWMH or any TWMH Subsidiary (other than employment contracts, employee invention assignment agreements and consulting agreements with authors on substantially the form as TWMH’s or any TWMH Subsidiary’s standard form of agreement);

(v) all contracts and agreements evidencing Indebtedness;

(vi) all joint venture, profit sharing, carry interest or similar agreements;

(vii) all contracts and agreements with any Governmental Authority to which TWMH or any TWMH Subsidiary is a party, other than any TWMH Permits;

(viii) all contracts and agreements that materially limit, or purport to materially limit, the ability of TWMH or any TWMH Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person;

(ix) all contracts or arrangements that result in any person or entity holding a power of attorney from TWMH or any TWMH Subsidiary that relates to TWMH, any TWMH Subsidiary or their respective businesses, in each case, other than in the ordinary course of business;

(x) all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(xi) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the TWMH Disclosure Schedule;

(xii) contracts which involve the license or grant of rights to Company-Owned IP by TWMH or any TWMH Subsidiary, but excluding any (i) nonexclusive licenses (or sublicenses) of Company-Owned IP granted to Clients and (ii) non-disclosure agreements, in each case, entered into in the ordinary course of business; and

(xiii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to TWMH and the TWMH Subsidiaries, taken as a whole.

(b) (i) Each TWMH Material Contract is a legal, valid and binding obligation of TWMH or the TWMH Subsidiary party thereto and, to the knowledge of TWMH, is enforceable in accordance with its terms against the other parties thereto, there are, to the knowledge of TWMH, no grounds for termination, rescission, avoidance or repudiation of any TWMH Material Contract, and neither TWMH nor any TWMH Subsidiary is in breach or violation of, or default under, any TWMH Material Contract nor has any TWMH Material Contract been canceled by the other party, except for breaches, defaults or cancellations as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole; (ii) to TWMH’s knowledge, no other party is in material breach or violation of, or material default under, any TWMH Material Contract; and (iii) TWMH and the TWMH Subsidiaries have not received any written claim of default under any such TWMH Material Contract. TWMH has furnished or made available to SPAC true and materially complete copies of all TWMH Material Contracts without redaction (other than template investment management agreements), including amendments thereto that are material in nature.

Section 4.17 Insurance.

(a) Section 4.17(a) of the TWMH Disclosure Schedule sets forth, with respect to each material insurance policy under which TWMH or any TWMH Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is TWMH or any TWMH Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither TWMH nor any TWMH Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of TWMH, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of TWMH, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18 Board Approval; Vote Required. The TWMH Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions by the TWMH Members. The TWMH Members Written Consent, if executed and delivered to SPAC, would qualify as the TWMH Requisite Approval necessary to approve and adopt this Agreement and the Transactions and no additional approval or vote from any TWMH Members would then be necessary to approve and adopt this Agreement and the Transactions and consummate the Transactions.

Section 4.19 Certain Business Practices.

(a) Since January 1, 2018, none of TWMH, any TWMH Subsidiary nor, to the knowledge of TWMH, any directors or officers, agents or employees of TWMH or any TWMH Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-bribery Law; or (iii) made any payment in the nature of criminal bribery, corruption or Money Laundering.

(b) To the extent required by applicable Law, TWMH and each TWMH Subsidiary has adopted, and maintained, customary “know-your-customer” and anti-Money Laundering programs and reporting procedures covering TWMH’s and the TWMH Subsidiaries’ businesses, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying Money Laundering with respect to TWMH’s and the TWMH Subsidiaries’ businesses.

Section 4.20 Sanctions Laws.

(a) None of TWMH, any TWMH Subsidiary, nor, to TWMH’s knowledge, any of their respective directors, officers, employees or agents, in each case while engaged by TWMH or any TWMH Subsidiary, was or is a Restricted Person.

(b) None of TWMH, any TWMH Subsidiary, nor, to TWMH’s knowledge, any of their respective directors, officers, employees or agents, is in violation of, or has violated, Sanctions Laws.

(c) None of TWMH, any TWMH Subsidiary, nor to TWMH’s knowledge, any of their respective directors, officers, employees or agents:

(i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws; or

(ii) has made a voluntary, directed, or involuntary disclosure to any governmental authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws.

Section 4.21 Interested Party Transactions. Except for (a) employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, or (b) investment or co-investment activity or opportunities provided by TWMH or a TWMH Subsidiary to its directors, officers, partners, shareholders or other affiliates no director, manager, officer or other affiliate of TWMH or any TWMH Subsidiary, to TWMH’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that TWMH or any TWMH Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, TWMH or any TWMH Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the TWMH Disclosure Schedule; or (d) any contractual or other arrangement with TWMH or any TWMH Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21. Neither TWMH nor the TWMH Subsidiaries have, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of TWMH or any of the TWMH Subsidiaries or (ii) materially modified any term of any such extension or maintenance of credit.

Section 4.22 RIA Compliance Matters.

(a) Section 4.22(a) of the TWMH Disclosure Schedule lists the name of each TWMH RIA Entity and each jurisdiction in which it is, or since January 1, 2018 has been, registered to provide Investment Advisory Services, in each case as of the date hereof. Each TWMH RIA Entity is and has been, at all times required by applicable Law since January 1, 2018, duly registered as an investment adviser under applicable Law (if required to be so registered under applicable Law) or exempt therefrom, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole. Except for the TWMH RIA Entities, neither TWMH nor any TWMH Subsidiary provides Investment Advisory Services in any jurisdiction where it is not registered to do so or is required to be registered to provide Investment Advisory Services under applicable Law, except in either case as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.

(b) Since January 1, 2018, each Form ADV and each amendment to Form ADV of each TWMH U.S. RIA Entity, has been timely filed and as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date), did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.

(c) Each TWMH RIA Entity has designated and approved a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act or other applicable Law. Each TWMH RIA Entity has established in compliance with requirements of applicable Law, and maintained in effect at all times required by applicable Law since January 1, 2018, (i) written anti-Money Laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written policies and procedures designed to protect non-public personal information about Clients and other third parties, (v) written recordkeeping policies and procedures, and (vi) other policies required to be maintained by such TWMH RIA Entity under applicable Law, including (to the extent applicable) Rules 204A-1 and 206(4)-7 under the Investment Advisers Act, except, in each case under clauses (i)-(vii), as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.

(d) With respect to each TWMH U.S. RIA Entity, except as would not reasonably be expected to be, individually or in the aggregate, material to TWMH and the TWMH Subsidiaries, taken as a whole, (i) none of such TWMH U.S. RIA Entity, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of TWMH, any of such TWMH U.S. RIA Entity’s other “associated persons” (as defined in the Investment Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such TWMH U.S. RIA Entity or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) is there any Action pending or, to the knowledge of TWMH, threatened in writing by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of such TWMH U.S. RIA Entity, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification. None of TWMH, any of the TWMH Subsidiaries, any officer, director or employee thereof or, to the knowledge of TWMH, any other “affiliated person” (as defined in the Investment Company Act) thereof is subject to ineligibility pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a Public Fund, nor is there any Action pending or, to the knowledge of TWMH, threatened in writing, by any Governmental Authority, which would provide a basis for such ineligibility which would reasonably be expected to be, individually or in the aggregate, material to TWMH and the TWMH Subsidiaries, taken as a whole. Each employee of TWMH or any of the TWMH Subsidiaries who is required to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.

(e) Each TWMH RIA Entity is, and since January 1, 2018, has been, in compliance with (i) the applicable provisions of the Investment Advisers Act and/or (ii) all other applicable Laws of the jurisdictions in which such TWMH RIA Entity acts as an investment adviser, except in each case under the foregoing clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.

(f) As of the date hereof, no TWMH RIA Entity is currently subject to, or has received written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority. Each TWMH RIA Entity that has in the past undergone an examination, inspection, investigation or inquiry from a Governmental Authority and that has received, at the conclusion thereof, communication from such Governmental Authority regarding the outcome of such examination, inspection, investigation or inquiry (e.g., a “deficiency letter” or other such communication), has (i) timely responded, to the extent required, to such communication and (ii) remedied or otherwise corrected any issue(s) or compliance matter(s) identified in such communication in the manner asserted in such responsive communication, and has experienced no repeated incidents of the nature identified by the Governmental Authority in its communication to the TWMH RIA Entity that would lead to possible “recidivist” status, except to the extent as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries (including as a result of discovery by any Governmental Authority in a future examination, inspection, investigation or inquiry), taken as a whole.

(g) No TWMH RIA Entity is prohibited from charging fees to any Person pursuant to “pay-to-play” rule or requirement applicable to such TWMH RIA Entity (including, with respect to each TWMH U.S. RIA Entity, Rule 206(4)-5 under the Investment Advisers Act), except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.

(h) Neither TWMH nor any TWMH Subsidiary has, since January 1, 2018, entered into or been a party to any effective agreement with any person to (i) solicit or find investors for investment in any Fund or (ii) solicit or find investment advisory clients for TWMH or any TWMH Subsidiary, except (A) in the case of (i), persons who either are and at all times relevant were registered with any and all Government Authorities and/or Self-Regulatory Organizations as required by Law to conduct such activities or are and at all times relevant were exempt from such registration under applicable Law and (B) in the case of (ii), pursuant to a written agreement in conformance with the “cash solicitation rule” then applicable under the Investment Advisers Act.

Section 4.23 Client Agreements.

(a) Each Advisory Agreement entered into by TWMH or a TWMH Subsidiary includes all provisions required by and complies in all respects with the Investment Advisers Act and other applicable Law, except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole, each Client’s account is being managed, and has since January 1, 2018 (or inception of the relationship, if later) been managed, by the applicable TWMH RIA Entity in compliance with (i) applicable Law, (ii) the Client’s Advisory Agreement, and (iii) the Client’s written investment objectives, policies and restrictions agreed to by such TWMH RIA Entity.

(c) No TWMH RIA Entity provides Investment Advisory Services to any person other than the Clients. Each TWMH RIA Entity provides Investment Advisory Services to Clients solely pursuant to written Advisory Agreements.

Section 4.24 Funds.

(a) Neither TWMH nor any TWMH Subsidiary currently advises, has plans to commence advising, or since January 1, 2018 has advised, any Funds other than Private Funds.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to TWMH and the TWMH Subsidiaries, taken as a whole:

(i) Each Private Fund advised by TWMH or any TWMH Subsidiary currently is, and has since January 1, 2018 been operated, in compliance with (A) applicable Law, (B) its governing documents, registration statements, prospectuses, offering documents and agreements, and (C) its written investment objectives, policies and restrictions.

(ii) No Private Fund advised by TWMH or any TWMH Subsidiary since January 1, 2018 is or was while under such management required to register as an investment company under the Investment Company Act.

(iii) Since January 1, 2018, none of the offering memoranda used in connection with an offering of shares, units or interests of any Private Fund advised by TWMH or any TWMH Subsidiary, including any supplemental advertising and marketing materials prepared by or on behalf of TWMH or any TWMH Subsidiary thereof, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iv) There are no liabilities or obligations of any Fund advised by TWMH or any TWMH Subsidiary of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than for each Private Fund advised by TWMH or any TWMH Subsidiary, which such liabilities or obligations are disclosed and provided for in the balance sheet of such Private Fund or referred to in the notes thereto contained in the most recent report (A) distributed by such Private Fund to its shareholders or other interest holders or (B) as applicable, filed with a non-US Governmental Authority or Self-Regulatory Organization.

(v) There are no Actions pending or, to the knowledge of TWMH, threatened in writing, before any Governmental Authority or Self-Regulatory Organization, or before any arbitrator of any nature, brought by or against any of the Private Funds advised by TWMH or any TWMH Subsidiary or any of their officers or directors involving or relating to such Private Funds, the assets, properties or rights of any such Private Funds.

(vi) No Private Fund advised by TWMH or any TWMH Subsidiary is suspending redemptions and there are no material outstanding written requests for redemptions in any of such Funds.

Section 4.25 Broker-Dealer Compliance Matters. None of TWMH, any TWMH Subsidiary, or any affiliate of TWMH has been: (a) registered as a Broker-Dealer with the SEC or any state and other jurisdictions in which it would be required to be so registered, or has been required to be so registered or (b) a member firm of FINRA or any other broker-dealer Self-Regulatory Organization. No natural person controlling, controlled by, or under common control with TWMH, or otherwise associated with such an entity has been or is now engaged in functions that require him or her to be licensed as a representative or principal of, and registered with, any Broker-Dealer or a member firm of FINRA or under any state or other jurisdiction or, if so registered, any such registration is not and has not been, suspended, revoked or rescinded and remain in full force and effect.

Section 4.26 CPO/CTA Compliance. Except as would not, individually or in the aggregate, reasonably be expected to be material to TWMH and the TWMH Subsidiaries, taken as a whole:

(a) Each CPO/CTA Subsidiary (i) is duly registered as a CPO/CTA or exempt from registration under the CEA, (ii) is a member in good standing of the NFA and (iii) has, since January 1, 2018, operated in compliance in all material respects with the rules and regulations of the CEA, the CFTC and the NFA. Neither TWMH nor any TWMH Subsidiary is required to be registered as a CPO/CTA (the “Exempt CTA/CPO Entities”). Each Exempt CTA/CPO Entity has duly claimed, and, since January 1, 2018, has complied to the extent required with, an exemption from registration as a CPO/CTA. Each natural Person whose functions require him or her to be licensed as an associated person of, and registered with, a CPO/CTA Subsidiary is registered with the NFA and such registrations are not, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one entity in any jurisdiction where such multiple registrations would violate any applicable Law. Each natural Person who is required to be listed as a principal of a CPO/CTA Subsidiary has filed a current Form 8-R with the NFA, which is accurate in all material respects.

(b) The current Form 7-R of each CPO/CTA Subsidiary is, and any Form 7-R of TWMH or any affiliate filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the CEA, the rules thereunder and the rules of any Self- Regulatory Organization, as applicable.

(c) (i) None of the CPO/CTA Subsidiaries, or any of their affiliates, nor any of their “associated persons” (as defined in CFTC Rule 1.3) or “principals” (as defined in CFTC Rule 3.1) is (A) ineligible to serve as an “associated person” or “principal” of a CPO/CTA (B) subject to a “statutory disqualification” under Section 8a(2) of the CEA, (C) subject to any material disciplinary Actions that would be required to be disclosed on Form 7-R or Form 8-R (and which disciplinary Actions are not actually disclosed on such Person’s current Form 7-R or current Form 8-R) to the extent that such Person or its associated persons or principals is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as a CPO/CTA or associated person or principal of a CPO/CTA under Section 8a(4) of the CEA, and (ii) there is no Action pending or, to the knowledge of TWMH, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (A), (B), (C) and (D).

(d) No fact relating to a CPO/CTA Subsidiary or any “principal” of a CPO/CTA Subsidiary, as defined in Form 8-R, requires any response in the affirmative to any question relating to “Criminal Disclosures” in the Form 7-R or in the principal’s Form 8-R, except to the extent that such facts have been reflected on such forms.

(e) To the knowledge of TWMH, no Governmental Authority has, since January 1, 2018, formally initiated any Action into a CPO/CTA Subsidiary and no CPO/CTA Subsidiary has received any written indication of the commencement of an Action from the CFTC, the NFA or any other Governmental Authority, or other notice alleging any material noncompliance with any applicable Law governing its operations.

(f) None of TWMH, any TWMH Subsidiary, or any affiliate of TWMH is or has been registered with the CFTC as an FCM, or is registered with the NFA or any other Governmental Authority as an FCM, or has been required to be so registered.

Section 4.27 Exchange Act. Neither TWMH nor any TWMH Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.28 Brokers. Except for Piper Sandler Companies (“Piper”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of TWMH or any TWMH Subsidiary.

Section 4.29 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the TWMH Disclosure Schedule), TWMH (on behalf of itself, the TWMH Subsidiaries, each of their affiliates, and such person’s directors, managers, officers and employees) hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at law or in equity) with respect to TWMH, the TWMH Subsidiaries, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, TWMH or the TWMH Subsidiaries, and any such representations or warranties are expressly disclaimed, and no such liability shall attach to TWMH (or the TWMH Subsidiaries, each of their affiliates, and such person’s directors, managers, officers and employees) in respect of the accuracy or completeness of any information provided or made available to SPAC. TWMH acknowledges and agrees that it is not relying on any representation or warranty by any other Party in entering into this Agreement, except those representations and warranties expressly set forth in this Agreement.

Article V.

REPRESENTATIONS AND WARRANTIES OF TIG ENTITIES

Except as set forth in the disclosure schedule delivered by the TIG Entities in connection with this Agreement (the “TIG Disclosure Schedule”), each of the TIG Entities, jointly and severally, hereby represents and warrants to the Cartesian Entities as follows:

Section 5.01 Organization and Qualification; Subsidiaries.

(a) Each of the TIG Entities and each Subsidiary of each of the TIG Entities (each a “TIG Subsidiary” and collectively, the “TIG Subsidiaries”), is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the TIG Entities and each TIG Subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a TIG Material Adverse Effect.

(b) A true and complete list of all TIG Subsidiaries, together with the jurisdiction of formation or other organization of each such TIG Subsidiary and the percentage of the outstanding equity interest of each TIG Subsidiary owned by the TIG Entities and each other TIG Subsidiary, is set forth in Section 5.01(b) of the TIG Disclosure Schedule. The TIG Entities do not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 5.02 Organizational Documents. The TIG Entities have prior to the date of this Agreement made available complete and correct copies of the TIG GP Corporate Documents (in the case of the TIG GP), the TIG MGMT Corporate Documents (in the case of the TIG MGMT) or equivalent organizational documents (in the case of the TIG Subsidiaries), each as amended to date. The TIG GP Corporate Documents (in the case of the TIG GP), the TIG MGMT Corporate Documents (in the case of the TIG MGMT) or equivalent organizational documents (in the case of the TIG Subsidiaries) are in full force and effect. TIG GP is not in violation of any of the provisions of the TIG GP Corporate Documents, TIG MGMT is not in violation of any of the provisions of the TIG MGMT Corporate Documents and none of the TIG Subsidiaries is in violation of any of the provisions of any equivalent organizational documents.

Section 5.03 Capitalization.

(a) As of the date hereof, (i) 100% of the TIG GP Interests are issued and outstanding and (ii) 100% of the TIG MGMT Interests are issued and outstanding.

(b) Except as set forth in the TIG GP Corporate Documents or TIG MGMT Corporate Documents, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued limited liability company interests, or other equity interests, in either of the TIG Entities or any TIG Subsidiary or obligating either of the TIG Entities or any TIG Subsidiary to issue or sell any limited liability company interests, or other equity interests, in the TIG Entities or any TIG Subsidiary, (ii) none of the TIG Entities nor any TIG Subsidiary is a party to, or otherwise bound by, and none of the TIG Entities nor any TIG Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights, and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of TIG Interests or any of the equity interests or other securities of the TIG Entities or any of the TIG Subsidiaries. Neither of the TIG Entities owns any equity interests in any person, other than TIG Subsidiaries.

(c) There are no outstanding contractual obligations of either of the TIG Entities or any TIG Subsidiary to repurchase, redeem or otherwise acquire any limited liability company interest of the either of the TIG Entities or any equity interest of any TIG Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a TIG Subsidiary.

(d) (i) There are no commitments or agreements of any character to which either of the TIG Entities are bound obligating either of the TIG Entities to accelerate the vesting of any option of TIG GP or TIG MGMT, as applicable, as a result of the Transactions, and (ii) all outstanding TIG GP Interests, and all outstanding TIG MGMT Interests and all outstanding equity interests of each TIG Subsidiary, have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the TIG Entities or any TIG Subsidiary is a party.

(e) Each outstanding equity interest of each TIG Subsidiary is owned by one of the TIG Entities or another TIG Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the TIG Entities’ or any TIG Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and TIG GP Corporate Documents (in the case of the TIG GP), the TIG MGMT Corporate Documents (in the case of the TIG MGMT) or equivalent organizational documents (in the case of the TIG Subsidiaries).

(f) The TIG GP Members collectively own directly and beneficially, all of the equity of TIG GP (which are represented by the issued and outstanding TIG GP Interests) and the TIG MGMT Members collectively own directly and beneficially, all of the equity of TIG MGMT (which are represented by the issued and outstanding TIG MGMT Interests). Except for the (a) TIG GP Interests held by the TIG GP Members, no other equity or voting interest of TIG GP, or options, warrants or other rights to acquire any such equity or voting interest, of TIG GP is authorized or issued and outstanding and (b) TIG MGMT Interests held by the TIG MGMT Members, no other equity or voting interest of TIG MGMT, or options, warrants or other rights to acquire any such equity or voting interest, of TIG MGMT is authorized or issued and outstanding.

Section 5.04 Authority Relative to this Agreement. Each of the TIG Entities has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of the TIG Entities of this Agreement, the execution and delivery at Closing by each of the TIG Entities of each of the other Transaction Documents to which it is a party, and the consummation by each of the TIG Entities of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of each of the TIG Entities are necessary to authorize the entry into this Agreement or such other Transaction Documents or to consummate the Transactions. This Agreement has been and, at the Closing, each of the other Transaction Documents to which each of the TIG Entities is a party will be, duly and validly executed and delivered by each of the TIG Entities and, assuming the due authorization, execution and delivery by the other Parties thereto constitutes, or will at the Closing constitute, a legal, valid and binding obligation of each of the TIG Entities, enforceable against each of the TIG Entities in accordance with its terms, except as limited by the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by each of the TIG Entities of this Agreement and each of the other Transaction Documents does not and, subject to the receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 5.05(b), the performance of their obligations under this Agreement and each of the other Transaction Documents by each of the TIG Entities will not (i) conflict with or violate the TIG GP Corporate Documents (in the case of the TIG GP), the TIG MGMT Corporate Documents (in the case of the TIG MGMT) or equivalent organizational documents (in the case of the TIG Subsidiaries), (ii) conflict with or violate any Law applicable to the TIG Entities or any TIG Subsidiary or by which any property or asset of the TIG Entities or any TIG Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, any Indebtedness, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of either of the TIG Entities or any TIG Subsidiary pursuant to, any TIG Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole.

(b) The execution and delivery by each of the TIG Entities of this Agreement and each other Transaction Document to which they are a party does not and will not, and the performance by each of the TIG Entities of its obligations under this Agreement and each other such Transaction Document will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, state securities or Blue Sky Laws and the pre-merger notification requirements of the HSR Act, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to result, individually or in the aggregate, in a TIG Material Adverse Effect.

Section 5.06 Permits; Compliance. Section 5.06 of the TIG Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the TIG Permits. The applicable TIG Entity or any applicable TIG Subsidiary is in possession of all of the TIG Permits, except where the failure to have such TIG Permits would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole. No suspension or cancellation of any of the TIG Permits is pending or, to the knowledge of the TIG Entities, threatened in writing. Neither of the TIG Entities nor any TIG Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to either of the TIG Entities or any TIG Subsidiary or by which any property or asset of either of the TIG Entities or any TIG Subsidiary is bound or affected, or (b) any TIG Material Contract or TIG Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole. “TIG Permits” means all of the material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by the TIG Entities or any TIG Subsidiary necessary for the TIG Entities or any applicable TIG Subsidiary to own, lease and operate its or their properties or to carry on its or their business as it is now being conducted.

Section 5.07 Financial Statements.

(a) The TIG Entities have made available to SPAC true and complete copies of the (i) audited consolidated balance sheet of the TIG Entities and the TIG Subsidiaries as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of operations and cash flows of the TIG Entities and the TIG Subsidiaries for each of the years then ended (the “TIG Audited Financial Statements”), which are attached as Section 5.07(a) of the TIG Disclosure Schedule, and which contain an unqualified report of the TIG Entities’ auditors. Each of the TIG Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the TIG Entities and the TIG Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The TIG Entities has made available to SPAC a true and complete copy of the consolidated unaudited balance sheet of the TIG Entities and the TIG Subsidiaries as of June 30, 2021 (the “TIG 2021 Balance Sheet”), and the related unaudited consolidated statements of operations and cash flows of the TIG Entities and the TIG Subsidiaries for the six (6)-month period then ended, which are attached as Section 5.07(b) of the TIG Disclosure Schedule (the “TIG Unaudited Financial Statements”). The TIG Unaudited Financial Statements were prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated, and fairly present, in all material respects, the financial position, results of operations and cash flows of the TIG Entities and the TIG Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c) The TIG PCAOB Financials, when delivered by the TIG Entities, shall (i) be prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end audit adjustments, (ii) be prepared in accordance with the auditing standards of the PCAOB, and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the TIG Entities and the TIG Subsidiaries as at the dates thereof and for the periods indicated therein.

(d) Except as and to the extent set forth on the TIG Audited Financial Statements or the TIG 2021 Balance Sheet, neither the TIG Entities nor any TIG Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such TIG 2021 Balance Sheet, (ii) obligations for future performance under any contract to which the TIG Entities or any TIG Subsidiary is a party, or (iii) liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole.

(e) Since January 1, 2018 (i) neither of the TIG Entities nor any TIG Subsidiary nor, to the knowledge of the TIG Entities’, any director, officer, key employee, auditor, accountant or Representative of the TIG Entities or any TIG Subsidiary, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of either of the TIG Entities or any TIG Subsidiary or their respective internal accounting controls, including any such written complaint, allegation, assertion or claim that either of the TIG Entities or any TIG Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief operating officer, general counsel, TIG GP Managing Member, TIG MGMT Managing Member or any committee thereof.

(f) To the knowledge of the TIG Entities, since January 1, 2018, no employee of either of the TIG Entities or any TIG Subsidiary has provided or is providing information to any law enforcement agency regarding the commission of any crime or the violation of any applicable Law by either of the TIG Entities or any TIG Subsidiary. Since January 1, 2018, neither of the TIG Entities, any TIG Subsidiary or, to the knowledge of the TIG Entities, any officer or key employee of either of the TIG Entities or any such TIG Subsidiary has threatened or harassed or in any other manner discriminated against an employee of either of the TIG Entities or any TIG Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(g) All accounts receivable of the TIG Entities and the TIG Subsidiaries reflected on the TIG 2021 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with US GAAP and, to the knowledge of the TIG Entities, are collectible, subject to bad debts reserved on the TIG 2021 Balance Sheet. To the knowledge of the TIG Entities, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. To the knowledge of the TIG Entities, the TIG Entities’ reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the TIG 2021 Balance Sheet, neither the TIG Entities nor any of the TIG Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the TIG Entities or any of the TIG Subsidiaries provides services, fill orders or record sales.

(h) All accounts payable of the TIG Entities and the TIG Subsidiaries reflected on the TIG 2021 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable (including, for the avoidance of doubt, where any applicable contract permits the counterparty a grace period and such grace period is yet to expire, or the parties to such contract have otherwise agreed that the applicable payment date shall be extended). Since the date of the TIG 2021 Balance Sheet, neither of the TIG Entities nor the TIG Subsidiaries have altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

Section 5.08 Absence of Certain Changes or Events. Since the date of TIG 2021 Balance Sheet, except as otherwise reflected in the TIG Audited Financial Statements, or as expressly contemplated by this Agreement, (a) each of the TIG Entities and the TIG Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) each of the TIG Entities and the TIG Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any TIG Entities Material Adverse Effect, and (d) neither of the TIG Entities nor any TIG Subsidiary has taken any action that, if taken after the date of this Agreement, would reasonably be expect to constitute a material breach of any of the covenants set forth in Section 9.02.

Section 5.09 Absence of Litigation. There is no material Action pending or, to the knowledge of the TIG Entities, threatened against either of the TIG Entities or any TIG Subsidiary, or any property or asset of the TIG Entities or any TIG Subsidiary, before any Governmental Authority. Neither of the TIG Entities nor any TIG Subsidiary nor any material property or asset of either of the TIG Entities or any TIG Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the TIG Entities, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 5.10 Employee Benefit Plans.

(a) All non-standard employment contracts or agreements and contracts or agreements with non-entity, individual consultants to which either of the TIG Entities or any TIG Subsidiary is a party, except those that would not be material to TWMH and the TWMH Subsidiaries taken as a whole, with respect to which either of the TIG Entities or any TIG Subsidiary has any severance and/or change in control obligations (and, for the avoidance of doubt, excluding standard form agreements for employees outside of the United States and contracts or agreements that can be terminated at any time without severance or termination pay or upon notice of not more than 60 days), have been made available to SPAC (collectively, the “TIG Service Agreements”) and set forth on Section 5.10(a) of the TIG Disclosure Schedule. In addition, Section 5.10(a) of the TIG Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject thereto) and all bonus, equity or equity-based compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation and other material employee benefit plans, programs or arrangements, in each case, which are sponsored, maintained and/or contributed to by either of the TIG Entities or any TIG Subsidiary for the benefit of any current or former employee, member, director or consultant, or under which either of the TIG Entities or any TIG Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise) (collectively, the “TIG Plans”).

(b) With respect to each TIG Plan, the TIG Entities has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the IRS Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the three (3) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such TIG Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any TIG Plan since January 1, 2018. Neither of the TIG Entities nor any TIG Subsidiary has any express commitment to modify, change or terminate any TIG Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) Neither of the TIG Entities nor any of their ERISA Affiliates currently sponsor, maintain or contribute to, nor has, in the past six years, sponsored, maintained or been required to contribute to, nor have any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA as defined under Section 3(40) of ERISA.

(d) Except as would not be material to the TIG Entities and the TIG Subsidiaries taken as a whole, neither of the TIG Entities nor any TIG Subsidiary is nor will be obligated, whether under any TIG Plan, TIG Service Agreement or otherwise, to pay separation, severance or termination to any current or former employee, director or independent contractor directly as a result of the Transactions, nor will the Transactions accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by either of the TIG Entities or any TIG Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the TIG Plans nor TIG Service Agreements provides, nor does either of the TIG Entities nor any TIG Subsidiary have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of either of the TIG Entities or any TIG Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f) Except as would not reasonably be expected to result in material liability to TWMH or any TWMH Subsidiary, each TIG Plan and each TIG Service Agreement is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. No Action is pending or, to the knowledge of the TIG Entities, threatened with respect to any TIG Plan (other than claims for benefits in the ordinary course) or TIG Service Agreement and, to the knowledge of the TIG Entities, no fact or event exists that could reasonably be expected to give rise to any material liability to either of the TIG Entities or any TIG Subsidiary in respect of any such Action.

(g) Each TIG Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the TIG Plan for which determination letters are currently available that the TIG Plan is so qualified and each trust established in connection with such TIG Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS and, in either case, to the knowledge of the TIG Entities, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such TIG Plan or the exempt status of any such trust.

(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any TIG Plan that could reasonably be expected to result in material liability to the TIG Entities or any of the TIG Subsidiaries. There have been no acts or omissions by either of the TIG Entities or any ERISA Affiliate that have given or would reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code in respect of any TWMH Plan for which either of the TIG Entities or, to the extent either of the TIG Entities could reasonably be expected to incur any liability, any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any TIG Plan have been timely made to the extent due or properly accrued to the extent required under US GAAP on the consolidated financial statements of the TIG Entities and the TIG Subsidiaries, except as would not result in material liability to the TIG Entities and the TIG Subsidiaries.

(j) Each of the TIG Entities and, to the extent either of the TIG Entities could reasonably be expected to incur any liability, each of their ERISA Affiliates have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each TIG Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) Each of the TIG Entities and each TIG Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “TIG Health Plan”) is and has been in compliance, in all material respects, with the PPACA, and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject either of the TIG Entities, any ERISA Affiliate (to the extent either of the TIG Entities could reasonably be expected to incur any liability) or any TIG Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each TIG Plan and each TIG Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No TIG Plan or TIG Service Agreement provides for any gross ups for any taxes imposed under Sections 409A and/or 4999 of the Code.

Section 5.11 Labor and Employment Matters.

(a) As of the date hereof and since January 1, 2018, except as would not be material to the TIG Entities and the TIG Subsidiaries, taken as a whole, all compensation, including wages, commissions, bonuses, fees and other compensation due and payable to all employees, independent contractors or consultants of either of the TIG Entities or any TIG Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the TIG Entities’ financial statements).

(b) (i) There are no material Actions pending or, to the knowledge of the TIG Entities, threatened against either of the TIG Entities or any TIG Subsidiary by any of their respective current or former employees, which Actions would be material to the TIG Entities and the TIG Subsidiaries, taken as a whole; (ii) neither of the TIG Entities nor any TIG Subsidiary is, nor has been since January 1, 2018, a party to, bound by, or negotiating any collective bargaining agreement, work rules or practices, or any other labor-related agreement, arrangement or contract with a labor union, trade union, works council or labor organization applicable to persons employed by either of the TIG Entities or any TIG Subsidiary, nor, has any labor union, trade union, labor organization or group of employees of either of the TIG Entities or any TIG Subsidiary made a pending demand (in writing) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the knowledge of the TIG Entities, there are not any formal proceedings of any labor union to organize any such employees; (iv) there are no Unfair Labor Practice (as defined under the National Labor Relations Act) complaints pending against either of the TIG Entities or any TIG Subsidiary before the National Labor Relations Board; and (v) since January 1, 2018, there has not been any strike, material slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or dispute affecting, or, to the knowledge of the TIG Entities, threat thereof, by or with respect to any employees of either of the TIG Entities or any TIG Subsidiary.

(c) Each of the TIG Entities and the TIG Subsidiaries are and since January 1, 2018 have been in compliance in all material respects with all applicable Laws relating to Employment Matters.

(d) Except as would not be material to the TIG Entities and the TIG Subsidiaries, taken as a whole, there are no, and since January 1, 2018 there have been no, pending, or to the knowledge of the TIG Entities, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of either of the TIG Entities or any TIG Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.

(e) Each of the TIG Entities and the TIG Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(f) To the knowledge of the TIG Entities, except as would not be material to TWMH and the TWMH Subsidiaries taken as a whole, (i) no employee or independent contractor of either of the TIG Entities or any TIG Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement, proprietary information agreement or intellectual property agreement; and (ii) the continued employment by each of the TIG Entities and the TIG Subsidiaries of their respective employees, and the performance of the contracts with each of the TIG Entities and the TIG Subsidiaries by their respective independent contractors, will not result in any such violation. Neither of the TIG Entities nor any of the TIG Subsidiaries has received any written notice alleging that any such violation has occurred since January 1, 2018.

(g) Neither of the TIG Entities nor any of the TIG Subsidiaries have effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of either of the TIG Entities or any of the TIG Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of either of the TIG Entities or any of the TIG Subsidiaries; and neither of the TIG Entities nor any of the TIG Subsidiaries have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No employee of either of the TIG Entities nor any of the TIG Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the past six (6) months.

Section 5.12 Real Property; Title to Assets.

(a) Neither of the TIG Entities nor any TIG Subsidiary owns any real property.

(b) Section 5.12(b) of the TIG Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which each of the TIG Entities or any TIG Subsidiary have a Lease, with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “TIG Lease Documents”). True, correct and complete copies of all TIG Lease Documents have been made available to SPAC. There are no leases, subleases, concessions or other contracts granting to any person other than the TIG Entities or the TIG Subsidiaries the right to use or occupy any Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the either of the TIG Entities or any TIG Subsidiary or, to the TIG Entities’ knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole. Neither of the TIG Entities nor any TIG Subsidiary has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of either of the TIG Entities or any TIG Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole.

(d) Each of the TIG Entities and the TIG Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its material properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole.

Section 5.13 Intellectual Property.

(a) Section 5.13(a) of the TIG Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned, used or held for use by each of the TIG Entities or any TIG Subsidiary (“TIG Registered IP”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other persons that are material to the Products and/or business of each of the TIG Entities or any TIG Subsidiary as currently conducted (other than (x) unmodified (save for pricing, duration and administrative details), commercially available, “off-the-shelf” Software or (y) Software or Business Systems with a replacement cost or aggregate annual license and maintenance fees of less than $50,000) or (z) Open Source Software; and (iii) any Software or unregistered Intellectual Property owned or purported to be owned by each of the TIG Entities or any TIG Subsidiary that is material to the business of, the TIG Entities or any TIG Subsidiary as currently conducted and would have a replacement cost of more than $50,000. The Company IP specified on Section 5.13(a) of the TIG Disclosure Schedule, constitutes all material Intellectual Property rights used in the operation of the business of the TIG Entities and the TIG Subsidiaries as of the date hereof and as of Closing.

(b) The TIG Entities and the TIG Subsidiaries solely and exclusively own and possess, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the TIG Entities, valid and enforceable. No loss or expiration of any material Company-Owned IP is pending or, to the knowledge of the TIG Entities, threatened.

(c) Each of the TIG Entities and each of its applicable TIG Subsidiaries have taken and take commercially reasonable actions to maintain, protect and enforce Company Owned IP and other Confidential Information in its possession or control. Neither of the TIG Entities nor any TIG Subsidiary has disclosed any Confidential Information that is material to the business of the TIG Entities and any applicable TIG Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i) There have been no claims properly filed with a Governmental Authority and served on either of the TIG Entities or any TIG Subsidiary, or threatened in writing (including email) to be filed, against either of the TIG Entities or any TIG Subsidiary with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the TIG Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property from any other Person); (ii)  the operation of the business of each of the TIG Entities and the TIG Subsidiaries (including the including (x) the design, development, hosting, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision and/or use of any Products and/or Company-Owned IP and (y) to the knowledge of the TIG Entities, each of the TIG Entities’ or any of the TIG Subsidiaries’ use of any product, device, process or service used in such business as previously conducted, currently conducted) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons, and the operation of the business of the TIG Entities and the TIG Subsidiaries as described above, to the knowledge of the TIG Entities, does not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which either of the TIG Entities or any TIG Subsidiary conducts business or in which Products are hosted, marketed, distributed, published, licensed or sold; (iii) to the TIG Entities’ knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither of the TIG Entities nor any of the TIG Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All current and past founders, officers, management employees and contractors who have contributed, developed or conceived any material Company-Owned IP have executed valid, written agreements with either of the TIG Entities or one of the TIG Subsidiaries substantially in the form made available to SPAC, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with applicable TIG Entity or the applicable TIG Subsidiary, have assigned to the applicable TIG Entity or the applicable TIG Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the applicable TIG Entity or the applicable TIG Subsidiary (and, with respect to any founders, created for or on behalf or in contemplation of either of the TIG Entities or any of the TIG Subsidiaries (i) prior to the inception of either of the TIG Entities or any of the TIG Subsidiaries or (ii) prior to their commencement of employment or engagement with either of the TIG Entities or any of the TIG Subsidiaries), and have irrevocably waived their “moral rights” in favor of the applicable TIG Entity or the applicable TIG Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.

(f) Each of the TIG Entities and the TIG Subsidiaries do not use and, since January 1, 2018, have not used any Open Source Software or any modification or derivative thereof in a manner that (i) would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii)  that requires or has required either of the TIG Entities or any TIG Subsidiary to disclose or distribute the source code to any Product components or Business Systems owned or purported to be owned by either of the TIG Entities or any TIG Subsidiary which are incorporated in or necessary for the use of the Products, to license or provide the source code to any such Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code (excluding the Open Source Software originally used, if any) to any of the Product components at no or minimal charge.

(g) The TIG Entities or the TIG Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems and such Business Systems are sufficient for the needs of the business of the TIG Entities and any of the TIG Subsidiaries as currently conducted. Each of the TIG Entities and the TIG Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2018, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. Each of the TIG Entities and each of the TIG Subsidiaries have purchased a sufficient (for the conduct of the business as currently conducted) number of seat licenses for their Business Systems.

(h) Each of the TIG Entities and each of the TIG Subsidiaries currently comply and since January 1, 2018 complied in all material respects with all applicable Privacy and Data Security Requirements. Each of the TIG Entities and the TIG Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by the TIG Entities or any TIG Subsidiary including implementing industry standard tools designed to prevent the introduction of Disabling Devices. Neither of the TIG Entities nor any TIG Subsidiary has inserted and, to the knowledge of the TIG Entities, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2018, neither of the TIG Entities nor any of the TIG Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or contracts entered into by any of the TIG Entities or any TIG Subsidiary; or (y) been subject to or received written notice of any material Action by any Governmental Authority or any Client, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the material violation of any applicable Privacy and Data Security Requirements, and, to the TIG Entities’ knowledge, there is no reasonable basis for the same.

(i) Except as would not reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries taken as a whole, exclusively own and/or possess all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which each of the TIG Entities and the TIG Subsidiaries receive and use such Business Data prior to the Closing Date. Neither of the TIG Entities nor the TIG Subsidiaries are subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit SPAC from receiving or using Personal Information or other Business Data, in the manner in which each of the TIG Entities and the TIG Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in material liabilities in connection with Privacy and Data Security Requirements.

Section 5.14 Taxes.

(a) Each of the TIG Entities and each of the TIG Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required by any applicable Laws to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that each of the TIG Entities or any of the TIG Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 5.14(a) of the TIG Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Umbrella Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment; and (iv) do not have any dispute, non-routine audit, examination or other Action in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Neither of the TIG Entities nor any TIG Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(c) Neither of the TIG Entities nor any TIG Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) or other agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (vi) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Sections 951, 951A, or 956 of the Code; (vii) forgiveness, pursuant to COVID-19 Measures, of liabilities incurred prior to the Closing by either of the TIG Entities or any TIG Subsidiary. Neither of the TIG Entities nor any of the TIG Subsidiaries are and shall be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. Neither of the TIG Entities nor any of the TIG Subsidiaries have, pursuant to COVID-19 Measures, deferred the payment of any payroll Taxes the due date for the original payment of which was on or prior to the Closing Date.

(d) Each of the TIG Entities and the TIG Subsidiaries has withheld and (to the extent legally required) paid to the appropriate Tax Authority all material Taxes required by any applicable Laws to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e) Neither of the TIG Entities nor any of the TIG Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which either of the TIG Entities were the common parent).

(f) Neither of the TIG Entities nor any of the TIG Subsidiaries has any material liability for the Taxes of any person (other than the TIG Entities and the TIG Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).

(g) Neither of the TIG Entities nor any of the TIG Subsidiaries has any request for a ruling in respect of Taxes pending between the TIG Entities or any TIG Subsidiary and any Tax Authority.

(h) Each of the TIG Entities have made available to SPAC true, correct and complete copies of the U.S. federal income Tax Returns filed by each of the TIG Entities and the TIG Subsidiaries for each Tax period for which the statute of limitations for assessments remains open.

(i) Neither of the TIG Entities nor any of the TIG Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither of the TIG Entities nor any of the TIG Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c) or Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other U.S. or non-U.S. Tax Authority has asserted in writing or, to the knowledge of the TIG Entities, has threatened to assert against either of the TIG Entities or any TIG Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax Liens upon any assets of either of the TIG Entities or any of the TIG Subsidiaries except for Permitted Liens.

(m) At all times since its date of formation until the effective time of the TWMH/TIG Entities Reorganization, each of the TIG Entities has been classified as a partnership for U.S. federal and applicable state and local income Tax purposes. At all times since the effective time of the TWMH/TIG Entities Reorganization, each of the TIG Entities has been classified as a disregarded entity for U.S. federal and applicable state and local income Tax purposes. The classification for U.S. federal and applicable state and local income Tax purposes of each of the TIG Subsidiaries after the TWMH/TIG Entities Reorganization shall be as set forth in Section 5.14(m) of the TIG Disclosures Schedules.

(n) Neither of the TIG Entities nor any TIG Subsidiary has received a written notice from a Tax Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o) Each of the TIG Entities and each TIG Subsidiary have complied with transfer pricing requirements pursuant to applicable Laws in all material respects.

Section 5.15  Environmental Matters. (a) Neither of the TIG Entities nor any of the TIG Subsidiaries has materially violated since January 1, 2018 or is in material violation of applicable Environmental Law; (b) to the knowledge of the TIG Entities, none of the properties currently or formerly owned, leased or operated by either of the TIG Entities or any TIG Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by either of the TIG Entities or any TIG Subsidiary pursuant to applicable Environmental Laws; (c) to the TIG Entities’ knowledge, neither of the TIG Entities nor any of the TIG Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the TIG Entities and each TIG Subsidiary has all material permits, licenses and other authorizations required of each of the TIG Entities and each TIG Subsidiary under applicable Environmental Law (“TIG Environmental Permits”); (e) each of the TIG Entities and each TIG Subsidiary is in compliance with its TIG Environmental Permits, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole; and (f) each of the TIG Entities has delivered to SPAC true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of each of the TIG Entities or any TIG Subsidiary in relation to the current or prior business of the TIG Entities and the TIG Subsidiaries or any real property presently or formerly owned, leased, or operated by either of the TIG Entities or any TIG Subsidiary (or its or their predecessors) that are in possession, custody or control of either of the TIG Entities or any TIG Subsidiary.

Section 5.16  Material Contracts.

(a) Section 5.16(a) of the TIG Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which either of the TIG Entities or any TIG Subsidiary is a party (such contracts and agreements as are required to be set forth on Section 5.16(a) of the TIG Disclosure Schedule being the “TIG Material Contracts”):

(i) each (A) contract and agreement with consideration paid or payable to either of the TIG Entities or any TIG Subsidiary of more than $750,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020 and (B) Advisory Agreement entered into by either of the TIG Entities and the TIG Subsidiaries;

(ii) each contract and agreement with suppliers to either of the TIG Entities or any of the TIG Subsidiaries for expenditures paid or payable by the TIG Entities or any TIG Subsidiary of more than $750,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;

(iii) all broker, distributor, dealer, and placement agent agreements to which either of the TIG Entities or any TIG Subsidiary is a party that are material to the business of the TIG Entities;

(iv) all contracts providing for the development of any material Software or Intellectual Property, independently or jointly, either by or for either of the TIG Entities or any TIG Subsidiary (other than employment contracts, employee invention assignment agreements and consulting agreements with authors on substantially the form as either of the TIG Entities’ or any TIG Subsidiary’s standard form of agreement);

(v) all contracts and agreements evidencing Indebtedness;

(vi) all joint venture, profit sharing, carry interest or similar agreements;

(vii) all contracts and agreements with any Governmental Authority to which either of the TIG Entities or any TIG Subsidiary is a party, other than any TIG Permits;

(viii) all contracts and agreements that materially limit, or purport to materially limit, the ability of either of the TIG Entities or any TIG Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time or to hire or retain any person;

(ix) all contracts or arrangements that result in any person or entity holding a power of attorney from either of the TIG Entities or any TIG Subsidiary that relates to either of the TIG Entities, any TIG Subsidiary or their respective businesses, in each case, other than in the ordinary course of business;

(x) all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(xi) all contracts involving use of any Company-Licensed IP required to be listed in Section 5.13(a) of the TIG Disclosure Schedule;

(xii) contracts which involve the license or grant of rights to Company-Owned IP by either of the TIG Entities or any TIG Subsidiary, but excluding any (i) nonexclusive licenses (or sublicenses) of Company-Owned IP granted to Clients, and (ii) non-disclosure agreements, in each case, entered into in the ordinary course of business; and

(xiii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to either of the TIG Entities and the TIG Subsidiaries, taken as a whole.

(b) (i) each TIG Material Contract is a legal, valid and binding obligation of either of the TIG Entities or the TIG Subsidiary party thereto and, to the knowledge of the TIG Entities, is enforceable in accordance with its terms against the other parties thereto, there are, to the knowledge of the TIG Entities, no grounds for termination, rescission, avoidance or repudiation of any TIG Material Contract, and neither of the TIG Entities nor any TIG Subsidiary is in breach or violation of, or default under, any TIG Material Contract nor has any TIG Material Contract been canceled by the other party, except for breaches, defaults or cancellations as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole; (ii) to the TIG Entities’ knowledge, no other party is in material breach or violation of, or material default under, any TIG Material Contract; and (iii) neither of the TIG Entities nor any of the TIG Subsidiaries have received any written claim of default under any such TIG Material Contract. Each of the TIG Entities has furnished or made available to SPAC true and materially complete copies of all TIG Material Contracts without redaction, including amendments thereto that are material in nature.

Section 5.17  Insurance.

(a) Section 5.17(a) of the TIG Disclosure Schedule sets forth, with respect to each material insurance policy under which either of the TIG Entities or any TIG Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is either of the TIG Entities or any TIG Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither of the TIG Entities nor any TIG Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the TIG Entities, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the TIG Entities, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 5.18  Board Approval; Vote Required.

(a) The TIG GP Managing Member, by written consent, has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions by the TIG GP Members. The TIG GP Members Written Consent, if executed and delivered to SPAC, would qualify as the TIG GP Requisite Approval necessary to approve and adopt this Agreement and the Transactions and no additional approval or vote from any TIG GP Members would then be necessary to approve and adopt this Agreement and the Transactions and consummate the Transactions.

(b) The TIG MGMT Managing Member, by written consent, has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended the approval and adoption of this Agreement and the Transactions by the TIG MGMT Members. The TIG MGMT Members Written Consent, if executed and delivered to SPAC, would qualify as the TIG MGMT Requisite Approval necessary to approve and adopt this Agreement and the Transactions and no additional approval or vote from any TIG MGMT Members would then be necessary to approve and adopt this Agreement and the Transactions and consummate the Transactions.

Section 5.19  Certain Business Practices.

(a) Since January 1, 2018, neither of the TIG Entities, any TIG Subsidiary nor, to the knowledge of the TIG Entities, any directors or officers, agents or employees of either of the TIG Entities or any TIG Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-bribery Law; or (iii) made any payment in the nature of criminal bribery, corruption or Money Laundering.

(b) To the extent required by applicable Law, each of the TIG Entities and each TIG Subsidiary has adopted, and maintained, customary “know-your-customer” and anti-Money Laundering programs and reporting procedures covering each of the TIG Entities’ and the TIG Subsidiaries’ businesses, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying Money Laundering with respect to each of the TIG Entities’ and the TIG Subsidiaries’ businesses.

Section 5.20  Sanctions.

(a) Neither of the TIG Entities, any TIG Subsidiary, nor, to the TIG Entities’ knowledge, any of their respective directors, officers, employees or agents, in each case while engaged by the TIG Entities or any TIG Subsidiary, was or is a Restricted Person.

(b) Neither of the TIG Entities, any TIG Subsidiary, nor, to the TIG Entities’ knowledge, any of their respective directors, officers, employees or agents, is in violation of, or has violated, Sanctions Laws.

(c) Neither of the TIG Entities, any TIG Subsidiary, nor to the TIG Entities’ knowledge, any of their respective directors, officers, employees or agents:

(i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws; or

(ii)   has made a voluntary, directed, or involuntary disclosure to any governmental authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws.

Section 5.21  Interested Party Transactions. Except for (a) employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, or (b) investment or co-investment activity or opportunities provided by the TIG Entities or a TIG Subsidiary to its directors, officers, partners, shareholders or other affiliates, no director, officer or other affiliate of either of the TIG Entities or any TIG Subsidiary, to the TIG Entities’ knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that either of the TIG Entities or any TIG Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, either of the TIG Entities or any TIG Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 5.16(a) of the TIG Disclosure Schedule; or (d) any contractual or other arrangement with either of the TIG Entities or any TIG Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 5.21. Neither of the TIG Entities nor the TIG Subsidiaries have, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of either of the TIG Entities or the TIG Subsidiaries, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 5.22  RIA Compliance Matters.

(a) Section 5.22(a) of the TIG Disclosure Schedule lists the name of each TIG RIA Entity and each jurisdiction in which it is, or since January 1, 2018 has been, registered to provide Investment Advisory Services, in each case as of the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole, each TIG RIA Entity is and has been, at all times required by applicable Law since January 1, 2018, duly registered as an investment adviser under applicable Law (if required to be so registered under applicable Law) or exempt therefrom. Except for the TIG RIA Entities, neither the TIG Entities nor any TIG Subsidiary provides Investment Advisory Services in any jurisdiction where it is not registered to do so or is required to be registered to provide Investment Advisory Services under applicable Law except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole.

(b) Since January 1, 2018, each Form ADV and each amendment to Form ADV of each TIG U.S. RIA Entity, has been timely filed and as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except as would not reasonably be expected to have, individually or in the aggregate, a TIG Material Adverse Effect.

(c) Each TIG RIA Entity has designated and approved a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act or other applicable Law. Each TIG RIA Entity has established in compliance with requirements of applicable Law, and maintained in effect at all times required by applicable Law since January 1, 2018, (i) written anti-Money Laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written policies and procedures designed to protect non-public personal information about Clients and other third parties, (v) written recordkeeping policies and procedures and (vi) other policies required to be maintained by such TIG RIA Entity under applicable Law, including (to the extent applicable) Rules 204A-1 and 206(4)-7 under the Investment Advisers Act, except, in each case under clauses (i)-(vii), as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole.

(d) With respect to each TIG U.S. RIA Entity, except as would not reasonably be expected to be, individually or in the aggregate, material to the TIG Entities and the TIG Subsidiaries, taken as a whole, (i) none of such TIG U.S. RIA Entity, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of the TIG Entities, any of such TIG U.S. RIA Entity’s other “associated persons” (as defined in the Investment Advisers Act) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such TIG U.S. RIA Entity or “associated person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) is there any Action pending or, to the knowledge of the TIG Entities, threatened in writing by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of such TIG U.S. RIA Entity, or any of its “associated persons” to serve in such capacities or that would provide a basis for such ineligibility or disqualification. None of the TIG Entities, any of the TIG Subsidiaries, any officer, director or employee thereof or, to the knowledge of the TIG Entities, any other “affiliated person” (as defined in the Investment Company Act) thereof is subject to ineligibility pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a Public Fund, nor is there any Action pending or, to the knowledge of the TIG Entities, threatened in writing, by any Governmental Authority, which would provide a basis for such ineligibility which would reasonably be expected to be, individually or in the aggregate, material to the TIG Entities and the TIG Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the TIG Entities and the TIG Subsidiaries, taken as a whole, each employee of the TIG Entities or any TIG Subsidiaries who is required to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect.

(e) Each TIG RIA Entity is, and since January 1, 2018, has been, in compliance with (i) the applicable provisions of the Investment Advisers Act and/or (ii) all other applicable Laws of the jurisdictions in which such TIG RIA Entity acts as an investment adviser, except in each case under the foregoing clauses (i) and (ii) for such matters that would not reasonably be expected to be, individually or in the aggregate, material to the TIG Entities and the TIG Subsidiaries, taken as a whole.

(f) As of the date hereof, no TIG RIA Entity is currently subject to, or has received written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority. Each TIG RIA Entity that has in the past undergone an examination, inspection, investigation or inquiry from a Governmental Authority and that has received, at the conclusion thereof, communication from such Governmental Authority regarding the outcome of such examination, inspection, investigation or inquiry (e.g., a “deficiency letter” or other such communication), has (i) timely responded, to the extent required, to such communication and (ii) remedied or otherwise corrected any issue(s) or compliance matter(s) identified in such communication in the manner asserted in such responsive communication, and has experienced no repeated incidents of the nature identified by the Governmental Authority in its communication to the TIG RIA Entity that would lead to possible “recidivist” status, except to the extent as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries (including as a result of discovery by any Governmental Authority in a future examination, inspection, investigation or inquiry), taken as a whole.

(g) No TIG RIA Entity is prohibited from charging fees to any Person pursuant to “pay-to-play” rule or requirement applicable to such TIG RIA Entity (including, with respect to each TIG U.S. RIA Entity, Rule 206(4)-5 under the Investment Advisers Act), except as would not reasonably be expected to be, individually or in the aggregate, material to the TIG Entities and the TIG Subsidiaries, taken as a whole.

(h) Neither the TIG entities nor any TIG Subsidiary have, since January 1, 2018, entered into or been a party to any effective agreement with any person to (i) solicit or find investors for investment in any Fund or (ii) solicit or find investment advisory clients for the TIG Entities or any TIG Subsidiary, except (A) in the case of (i), persons who either are and at all times relevant were registered with any and all Government Authorities and/or Self-Regulatory Organizations as required by Law to conduct such activities or are and at all times relevant were exempt from such registration under applicable Law and (B) in the case of (ii), pursuant to a written agreement in conformance with the “cash solicitation rule” then applicable under the Investment Advisers Act.

Section 5.23  Client Agreements.

(a) Each Advisory Agreement entered into by either of the TIG Entities or a TIG Subsidiary includes all provisions required by and complies in all respects with the Investment Advisers Act and other applicable Law, except as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the TIG Entities and the TIG Subsidiaries, taken as a whole, each Client’s account is being managed, and has since January 1, 2018 (or inception of the relationship, if later) been managed, by the applicable TIG RIA Entity in compliance with (i) applicable Law, (ii) the Client’s Advisory Agreement, and (iii) the Client’s written investment objectives, policies and restrictions agreed to by such TIG RIA Entity.

(c) No TIG RIA Entity provides Investment Advisory Services to any Person other than the Clients. Each TIG RIA Entity provides Investment Advisory Services to Clients solely pursuant to written Advisory Agreements.

Section 5.24  Funds(a).

(a) Neither of the TIG Entities nor any TIG Subsidiary currently advises, has plans to commence advising, or since January 1, 2018 has advised, any Funds other than Private Funds.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the TIG Entities and the TIG Subsidiaries, taken as a whole:

(i) Each Private Fund advised by any of the TIG Entities or any TIG Subsidiary currently is, and has since January 1, 2018 been operated, in compliance with (A) applicable Law, (B) its governing documents, registration statements, prospectuses, offering documents and agreements, and (C) its written investment objectives, policies and restrictions.

(ii) No Private Fund advised by any of the TIG Entities or any TIG Subsidiary since January 1, 2018 is or was while under such management required to register as an investment company under the Investment Company Act.

(iii) Since January 1, 2018, none of the offering memoranda used in connection with an offering of shares, units or interests of any Private Fund advised by any of the TIG Entities or any TIG Subsidiary, including any supplemental advertising and marketing materials prepared by or on behalf of either of the TIG Entities or any TIG Subsidiary thereof, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iv) There are no liabilities or obligations of any Fund advised by any of the TIG Entities or any TIG Subsidiary of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than for each Private Fund advised by any of the TIG Entities or any TIG Subsidiary, which such liabilities or obligations are disclosed and provided for in the balance sheet of such Private Fund or referred to in the notes thereto contained in the most recent report (A) distributed by such Private Fund to its shareholders or other interest holders or (B) as applicable, filed with a non-US Governmental Authority or Self-Regulatory Organization.

(v) There are no Actions pending or, to the knowledge of the TIG Entities, threatened in writing, before any Governmental Authority or Self-Regulatory Organization, or before any arbitrator of any nature, brought by or against any of the Private Funds advised by any of the TIG Entities or any TIG Subsidiary or any of their officers or directors involving or relating to such Private Funds, the assets, properties or rights of any such Private Funds.

(vi) No Private Fund advised by any of the TIG Entities or any TIG Subsidiary is suspending redemptions and there are no material outstanding written requests for redemptions in any of such Funds.

Section 5.25  Broker-Dealer Compliance Matters. Neither of the TIG Entities, any TIG Subsidiary, nor any affiliate of either of the TIG Entities has been: (a) registered as a Broker-Dealer with the SEC or any state and other jurisdiction in which it was required to be so registered, or was required to be so registered or (b) a member firm of FINRA or any other Self-Regulatory Organization. No natural person controlling, controlled by, or under common control with the TIG Entities, or otherwise associated with such an entity has engaged in functions that require him or her to be licensed as a representative or principal of, and registered with, any Broker-Dealer is registered with the SEC or a member firm of FINRA or any state or other jurisdiction or, if so registered, any such registration has not been suspended, revoked or rescinded and remain in full force and effect.

Section 5.26  CPO/CTA Compliance. Section 5.26 of the TIG Disclosure Schedule lists the name of each CPO/CTA Subsidiary and each Exempt CTA/CPO Entities. Except as would not reasonably be expected to be, individually or in the aggregate, material to the TIG Entities and the TIG Subsidiaries, taken as a whole:

(a) Each CPO/CTA Subsidiary that was previously registered as a CPO/CTA or exempt from registration under the CEA and required to file a notice claiming such exemption, and a member in good standing of the NFA has since deregistered as a CPO/CTA, and is no longer required to be so registered or to file any notice claiming an exemption from such registration as a CPO/CTA. Neither of the TIG Entities nor any TIG Subsidiary is now required to be registered as a CPO/CTA. Each Exempt CTA/CPO Entity so required had duly claimed, and, since January 1, 2018, has complied to the extent required with, an exemption from registration as a CPO/CTA. No natural Person associated with either of the TIG Entities whose functions required him or her to be licensed as an associated person of, and registered with, a CPO/CTA Subsidiary is registered, or was then registered, with the NFA and such registrations are not, suspended, revoked or rescinded and remain in full force and effect if so required as of the date hereof, and no such natural Person is registered with more than one entity in any jurisdiction where such multiple registrations would violate any applicable Law. Each natural Person who is required to be listed as a principal of a CPO/CTA Subsidiary has filed a current Form 8-R with the NFA, which is accurate in all material respects.

(b) Neither of the TIG Entities, any TIG Subsidiary, nor any affiliate of either of the TIG Entities is or has been registered with the CFTC as an FCM, or is registered with the NFA or any other Governmental Authority as an FCM, or has been required to be so registered.

Section 5.27  Exchange Act. Neither of the TIG Entities nor any TIG Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 5.28  Brokers. Except for Piper, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of either of the TIG Entities or any TIG Subsidiary.

Section 5.29  Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the TIG Disclosure Schedule), each of the TIG Entities (on behalf of itself, the TIG Subsidiaries, each of their affiliates, and such person’s directors, managers, officers and employees) hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to each of the TIG Entities, TIG Subsidiaries, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, the TIG Entities or the TIG Subsidiaries, and any such representations or warranties are expressly disclaimed, and no such liability shall attach to the TIG Entities (or the TIG Subsidiaries, each of their affiliates, and such person’s directors, managers, officers and employees), in respect of the accuracy or completeness of any information provided or made available to SPAC. Each of the TIG Entities acknowledges and agrees that it is not relying on any representation or warranty by any other Party in entering into this Agreement, except those representations and warranties set forth in this Agreement.

Article VI.

REPRESENTATIONS AND WARRANTIES OF ALVARIUM

Except as set forth in the disclosure schedule delivered by Alvarium in connection with this Agreement (the “Alvarium Disclosure Schedule” and, together with the TWMH Disclosure Schedule and the TIG Disclosure Schedule, the “Companies Disclosure Schedules”), Alvarium hereby represents and warrants to the Cartesian Entities as follows:

Section 6.01  Organization and Qualification; Subsidiaries.

(a) Alvarium and each Subsidiary of Alvarium (each an “Alvarium Subsidiary” and collectively, the “Alvarium Subsidiaries”) is duly formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Alvarium and each Alvarium Subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, Alvarium Material Adverse Effect.

(b) A true and complete list of all Alvarium Subsidiaries, together with the jurisdiction of formation or other organization of each such Alvarium Subsidiary and the percentage of the outstanding equity or other membership, partnership, ownership or financial interest, as applicable, of each Alvarium Subsidiary held by Alvarium and each other Alvarium Subsidiary, is set forth in Part A of Section 6.01(b) of the Alvarium Disclosure Schedule. Other than (i) as set forth in Part B of Section 6.01(b) of the Alvarium Disclosure Schedule or (ii) any holding, interest or right to any interest being less than 5% of the share capital or equity of the relevant entity in any client, fund, special purpose vehicle or portfolio company that is the subject of any co-investment or other transaction managed or advised by Alvarium, where such holding, interest, or right relates to remuneration for services performed by Alvarium, an Alvarium Subsidiary or any affiliate of an Alvarium Subsidiary (including any warranties, payments in shares or any rights to in specie distributions of equity securities arising directly or indirectly to Alvarium as compensation for services performed), none of Alvarium or the Alvarium Subsidiaries directly (including through any nominee) holds any equity, membership, partnership, ownership, financial or similar interest in, or any interest convertible into or exchangeable or exercisable for any of the same, in any other company, corporation, partnership, joint venture, business association or other entity.

Section 6.02  Organizational Documents.

(a) Alvarium has prior to the date of this Agreement made available materially complete and correct copies of the Alvarium Organizational Documents (in the case of Alvarium) and equivalent organizational documents (in the case of each of the Alvarium Material Operating Subsidiaries). The Alvarium Organizational Documents (in the case of Alvarium) and equivalent organizational documents (in the case of the Alvarium Subsidiaries) are in full force and effect, the Organizational Documents of the Alvarium Material Operating Subsidiaries provided to SPAC have attached to them copies of all resolutions and other documents required by Law to be so attached, and fully set out the rights and restrictions attaching to each class of share, limited liability company or other membership interest, as applicable, in the capital of Alvarium and each of the Alvarium Material Operating Subsidiaries. Alvarium is not in violation of any of the provisions of the Alvarium Organizational Documents and the Alvarium Subsidiaries are not in violation of any of the provisions of any such equivalent organizational documents.

(b) The statutory books (including all registers and minute books) of Alvarium and each Alvarium Subsidiary have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect, or should be rectified, has been received.

(c) All returns, particulars, resolutions and other documents required to be delivered by Alvarium and each Alvarium Subsidiary to the United Kingdom Registrar of Companies or any other Governmental Authority have been properly prepared and delivered.

Section 6.03  Capitalization.

(a) As of the date hereof, (i) 696,714 Alvarium Shares are issued and outstanding, of which 668,304 are Alvarium Ordinary Shares and 28,410 are Alvarium Class A Shares, (ii) each Alvarium Shareholder is the sole legal and beneficial owner of the Alvarium Shares set out opposite its name in Section 6.03(a) of the Alvarium Disclosure Schedule, (iii) the Alvarium Shares comprise the whole of Alvarium's allotted and issued share capital, have been validly allotted and are fully paid or credited as fully paid, (iv) there is no Lien in relation to any of the Alvarium Shares or any unissued shares in the capital of Alvarium, and (v) no person has claimed to be entitled to a Lien in relation to any Alvarium Share or any unissued share in the capital of Alvarium.

(b) Except as set forth in the Alvarium Organizational Documents (in the case of Alvarium), and equivalent organizational documents (in the case of each of the Alvarium Material Operating Subsidiaries), (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the Alvarium Shares, any unissued shares in the capital of Alvarium, any issued or unissued shares in the capital of any Alvarium Subsidiary, or any other equity, membership, partnership, ownership or financial interest in Alvarium or any Alvarium Subsidiary, or obligating Alvarium or any Alvarium Subsidiary to issue or sell any shares or other equity, membership, partnership, ownership or financial interest in Alvarium or any Alvarium Subsidiary, (ii) other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of any share (including the Alvarium Shares) or debenture or security in the capital of Alvarium or any Alvarium Subsidiary, and there is no agreement, arrangement or obligation which accords to any person the right (conditional or not) to require any of the same, (iii) neither Alvarium nor any Alvarium Subsidiary is a party to, or otherwise bound by, and neither Alvarium nor any Alvarium Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights other than the Alvarium LTIP and the Alvarium Option Agreements, (iv) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Alvarium Shares or any of the equity interests or other securities of Alvarium or any of the Alvarium Subsidiaries, and (v) except with respect to Alvarium’s potential investment in each of entities set forth on Section 9.03(b)(vi) of the Alvarium Disclosure Schedule, Alvarium and each Alvarium Subsidiary has no interest in, and has not agreed to acquire any interest in or merge or consolidate with, any person, unincorporated body, undertaking or association, other than, in the case of Alvarium, the Alvarium Subsidiaries and, in the case of the Alvarium Subsidiaries, the other Alvarium Subsidiaries.

(c) There are no outstanding contractual obligations of Alvarium or any Alvarium Subsidiary to repurchase, redeem or otherwise acquire any shares of Alvarium or any equity interest of any Alvarium Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than an Alvarium Subsidiary.

(d) There are no commitments or agreements of any character to which Alvarium is bound obligating Alvarium to accelerate the vesting of any option to be issued with shares or other securities in Alvarium or any Alvarium Subsidiary as a result of the Transactions herein.

(e) Each outstanding equity interest of each Alvarium Subsidiary is owned by Alvarium or another Alvarium Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on Alvarium’s or any Alvarium Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and the Alvarium Corporate Documents (in the case of Alvarium) or equivalent organizational documents (in the case of the Alvarium Subsidiaries).

(f)   Alvarium’s Shareholders collectively own directly and beneficially, all of the equity of Alvarium (which are represented by the issued and outstanding Alvarium Shares). Except for the Alvarium Shares held by the Alvarium Shareholders and the awards issued under the Alvarium LTIP, no other equity or voting interest of Alvarium, or options, warrants or other rights to acquire any such equity or voting interest, of Alvarium is authorized or issued and outstanding, save as disclosed in Section 6.03(b).

Section 6.04  Authority Relative to this Agreement. Alvarium has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Alvarium of this Agreement, the execution and delivery at the Closing by Alvarium of each of the other Transaction Documents to which it is a party, and the consummation by Alvarium of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Alvarium are necessary to authorize the entry into this Agreement or such other Transaction Documents or to consummate the Transactions. This Agreement has been and, at the Closing each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by Alvarium and, assuming the due authorization, execution and delivery by the other Parties thereto constitutes, or will at the Closing constitute, a legal, valid and binding obligation of Alvarium, enforceable against Alvarium in accordance with its terms, except as limited by the Remedies Exceptions.

Section 6.05  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Alvarium and each of the other Transaction Documents does not and, subject to the receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 6.05(a), the performance of its obligations under this Agreement and each of the other Transaction Documents by Alvarium will not (i) conflict with or violate the Alvarium Organizational Documents (in the case of Alvarium) or equivalent organizational documents (in the case of the Alvarium Subsidiaries), (ii) conflict with or violate any Law applicable to Alvarium or any Alvarium Subsidiary or by which any property or asset of Alvarium or any Alvarium Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of any Indebtedness, or enforcement of any Lien, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of Alvarium or any Alvarium Subsidiary pursuant to any Alvarium Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole.

(b) The execution and delivery by Alvarium of this Agreement and each other Transaction Document to which it is a party does not and will not, and the performance by Alvarium of its obligations under this Agreement and each other such Transaction Document will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for the pre-merger notification requirements of the HSR Act and the filings required by applicable Law to consummate the Transactions, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole.

Section 6.06  Permits; Compliance. Section 6.06 of the Alvarium Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the Alvarium Permits. Alvarium or any applicable Alvarium Subsidiary is in possession of all of the Alvarium Permits, except where the failure to have such Alvarium Permits would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole. No suspension or cancellation of any of the Alvarium Permits is pending or, to the knowledge of Alvarium, threatened in writing. Neither Alvarium nor any Alvarium Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to Alvarium or any Alvarium Subsidiary, including for the avoidance of doubt, the FCA Rules and any other Laws of, or articles, rules, regulations and principles issued by, applicable Governmental Authorities, or by which any property or asset of Alvarium or any Alvarium Subsidiary is bound or affected, or (b) any Alvarium Material Contract or Alvarium Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole. “Alvarium Permits” means all of the material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by Alvarium or any Alvarium Subsidiary necessary for Alvarium or any applicable Alvarium Subsidiary to own, lease and operate its or their properties or to carry on its or their business as it is now being conducted.

Section 6.07  Financial Statements.

(a) Alvarium has made available to SPAC true and complete copies of the audited consolidated statements of financial position of Alvarium and the Alvarium Subsidiaries as of December 31, 2018, December 31, 2019 and December 31, 2020 and the related audited consolidated statements of income, equity and cash flows of Alvarium and the Alvarium Subsidiaries for each of the years then ended (collectively, the “Alvarium Audited Financial Statements”), which are attached as Section 6.07(a) of the Alvarium Disclosure Schedule, and which contain an unqualified report of Alvarium’s auditors. Each of Alvarium Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with UK GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) give a true and fair view of the assets, liabilities, financial position, income, equity and cash flows of Alvarium and the Alvarium Subsidiaries (on a consolidated basis) as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) Alvarium has made available to SPAC a true and complete copy of the consolidated unaudited statement of financial position of Alvarium and the Alvarium Subsidiaries as of June 30, 2021 (the “Alvarium 2021 Balance Sheet”), and the related non-statutory unaudited consolidated statements of income, equity and cash flows of Alvarium and the Alvarium Subsidiaries for the six (6)-month period then ended, which are attached as Section 6.07(b) of the Alvarium Disclosure Schedule. Such non-statutory unaudited financial statements were prepared in accordance with UK GAAP applied on a consistent basis throughout the periods indicated, and do not materially misstate the assets, liabilities, financial position, income, equity and cash flows of Alvarium and the Alvarium Subsidiaries (on a consolidated basis) as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c) The Alvarium PCAOB Financials, when delivered by Alvarium, shall (i) be prepared in accordance with UK GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of unaudited interim period financial statements, to the absence of footnotes and normal recurring year-end audit adjustments, (ii) be prepared in accordance with the auditing standards of the PCAOB, and (iii) give a true and fair view of the assets, liabilities, financial position, income, equity and cash flows of Alvarium and the Alvarium Subsidiaries (on a consolidated basis) as at the dates thereof and for the periods indicated therein.

(d) Except as and to the extent set forth on the Alvarium Audited Financial Statements or the Alvarium 2021 Balance Sheet, neither Alvarium nor any Alvarium Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with UK GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such Alvarium 2021 Balance Sheet, (ii) obligations for future performance under any contract to which Alvarium or any Alvarium Subsidiary is a party, or (iii) liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole.

(e) Since January 1, 2018, (i) neither Alvarium nor any Alvarium Subsidiary nor, to Alvarium’s knowledge, any director, officer, key employee, auditor, accountant or Representative of Alvarium or any Alvarium Subsidiary, any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Alvarium or any Alvarium Subsidiary or their respective internal accounting controls, including any such written complaint, allegation, assertion or claim that Alvarium or any Alvarium Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief compliance officer, general counsel, Alvarium Board or any committee thereof.

(f) To the knowledge of Alvarium, no employee of Alvarium or any Alvarium Subsidiary has, in the past three (3) years, provided or is providing information to any law enforcement agency regarding the commission of any crime or the violation of any applicable Law by Alvarium. None of Alvarium, any Alvarium Subsidiary or, to the knowledge of Alvarium, any officer, or key employee of Alvarium or any such Alvarium Subsidiary has, in the past three (3) years, been threatened, harassed or discriminated against or subjected an employee of Alvarium or any Alvarium Subsidiary to a detriment in the terms and conditions of employment or in any other respect in relation to their employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a) or because they have made a qualifying disclosure as defined in s.43B Employment Rights Act 1996.

(g) All accounts receivable of Alvarium and the Alvarium Subsidiaries reflected on the Alvarium 2021 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with UK GAAP and to the knowledge of Alvarium are collectible, subject to bad debts reserved on the Alvarium 2021 Balance Sheet. To the knowledge of Alvarium, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. To the knowledge of Alvarium, Alvarium’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the Alvarium 2021 Balance Sheet, neither Alvarium nor any of the Alvarium Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which Alvarium or any of the Alvarium Subsidiaries provides services, fill orders or record sales.

(h) All accounts payable of Alvarium and the Alvarium Subsidiaries reflected on the Alvarium 2021 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable (including, for the avoidance of doubt, where any applicable contract permits the counterparty a grace period and such grace period is yet to expire, or the parties to such contract have otherwise agreed that the applicable payment date shall be extended). Since the date of the Alvarium 2021 Balance Sheet, neither Alvarium nor the Alvarium Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

Section 6.08  Absence of Certain Changes or Events. Since the date of Alvarium 2021 Balance Sheet, except as otherwise reflected in Alvarium Audited Financial Statements, or as expressly contemplated by this Agreement, (a) Alvarium and the Alvarium Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) Alvarium and the Alvarium Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Alvarium Material Adverse Effect, and (d) none of Alvarium nor any Alvarium Subsidiary has taken any action that, if taken after the date of this Agreement, would reasonably be expected to constitute a material breach of any of the covenants set forth in Section 9.03.

Section 6.09  Absence of Litigation. There is no material Action pending or, to the knowledge of Alvarium, threatened against Alvarium or any Alvarium Subsidiary, or any property or asset of Alvarium or any Alvarium Subsidiary, before any Governmental Authority. Neither Alvarium nor any Alvarium Subsidiary nor any material property or asset of Alvarium or any Alvarium Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Alvarium, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 6.10  Employee Benefit Plans.

(a) Section 6.10(a) of the Alvarium Disclosure Schedule lists, as of the date of this Agreement, all Alvarium Plans. For purposes of this Agreement, “Alvarium Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject thereto) and all bonus, equity or equity-based compensation, incentive, deferred compensation, retirement, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation and other material employee benefit plans, programs or arrangements, in each case, which are sponsored, maintained and/or contributed to by Alvarium or any Alvarium Subsidiary for the benefit of any current or former employee, member, director or consultant, or under which Alvarium or any Alvarium Subsidiary has or could reasonably be expected to incur any material liability (contingent or otherwise).

(b) With respect to each Alvarium Plan, Alvarium has made available to SPAC, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the IRS Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the three (3) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Alvarium Plan, if any, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Alvarium Plan since January 1, 2018. Neither Alvarium nor any Alvarium Subsidiary has any express commitment to modify, change or terminate any Alvarium Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) In respect of pensions and or retirement arrangements and or schemes established and situated in the UK (“UK Plans”) evidence of compliance with the auto enrolment requirements as set out in the Pensions Act 2008 and any regulations made thereunder (“Auto Enrolment Laws”) has been made available to SPAC and no notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified. A list of all employees who have opted out together with the opt-out notices in respect of those employees is contained at Section 6.10(c) of the Alvarium Disclosure Schedule.

(d) The UK Plans are registered pension schemes as defined in s150(2) Finance Act 2004 and there is no reason why such classification as a registered pension scheme could be withdrawn or that HM Revenue and Customs might de-register the UK Plans or any of them.

(e) Neither Alvarium nor any of its ERISA Affiliates currently sponsors, maintains or contributes to, nor has, in the past six years, sponsored, maintained or been required to contribute to, nor has any liability or obligation (contingent or otherwise) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA as defined under Section 3(40) of ERISA.

(f) Except as would not be material to Alvarium and the Alvarium Subsidiaries taken as a whole, neither Alvarium nor any Alvarium Subsidiary is nor will be obligated, whether under any Alvarium Plan, Alvarium Service Agreement or otherwise, to pay separation, severance or termination to any current or former employee, director or independent contractor directly as a result of the Transactions, nor will the Transactions accelerate the time of payment or vesting, or increase the amount, of any material benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Alvarium or any Alvarium Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(g) None of the Alvarium Plans nor Alvarium Service Agreements provides, nor does Alvarium nor any Alvarium Subsidiary have or reasonably expect to have any obligation to provide retiree medical benefits to any current or former employee, officer, director or consultant of Alvarium or any Alvarium Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(h) Each Alvarium Plan and each Alvarium Service Agreement is in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA, the Code, trust Law, anti-discrimination Law, pensions tax Law (including the Finance Act 2004) and the requirements and guidance of the Pensions Regulator and HM Revenue and Customs. No Action is pending or, to the knowledge of Alvarium, threatened with respect to any Alvarium Plan (other than claims for benefits in the ordinary course) or Alvarium Service Agreement and, to the knowledge of Alvarium, no fact or event exists that could reasonably be expected to give rise to any such Action.

(i) Each Alvarium Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Alvarium Plan for which determination letters are currently available that the Alvarium Plan is so qualified and each trust established in connection with such Alvarium Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS and, in either case, to the knowledge of Alvarium, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to result in the loss of the qualified status of any such Alvarium Plan or the exempt status of any such trust.

(j) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Alvarium Plan that could reasonably be expected to result in material liability to Alvarium or any of the Alvarium Subsidiaries. There have been no acts or omissions by Alvarium or any ERISA Affiliate that have given or would reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which Alvarium or any ERISA Affiliate may be liable.

(k) Details of the rates of contributions which Alvarium and the Alvarium Subsidiaries are currently paying to the UK Plans and the definition(s) of earnings used to calculate contributions, any proposed changes to the rates or definition(s) of earnings (including details of any salary/pay increases), the dates contributions are due to be paid, whether contributions are due in advance or in arrears, and details of any additional or special contributions paid by employees or officers (or former employees or officers) of Alvarium and the Alvarium Subsidiaries or by Alvarium and the Alvarium Subsidiaries to the UK Plans within the three years ending on the date of this Agreement are contained at Section 6.10(k) of the Alvarium Disclosure Schedule. All contributions, premiums or payments required to be made with respect to any Alvarium Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of Alvarium and the Alvarium Subsidiaries, except as would not result in material liability to Alvarium and the Alvarium Subsidiaries.

(l) Alvarium and each of its ERISA Affiliates have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Alvarium Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(m) Alvarium and each Alvarium Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Alvarium Health Plan”) is and has been in compliance, in all material respects, with the PPACA, and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject Alvarium, any ERISA Affiliate or any Alvarium Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(n) Each Alvarium Plan and each Alvarium Service Agreement that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No Alvarium Plan or Alvarium Service Agreement provides for any gross ups for any taxes imposed under Sections 409A and/or 4999 of the Code.

(o) Each Alvarium Plan that is intended to be a qualifying scheme and to be used for the purpose of Alvarium or any Alvarium Subsidiary to comply with its/their auto enrolment duties under the Auto Enrolment Laws is compliant with all requirements of the Auto Enrolment Laws and all contributions payable in respect thereof are compliant with the minimum requirements of the Auto Enrolment Laws and have been paid in good time and none are due or outstanding. The UK Plans only provide money purchase benefits as defined in the Pensions Schemes 1993 (“Money Purchase Benefits”) and neither Alvarium nor the Alvarium Subsidiaries has any liability whatsoever towards any defined benefit arrangement or any minimum level of benefits, nor has it made any defined benefit promise or been connected or associated with a sponsoring employer of any defined benefit scheme, and no amount is or could become due from Alvarium or the Alvarium Subsidiaries by virtue of s75 or s75A Pensions Act 1995 (as amended).

(p) Except for the UK Plans, Alvarium and the Alvarium Subsidiaries do not have and have not had any arrangements for providing or contributing towards benefits on retirement, leaving service, death, disability, illness or injury, and have not provided or promised to provide any ex-gratia pension benefits, lump sums or similar benefits, for or in respect of any employee or officer (or former employee or officer) of Alvarium and the Alvarium Subsidiaries or their dependents, do not and have not undertaken to provide or contribute towards any such benefits, and no announcement has been made of an intention to establish any new arrangement for providing or contributing towards benefits.

(q) No employee or former employee or officer or director has come into employment with Alvarium or any Alvarium Subsidiary by a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations of 2006 apply such that they have an entitlement to any pension or retirement benefits that are not Money Purchase Benefits and therefore no employee or officer or former employee or officer has any rights to early retirement or to other enhanced rights, including pension rights on redundancy.

Section 6.11  Labor and Employment Matters.

(a) All non-standard employment and consulting contracts or agreements to which Alvarium or any Alvarium Subsidiary is a party, except those that would not be material to Alvarium and the Alvarium Subsidiaries taken as a whole, with respect to which Alvarium or any Alvarium Subsidiary has any severance and/or change in control obligations (and, for the avoidance of doubt, excluding contracts or agreements that can be terminated at any time without severance or termination pay or upon notice of not more than 60 days), have been made available to SPAC (collectively, the “Alvarium Service Agreements”) and set forth on Section 6.11(a) of the Alvarium Disclosure Schedule.

(b) As of the date hereof and during the past three years, except as would not be material to Alvarium and the Alvarium Subsidiaries taken as a whole, all compensation, including wages, commissions, bonuses and fees due and payable to all current employees, independent contractors or consultants of Alvarium or any Alvarium Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in Alvarium’s financial statements) and there are no outstanding agreements, understandings or commitments of Alvarium and the Alvarium Subsidiaries with respect to any such compensation, commissions, bonuses or fees.

(c) (i) There are no material Actions pending or, to the knowledge of Alvarium, threatened against Alvarium or any Alvarium Subsidiary by any of their respective current or former employees, which Actions would be material to Alvarium and the Alvarium Subsidiaries, taken as a whole; (ii) neither Alvarium nor any Alvarium Subsidiary is, nor has been since January 1, 2018, a party to, bound by, or negotiating any collective bargaining agreement, work rules or practices, or any other labor-related agreement, arrangement or contract with a labor union, trade union, works council or labor organization applicable to persons employed by Alvarium or any Alvarium Subsidiary, nor, has any labor union, trade union, labor organization or group of employees of Alvarium or any Alvarium Subsidiary made a pending demand (in writing) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board, the Central Arbitration Committee or any other labor relations tribunal or authority; (iii) to the knowledge of Alvarium, there are not any formal proceedings of any labor union to organize any such employees; (iv) no employee request has been received under the Information and Consultation of Employees Regulations 2004; (v) there are no Unfair Labor Practice (as defined under the National Labor Relations Act) complaints pending against Alvarium or any Alvarium Subsidiary before the National Labor Relations Board or the Central Arbitration Committee; and (vi) since January 1, 2018, there has not been any strike, material slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or dispute affecting, or, to the knowledge of Alvarium, threat thereof, by or with respect to any employees of Alvarium or any Alvarium Subsidiary.

(d) Alvarium and the Alvarium Subsidiaries (i) are and during the past three years have been in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), the Employment Rights Act 1996, the Trade Union and Labour Relations (Consolidation) Act 1992, immigration, Working Time Regulations 1998 including meal and rest breaks, National Minimum Wage Regulations 2015, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours, and collective bargaining; (ii) Alvarium has performed all obligations and duties it is required to perform and whether arising under contract, statute, at common law or in equity or under an treaties including the EC Treaty or the Treat on the Functioning of the European Union or laws of the European Union or otherwise; (iii) to the knowledge of Alvarium, no employee of Alvarium has been or is being investigated in connection with any unlawful misconduct, nor subject to any material disciplinary action in connection with such misconduct, that could reasonably be expected to cause any material damage to the reputation or business of Alvarium or the Alvarium Subsidiaries; and (iv) to the knowledge of Alvarium, no employee of Alvarium or the Alvarium Subsidiaries has engaged in any conduct or cover-up of such conduct, or aided or assisted any other person or entity to engage in any conduct that could cause or has caused material damage to the reputation or business of Alvarium or the Alvarium Subsidiaries or their employees, including but not limited to any conduct constituting sexual misconduct, unlawful harassment (including sexual harassment), discrimination or retaliation.

(e) Except as would not be material to Alvarium and the Alvarium Subsidiaries taken as a whole, since January 1, 2018, holiday pay for periods of holiday taken by all applicable employees and workers and former employees and workers of Alvarium and the Alvarium Subsidiaries under regulation 13 of the Working Time Regulations 1998 (SI 1998/1833), to the extent required, has been calculated in accordance with the Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organization of working time.

(f) Except as would not be material to Alvarium and the Alvarium Subsidiaries taken as a whole, there are no, and since January 1, 2018 there have been no, pending, or to the knowledge of Alvarium, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of Alvarium or any Alvarium Subsidiary before the National Labor Relations Board, the Employment Tribunal, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.

(g) Furloughed employees (being employees who have taken a temporary period of leave which satisfies the terms of the Coronavirus Job Retention Scheme established and governed by the Treasury Directions made under sections 71 and 76 of the Coronavirus Act 2020 (“CJRS”) during which they are not working but are kept on the payroll) have provided no services and undertaken no work for or on behalf of Alvarium or any of the Alvarium Subsidiaries while on furlough, except during any periods of flexible furlough (where they are working part-time and furloughed part time). All grants paid by HM Revenue and Customs have been properly applied towards the payment of remuneration to such employees and all income tax and National Insurance contributions have been properly applied to the payments made to the Furloughed employees. No claim has been made under the CJRS that is abusive or otherwise contrary to the exceptional purpose of the CJRS.

(h) Neither Alvarium nor any of the Alvarium Subsidiaries has, in the past three (3) years, taken any action that triggered the notice requirement under the WARN Act or similar state or local law. No employee of Alvarium nor any of the Alvarium Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the past 90 days.

(i) During the past three years, each of Alvarium and the Alvarium Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has not taken any action which could in the future result in a penalty or fine being imposed for a breach of off-payroll working legislation; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(j) To the knowledge of Alvarium, except as would not be material to Alvarium and the Alvarium Subsidiaries taken as a whole, (i) no employee or independent contractor of Alvarium or any Alvarium Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, non-competition agreement, non-solicitation agreement or proprietary information agreement or intellectual property agreement; and (ii) the continued employment by Alvarium and the Alvarium Subsidiaries of their respective employees, and the performance of the contracts with Alvarium and the Alvarium Subsidiaries by their respective independent contractors, will not result in any such violation. Neither Alvarium nor any of the Alvarium Subsidiaries has received any written notice alleging that any such violation has occurred since January 1, 2018.

(k) No employee or other individual is or has been offered the opportunity or has agreed to become, an employee shareholder (within the meaning of section 205A Employment Rights Act 1996).

Section 6.12  Real Property; Title to Assets.

(a) None of Alvarium or any Alvarium Subsidiary owns any real property.

(b) Section 6.12(b) of the Alvarium Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which Alvarium or any Alvarium Subsidiary have a Lease, with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Alvarium Lease Documents”). True, correct and complete copies of all Alvarium Lease Documents have been made available to SPAC. There are no leases, subleases, concessions or other contracts granting to any person other than Alvarium or the Alvarium Subsidiaries the right to use or occupy any Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by Alvarium or any Alvarium Subsidiary or, to Alvarium’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole. Neither Alvarium nor any Alvarium Subsidiary has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of Alvarium or any Alvarium Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole.

(d) Each of Alvarium and the Alvarium Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its material properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole.

Section 6.13  Intellectual Property.

(a) Section 6.13(a) of the Alvarium Disclosure Schedule contains a true, correct and complete list of all of the following: (i) registered Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing that have been filed with the applicable Governmental Authority that are owned or purported to be owned by Alvarium or any Alvarium Subsidiary (“Alvarium Registered IP”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any material Company-Licensed IP, including for the Software or Business Systems of any other persons that are material to the Products and/or business of Alvarium or any Alvarium Subsidiary as currently conducted (other than (x) unmodified (save as for pricing, duration and administrative details), commercially available, “off-the-shelf” Software or (y) Software or Business Systems with a replacement cost or aggregate annual license and maintenance fees of less than $50,000); or (z) Open Source Software and (iii) any Software owned or purported to be owned by Alvarium or any Alvarium Subsidiary that is material to the business of, Alvarium or any Alvarium Subsidiary as currently conducted and would have a replacement cost of more than $50,000. The Company IP including the Intellectual Property specified on Section 6.13(a) of the Alvarium Disclosure Schedule, constitutes all material Intellectual Property rights used in the operation of the business of Alvarium and the Alvarium Subsidiaries, including the design, development, hosting, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision and/or use of any Products, and is sufficient for the conduct of such business as currently conducted; provided, however, that the foregoing is not a representation of non-infringement of the Intellectual Property rights of other Persons, which is addressed in Section 6.13(d)(ii).

(b) Alvarium or an Alvarium Subsidiary solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a written license that to the knowledge of Alvarium is valid and enforceable, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of Alvarium, valid and enforceable. No loss or expiration of any material Company-Owned IP is threatened in writing (including email) or, to the knowledge of Alvarium, pending.

(c) Alvarium and each of its applicable Alvarium Subsidiaries have taken and take commercially reasonable actions to maintain, protect and enforce Company-Owned IP and other Confidential Information in its possession or control. Neither Alvarium nor any Alvarium Subsidiary has disclosed any Confidential Information to any other person other than pursuant to either a written confidentiality agreement (or, in the case of legal counsel or regulators, statutory or regulatory obligations of confidentiality) under which such other person agrees to maintain the confidentiality and protect such Confidential Information or in the case of legal counsel or regulators, statutory or regulatory obligations of confidentiality.

(d) (i) There have been no claims properly filed with a Governmental Authority and served on Alvarium or any Alvarium Subsidiary, or threatened in writing (including email) to be filed, against Alvarium or any Alvarium Subsidiary with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Alvarium Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property from any other Person in connection with such allegation); (ii)  to the knowledge of Alvarium, the operation of the business of Alvarium and the Alvarium Subsidiaries (including the (x) the design, development, hosting, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision and/or use of any Products and/or Company-Owned IP and (y) Alvarium’s or any of the Alvarium Subsidiaries’ use of any product, device, process or service used in such business as previously conducted and currently conducted) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons, and the operation of the business of Alvarium and the Alvarium Subsidiaries as described above, to the knowledge of Alvarium, does not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which Alvarium or any Alvarium Subsidiary conducts business or in which Products are hosted, marketed, distributed, published, licensed or sold; (iii) to Alvarium’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither Alvarium nor any of the Alvarium Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All current and past founders, officers, management employees and contractors who have contributed, developed or conceived any material Company-Owned IP have executed valid, written agreements with Alvarium or one of the Alvarium Subsidiaries substantially in the form made available to SPAC, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with Alvarium or the applicable Alvarium Subsidiary, have (to the extent such Intellectual Property did not exclusively vest in Alvarium or the applicable Alvarium Subsidiary automatically by virtue of applicable Law) assigned to Alvarium or the applicable Alvarium Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with Alvarium or the applicable Alvarium Subsidiary (and, with respect to any founders, created for or on behalf or in contemplation of Alvarium or any of the Alvarium Subsidiaries (i) prior to the inception of Alvarium or any of the Alvarium Subsidiaries or (ii) prior to their commencement of employment or engagement with Alvarium or any of the Alvarium Subsidiaries), and have irrevocably waived their “moral rights” in favor of Alvarium or the applicable Alvarium Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.

(f) Alvarium and the Alvarium Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that (i) would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) requires or has required Alvarium or any Alvarium Subsidiary to disclose or distribute the source code to any Product components or Business Systems owned or purported to be owned by Alvarium or any Alvarium Subsidiary which are incorporated in or necessary for the use of the Products, to license or provide the source code to any such Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code (excluding the Open Source Software originally used, if any) to any of the Product components at no or minimal charge.

(g) Alvarium or the Alvarium Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems and such Business Systems are sufficient for the needs of the business of Alvarium and any of Alvarium Subsidiaries as currently conducted. Alvarium and the Alvarium Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2018, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. Alvarium and each of the Alvarium Subsidiaries have purchased a sufficient (for the conduct of the business as currently conducted) number of seat licenses for their Business Systems.

(h) Alvarium and each of the Alvarium Subsidiaries currently comply and since January 1, 2018 complied in all material respects with all applicable Privacy and Data Security Requirements. Alvarium and the Alvarium Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by Alvarium or any Alvarium Subsidiary, including implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices including, to the knowledge of Alvarium, implementing industry standard tools designed to prevent the introduction of Disabling Devices. Neither Alvarium nor any Alvarium Subsidiary has inserted and, to the knowledge of Alvarium, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2018, neither Alvarium nor any of the Alvarium Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws; or (y) been subject to or received written notice of any Action by any Governmental Authority or any Client, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the material violation of any applicable Privacy and Data Security Requirements, and, to Alvarium’s knowledge, there is no reasonable basis for the same.

(i) Alvarium or one of the Alvarium Subsidiaries exclusively owns and/or possesses all material rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which Alvarium and the Alvarium Subsidiaries receive and use such Business Data prior to the Closing Date. Neither of Alvarium nor the Alvarium Subsidiaries are subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit the Cartesian Entities from receiving or using Personal Information or other Business Data, in the manner in which Alvarium and the Alvarium Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Privacy and Data Security Requirements.

Section 6.14  Taxes.

(a) Alvarium and each of the Alvarium Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required by any applicable Laws to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that Alvarium or any of the Alvarium Subsidiaries are (or have been) obligated to pay or account for, except with respect to Taxes that are being contested in good faith and are disclosed in Section 6.14(a) of the Alvarium Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Alvarium Exchange Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment; and (iv) do not have any dispute, non-routine, audit, examination or other Action in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open.

(b) Neither Alvarium nor any Alvarium Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing, transfer, surrender or ceding of credits, losses or other Tax relief) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes.

(c) Neither Alvarium nor any Alvarium Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) or other agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States Tax Law); (vi) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Sections 951, 951A, or 956 of the Code; (vii) the forgiveness pursuant to COVID-19 Measures of liabilities incurred prior to the Closing by Alvarium or any Alvarium Subsidiary. Alvarium and the Alvarium Subsidiaries are not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. Alvarium and the Alvarium Subsidiaries have not, pursuant to COVID-19 Measures, deferred the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing Date.

(d) Each of Alvarium and the Alvarium Subsidiaries has withheld and (to the extent legally required) paid or accounted to the appropriate Tax authority all material Taxes required by any applicable Laws to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e) Neither Alvarium nor any of the Alvarium Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign Tax Return or other group, affiliation or fiscal unity for any Tax purposes (other than a group which consisted only of Alvarium and/or any of the Alvarium Subsidiaries or of which Alvarium were the common parent).

(f)   Neither Alvarium nor any of the Alvarium Subsidiaries has any material liability for the Taxes of any person (other than Alvarium and/or any of the Alvarium Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law, including section 190 of the UK Taxation of Chargeable Gains Act 1992, section 795 of the UK Corporation Tax Act 2009, sections 710 to 715 of the UK Corporation Tax Act 2010, Chapter 7 of Part 22 of the UK Corporation Tax Act 2010, sections 109B to 109F of the UK Taxes Management Act 1970 and section 43 of the UK Value Added Tax Act 1994), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).

(g) Neither Alvarium nor any of the Alvarium Subsidiaries has any request for a ruling in respect of Taxes pending between Alvarium or any of the Alvarium Subsidiaries and any Tax authority.

(h) Neither Alvarium nor any of the Alvarium Subsidiaries has carried out any act or transaction in respect of which any ruling, clearance, consent or approval from any Tax Authority was legally required without first having obtained the same. Any such ruling, clearance, consent or approval obtained by or on behalf of Alvarium or any of the Alvarium Subsidiaries was properly obtained on the basis of full and accurate disclosure to the relevant Tax Authority of all material facts and circumstances and, so far as Alvarium is aware, remains valid and effective. Any act or transaction for or in respect of which any such any ruling, clearance, consent or approval was obtained has been carried out in accordance with the terms thereof.

(i) Alvarium has made available to SPAC true, correct and complete copies of any income or corporation Tax Returns filed by Alvarium and the Alvarium Subsidiaries for all Tax periods for which the statute of limitations for assessments remains open.

(j) Neither Alvarium nor any of the Alvarium Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither Alvarium nor any of the Alvarium Subsidiaries has distributed the shares of another company, or had its shares distributed by another company, in a transaction that was purported or intended to be governed in whole or in part by Chapter 5 Part 23 of the Corporation Tax Act 2010.

(k) Neither Alvarium nor any of the Alvarium Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c) or Treasury Regulation Section 1.6011-4(b)(2). Neither Alvarium nor any of the Alvarium Subsidiaries has been a party to or promoted any act, transaction or arrangement which has been reported, or has been required to be reported, under Part 7 of the UK Finance Act 2004, section 132A of the UK Social Security Administration Act 1992, Schedule 11A of the UK Value Added Tax Act 1994, section 66 of and schedule 17 to the UK Finance (No.2) Act 2017 or any regulations enacted or promulgated pursuant to any of the foregoing.

(l) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of Alvarium, has threatened to assert against Alvarium or any Alvarium Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(m) There are no Tax Liens upon any assets of Alvarium or any of the Alvarium Subsidiaries except for Permitted Liens.

(n) Neither Alvarium nor any Alvarium Subsidiary has received a written notice from a Tax authority that it is, or may be treated as being, resident for any Tax purpose in or has, or may be treated as having, a permanent establishment (within the meaning of any applicable Law or Tax treaty) or otherwise has, or may be treated as having, an office or fixed place of business which amounts to a taxable presence in a country other than the country in which it is organized.

(o) Neither Alvarium nor any Alvarium Subsidiary derives 75% or more of its gross asset value from UK land for the purposes of section 1A(3)(c) of the UK Taxation of Chargeable Gains Act 1992.

(p) Alvarium and each of the Alvarium Subsidiaries is registered for VAT purposes in any jurisdiction if and to the extent (and only if and to the extent) required to be so registered in such jurisdiction by applicable Law and is not registered for VAT purposes in any other jurisdiction. Neither Alvarium nor any of the Alvarium Subsidiaries (or the extent relevant) has been denied credit for any input VAT. Alvarium and each of the Alvarium Subsidiaries (to the extent relevant) has issued all valid invoices and other documents required by any applicable Laws to have been issued by it for any VAT purpose.

(q) Any document which is reasonably necessary to enable Alvarium or any of the Alvarium Subsidiaries to establish its ownership of or interest in any asset or to enforce its rights under any agreement has been duly stamped with any applicable transfer, documentary, sales, use, stamp, recording, capital, registration or similar Taxes.

(r) Except for U.S. Tax purposes, neither the execution of this Agreement nor the occurrence of Closing will result in Alvarium or any of the Alvarium Subsidiaries being deemed for Tax purposes to dispose of any asset or otherwise give rise to any Tax liability of Alvarium or any of the Alvarium Subsidiaries.

(s) Neither Alvarium nor any of the Alvarium Subsidiaries has been a party to any transaction or arrangement the main purpose, or one of the main purposes, of which was the avoidance of Tax.

(t) Neither Alvarium nor any of the Alvarium Subsidiaries has made any claim for capital allowances under the UK Capital Allowances Act 2001 in respect of any asset which is leased or hired to or by such company. No election affecting Alvarium or any of the Alvarium Subsidiaries has been made, or agreed to be made, under sections 177 or 183 of such Act in respect of any asset which is leased or hired to or by Alvarium or any of the Alvarium Subsidiaries. Neither Alvarium nor any of the Alvarium Subsidiaries has entered into a relevant transaction to which Chapter 17 of Part 2 of such Act applies. Neither Alvarium nor any of the Alvarium Subsidiaries has made, or been deemed to have made, any election under section 83 of such Act. Neither Alvarium nor any of the Alvarium Subsidiaries has incurred any long-life asset expenditure within the meaning of section 90 of such Act.

(u) Alvarium and each of the Alvarium Subsidiaries maintains complete and accurate records, invoices and other information in relation to Tax to the extent required by applicable Law.

(v) Neither Alvarium nor any of the Alvarium Subsidiaries owns any shares or other interest in a “controlled foreign company” to which any CFC charge may arise under Part 9A of the UK Taxation (International and Other Provisions) Act 2010 applies.

(w) The United States federal Tax classification of Alvarium and each Alvarium Subsidiary is set forth on Section 6.14(w) of the Alvarium Disclosure Schedule.

(x) Alvarium Topco will not engage in any business activity other than the Alvarium Reorganization. The Alvarium Reorganization will not result in any material liability to the SPAC, including, without limitation, any Tax liability that is material to the SPAC.

Section 6.15  Environmental Matters. (a) None of Alvarium nor any of the Alvarium Subsidiaries has materially violated since January 1, 2018 or is in material violation of applicable Environmental Law; (b) to the knowledge of Alvarium, none of the properties currently or formerly owned, leased or operated by Alvarium or any Alvarium Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by Alvarium or any Alvarium Subsidiary pursuant to applicable Environmental Laws; (c) to Alvarium’s knowledge, none of Alvarium nor any of the Alvarium TIG Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of Alvarium and each Alvarium Subsidiary has all material permits, licenses and other authorizations required of each of Alvarium and each Alvarium Subsidiary under applicable Environmental Law (“Alvarium Environmental Permits”); (e) each of Alvarium and each Alvarium Subsidiary is in compliance with its Alvarium Environmental Permits, expect where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole; and (f) Alvarium has delivered to SPAC true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of Alvarium or any Alvarium Subsidiary in relation to the current or prior business of Alvarium and the Alvarium Subsidiaries or any real property presently or formerly owned, leased, or operated by Alvarium or any Alvarium Subsidiary (or its or their predecessors) that are in the possession, custody or control of Alvarium or any Alvarium Subsidiary.

Section 6.16  Material Contracts.

(a) Section 6.16(a) of the Alvarium Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which Alvarium or any Alvarium Subsidiary is a party (such contracts and agreements as are required to be set forth on Section 6.16(a) of the Alvarium Disclosure Schedule being the “Alvarium Material Contracts”):

(i) each (A) contract and agreement with consideration paid or payable to Alvarium or any Alvarium Subsidiary of more than $750,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020 and (B) Advisory Agreement entered into by Alvarium and the Alvarium Subsidiaries with consideration paid or payable to Alvarium or any Alvarium Subsidiary of more than $500,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;

(ii) each contract and agreement with suppliers to Alvarium or any of the Alvarium Subsidiaries for expenditures paid or payable by Alvarium or any Alvarium Subsidiary of more than $750,000, in the aggregate, over the twelve (12)-month period ending December 31, 2020;

(iii) all broker, distributor, dealer, and placement agent agreements to which Alvarium or any Alvarium Subsidiary is a party that are material to the business of Alvarium;

(iv) all contracts providing for the development of any material Software or Intellectual Property, independently or jointly, either by or for Alvarium or any Alvarium Subsidiary (other than employment contracts, employee invention assignment agreements and consulting agreements with authors on substantially the same form as Alvarium’s or any Alvarium Subsidiary’s standard form of agreement);

(v) all contracts and agreements evidencing Indebtedness other than Indebtedness of (A) Alvarium with an Alvarium Subsidiary or (B) an Alvarium Subsidiary with another Alvarium Subsidiary;

(vi) all contracts and agreements with any Governmental Authority to which Alvarium or any Alvarium Subsidiary is a party, other than any Alvarium Permits;

(vii) all contracts and agreements that materially limit, or purport to materially limit, (i) the ability of Alvarium or any Alvarium Subsidiary to compete in any line of business or with any person or entity or (ii) the ability of Alvarium or any Alvarium Subsidiary to conduct their business with any Person in any geographic area or during any period of time or to hire or retain any person;

(viii) all contracts or arrangements that result in any person or entity holding a power of attorney from Alvarium or any Alvarium Subsidiary that relates to Alvarium, any Alvarium Subsidiary or their respective businesses, in each case other than in the ordinary course of business;

(ix) all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(x) all contracts involving use of any Company-Licensed IP required to be listed in Section 6.13(a) of the Alvarium Disclosure Schedule;

(xi) contracts which involve the license or grant of rights to Company-Owned IP by Alvarium or any Alvarium Subsidiary, but excluding any (i) nonexclusive licenses (or sublicenses) of Company-Owned IP granted to Client and (ii) non-disclosure agreements entered into the ordinary course of business consistent with past practice, in each case, entered into in the ordinary course of business; and

(xii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to Alvarium and the Alvarium Subsidiaries, taken as a whole.

(b) (i) Each Alvarium Material Contract is a legal, valid and binding obligation of Alvarium or the Alvarium Subsidiary party thereto and, to the knowledge of Alvarium, is enforceable in accordance with its terms against the other parties thereto, there are, to the knowledge of Alvarium, no grounds for termination, rescission, avoidance or repudiation of any Alvarium Material Contract, and neither Alvarium nor any Alvarium Subsidiary is in breach or violation of, or default under, any Alvarium Material Contract nor has any Alvarium Material Contract been canceled by the other party, in each case, except for breaches, defaults or cancellations as would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole; (ii) to Alvarium’s knowledge, no other party is in material breach or violation of, or material default under, any Alvarium Material Contract; and (iii) Alvarium and the Alvarium Subsidiaries have not received any written, claim of default under any such Alvarium Material Contract. Alvarium has furnished or made available to SPAC true and materially complete copies of all Alvarium Material Contracts without redaction, including amendments thereto that are material in nature.

Section 6.17  Insurance.

(a) Section 6.17(a) of the Alvarium Disclosure Schedule sets forth, with respect to each material insurance policy under which Alvarium or any Alvarium Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is Alvarium or any Alvarium Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither Alvarium nor any Alvarium Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, the knowledge of Alvarium, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of Alvarium, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 6.18   Board Approval; Vote Required. The Alvarium Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has (a) approved and adopted this Agreement and declared its advisability and approved the Transactions and (b) recommended that the Alvarium Shareholders enter into the Alvarium Exchange Agreement. The Alvarium Exchange Agreement, which has been executed and delivered to SPAC concurrently with the execution and delivery of this Agreement, qualifies as the necessary approval by the Alvarium Shareholders to approve and adopt this Agreement and the Transactions and no additional approval or vote from any Alvarium Shareholder would then be necessary to approve and adopt this Agreement and the Transactions and consummate the Transactions.

Section 6.19  Certain Business Practices.

(a) Since January 1, 2018, none of Alvarium, any Alvarium Subsidiary nor, to the knowledge of Alvarium, any directors or officers, agents or employees of Alvarium or any Alvarium Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in order to obtain or retain a business advantage; (iii) bribed another person intending to obtain or retain business or an advantage in the conduct of business for Alvarium or any Alvarium Subsidiary; or (iv) engaged in any practice or conduct which is contrary to any applicable anti-corruption or anti-bribery Law, including the UK Bribery Act 2010, as amended, any applicable anti-Money Laundering Law, including Part Seven of the UK the Proceeds of Crime Act 2002, or any applicable Law relating to the failure to prevent the facilitation of tax evasion offences, including Part Three of the Criminal Finances Act 2017.

(b) To the extent required by applicable Law, Alvarium and each Alvarium Subsidiary has adopted, and maintained, customary “know-your-customer” and anti-Money Laundering programs and reporting procedures covering Alvarium’s and the Alvarium Subsidiaries’ businesses, and have complied in all material respects with the terms of such programs and procedures for detecting and identifying Money Laundering with respect to Alvarium’s and the Alvarium Subsidiaries’ businesses.

Section 6.20  Sanctions.

(a) None of Alvarium, any Alvarium Subsidiary, nor, to Alvarium’s knowledge, any of their respective directors, officers, employees or agents, in each case while engaged by Alvarium or any Alvarium Subsidiary, was or is a Restricted Person.

(b) None of Alvarium, any Alvarium Subsidiary, nor, to Alvarium’s knowledge, any of their respective directors, officers, employees or agents, is in violation of, or has violated, Sanctions Laws.

(c) None of Alvarium, any Alvarium Subsidiary, nor to Alvarium’s knowledge, any of their respective directors, officers, employees or agents:

(i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws; or

(ii) has made a voluntary, directed, or involuntary disclosure to any governmental authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws.

(d) Any provision of this Section 6.20 shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom).

Section 6.21  Interested Party Transactions. Except for (a) employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, or (b) investment or co-investment activity or opportunities provided by Alvarium or an Alvarium Subsidiary to its directors, officers, partners, shareholders or other affiliates in the ordinary course of business, no director, officer or other affiliate of Alvarium or any Alvarium Subsidiary, to Alvarium’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that Alvarium or any Alvarium Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, Alvarium or any Alvarium Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 6.16(a) of the Alvarium Disclosure Schedule; or (d) any contractual or other arrangement with Alvarium or any Alvarium Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 6.21. Neither Alvarium nor the Alvarium Subsidiaries have, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Alvarium or any of the Alvarium Subsidiaries, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 6.22  RIA Compliance Matters.

(a) Section 6.22(a) of the Alvarium Disclosure Schedule lists the name of each Alvarium RIA Entity and each jurisdiction in which it is, or since January 1, 2018 has been, registered to provide Investment Advisory Services, in each case as of the date hereof. Except as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole, each Alvarium RIA Entity is and has been, at all times required by applicable Law since January 1, 2018, duly registered as an investment adviser under applicable Law (if required to be so registered under applicable Law) or exempt therefrom. Except for the Alvarium RIA Entities, neither Alvarium nor any Alvarium Subsidiary provides Investment Advisory Services in any jurisdiction where it is not registered to do so or is required to be registered to provide Investment Advisory Services under applicable Law, except in either case as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole.

(b) Since January 1, 2018, each Form ADV and each amendment to Form ADV of each Alvarium U.S. RIA Entity, has been timely filed and as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole.

(c) Each Alvarium RIA Entity has designated and approved a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act or other applicable Law. Each Alvarium RIA Entity has established in compliance with requirements of applicable Law, and maintained in effect at all times required by applicable Law since January 1, 2018, (i) written anti-Money Laundering policies and procedures that incorporate, among other things, a written customer identification program, (ii) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, (iii) written cyber security and identity theft policies and procedures, (iv) written policies and procedures designed to protect non-public personal information about Clients and other third parties, (v) written recordkeeping policies and procedures and (vi) other policies required to be maintained by such Alvarium RIA Entity under applicable Law, including (to the extent applicable) Rules 204A-1 and 206(4)-7 under the Investment Advisers Act, except, in each case under clauses (i)-(vii), as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole.

(d) With respect to each Alvarium U.S. RIA Entity, except as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole, (i) none of such Alvarium U.S. RIA Entity, its control persons, its directors, officers, or employees (other than employees whose functions are solely clerical or ministerial), nor, to the knowledge of Alvarium, any of such Alvarium U.S. RIA Entity’s other “person associated with an investment adviser” (as defined in Section 202(a)(17) of the Investment Advisers Act, “Investment Advisers Act Associated Person”) is (A) subject to ineligibility pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an “associated person” of a registered investment adviser, (B) subject to disqualification from being a registered investment adviser or Investment Advisers Act Associated Person pursuant to Rule 206(4)-3 under the Investment Advisers Act or (C) subject to a “Bad Actor” disqualification under Rule 506(d) of Regulation D under the Securities Act, unless in the case of clause (A), (B) or (C), such Alvarium U.S. RIA Entity or ““Investment Advisers Act Associated Person” has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, nor (ii) is there any Action pending or, to the knowledge of Alvarium, threatened in writing by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of such Alvarium U.S. RIA Entity, or any of its ““Investment Advisers Act Associated Person” to serve in such capacities or that would provide a basis for such ineligibility or disqualification. None of Alvarium, any of the Alvarium Subsidiaries, any officer, director or employee thereof or, to the knowledge of Alvarium, any other “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act) thereof is subject to ineligibility pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a Public Fund, nor is there any Action pending or, to the knowledge of Alvarium, threatened in writing, by any Governmental Authority, which would provide a basis for such ineligibility which would reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole, each employee of Alvarium or any Alvarium Subsidiaries who is required to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Authority is duly registered or licensed as such and such registration or license is in full force and effect.

(e) Each Alvarium RIA Entity is, and since January 1, 2018, has been, in compliance with (i) the applicable provisions of the Investment Advisers Act and/or (ii) all other applicable Laws of the jurisdictions in which such Alvarium RIA Entity acts as an investment adviser, except in each case under the foregoing clauses (i) and (ii) for such matters that would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole.

(f) As of the date hereof, no Alvarium RIA Entity is currently subject to, or has received written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority. Each Alvarium RIA Entity that has in the past undergone an examination, inspection, investigation or inquiry from a Governmental Authority and that has received, at the conclusion thereof, communication from such Governmental Authority regarding the outcome of such examination, inspection, investigation or inquiry (e.g., a “deficiency letter” or other such communication), has (i) timely responded, to the extent required, to such communication and (ii) remedied or otherwise corrected any issue(s) or compliance matter(s) identified in such communication in the manner asserted in such responsive communication, and has experienced no repeated incidents of the nature identified by the Governmental Authority in its communication to the Alvarium RIA Entity that would lead to possible “recidivist” status, except to the extent as would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries (including as a result of discovery by any Governmental Authority in a future examination, inspection, investigation or inquiry), taken as a whole.

(g) Each Alvarium U.S. RIA Entity has adopted and implemented a pay-to-play policy required by Rule 206(4)-5 under the Investment Advisers Act where such pay-to-play policy is required. Each other Alvarium RIA Entity has adopted and implemented policies of similar effect where required by Governmental Authorities, as applicable. To the knowledge of Alvarium, the activities of each Alvarium RIA Entity’s “covered associates” as defined under Rule 206(4)-5, or the equivalent in another jurisdiction, do not impair the ability of the any Alvarium RIA Entity to continue to retain and receive investment advisory revenues from any Person due to Rule 206(4)-5 under the Investment Advisers Act or a similar pay-to-play rule in another jurisdiction.

(h) Neither Alvarium nor any Alvarium Subsidiary has, since January 1, 2018, entered into or been a party to any effective agreement with any person to (i) solicit or find investors for investment in any Fund or (ii) solicit or find investment advisory clients for Alvarium or any Alvarium Subsidiary, except (A) in the case of (i), persons who either are and at all times relevant were registered with any and all Government Authorities and/or Self-Regulatory Organizations as required by Law to conduct such activities or are and at all times relevant were exempt from such registration under applicable Law and (B) in the case of (ii), pursuant to a written agreement in conformance with the “cash solicitation rule” then applicable as set forth in Rule 206(4)-3 and/or Rule 206(4)-1 (as amended on December 22, 2020), in each case as applicable, under the Investment Advisers Act.

Section 6.23  Client Agreements.

(a) Each Advisory Agreement entered into Alvarium or an Alvarium Subsidiary includes all provisions required by and complies in all respects with the Investment Advisers Act and other applicable Law, except as would not reasonably be expected to be, material to Alvarium and the Alvarium Subsidiaries, taken as a whole.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole, each Client’s account is being managed, and has since January 1, 2018 (or inception of the relationship, if later) been managed, by the applicable Alvarium RIA Entity in compliance with (i) applicable Law, (ii) the Client’s Advisory Agreement, and (iii) the Client’s written investment objectives, policies and restrictions agreed to by such Alvarium RIA Entity.

(c) No Alvarium RIA Entity provides Investment Advisory Services to any Person other than the Clients. Each Alvarium RIA Entity provides Investment Advisory Services to Clients solely pursuant to written Advisory Agreements.

Section 6.24  Funds.

(a) Neither any Alvarium U.S. RIA Entity nor the Alvarium Broker-Dealer currently advises, has plans to commence advising, or since January 1, 2018 has advised, any Funds, and neither Alvarium nor any Alvarium Subsidiary currently advises, has plans to commence advising, or since January 1, 2018 has advised, any Funds formed or operating under the laws of the United States or any state or territory thereof. No Funds advised by Alvarium or any Alvarium Subsidiary is advised from a place of business in the United States.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole:

(i) Each Fund advised by Alvarium or any Alvarium Subsidiary currently is, and has since January 1, 2018 been operated, in compliance with (A) applicable Law, (B) its governing documents, registration statements, prospectuses, offering documents and agreements, and (C) its written investment objectives, policies and restrictions.

(ii) No Fund advised by Alvarium or any Alvarium Subsidiary since January 1, 2018 is or was while under such management required to register as an investment company under the Investment Company Act.

(iii) Since January 1, 2018, none of the offering memoranda used in connection with an offering of shares, units or interests of any Fund advised by Alvarium or any Alvarium Subsidiary, including any supplemental advertising and marketing materials prepared by or on behalf of Alvarium or any Alvarium Subsidiary thereof, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(iv) As at the date of its most recent report or filing (as such are further described in (A) and (B) respectively in this subparagraph), there are no liabilities or obligations of any Fund advised by Alvarium or any Alvarium Subsidiary of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than such liabilities or obligations as are disclosed and provided for in the balance sheet of such Fund or referred to in the notes thereto contained in the most recent report (A) distributed by such Fund to its shareholders or other interest holders or (B) as applicable, filed with a non-US Governmental Authority or Self-Regulatory Organization.

(v) There are no Actions pending or, to the knowledge of Alvarium, threatened in writing, before any Governmental Authority or Self-Regulatory Organization, or before any arbitrator of any nature, brought by or against any of the Funds advised by Alvarium or any Alvarium Subsidiary or any of their officers or directors involving or relating to such Funds, the assets, properties or rights of any such Funds.

(vi) No Fund advised by Alvarium or any Alvarium Subsidiary is suspending redemptions and there are no material outstanding written requests for redemptions in any of such Funds.

Section 6.25  Broker-Dealer Compliance Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to Alvarium and the Alvarium Subsidiaries, taken as a whole:

(a) Since January 1, 2018, each Alvarium Broker-Dealer has been duly registered as a Broker-Dealer with the SEC and each state and other jurisdictions in which it is required to be so registered. Each Alvarium Broker-Dealer is, and since January 1, 2018 has been a member in good standing of FINRA and each other Self-Regulatory Organization of which it is required to be a member. Each natural Person whose functions require him or her to be licensed as a representative or principal of, and registered with, each Alvarium Broker-Dealer is registered with FINRA and all applicable states and other jurisdictions, such registrations are not, and since January 1, 2018 have not been, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one Broker-Dealer in any jurisdiction where such multiple registrations would violate any applicable Law.

(b) (i) Each current Form BD of Alvarium Broker-Dealer is, and any Form BD of Alvarium Broker-Dealer filed before the Closing Date will be at the time of filing, in compliance with the applicable requirements of the Exchange Act, the rules thereunder and the rules of any Self-Regulatory Organization, as applicable; and (ii) each Alvarium Broker-Dealer serving a retail investor (as the term “retail investor” is defined in SEC Rule 17a-14 under the Exchange Act and in Form CRS adopted thereunder) has prepared and filed with the SEC a Form CRS complying with Rule 17a-14 and each such Form CRS is, and any amendment to Form CRS filed before the Closing Date will be at the time of filing, in compliance with the applicable requirements of the Exchange Act. A Form CRS has been timely provided to each retail investor, and a current Form CRS has been posted as required on any website maintained by Alvarium.

(c) (i) Neither an Alvarium Broker-Dealer, nor any of its affiliates, nor any of its “associated persons” (as defined in the Exchange Act) is (A) ineligible pursuant to Section 15(b) of the Exchange Act to serve as a Broker-Dealer or as an “associated person” of a Broker-Dealer, (B) subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, (C) subject to any material Actions that would be required to be disclosed on Form BD or Forms U-4 or U-5 (and which Actions are not actually disclosed on such Person’s current Form BD or current Forms U-4 or U-5) to the extent that such Person or its associated persons is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no Action pending or, to the knowledge of Alvarium, threatened in writing by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (i)(A), (i)(B), (i)(C) and (i)(D).

(d) No fact relating to an Alvarium Broker-Dealer or any “control affiliate” of an Alvarium Broker-Dealer, as defined in Form BD requires any response in the affirmative to any question in Item 11 of Form BD, except to the extent that such facts have been reflected on Form BD of an Alvarium Broker-Dealer, as applicable.

(e) Since January 1, 2018, the Brokerage Services performed by each Alvarium Broker-Dealer have been conducted in compliance with all requirements of the Exchange Act, the rules and regulations of the SEC, FINRA, and any applicable state securities regulatory authority or Self-Regulatory Organizations, as applicable. Each Alvarium Broker-Dealer has established, in compliance with requirements of applicable Law, and maintained in effect at all times required by applicable Law since January 1, 2018, written policies and procedures reasonably designed to achieve compliance with the Exchange Act, the SEC rules thereunder, and the and the rules of each applicable Self-Regulatory Organization (“BD Compliance Policies”), including those required by (i) applicable FINRA rules, including FINRA Rule 3110, 3120 and 3130, (ii) anti-Money Laundering Laws, including a written customer identification program in compliance therewith, (iii) privacy laws including policies and procedures with respect to the protection of nonpublic personal information about Clients and other third parties and (iv) identity theft Laws, and approved such principals, managers and other supervisors as are required under the aforementioned Laws. All such BD Compliance Policies comply in all material respects with applicable Laws.

(f) Each Alvarium Broker-Dealer currently maintains, and since January 1, 2018 has maintained, “net capital” (as such term is defined in Rule 15c3-1(c)(2) under the Exchange Act) equal to or in excess of the minimum “net capital” required to be maintained by the respective Alvarium Broker-Dealer, and in an amount sufficient to ensure that it is not required to file a notice under Rule 17a-11 under the Exchange Act.

(g) No Governmental Authority has, since January 1, 2018, formally initiated any Action (other than ordinary course examinations) into an Alvarium Broker-Dealer and no Alvarium Broker-Dealer has received a written “wells notice,” other written indication of the commencement of an enforcement action from the SEC, FINRA or any other Governmental Authority, or other written notice alleging any material noncompliance with any applicable Law governing the operations of each Alvarium Broker-Dealer. Alvarium has no knowledge of any unresolved material violation or material exception raised by any Governmental Authority with respect to an Alvarium Broker-Dealer. Since January 1, 2018, no Alvarium Broker-Dealer has settled any Action of the SEC, FINRA or any other Governmental Authority. No Alvarium Broker-Dealer Subsidiary was subject to any Action in connection with any applicable Law governing the operation of an Alvarium Broker-Dealer. Except as would not be material to Alvarium or the Alvarium Subsidiaries, taken as a whole, as of the date hereof, no Alvarium Broker-Dealer is currently subject to, and has not received any written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority, and no formal examination or inspection has been started or completed for which no examination report is available.

Section 6.26  CPO/CTA Compliance. Except as would not, individually or in the aggregate, reasonably be expected to be material to Alvarium and the Alvarium Subsidiaries, taken as a whole:

(a) Each CPO/CTA Subsidiary (i) is duly registered as a CPO/CTA, (ii) is a member in good standing of the NFA and (iii) has, since January 1, 2018, operated in compliance in all material respects with the rules and regulations of the CEA, the CFTC and the NFA. Neither Alvarium nor any Alvarium Subsidiary is required to be registered as a CPO/CTA (the “Exempt CTA/CPO Entities”). Each Exempt CTA/CPO Entity has duly claimed, and, since January 1, 2018, has complied to the extent required with, an exemption from registration as a CPO/CTA. Each natural Person whose functions require him or her to be licensed as an associated person of, and registered with, a CPO/CTA Subsidiary is registered with the NFA and such registrations are not, suspended, revoked or rescinded and remain in full force and effect, and no such natural Person is registered with more than one entity in any jurisdiction where such multiple registrations would violate any applicable Law. Each natural Person who is required to be listed as a principal of a CPO/CTA Subsidiary has filed a current Form 8-R with the NFA, which is accurate in all material respects.

(b) The current Form 7-R of each CPO/CTA Subsidiary is, and any Form 7-R of Alvarium or any affiliate filed before the Closing Date will be at the time of filing, in compliance in all material respects with the applicable requirements of the CEA, the rules thereunder and the rules of any Self- Regulatory Organization, as applicable.

(c) (i) None of the CPO/CTA Subsidiaries, or any of their affiliates, nor any of their “associated persons” (as defined in CFTC Rule 1.3) or “principals” (as defined in CFTC Rule 3.1) is (A) ineligible to serve as an “associated person” or “principal” of a CPO/CTA (B) subject to a “statutory disqualification” under Section 8a(2) of the CEA, (C) subject to any material disciplinary Actions that would be required to be disclosed on Form 7-R or Form 8-R (and which disciplinary Actions are not actually disclosed on such Person’s current Form 7-R or current Form 8-R) to the extent that such Person or its associated persons or principals is required to file such forms, or (D) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such Person as a CPO/CTA or associated person or principal of a CPO/CTA under Section 8a(4) of the CEA, and (ii) there is no Action pending or, to the knowledge of Alvarium, threatened by any Governmental Authority that would reasonably be expected to result in any of the circumstances described in the foregoing clauses (A), (B), (C) and (D).

(d) No fact relating to a CPO/CTA Subsidiary or any “principal” of a CPO/CTA Subsidiary, as defined in Form 8-R, requires any response in the affirmative to any question relating to “Criminal Disclosures” in the Form 7-R or in the principal’s Form 8-R, except to the extent that such facts have been reflected on such forms.

(e) To the knowledge of Alvarium, no Governmental Authority has, since January 1, 2018, formally initiated any Action into a CPO/CTA Subsidiary and no CPO/CTA Subsidiary has received any written indication of the commencement of an Action from the CFTC, the NFA or any other Governmental Authority, or other notice alleging any material noncompliance with any applicable Law governing its operations.

(f) None of Alvarium, any Alvarium Subsidiary, or any affiliate of Alvarium is or has been registered with the CFTC as an FCM, or is registered with the NFA or any other Governmental Authority as an FCM, or has been required to be so registered.

Section 6.27  Exchange Act. Neither Alvarium nor any Alvarium Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 6.28  Brokers. Except for RJ and SHP, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Alvarium or any Alvarium Subsidiary.

Section 6.29  Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VI (as modified by the Alvarium Disclosure Schedule), Alvarium (on behalf of itself, the Alvarium Subsidiaries, each of their affiliates, and such persons’ directors, managers, officers and employees) hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Alvarium, Alvarium Subsidiaries, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, Alvarium or the Alvarium Subsidiaries, and any such representations or warranties are expressly disclaimed, and no such liability shall attach to Alvarium (or the Alvarium Subsidiaries, each of their affiliates, and such persons’ directors, managers, officers and employees) in respect of the accuracy or completeness of any information provided or made available to SPAC. Alvarium acknowledges and agrees that it is not relying on any representation or warranty by any other Party in entering into this Agreement, except those representations and warranties set forth in this Agreement.

Article VII.

REPRESENTATIONS AND WARRANTIES OF umbrella

Umbrella hereby represents and warrants to the Cartesian Entities as follows:

Section 7.01  Organization. Umbrella is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 7.02  Authority Relative to This Agreement. Umbrella has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Umbrella of this Agreement, the execution and delivery at the Closing by Umbrella of each of the other Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Umbrella are necessary to authorize the entry into this Agreement or such other Transaction Documents or to consummate the Transactions. This Agreement has been and, at the Closing, each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by Umbrella and, assuming due authorization, execution and delivery by the other Parties thereto, constitutes, or will at the Closing constitute, a legal, valid and binding obligation of Umbrella, enforceable against Umbrella in accordance with its terms, subject to the Remedies Exceptions.

Section 7.03  Capitalization.

(a) As of the date hereof, Michael Tiedemann is the sole member of Umbrella.

(b) (i) There are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued limited liability company interests, or other equity interests, in Umbrella or obligating Umbrella to issue or sell any limited liability company interests, or other equity interests, in Umbrella, (ii) Umbrella is not a party to, or otherwise bound by, and Umbrella has not granted, any equity appreciation rights, participations, phantom equity or similar rights, and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Umbrella Pre-Merger Units or any of the equity interests or other securities of Umbrella. Umbrella does not own any equity interests in any person.

(c) There are no outstanding contractual obligations of Umbrella to repurchase, redeem or otherwise acquire any limited liability company interest of Umbrella or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(d) As of immediately prior to the Closing, the TWMH Members, TIG GP Members and the TIG MGMT will collectively own directly and beneficially all of the limited liability company interests of Umbrella. Except for Umbrella Class B Common Units held by the TWMH Members, TIG GP Members and the TIG MGMT, as of the Closing, no other limited liability company interests or voting right in Umbrella, or options, warrants or other rights to acquire any such limited liability company interests or voting right in Umbrella, will be authorized or issued and outstanding.

(e) All outstanding Umbrella Pre-Merger Units have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any pre-emptive rights and other similar requirements set forth in applicable contracts to which Umbrella is a party.

Section 7.04  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Umbrella and each of the other Transaction Documents does not, and the performance of its obligations under this Agreement and each of the other Transaction Documents will not, (i) conflict with or violate the organizational documents of Umbrella; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 7.04(b) have been obtained and all filings and obligations described in Section 7.04(b) have been made, conflict with or violate any Law applicable to Umbrella or by which any of its property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Indebtedness, or result in the creation of a lien or other encumbrance on any property or asset of Umbrella pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation binding on Umbrella, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to be material to Umbrella.

(b) The execution and delivery by Umbrella of this Agreement and each other Transaction Document to which it is a party does not and will not, and the performance by Umbrella of its obligations under this Agreement and each other such Transaction Document will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filings required by applicable Law, and (ii) such consents, approvals, authorizations, permissions, filings or notifications, which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay Umbrella’s ability to consummate the Transactions.

Section 7.05  No Prior Operations of Umbrella. Umbrella was formed solely for the purpose of engaging in the Transactions, does not have any employees and has not engaged in any business activities or conducted any operations or incurred any obligation or liability whatsoever, other than as contemplated by this Agreement.

Section 7.06  Taxes.

(a) Umbrella (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that it is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and are disclosed in Section 7.06(a) of the Umbrella Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Umbrella Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination or other Action in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) Umbrella is not a party to, bound by or have any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Umbrella will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) or other agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States Tax Law); (vi) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Sections 951, 951A, or 956 of the Code; (vii) the forgiveness pursuant to COVID-19 Measures of liabilities incurred prior to the Closing. Umbrella is not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. Umbrella has not, pursuant to COVID-19 Measures, deferred the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing Date.

(d) Umbrella has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, member, shareholder or other third party and has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e) Umbrella has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f) Umbrella does not have any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).

(g) Umbrella does not have any request for a ruling in respect of Taxes pending between Umbrella and any Tax authority.

(h) Umbrella has made available to SPAC true, correct and complete copies of the U.S. federal income Tax Returns filed by Umbrella for each Tax period for which the statute of limitations for assessments remains open.

(i) Umbrella has not in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Umbrella has not engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c) or Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of Umbrella, has threatened to assert against Umbrella any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax Liens upon any assets of Umbrella except for Permitted Liens.

(m) At all times since its date of formation until the date hereof, Umbrella has been classified as a disregarded entity for U.S. federal and applicable state and local income Tax purposes. As of the effective time of the TWMH/TIG Entities Reorganization, Umbrella will be classified as a partnership for U.S. federal and applicable state and local income Tax purposes.

(n) Umbrella has not received a written notice from a Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

Section 7.07  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Umbrella.

Section 7.08  Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VII, Umbrella hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at law or in equity) with respect to Umbrella, and any matter relating to it, including its affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, Umbrella, and any such representations or warranties are expressly disclaimed. Umbrella acknowledges and agrees that it is not relying on any representation or warranty by any other Party in entering into this Agreement, except those representations and warranties expressly set forth in this Agreement.

Article VIII.

REPRESENTATIONS AND WARRANTIES OF the cartesian entities

Except as set forth in the (a) disclosure schedule delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”) or (b) SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SPAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 8.01 (Corporate Organization), Section 8.03 (Capitalization) and Section 8.04 (Authority Relative to This Agreement)), SPAC hereby represents and warrants to the Companies as follows:

Section 8.01  Corporate Organization.

(a) SPAC is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Umbrella Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(c) Umbrella Merger Sub is the only subsidiary of SPAC. Except for Umbrella Merger Sub, SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 8.02   Organizational Documents. SPAC has heretofore furnished to the Companies complete and correct copies of the SPAC Articles and the Umbrella Merger Sub Organizational Documents, respectively. The SPAC Articles and Umbrella Merger Sub Organizational Documents are in full force and effect. (a) SPAC is not in violation of any of the provisions of the SPAC Articles and (b) Umbrella Merger Sub is not in violation of any of the provisions of the Umbrella Merger Sub Organizational Documents.

Section 8.03  Capitalization.

(a) The authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, (ii) 20,000,000 SPAC Class B Ordinary Shares, and (iii) 1,000,000 preferred shares, par value $0.0001 per share (“SPAC Preferred Shares”). As of the date of this Agreement, (i)  34,500,000 SPAC Class A Ordinary Shares are issued and outstanding (all of which are subject to the SPAC Share Redemption) and 8,625,000 SPAC Class B Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no SPAC Ordinary Shares are held by SPAC in treasury, (iii) 8,900,000 Sponsor Warrants are issued and outstanding, and (iv) 8,900,000 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the Sponsor Warrants. As of the date of this Agreement, there are no SPAC Preferred Shares issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Ordinary Shares at an exercise price of $11.50. All outstanding SPAC Ordinary Shares and SPAC Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Articles.

(b) All of the issued and outstanding limited liability company interests of Umbrella Merger Sub are held by SPAC free and clear of all Liens, other than transfer restrictions under applicable securities Laws, the SPAC Articles and the Umbrella Merger Sub Organizational Documents.

(c) Except for securities issued pursuant to the Subscription Agreements, securities issued by SPAC as permitted by this Agreement and the SPAC Warrants, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued SPAC Ordinary Shares or obligating SPAC to issue or sell any SPAC Ordinary Shares. All SPAC Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor Umbrella Merger Sub is a party to, or otherwise bound by, and neither SPAC nor Umbrella Merger Sub has granted, any equity appreciation rights, participations, phantom equity or similar rights. SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Ordinary Shares or any of the equity interests or other securities of SPAC or Umbrella Merger Sub. There are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 8.04  Authority Relative to This Agreement. Each Cartesian Entity has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and, after the execution hereof and thereof and the approval and adoption of the SPAC Proposals by the SPAC Shareholders at the SPAC Shareholders’ Meeting and the filings required by applicable Law, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each Cartesian Entity of this Agreement, the execution and delivery of each of the other Transaction Documents to which it is a party, and the consummation by each Cartesian Entity of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of any Cartesian Entity are necessary to authorize the entry into this Agreement or such other Transaction Documents or to consummate the Transactions (other than the approval and adoption of the SPAC Proposals by the SPAC Shareholders at the SPAC Shareholders’ Meeting and the filings required by applicable Law). This Agreement has been and, at the Closing, each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by each of the Cartesian Entities and, assuming due authorization, execution and delivery by the other Parties thereto, constitutes or will at the Closing constitute, a legal, valid and binding obligation of each of the Cartesian Entities enforceable against each of the Cartesian Entities in accordance with its terms subject to the Remedies Exceptions.

Section 8.05  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each Cartesian Entity and each of the other Transaction Documents does not and, after the execution hereof and the approval and adoption of the SPAC Proposals by the SPAC Shareholders at the SPAC Shareholders’ Meeting and filings required by applicable Law, the performance of its obligations under this Agreement by each applicable Cartesian Entity and each of the other Transaction Documents will not, (i) conflict with or violate the SPAC Articles or Umbrella Merger Sub Organizational Documents, as applicable, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 8.05(b) have been obtained and all filings and obligations described in Section 8.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each Cartesian Entity or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Indebtedness, or result in the creation of a Lien on any property or asset of any Cartesian Entity pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Cartesian Entity is a party or by which each Cartesian Entity or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Cartesian Entities from performing its material obligations under this Agreement.

(b) The execution and delivery by each Cartesian Entity of this Agreement and each other Transaction Document to which it is a party does not and will not, and the performance by each Cartesian Entity of its obligations under this Agreement and each other such Transaction Document will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing of the filings required by applicable Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Cartesian Entities from performing its material obligations under this Agreement.

Section 8.06  Compliance. No Cartesian Entity is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to the Cartesian Entities or by which any property or asset of the Cartesian Entities is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of the Cartesian Entities are a party or by which any of the Cartesian Entities or any property or asset of any of the Cartesian Entities is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect. Each of the Cartesian Entities is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Cartesian Entities to own, lease and operate its properties or to carry on its business as it is now being conducted, except where the failure to have such material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Cartesian Entities from performing its material obligations under this Agreement.

Section 8.07  SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed or furnished, as applicable, all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”) since February 23, 2021, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Companies true and correct copies of all amendments and modifications that have not been filed or furnished by SPAC with or to the SEC to all agreements, documents and other instruments that previously had been filed or furnished by SPAC with or to the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act” ), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with US GAAP and Regulation S-X or Regulation S-K, as applicable, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect), and except as to the Warrant Accounting Matter.  SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.  No financial statements other than those of SPAC are required by US GAAP to be included in the consolidated financial statements of SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports and except as to the Warrant Accounting Matter, none of the Cartesian Entities has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for liabilities and obligations arising in the ordinary course of business of the Cartesian Entities.

(d) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f) SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with US GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Except as to the Warrant Accounting Matter, SPAC has delivered to the Companies a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since February 23, 2019, and except as to the Warrant Accounting Matter, there have been no material changes in SPAC internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Except as to the Warrant Accounting Matter, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC, or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed or furnished on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 8.08  Absence of Certain Changes or Events. Since February 23, 2021, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any SPAC Material Adverse Effect.

Section 8.09   Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by any Governmental Authority.

Section 8.10  Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by all of the directors voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved and adopted this Agreement and declared its advisability and (ii) recommended that the SPAC Shareholders approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the SPAC Shareholders at the SPAC Shareholders’ Meeting.

(b) The approval and adoption of the SPAC Proposals by a simple majority (or a majority of not less than two-thirds in respect of matters required to be passed by special resolutions under the Cayman Islands Companies Act and/or the SPAC Articles) of the issued and outstanding shares of SPAC Ordinary Shares that are voted at the SPAC Shareholders’ Meeting is the only vote of the holders of any class or series of shares of SPAC necessary to adopt this Agreement and approve the Transactions (the “SPAC Required Shareholders Approval”).

(c) SPAC, as the sole member and manager of Umbrella Merger Sub, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, duly has determined that the Umbrella Merger is fair to, and in the best interests of, Umbrella Merger Sub, and has approved and adopted this Agreement and the Umbrella Merger.

Section 8.11  No Prior Operations of Umbrella Merger Sub. Umbrella Merger Sub was formed solely for the purpose of engaging in the Transactions, does not have any employees and has not engaged in any business activities or conducted any operations or incurred any obligation or liability whatsoever, other than as contemplated by this Agreement.

Section 8.12  Brokers. Except for Cantor Fitzgerald & Co. and any placement agent or advisor engaged in connection with the Private Placements or capital markets advisory work and/or equity analysis and support with respect to the SPAC Common Stock, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Cartesian Entities.

Section 8.13  SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $345,000,000 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) maintained in a trust account at JPMorgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by CST, as trustee, pursuant to the Investment Management Trust Agreement, dated as of February 23, 2021, between SPAC and CST (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or CST. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between SPAC and CST that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of SPAC, that would entitle any person (other than the SPAC Shareholders who shall have elected to redeem their SPAC Ordinary Shares pursuant to the SPAC Articles) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of the SPAC Share Redemption in accordance with the provisions of the SPAC Articles. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to CST pursuant to the Trust Agreement, SPAC shall cause CST to, and CST shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Umbrella Merger Effective Time shall be paid as and when due, including all amounts payable (a) to SPAC Shareholders who shall have exercised the SPAC Share Redemption, (b) with respect to filings, applications or other actions taken pursuant to this Agreement required under Law, (c) to CST for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions. As of the date hereof, assuming the accuracy of the representations and warranties of the SPAC herein and the compliance by the SPAC with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Umbrella Merger Effective Time.

Section 8.14  Employees. Other than any officers of SPAC as described in the SPAC SEC Reports, none of the Cartesian Entities has ever employed any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, the SPAC has no unsatisfied material liability with respect to any employee, officer, director, non-entity individual consultant, or any party related to SPAC, and the SPAC has never and do not currently maintain, sponsor, contribute to or have any direct liability (nor, to the extent it could reasonably be expected to become a liability of the SPAC prior to the Umbrella Merger Effective Time, any indirect liability) under any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject thereto), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Cartesian Entities or any affiliate being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which a Cartesian Entity is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 8.15  Taxes.

(a) The Cartesian Entities (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Cartesian Entities are otherwise obligated to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with US GAAP in the most recent consolidated financial statements of SPAC, for any material Taxes of SPAC that have not been paid, whether or not shown as being due on any Tax Return.

(b) None of the Cartesian Entities is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) None of the Cartesian Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction made on or prior to the Closing Date.

(d) None of the Cartesian Entities has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the SPAC is or was the common parent).

(e) None of the Cartesian Entities has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).

(f) None of the Cartesian Entities has any request for a material ruling in respect of Taxes pending between the Cartesian Entities, on the one hand, and any Tax authority, on the other hand.

(g) None of the Cartesian Entities has within the last five (5) years or in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) None of the Cartesian Entities has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 8.16  Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GLBLU”. The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GLBL”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GLBLW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, or SPAC Warrants or terminate the listing of SPAC on Nasdaq. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, or the SPAC Warrants under the Exchange Act.

Section 8.17  Transactions with Affiliates. Subject to any duty of confidentiality to which the SPAC may be subject and other than Contracts set forth or disclosed in the SPAC SEC Reports, Section 8.17 of the SPAC Disclosure Schedules sets forth all Contracts between (a) the SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either the SPAC or Sponsor, on the other hand (the Persons identified in this clause (b), “SPAC Related Parties”), other than (i) agreements with respect to a SPAC Related Party’s employment with, or the provision of services to, SPAC (including benefit plans, indemnification arrangements and other ordinary course compensation from) and (ii) agreements entered into after the date hereof that are either permitted pursuant to this Agreement or entered into in accordance with this Agreement. No SPAC Related Party (A) owns any interest in any material asset used in the business of SPAC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor, lessee or competitor of SPAC or (C) owes any material amount to, or is owed material any amount by, SPAC.

Section 8.18  No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 8.18 of the SPAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Documents, the performance of its covenants and agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the SPAC’s financial statements included in the SPAC’s SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the SPAC’s SEC Reports in the ordinary course of business, (e) are permitted to be incurred pursuant to this Agreement, (f) obligations for future performance under any contract to which SPAC is a party, or (g) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the SPAC, SPAC has no liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP.

Section 8.19  Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VII (as modified by the SPAC Disclosure Schedule), each of the Cartesian Entities (on behalf of itself, each of its affiliates, and such person’s directors, managers, officers and employees) hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at law or in equity) with respect to the Cartesian Entities, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Companies, its affiliates or any of their respective Representatives by, or on behalf of, the Cartesian Entities, and any such representations or warranties are expressly disclaimed, and no such liability shall attach to the Cartesian Entities (or each of their affiliates, and such person’s directors, managers, officers and employees), in respect of the accuracy or completeness of any information provided or made available to the Companies. Each of the Cartesian Entities acknowledges and agrees that it is not relying on any representation or warranty by any other Party in entering into this Agreement, except those representations and warranties set forth in this Agreement.

Article IX.CONDUCT OF BUSINESS PENDING THE TRANSACTIONS

Section 9.01  Conduct of Business by TWMH and the TWMH Subsidiaries Pending the Transactions.

(a) TWMH agrees that, between the date of this Agreement and the Umbrella Merger Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 9.01 of the TWMH Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed (it being acknowledged that it would be unreasonable to condition, withhold or delay consent where such consent is sought in connection with any action reasonably undertaken in an emergency or disaster situation which has or could reasonably be expected to have a TWMH Material Adverse Effect, with the intention of minimizing any such TWMH Material Adverse Effect)):

(i) TWMH shall, and shall cause the TWMH Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practices; and

(ii) TWMH shall, and shall cause the TWMH Subsidiaries to, use commercially reasonable efforts to preserve substantially intact the business organization of TWMH and the TWMH Subsidiaries, to avoid terminating (except for cause as reasonably determined by TWMH) the services of the current officers, key employees and key consultants of TWMH and the TWMH Subsidiaries and to preserve the current relationships of TWMH and the TWMH Subsidiaries with its and their Clients, suppliers and other persons with which TWMH or any of the TWMH Subsidiaries has material business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 9.01 of the TWMH Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), TWMH shall not, and shall cause each TWMH Subsidiary not to, between the date of this Agreement and the Umbrella Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed (it being acknowledged that it would be unreasonable to condition, withhold or delay consent where such consent is sought in connection with any action reasonably undertaken in an emergency or disaster situation which has or could reasonably be expected to have a TWMH Material Adverse Effect, with the intention of minimizing any such TWMH Material Adverse Effect)):

(i) amend or otherwise change the TWMH Corporate Documents (in the case of TWMH) or equivalent organizational documents (in the case of the TWMH Subsidiaries) (other than as required in order to effect any action otherwise undertaken in accordance with this Agreement);

(ii) form or create any Subsidiaries that are not directly or indirectly wholly-owned by TWMH;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any of the TWMH Interests (in the case of TWMH) or other equity interests (in the case of the TWMH Subsidiaries), or any options, warrants, convertible securities or other rights of any kind to acquire any of the TWMH Interests (in the case of TWMH) or other equity interests (in the case of the TWMH Subsidiaries), including, without limitation, any phantom interests;

(iv) declare, set aside, make or pay any dividend, other distribution or any other amounts, payable in stock, property or otherwise (other than the cash dividends, distributions or other amounts set forth on Section 9.01(b)(iv) of the TWMH Disclosure Schedule), with respect to any of the TWMH Interests (in the case of TWMH) or other equity interests (in the case of the TWMH Subsidiaries), other than dividends or distributions, declared, set aside or paid by any of the TWMH Subsidiaries to TWMH or any TWMH Subsidiary;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the TWMH Interests (in the case of TWMH) or other equity interests (in the case of the TWMH Subsidiaries), other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, or except for any such transaction by a wholly owned TIG Subsidiary that remains a wholly owned TIG Subsidiary after consummation of such transaction;

(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division (other than the acquisition, merger or consolidation of a TWMH Subsidiary by TWMH or another TWMH Subsidiary);

(vii) other than in the ordinary course of business, incur any Indebtedness if incurring such Indebtedness would cause total Indebtedness of TWMH and the TWMH Subsidiaries to exceed $12,000,000;

(viii) other than in the ordinary course of business, (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, manager, member, officer, employee or non-entity, individual consultant of TWMH as of the date of this Agreement, (B) amend any existing TWMH Service Agreement or enter into any new, or materially amend any existing, severance or termination agreement with any current or former director, manager, member, officer, employee or non-entity, individual consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, manager, member, officer, employee or non-entity, individual consultant (other than where such acceleration, funding, payment of vesting is in accordance with the terms of the applicable TWMH Plan, TWMH Service Agreement or employment arrangements);

(ix) other than as required by applicable Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the TWMH Disclosure Schedule, grant any severance or termination pay to, any director, manager or officer of TWMH or of any TWMH Subsidiary, other than in the ordinary course of business consistent with past practices;

(x) adopt, amend or terminate any TWMH Plan, except (A) as may be required by applicable Law or as necessary in order to consummate the Transactions or (B) in the event of annual renewals of health and welfare programs;

(xi) make or change any material Tax election, change any Tax accounting method save as required by any generally accepted accounting principles, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or Tax credits;

(xii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any TWMH Material Contract, as applicable, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of any TWMH’s or any TWMH Subsidiary’s material rights thereunder, in each case in a manner that is adverse to TWMH and the TWMH Subsidiaries, taken as a whole, except in the ordinary course of business;

(xiii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or

(xiv) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 9.02  Conduct of Business by the TIG Entities and the TIG Subsidiaries Pending the Transactions.

(a) Each of the TIG Entities agrees that, between the date of this Agreement and the Umbrella Merger Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 9.02 of the TIG Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed (it being acknowledged that it would be unreasonable to condition, withhold or delay consent where such consent is sought in connection with any action reasonably undertaken in an emergency or disaster situation which has or could reasonably be expected to have a TIG Entities Material Adverse Effect, with the intention of minimizing any such TIG Entities Material Adverse Effect)):

(i) each of the TIG Entities shall, and shall cause the TIG Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practices; and

(ii) each of the TIG Entities shall, and shall cause the TIG Subsidiaries to, use commercially reasonable efforts to preserve substantially intact the business organization of each of the TIG Entities and the TIG Subsidiaries, to avoid terminating (except for cause as reasonably determined by the TIG Entities) the services of the current officers, key employees and key consultants of each of the TIG Entities and the TIG Subsidiaries and to preserve the current relationships of each of the TIG Entities and the TIG Subsidiaries with its and their Clients, suppliers and other persons with which each of the TIG Entities or any of the TIG Subsidiaries has material business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 9.02 of the TIG Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), neither of the TIG Entities shall, and each of the TIG Entities shall cause each TIG Subsidiary not to, between the date of this Agreement and the Umbrella Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed (it being acknowledged that it would be unreasonable to condition, withhold or delay consent where such consent is sought in connection with any action reasonably undertaken in an emergency or disaster situation which has or could reasonably be expected to have a TIG Entities Material Adverse Effect, with the intention of minimizing any such TIG Entities Material Adverse Effect)):

(i) amend or otherwise change the (A) TIG GP Corporate Documents (in the case of TIG GP), (B) TIG MGMT Corporate Documents (in the case of TIG MGMT), or (C) equivalent organizational documents (in the case of the TIG Subsidiaries) (other than as required in order to effect any action otherwise undertaken in accordance with this Agreement);

(ii) form or create any Subsidiaries that are not directly or indirectly wholly-owned by either of the TIG Entities;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any of the (A) TIG GP Interests (in the case of TIG GP), (B) TIG MGMT Interests (in the case of TIG MGMT), or (C) other equity interests (in the case of the TIG Subsidiaries), or any options, warrants, convertible securities or other rights of any kind to acquire any of the (1) TIG GP Interests (in the case of TIG GP), (2) TIG MGMT Interests (in the case of TIG MGMT), or (3) other equity interests (in the case of the TIG Subsidiaries), including, without limitation, any phantom interests;

(iv) declare, set aside, make or pay any dividend, other distribution or any other amounts, payable in stock, property or otherwise (other than the cash dividends, distributions or other amounts set forth on Section 9.02(b)(iv) of the TIG Disclosure Schedule), with respect to any of the (A) TIG GP Interests (in the case of TIG GP), (B) TIG MGMT Interests (in the case of TIG MGMT), or (C) other equity interests (in the case of the TIG Subsidiaries), other than dividends or distributions, declared, set aside or paid by any of the TIG Subsidiaries to TIG GP or TIG MGMT or any TIG Subsidiary;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the (A) TIG GP Interests (in the case of TIG GP), (B) TIG MGMT Interests (in the case of TIG MGMT), or (C) other equity interests (in the case of the TIG Subsidiaries), in each case, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, or except for any such transaction by a wholly owned TIG Subsidiary that remains a wholly owned TIG Subsidiary after consummation of such transaction;

(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division (other than the acquisition, merger or consolidation of an TIG Subsidiary by TIG GP or TIG MGMT or another TIG Subsidiary);

(vii) other than in the ordinary course of business, incur any Indebtedness if incurring such Indebtedness would cause total Indebtedness of the TIG Entities and the TIG Subsidiaries to exceed $41,500,000;

(viii) other than in the ordinary course of business, (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, manager, member, officer, employee or non-entity, individual consultant of either of the TIG Entities as of the date of this Agreement, (B) amend any existing TIG Service Agreement or enter into any new, or materially amend any existing severance or termination agreement with any current or former director, manager, member, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, manager, member, officer, employee or non-entity, individual consultant (other than were such acceleration, funding, payment or vesting is in accordance with the terms of the applicable TIG Plan, TIG Service Agreement or employment arrangements);

(ix) other than as required by applicable Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 5.10(a) of the TIG Disclosure Schedule, grant any severance or termination pay to, any director, manager, or officer of either of the TIG Entities or of any TIG Subsidiary, other than in the ordinary course of business consistent with past practices;

(x) adopt, amend or terminate any TIG Plan, except (A) as may be required by applicable Law or as necessary in order to consummate the Transactions or (B) in the event of annual renewals of health and welfare programs;

(xi) make or change any material Tax election, change any Tax accounting method save as required by any generally accepted accounting principles, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or Tax credits;

(xii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any TIG Material Contract, as applicable, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of either of the TIG Entities’ or any TIG Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the TIG Entities and the TIG Subsidiaries, taken as a whole, except in the ordinary course of business;

(xiii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or

(xiv) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 9.03  Conduct of Business by Alvarium and the Alvarium Subsidiaries Pending the Transactions.

(a) Alvarium agrees that, between the date of this Agreement and the Alvarium Exchange Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 9.03 of the Alvarium Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed (it being acknowledged that it would be unreasonable to condition, withhold or delay consent where such consent is sought in connection with any action reasonably undertaken in an emergency or disaster situation which has or could reasonably be expected to have a Alvarium Material Adverse Effect, with the intention of minimizing any such Alvarium Material Adverse Effect)):

(i) Alvarium shall, and shall cause the Alvarium Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practices; and

(ii) Alvarium shall, and shall cause the Alvarium Subsidiaries to, use commercially reasonable efforts to preserve substantially intact the business organization of Alvarium and the Alvarium Subsidiaries, avoid terminating (except for cause as reasonably determined by Alvarium) the services of the current officers, key employees and key consultants of Alvarium and the Alvarium Subsidiaries and to preserve the current relationships of Alvarium and the Alvarium Subsidiaries with its and their Clients, suppliers and other persons with which Alvarium or any of the Alvarium Subsidiaries has material business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 9.03 of the Alvarium Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), Alvarium shall not, and shall cause each Alvarium Subsidiary not to, between the date of this Agreement and the Alvarium Exchange Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed (it being acknowledged that it would be unreasonable to condition, withhold or delay consent where such consent is sought in connection with any action reasonably undertaken in an emergency or disaster situation which has or could reasonably be expected to have a Alvarium Material Adverse Effect, with the intention of minimizing any such Alvarium Material Adverse Effect)):

(i) amend or otherwise change the Alvarium Organizational Documents (in the case of Alvarium) or equivalent organizational documents (in the case of the Alvarium Subsidiaries) (other than as required in order to effect any action otherwise undertaken in accordance with this Agreement);

(ii) other than in the ordinary course of business consistent with past practice, form or create any Subsidiaries that are not directly or indirectly wholly-owned by Alvarium;

(iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any of the Alvarium Shares (in the case of Alvarium) or other equity interests (in the case of the Alvarium Subsidiaries), or any options, warrants, convertible securities or other rights of any kind to acquire any of the Alvarium Shares (in the case of Alvarium) or other equity interests (in the case of the Alvarium Subsidiaries), including, without limitation, any phantom interests, other than as set forth on Section 9.03(b)(iii) of the Alvarium Disclosure Schedule;

(iv) declare, set aside, make or pay any dividend, other distribution or any other amounts, payable in shares, property or otherwise (other than the cash dividends, distributions or other amounts set forth on Section 9.03(b)(iv) of the Alvarium Disclosure Schedule), with respect to any of the Alvarium Shares (in the case of Alvarium) or other equity interests (in the case of the Alvarium Subsidiaries), other than dividends or distributions, declared, set aside or paid by any of the Alvarium Subsidiaries to Alvarium or any Alvarium Subsidiary;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Alvarium Shares (in the case of Alvarium) or other equity interests (in the case of the Alvarium Subsidiaries), other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities or except for any such transaction by a wholly owned Alvarium Subsidiary that remains a wholly owned Alvarium Subsidiary after consummation of such transaction;

(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division other than (A) the acquisition, merger or consolidation of an Alvarium Subsidiary by Alvarium or another Alvarium Subsidiary), (B) any acquisition, merger or consolidation entered into (1) for the purposes of creating a new Subsidiary in connection with any co-investment or other similar transaction in the ordinary course of business, (2) where the target entity is a new company intended to act as general partner to any Fund that is managed or advised by any Alvarium Subsidiary or any affiliate of any Alvarium Subsidiary or joint venture, or (3) where the target entity is a new entity being established for the purposes of holding Alvarium’s rights to any carried interest, promote or other economic interests in any transaction, and (C) the acquisitions set forth in sub paragraphs (v)(b) and (c) of Part B of Section 6.03 of the Alvarium Disclosure Schedule) and (D) acquisitions of newly incorporated companies in the ordinary course of business;

(vii) other than in the ordinary course of business, incur any Indebtedness in an individual amount not to exceed $1,000,000;

(viii) (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director, shareholder, officer, employee or consultant of Alvarium as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business or otherwise as set forth on Section 9.03(b)(viii) of the Alvarium Disclosure Schedule, (B) enter into any new, or materially amend any existing Alvarium Service Agreement or severance or termination agreement with (a) any current or former director, shareholder, officer, or (b) consultant or employee whose compensation would make such consultant or employee one of the top ten (10) remunerated individuals at Alvarium, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, shareholder, officer, employee or consultant (other than where such acceleration is in accordance with the terms of their employment, engagement or incentive award as at the date of this Agreement);

(ix) other than as required by applicable Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 6.10(a) of the Alvarium Disclosure Schedule, grant any severance or termination pay to, any director or officer of Alvarium or of any Alvarium Subsidiary, other than in the ordinary course of business consistent with past practices;

(x) adopt, amend or terminate any Alvarium Plan, except (A) as may be required by applicable Law or as necessary in order to consummate the Transactions or (B) in the event of annual renewals of health and welfare programs;

(xi) make or change any material Tax election, change any Tax accounting method save as required by any generally accepted accounting principles, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or Tax credits;

(xii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Alvarium Material Contract, as applicable, or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Alvarium’s or any Alvarium Subsidiary’s material rights thereunder, in each case in a manner that is adverse to Alvarium or any Alvarium Subsidiary, taken as a whole, except in the ordinary course of business;

(xiii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of Company IP; or

(xiv) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 9.04  Conduct of Business by the Cartesian Entities Pending the Transactions.

(a) Except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), (2) set forth on Section 9.04 of the SPAC Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and Umbrella Merger Effective Time, unless any Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Cartesian Entities shall be conducted in the ordinary course of business and in a manner consistent with past practice.

(b) By way of amplification and not limitation, except as (A) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, (B) set forth on Section 9.04 of the SPAC Disclosure Schedule, or (C) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), none of the Cartesian Entities shall, between the date of this Agreement and the Umbrella Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of a Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i) amend or otherwise change the SPAC Articles or Umbrella Merger Sub Organizational Documents;

(ii) form or create any Subsidiaries;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of the shares or equity interests of the Cartesian Entities, other than, with respect to SPAC, redemptions from the Trust Fund that are required pursuant to the SPAC Articles;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Ordinary Shares or SPAC Warrants except for the SPAC Share Redemption;

(v) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares, equity interests or other securities of the Cartesian Entities, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, equity interests, or any other ownership interest (including, without limitation, any phantom interest), of the Cartesian Entities;

(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(vii) incur Indebtedness;

(viii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in the US GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(ix) make or change any material Tax election, change any Tax accounting method save as required by any generally accepted accounting principles, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability or Tax credits;

(x) liquidate, dissolve, reorganize or otherwise wind up the business and operations of the Cartesian Entities;

(xi) amend the Trust Agreement or any other agreement related to the Trust Account; or

(xii) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Article X.

ADDITIONAL AGREEMENTS

Section 10.01  Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution and delivery of this Agreement and the delivery of each of the Alvarium PCAOB Financials, the TWMH PCAOB Financials and the TIG Entities PCAOB Financials, SPAC and the Companies shall prepare and (i) SPAC shall file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to SPAC Shareholders soliciting proxies in favor of the SPAC Proposals from the SPAC Shareholders in connection with the extraordinary general meeting of SPAC Shareholders (the “SPAC Shareholders’ Meeting”) to be held to consider approval and adoption of (A) this Agreement and the Transactions, (B) the Domestication, (C) the SPAC Certificate of Incorporation and SPAC Bylaws, including certain governance provisions in the SPAC Certificate of Incorporation, (D) the issuance of shares of SPAC Common Stock as contemplated by this Agreement, (E) the Equity Incentive Plan, and (F) any other proposals the Parties deem necessary or appropriate to effectuate the Transactions (collectively, the “SPAC Proposals”) and (ii) SPAC shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of SPAC Common Stock to be issued pursuant to, and in connection with, this Agreement. The Companies shall furnish all information concerning the Companies as SPAC may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement, including updates to the Alvarium PCAOB Financials, the TIG PCAOB Financials and the TWMH PCAOB Financials as required prior to the effective date of the Registration Statement to address subsequent interim periods. SPAC and the Companies each shall use their respective reasonable best efforts to (1) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement and the Registration Statement, (3) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC, and (4) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of the shares of SPAC Common Stock, in each case to be issued or issuable pursuant to, and in connection with, this Agreement. As promptly as practicable, and in no event later than five (5) Business Days after the effective time of the Registration Statement, SPAC shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the SPAC Shareholders. Each of SPAC and the Companies shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by SPAC or the Companies without the approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law. SPAC or the Companies each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of SPAC Common Stock to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information. SPAC and each of the Companies shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c) SPAC hereby represents and warrants to the Companies that the information supplied by SPAC for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to SPAC Shareholders, (iii) the time of the SPAC Shareholders’ Meeting, and (iv) Umbrella Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Umbrella Merger Effective Time, any event or circumstance relating to the Cartesian Entities, or their respective officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, SPAC shall promptly inform the Companies. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) Each Company hereby severally represents and warrants to SPAC that the information supplied by such Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to SPAC Shareholders, (iii) the time of the SPAC Shareholders’ Meeting, and (iv) the Umbrella Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Umbrella Merger Effective Time, any event or circumstance relating to such Company or any Company Subsidiary, or their respective officers, directors or managers, should be discovered by such Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, such Company shall promptly inform SPAC. All documents that each Company is responsible for in connection with filing of the Registration Statement and the Proxy Statement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 10.02  SPAC Shareholders’ Meeting. SPAC shall call the SPAC Shareholders’ Meeting in accordance with the SPAC Articles and applicable Law for the purposes of voting upon the SPAC Proposals as promptly as practicable after the date on which the SEC has declared the Registration Statement effective for the purpose of voting solely upon the SPAC Proposals. SPAC shall consult with the Companies in fixing the record date for the SPAC Shareholders’ Meeting and the date of the SPAC Shareholders’ Meeting and provide notice to the Companies of the SPAC Shareholders’ Meeting. SPAC shall include in the Proxy Statement the recommendation of the SPAC Board that the SPAC Shareholders vote in favor of the SPAC Proposals and shall otherwise use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from the SPAC Shareholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of the SPAC Shareholders therefor. SPAC shall provide the Companies with (a) updates with respect to the tabulated vote counts received by SPAC, (b) notice that the SPAC Shareholders’ Meeting if, based on the tabulated vote count, SPAC will not receive the SPAC Required Shareholders Approval, and (c) the right to review and comment on all communications sent to SPAC Shareholders, holders of SPAC Warrants and/or proxy solicitation firms. Notwithstanding the foregoing provisions of this Section 10.02, if on a date for which the SPAC Shareholders’ Meeting is scheduled, SPAC has not received proxies representing a sufficient number of SPAC Ordinary Shares to obtain the approvals of the SPAC Proposals, whether or not a quorum is present, pursuant to the SPAC Articles, SPAC shall have the right to make one or more successive postponements of the SPAC Shareholders’ Meeting; provided, that the SPAC Shareholders’ Meeting, without the prior written consent of the Companies (which consent shall not be unreasonably withheld, delayed or conditioned), is held no later than four (4) Business Days prior to the Outside Date.

Section 10.03  Access to Information; Confidentiality.

(a) From the date of this Agreement until the Umbrella Merger Effective Time or the earlier termination of this Agreement in accordance with Article XII, the Companies and SPAC shall (and shall cause their respective Subsidiaries and instruct their respective Representatives to): (i) provide to the other Parties (and the other Parties’ officers, directors, employees, accountants, consultants, financial advisors, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Parties such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Parties or their respective Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Companies’ obligations under this Section 10.03, neither the Companies nor SPAC shall be required to provide access to or disclose information to the extent such Party has been advised by legal counsel that the access or disclosure would jeopardize the protection of attorney-client, work product or similar privilege or protection or contravene applicable Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All Confidential Information obtained by the Parties pursuant to this Agreement shall be kept confidential in accordance with the (i) Confidentiality Agreement, dated as of April 11, 2021, among SPAC, TWMH and the TIG Entities, and (ii) Confidentiality Agreement, between SPAC and Alvarium, dated as of May 7, 2021 (collectively, the “Confidentiality Agreements”).

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreements.

Section 10.04  Exclusivity.

(a) From and after the date hereof until the Umbrella Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article XII, each Company shall not and shall direct each of the Company Subsidiaries and Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), directly or indirectly, whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, a Company’s or any Company Subsidiaries’ properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to a Company Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of a Company or any Company Subsidiary, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its Representatives to take any such action; provided that the foregoing shall not, for the avoidance of doubt, restrict (A) Alvarium from undertaking any action reasonably necessary in connection with Alvarium’s potential investment in each of entities set forth on Section 9.03(b)(vi) of the Alvarium Disclosure Schedule, (B) TWMH, Tiedemann Constantia AG or another TMWH Subsidiary from undertaking any action reasonably necessary in connection with the potential acquisition set forth on Section 9.01(b)(vi) of the TWMH Disclosure Schedule, or (C) TIG MGMT from undertaking any action reasonably necessary in connection with the potential acquisition set forth on Section 9.0(b)(vi) of the TIG Disclosure Schedule. Each Company shall and shall instruct and cause each Company Subsidiary and its Representatives, to immediately cease any solicitations, discussions or negotiations with any person (other than the other Parties and their respective Representatives) in connection with a Company Acquisition Proposal, and each Company acknowledges that any action taken by it, any Company Subsidiary or any of its Representatives that is inconsistent with the restrictions set forth in this Section 10.04(a), whether or not such Company Subsidiary or Representative is purporting to act on such Company’s behalf, shall be deemed to constitute a breach of this Section 10.04(a) by such Company. Each Company agrees to (x) notify the other parties to this Agreement promptly upon receipt of any Acquisition Proposal by such Company (or Company Subsidiary), and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), and (y) keep the other parties to this Agreement fully informed on a current basis of any modifications to such offer or information.

(b) From and after the date of this Agreement until the Umbrella Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article XII, SPAC shall not and shall direct the other Cartesian Entities and the Representatives of the Cartesian Entities not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), directly or indirectly, whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any merger, purchase of shares or assets of SPAC, recapitalization or similar business combination transaction (each such transaction involving SPAC other than with the Companies, a “Business Combination Proposal”), (ii) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding, SPAC’s properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to a Business Combination Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Business Combination Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Business Combination Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of shares of SPAC, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Business Combination Proposal, or (vii) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its Representatives to take any such action. SPAC shall and shall instruct and cause the other Cartesian Entities and the Representatives of Cartesian Entities to immediately cease any solicitations, discussions or negotiations with any person (other than the Companies and their respective Representatives) in connection with a Business Combination Proposal, and SPAC acknowledges that any action taken by it or any of its Representatives that is inconsistent with the restrictions set forth in this Section 10.04(b), whether or not such Representative is purporting to act on SPAC’s behalf, shall be deemed to constitute a breach of this Section 10.04(b) by SPAC. SPAC agrees to (x) notify the Companies promptly upon receipt of any Business Combination Proposal by SPAC, and to describe the terms and conditions of any such Business Combination Proposal in reasonable detail (including the identity of any person or entity making such Business Combination Proposal), and (y) keep the Companies fully informed on a current basis of any modifications to such offer or information.

Section 10.05  Employee Benefits Matters.

(a) SPAC shall, or shall cause the Umbrella Merger Surviving Company and their respective Subsidiaries, as applicable, to provide the employees who provide services to the Companies and their respective Subsidiaries and who remain employed immediately after the Umbrella Merger Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by SPAC, the Companies, the Umbrella Merger Surviving Company, Umbrella or any of their Subsidiaries (except for any equity compensation plan, defined benefit pension plan and/or retiree health plan) for service accrued or deemed accrued prior to the Umbrella Merger Effective Time with SPAC, the Companies, the Umbrella Merger Surviving Company, Umbrella or any of their Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or, except as otherwise required by applicable Law, the funding of any such benefit. In addition, SPAC shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by SPAC, the Companies, the Umbrella Merger Surviving Company, Umbrella or any of their Subsidiaries that cover the Continuing Employees or their spouses or dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered spouse and dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered spouse and dependents for the applicable plan year. Following the Closing, SPAC shall, or shall cause the Companies, the Umbrella Merger Surviving Company, Umbrella and each of their respective Subsidiaries, as applicable, to honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(b) The provisions of this Section 10.05 are solely for the benefit of the Parties, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of SPAC, the Companies, the Umbrella Merger Surviving Company, Umbrella or any of their Subsidiaries or shall require SPAC, the Companies, the Umbrella Merger Surviving Company, Umbrella or any of their Subsidiaries to continue the relevant employee benefit arrangements, or prevent their amendment, modification or termination.

Section 10.06  Directors’ and Officers’ Indemnification.

(a) The SPAC Certificate of Incorporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement of directors, officers, employees or agents of the Companies than are set forth in the Alvarium Organizational Documents, TWMH Corporate Documents, TIG GP Corporate Documents and the TIG MGMT Corporate Documents, in each case, as in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Umbrella Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Umbrella Merger Effective Time, were directors, managers, officers, employees, or agents of the Companies covered thereby, unless such modification shall be required by applicable Law.

(b) SPAC shall purchase and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail Policies”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by SPAC and the Companies, respectively, as of the Closing with respect to matters occurring prior to the Umbrella Merger Effective Time. The D&O Tail Policies shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the applicable policy in effect immediately prior to the Umbrella Merger Effective Time for the benefit of SPAC’s and the Companies’ directors, managers and officers, as applicable, and shall remain in effect for the six (6) year period following the Closing.

Section 10.07  Notification of Certain Matters. Each Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Companies, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article XII), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article XI to fail. No notification given by the Companies or SPAC under this Section 10.07 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Companies or SPAC, as applicable, contained in this Agreement.

Section 10.08  Further Action; Reasonable Best Efforts

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities, including the approvals set forth on Section 11.01(d) of the Alvarium Disclosure Schedule, Section 11.01(d) of the TWMH Disclosure Schedule and Section 11.01(d) of the TIG Disclosure Schedule and parties to contracts with the Companies and their respective Company Subsidiaries necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions. In case, at any time after the Umbrella Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such lawful action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the fullest extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreements, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreements, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 10.09  Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by SPAC and the Companies. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article XII) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, SPAC and the Companies shall each use their respective reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed); provided, however, that SPAC and the Companies may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 10.09, and (c) to Governmental Authorities in connection with any consents, approvals and authorizations required to be made under this Agreement or in connection with the Transactions. Furthermore, nothing contained in this Section 10.09 shall prevent SPAC or the Companies or their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 10.10  PCAOB Financials.

(a) Alvarium shall use its reasonable best efforts to deliver true and complete copies of (i) the audited consolidated balance sheet of Alvarium and the Alvarium Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of Alvarium and the Alvarium Subsidiaries for such years and (ii) the reviewed consolidated balance sheet of Alvarium and the Alvarium Subsidiaries as of June 30, 2021, and the related unaudited consolidated statements of income and cash flows of Alvarium and the Alvarium Subsidiaries for the six (6) month period then ended, in each case, (A) prepared in accordance with UK GAAP, applied on a consistent basis throughout the covered periods and (B) prepared in accordance with the auditing standards of the PCAOB, together with separate audited financial statements of any of the Alvarium Subsidiaries required to be included in the Registration Statement and the Proxy Statement (collectively, the “Alvarium PCAOB Financials”) not later than September 30, 2021.

(b) TWMH shall use its reasonable best efforts to deliver true and complete copies of (i) the audited consolidated balance sheet of TWMH and the TWMH Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of TWMH and the TWMH Subsidiaries for such years and (ii) the reviewed consolidated balance sheet of TWMH and the TWMH Subsidiaries as of June 30, 2021, and the related unaudited consolidated statements of income and cash flows of TWMH and the TWMH Subsidiaries for the six (6) month period then ended, in each case, (A) prepared in accordance with US GAAP, applied on a consistent basis throughout the covered periods and (B) prepared in accordance with the auditing standards of the PCAOB, together with separate audited financial statements of any of the TWMH Subsidiaries required to be included in the Registration Statement and the Proxy Statement (collectively, the “TWMH PCAOB Financials”) not later than September 17, 2021.

(c) The TIG Entities shall use their respective reasonable best efforts to deliver true and complete copies of (i) the audited consolidated balance sheet of the TIG Entities and the TIG Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income and cash flows of the TIG Entities and the TIG Subsidiaries for such years and (ii) the reviewed consolidated balance sheet of the TIG Entities and the TIG Subsidiaries as of June 30, 2021, and the related unaudited consolidated statements of income and cash flows of the TIG Entities and the TIG Subsidiaries for the six (6) month period then ended, in each case, (A) prepared in accordance with US GAAP, applied on a consistent basis throughout the covered periods and (B) prepared in accordance with the auditing standards of the PCAOB, together with separate audited financial statements of any of the TIG Subsidiaries required to be included in the Registration Statement and the Proxy Statement (collectively, the “TIG PCAOB Financials”) not later than September 21, 2021.

Section 10.11  Tax Matters.

(a) No Party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this Agreement), or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(b) Each Party agrees to act in good faith, consistent with the Intended Tax Treatment and will not take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that the Intended Tax Treatment is not correct. SPAC shall comply with the reporting requirements of Treasury Regulations Section 1.368-3 and other applicable reporting requirements relating to the Domestication.

(c) Within one hundred eighty (180) days following Closing, SPAC will prepare, and deliver (or cause to be prepared and delivered) to the respective recipients of the TIG Entities Members Cash Consideration and TWMH Members Cash Consideration, an allocation statement allocating the TIG Entities Members Cash Consideration and TWMH Members Cash Consideration and any other amounts treated as consideration for U.S. federal income Tax purposes with respect to the Deemed Sale among the assets of Umbrella (the “Allocation Statement”). The Allocation Statement shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 734(b), 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder, and the Parties shall prepare Tax Returns consistently with such Allocation Statement and shall not take any actions inconsistent with such Allocation except to the extent required by a determination pursuant to Code Section 1313. The Allocation Statement shall become final and binding on all parties thirty (30) calendar days from the date on which it is delivered unless a recipient of the TIG Entities Members Cash Consideration or TWMH Members Cash Consideration (in such capacity, an “Objecting Party”) within thirty (30) calendar days from such date provides the SPAC with written notice of a material objection to such Allocation Statement (an “Objection Notice”). If the SPAC and the Objecting Party, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the SPAC of an Objection Notice, the SPAC and the Objecting Party shall submit such dispute for determination to an independent national accounting firm as mutually selected by the SPAC and Objecting Party (the “Tax Matters Expert”). The Tax Matters Expert shall resolve the dispute relating to the Allocation Statement within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, after the matter has been submitted to the Tax Matters Expert for resolution.  The costs and expenses relating to the engagement of such Tax Matters Expert shall be borne equally by the SPAC and Objecting Party.  The Tax Matter Expert’s determination regarding the dispute shall be binding on the SPAC and each recipient of the TIG Entities Members Cash Consideration or TWMH Members Cash Consideration and may be entered and enforced in any court having jurisdiction.

(d) Tax Covenants.

(i) The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

(ii)   From the date of this Agreement to the Closing, (x) each Company shall, and shall cause each of the Company Subsidiaries to, and (y) the SPAC shall:

(A) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date (“Post-Signing Returns”);

(B) deliver drafts of such material Post-Signing Returns to the other Parties no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed;

(C) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(D) properly reserve (and reflect such reserve in its books and records and relevant financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date; and

(E) promptly notify the other Parties of any material federal, state, local or foreign income or franchise, Action or audit pending or threatened in writing against or with respect to such Party or its Subsidiaries in respect of any Tax matter.

(e) Tax Elections.

(i) With respect to any Tax proceeding, audit or contest relating to any Pre-Closing Tax Period or any Straddle Period of Umbrella, TWMH or the TIG Entities, or their respective Subsidiaries treated as a partnerships for U.S. Tax purposes with respect to any Pre-Closing Tax Period or any Straddle Period and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available (such election a “Section 6226 Election”), such entities shall, and shall cause their respective Subsidiaries to, timely make such Section 6226 Election in accordance with applicable Laws. Umbrella, TWMH, the TIG Entities, their respective Subsidiaries and their respective “partnership representatives” and “designated individuals” under Code Section 6223 and Treasury Regulations thereunder shall take such actions or cause such actions to be taken as may be required to make such Section 6226 Election available to the maximum extent permitted by applicable Law and to give effect to such Section 6226 Election.

(ii) With respect to any Tax proceeding, audit or contest relating to any Pre-Closing Tax Period or any Straddle Period of Alvarium Topco or any of its Subsidiaries, no Section 6226 Election shall be made with respect to Alvarium Topco or any of its Subsidiaries.

(iii) Umbrella and each of its Subsidiaries treated as a partnership for U.S. federal income tax purposes shall make or cause to remain in effect, as applicable, a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) for the taxable period that includes the Closing Date and each taxable period which includes an Exchange (as defined in the Umbrella A&R LLCA), and which election shall not be revoked without the approval of the TIG Entities Members and the TWMH Members. Furthermore, any future Subsidiary of Umbrella that is treated as a partnership for U.S. federal income tax purposes or any current Subsidiary of Umbrella that becomes treated as a partnership for U.S. federal income tax purposes shall make or cause to remain in effect, as applicable, a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) for the first taxable period that such Subsidiary is eligible to make such election and for each taxable period which includes an Exchange (as defined in the Umbrella A&R LLCA), and which election shall not be revoked without the approval of the TIG Entities Members and the TWMH Members.

(iv) The SPAC shall make an election pursuant to Code Section 338(g) with respect to each non-U.S. subsidiary classified as a corporation for U.S. federal income tax purposes that it is deemed to acquire pursuant to the Alvarium Exchange.

(f) Notwithstanding anything to the contrary contained herein, SPAC, Alvarium, TWMH and the TIG Entities shall each pay when due one fourth (1/4) of all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions described in this Agreement (the “Transfer Taxes”). The Party required by applicable Law shall file, or cause to be filed, all necessary Tax Returns with respect to all such Transfer Taxes and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation. For the avoidance of doubt, such Transfer Taxes shall not include Taxes imposed on or with respect to income (however denominated) or gain of any of the Parties. The Parties will cooperate in taking reasonable steps to minimize any Transfer Taxes to the extent permitted by applicable Law.

(g) Each Party shall, and shall cause their respective affiliates to, provide the other Parties with such information and records, make such of its officers, directors, employees and agents available and sign such Tax Returns as may reasonably be requested by another Party in connection with the preparation of any Tax Return or any Tax proceeding that relates to the Companies. SPAC and each of the Companies shall, and shall cause their respective affiliates to, retain all books and records with respect to Tax matters pertinent to any of the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods.

Section 10.12  Stock Exchange Listing.

(a) SPAC will use its reasonable best efforts to cause the shares of SPAC Common Stock constituting the Alvarium Shareholders Share Consideration to be approved for listing on Nasdaq at Closing, subject to notice of official issuance. During the period from the date hereof until the Closing, SPAC shall use its reasonable best efforts to keep the SPAC Units, shares of SPAC Class A Common Stock and SPAC Warrants listed for trading on Nasdaq.

(b) Prior to the Closing, SPAC and the Companies shall mutually agree upon the ticker symbol of SPAC.

Section 10.13  Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly (and in connection with any required filings under the HSR Act, no later than fifteen (15) Business Days after the date of this Agreement) make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any Action by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any Action by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

(d) Notwithstanding anything to the contrary contained herein, no Party shall be required to take any action with respect to itself of any of its affiliates, any of its Clients, Funds or any portfolio company or investment of such Party, or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of such Party or its affiliates.

Section 10.14  Claims Against Trust Account. Each Company agrees that, notwithstanding any other provision contained in this Agreement, such Company does not now have, and shall not at any time prior to the Umbrella Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between such Company, on the one hand, and SPAC, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 10.14 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit such Company from pursuing a claim against the SPAC or any other person for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. In the event that any Company commences any Action against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from such Company the associated reasonable legal fees and costs in connection with any such Action, in the event SPAC prevails in such Action.

Section 10.15  Trust Account. As of the Umbrella Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Articles will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of Transactions or otherwise, and no SPAC Shareholder shall be entitled to receive any amount from the Trust Account. SPAC shall provide notice to CST in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to CST pursuant to the Trust Agreement and cause CST, prior to the Umbrella Merger Effective Time, and CST shall thereupon be obligated, to transfer the funds held in the Trust Account (other than such funds as are necessary to pay SPAC Shareholders who have exercised the SPAC Share Redemption) as directed by SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 10.16  Additional Private Placements.

(a) Notwithstanding anything to the contrary in this Agreement, SPAC shall be permitted to enter into subscription agreements with a financing source or sources relating to Additional Private Placement transactions subject to the prior written consent of the Companies (which shall not be unreasonably withheld, conditioned or delayed), and such subscription agreements shall, upon execution, be deemed Subscription Agreements.

(b) In addition to the Additional Private Placements pursuant to Section 10.16(a), subject to the prior written consent of the Companies (which shall be in their sole discretion), SPAC shall be permitted to enter into additional subscription agreements with a financing source or sources relating to a Private Placement transaction, which such subscription agreements shall, upon execution, be deemed Subscription Agreements.

Section 10.17   TWMH and TIG Written Consents. Simultaneously with the execution of this Agreement, (a) TWMH shall cause the TWMH Key Members to deliver to SPAC a written consent (which shall be irrevocable and in such form and substance as shall be reasonably acceptable to SPAC) approving and adopting this Agreement and approving the Transactions (the “TWMH Members Written Consent”), (b) TIG GP shall cause the TIG GP Key Members to deliver to SPAC a written consent (which shall be irrevocable and in such form and substance as shall be reasonably acceptable to SPAC) approving and adopting this Agreement and approving the Transactions (the “TIG GP Members Written Consent”), and (c) TIG MGMT shall cause the TIG MGMT Key Members to deliver to SPAC a written consent (which shall be irrevocable and in such form and substance as shall be reasonably acceptable to SPAC) approving and adopting this Agreement and approving the Transactions (the “TIG MGMT Members Written Consent”).

Section 10.18  Post-Closing Reorganization. Following the Closing, the Parties shall take, or cause to be taken, the actions set forth in the Post-Closing Reorganization Plan substantially in the form attached hereto as Exhibit A - Part 3 (the actions set forth in the Post-Closing Reorganization Plan, the “Post-Closing Reorganization” and all of the documents implementing the Post-Closing Reorganization, the “Post-Closing Reorganization Documents”); provided that (a) the Parties shall consult with each other in good faith with respect to all matters relating to the Post-Closing Reorganization, (b) provide each other an opportunity to review and comment on the Post-Closing Reorganization Documents, and (c) take into account all reasonable comments made by each Party with respect to the Post-Closing Reorganization Documents.

Section 10.19  Alvarium LTIP. Alvarium (a) shall not grant any awards under the Alvarium LTIP unless a recipient of such awards agrees to execute and deliver to Alvarium an Alvarium LTIP Exchange Agreement and (b) shall not issue any Alvarium Shares pursuant to the exercise of any awards under the Alvarium LTIP unless a recipient of such awards shall execute and deliver to Alvarium an Alvarium LTIP Exchange Agreement.

Article XI.

CONDITIONS TO THE transactions

Section 11.01  Conditions to the Obligations of Each Party. The obligations of the Parties to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) SPAC Shareholders’ Approval. The SPAC Proposals shall have been approved and adopted by the SPAC Required Shareholders Approval in accordance with the Proxy Statement, the Cayman Islands Companies Act, the SPAC Articles and the rules and regulations of Nasdaq.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(d) Consents. All consents, approvals and authorizations set forth on (i) Section 11.01(d)A of the Alvarium Disclosure Schedule, (ii) Section 11.01(d) of the TWMH Disclosure Schedule, and (iii) Section 11.01(d) of the TIG Disclosure Schedule shall have been obtained.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Stock Exchange Listing. The shares of SPAC Common Stock constituting the Alvarium Shareholders Share Consideration shall have been approved for listing on Nasdaq subject to notice of official issuance.

(g) SPAC Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets after giving effect to the Private Placement and following the exercise of the SPAC Share Redemption in accordance with the SPAC Articles.

Section 11.02   Conditions to the Obligations of the Cartesian Entities. The obligations of the Cartesian Entities to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Alvarium:

(i) Representations and Warranties of Alvarium. The representations and warranties of Alvarium contained in Section 6.01 (Organization and Qualification; Subsidiaries), Section 6.04 (Authority Relative to this Agreement), Section 6.08 (Absence of Certain Changes or Events) and Section 6.28 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Alvarium Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Alvarium contained in Section 6.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Alvarium contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Alvarium Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an Alvarium Material Adverse Effect.

(ii) Agreements and Covenants. Alvarium shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Alvarium Exchange Effective Time.

(iii) Alvarium Material Adverse Effect. No Alvarium Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a Alvarium Material Adverse Effect shall have occurred.

(iv) Alvarium Officer Certificate. Alvarium shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of Alvarium, certifying as to the satisfaction of the conditions specified in Section 11.02(a)(i), Section 11.02(a)(ii) and Section 11.02(a)(iii).

(v) Resignation. Such officers of Alvarium and the members of the Alvarium Board, in each case, as mutually agreed between the Parties (acting reasonably) shall have executed and delivered written resignations effective as of the Alvarium Exchange Effective Time.

(vi) Alvarium LTIP Termination. Alvarium shall have terminated the Alvarium LTIP and provided SPAC with evidence satisfactory to SPAC of such termination.

(vii) Alvarium LTIP Exchange Agreements. Alvarium shall have delivered to SPAC the Alvarium LTIP Exchange Agreements, duly executed by all of the Alvarium LTIP participants included on the Alvarium Payment Spreadsheet.

(viii) Alvarium Payment Spreadsheet. Alvarium shall have delivered to SPAC the Alvarium Payment Spreadsheet in accordance with Section 3.02.

(ix) Closing Deliverables. Alvarium shall have delivered to SPAC the Closing deliverables set forth in Section 2.03(b).

(x) Alvarium Reorganization. The Alvarium Reorganization shall have been duly completed.

(b) TWMH:

(i) Representations and Warranties of TWMH. The representations and warranties of TWMH contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.04 (Authority Relative to this Agreement), Section 4.08 (Absence of Certain Changes or Events) and Section 4.28 (Brokers) shall each be true and correct in all respects as of the Closing Date (without giving effect to any limitation as to “materiality” or “TWMH Material Adverse Effect” or any similar limitation set forth therein) as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of TWMH contained in Section 4.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of TWMH contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “TWMH Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a TWMH Material Adverse Effect.

(ii) Representations and Warranties of Umbrella. The (i) representations and warranties of Umbrella contained in Section 7.01 (Organization), Section 7.02 (Authority Relative to This Agreement) and Section 7.07 (Brokers) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Umbrella contained in Section 7.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Umbrella contained in Section 7.04 (No Conflict; Required Filings and Consents) and Section 7.05 (No Prior Operations of Umbrella) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect on Umbrella.

(iii)  TWMH Agreements and Covenants. TWMH shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Umbrella Merger Effective Time.

(iv) Umbrella Agreements and Covenants. Umbrella shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Umbrella Merger Effective Time.

(v) TWMH Material Adverse Effect. No TWMH Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a TWMH Material Adverse Effect shall have occurred.

(vi) TWMH Officer Certificate. TWMH shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of TWMH, certifying as to the satisfaction of the conditions specified in Section 11.02(b)(i), Section 11.02(b)(ii), Section 11.02(b)(iii), Section 11.02(b)(iv), and Section 11.02(b)(v).

(vii) Resignation. Such officers of TWMH and members of TWMH Board, in each case, as mutually agreed between the Parties (acting reasonably), shall have executed and delivered written resignations effective as of the Umbrella Merger Effective Time.

(viii) FIRPTA Certificate: No more than thirty (30) days prior to the Closing Date, Umbrella shall have delivered to SPAC a properly signed certification, dated as of the Closing Date, pursuant to Treasury Regulations Section 1.1445-11T(d)(2), signed under penalties of perjury by a member of Umbrella with management authority over Umbrella in form and substance reasonably satisfactory to SPAC, certifying that fifty percent (50%) or more of the value of the gross assets of Umbrella does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that ninety percent (90%) or more of the value of the gross assets of Umbrella does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T).

(ix) TWMH Payment Spreadsheet. TWMH shall have delivered to SPAC the TWMH Payment Spreadsheet in accordance with Section 3.02.

(x) TWMH Members Written Consent. TWMH shall have delivered to SPAC the TWMH Members Written Consent.

(xi) Reorganization. The Reorganization shall have been duly completed.

(xii) Closing Deliverables. TWMH shall have delivered to SPAC the Closing deliverables set forth in Section 2.03(c).

(c) TIG Entities:

(i) Representations and Warranties of the TIG Entities. The representations and warranties of the TIG Entities contained in Section 5.01 (Organization and Qualification; Subsidiaries), Section 5.04 (Authority Relative to this Agreement), Section 5.08 (Absence of Certain Changes or Events) and Section 5.28 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “TIG Entities Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the TIG Entities contained in Section 5.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the TIG Entities contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “TIG Entities Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a TIG Entities Material Adverse Effect.

(ii) Representations and Warranties of Umbrella. The (i) representations and warranties of Umbrella contained in Section 7.01 (Organization), Section 7.02 (Authority Relative to This Agreement) and Section 7.07 (Brokers) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Umbrella contained in Section 7.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Umbrella contained in Section 7.04 (No Conflict; Required Filings and Consents) and Section 7.05 (No Prior Operations of Umbrella) shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made at and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect on Umbrella.

(iii) TIG Entities Agreements and Covenants. Each of the TIG Entities shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Umbrella Merger Effective Time.

(iv) Umbrella Agreements and Covenants. Umbrella shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Umbrella Merger Effective Time.

(v) TIG Entities Material Adverse Effect. No TIG Entities Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a TIG Entities Material Adverse Effect shall have occurred.

(vi) TIG Entities Officer Certificate. The TIG Entities shall have delivered to SPAC a certificate, dated the date of the Closing, signed by an officer of TIG GP and an officer of TIG MGMT, certifying as to the satisfaction of the conditions specified in Section 11.02(c)(i), Section 11.02(c)(ii), Section 11.02(c)(iii), Section 11.02(c)(iv), and Section 11.02(c)(v).

(vii) Resignation. All officers of the TIG Entities, the TIG GP Managing Member and the TIG MGMT Managing Member, in each case, as mutually agreed between the Parties (acting reasonably), shall have executed and delivered written resignations effective as of the Umbrella Merger Effective Time.

(viii) FIRPTA Certificate: No more than thirty (30) days prior to the Closing Date, Umbrella shall have delivered to SPAC a properly signed certification, dated as of the Closing Date, pursuant to Treasury Regulations Section 1.1445-11T(d)(2), signed under penalties of perjury by a member of Umbrella with management authority over Umbrella in form and substance reasonably satisfactory to SPAC, certifying that fifty percent (50%) or more of the value of the gross assets of Umbrella does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that ninety percent (90%) or more of the value of the gross assets of Umbrella does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T).

(ix) TIG Entities Payment Spreadsheet. The TIG Entities shall have delivered to SPAC the TIG Entities Payment Spreadsheet in accordance with Section 3.02.

(x) TIG GP Members Written Consent. TIG GP shall have delivered to SPAC the TIG GP Members Written Consent.

(xi) TIG MGMT Members Written Consent. TIG MGMT shall have delivered to SPAC the TIG MGMT Members Written Consent.

(xii)  Reorganization. The Reorganization shall have been duly completed.

(xiii)  Closing Deliverables. The TIG Entities shall have delivered to SPAC the Closing deliverables set forth in Section 2.03(d).

Section 11.03   Conditions to the Obligations of the Companies. The obligations of each of the Companies to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Cartesian Entities contained in Section 8.01 (Corporate Organization), Section 8.04 (Authority Relative to this Agreement), Section 8.08 (Absence of Certain Changes or Events) and Section 8.12 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Cartesian Entities contained in Section 8.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Cartesian Entities contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect.

(b) Agreements and Covenants. Each of the Cartesian Entities shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Umbrella Merger Effective Time.

(c) Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred and no event or circumstance that may result in or cause a SPAC Material Adverse Effect shall have occurred.

(d) Officer Certificate. SPAC shall have delivered to the Companies a certificate, dated the date of the Closing, signed by an officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 11.03(a), Section 11.03(b) and Section 11.03(c).

(e) Resignations. Such officers of SPAC and the members of the SPAC Board, in each case, as mutually agreed between the Parties (acting reasonably), shall have executed and delivered written resignations effective as of the Umbrella Merger Effective Time.

(f) Closing Deliverables. SPAC shall have delivered to the Companies the Closing deliverables set forth in Section 2.03(a).

(g) Minimum Cash Amount. Available Cash shall be equal to at least the Minimum Cash Amount.

Article XII.

TERMINATION, AMENDMENT AND WAIVER

Section 12.01   Termination. This Agreement may be terminated and the other Transactions may be abandoned at any time prior to the Umbrella Merger Effective Time, as follows:

(a) by mutual written consent of SPAC and the Companies;

(b) by either SPAC or the Companies if the Umbrella Merger Effective Time shall not have occurred prior to March 18, 2022 (the “Outside Date”); provided, that the Outside Date shall automatically be extended without any further action by any Party until June 17, 2022 if the approvals set forth on Section 6.05(a)(A)(1)(a) to (f) of the Alvarium Disclosure Schedule have not been obtained by the Outside Date; provided, further that SPAC (in its sole discretion acting reasonably) may extend the Outside Date for such period of time as SPAC deems reasonably necessary with respect to any approvals set forth on Section 6.05(a)(A)(1)(a) to (f) of the Alvarium Disclosure Schedule relating to an Alvarium Subsidiary that is not an Alvarium Material Operating Subsidiary that have not been obtained by the Outside Date; provided further, that this Agreement may not be terminated under this Section 12.01(b) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article XI on or prior to the Outside Date;

(c) by either SPAC or the Companies if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by either SPAC or the Companies if any of the SPAC Proposals shall fail to receive the SPAC Required Shareholders Approval at the SPAC Shareholders’ Meeting or any adjournment or postponement thereof;

(e) by SPAC if (i) TWMH shall have failed to deliver to SPAC the TWMH Members Written Consent, (ii) TIG GP shall have failed to deliver to SPAC the TIG GP Members Written Consent, or (ii) TIG MGMT shall have failed to deliver to SPAC the TIG MGMT Members Written Consent, in each case, immediately following execution and delivery of this Agreement;

(f)   by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of any of the Companies set forth in this Agreement, or if any representation or warranty of the Companies shall have become untrue, in either case such that the conditions set forth in Section 11.02(a)(i), Section 11.02(a)(ii), Section 11.02(b)(i), Section 11.02(b)(ii), Section 11.02(b)(iii), Section 11.02(b)(iv), Section 11.02(c)(i), Section 11.02(c)(ii), Section 11.02(c)(iii), or Section 11.02(c)(iv) would not be satisfied (“Terminating Companies Breach”); provided that SPAC has not waived such Terminating Companies Breach and the Cartesian Entities are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Companies Breach is curable by the applicable Company, SPAC may not terminate this Agreement under this Section 12.01(f) for so long as the applicable Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by SPAC to the applicable; or

(g) by each of the Companies upon a breach of any representation, warranty, covenant or agreement on the part of the Cartesian Entities set forth in this Agreement, or if any representation or warranty of the Cartesian Entities shall have become untrue, in either case such that the conditions set forth in Section 11.03(a) or Section 11.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that no Company (i) has waived such Terminating SPAC Breach and (ii) is not then in material breach of their respective representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by the Cartesian Entities, the Companies may not terminate this Agreement under this Section 12.01(g) for so long as the Cartesian Entities continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Companies to SPAC.

Section 12.02  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.01, this Agreement shall, to the fullest extent permitted by applicable Law, forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in this Section 12.02, Section 12.03, Article XIII any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a Party.

Section 12.03  Expenses. In the event that this Agreement is terminated in accordance with Section 12.01 above, all Transaction Expenses incurred in connection with this Agreement, the other Transaction Documents and the Transactions shall be paid by the Party incurring such Transaction Expenses, except that SPAC, Alvarium, TWMH and the TIG Entities shall each pay one fourth (1/4) of (a) all Transaction Expenses incurred relating to the regulatory approvals set forth in Section 11.02(A)(a) to (f) of the Alvarium Disclosure Schedule. If the Transactions are consummated, on the Closing Date, SPAC shall pay or cause to be paid all Transaction Expenses of the Parties from the combined cash accounts of SPAC and the Companies after the release of funds from the Trust Account.

Section 12.04  Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 12.05  Waiver. At any time prior to the Umbrella Merger Effective Time, (a) SPAC may (i) extend the time for the performance of any obligation or other act of each Company, (ii) waive any inaccuracy in the representations and warranties of each Company contained herein or in any document delivered by a Company pursuant hereto, and (iii) waive compliance with any agreement of any Company or any condition to its own obligations contained herein, and (b) any Company may (i) extend the time for the performance of any obligation or other act of the Cartesian Entities, (ii) waive any inaccuracy in the representations and warranties of the Cartesian entities contained herein or in any document delivered by Cartesian Entities pursuant hereto, and (iii) waive compliance with any agreement of the Cartesian Entities or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article XIII.

GENERAL PROVISIONS

Section 13.01   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.01):

if to the Cartesian Entities:

Cartesian Growth Corporation
505 Fifth Avenue, Suite 1500
New York, NY 10017
Attention:  Peter Yu
Email: peter@cartesiangrowth.com

with a copy to:

Greenberg Traurig, LLP
MetLife Building

200 Park Avenue

New York, New York 10166
Attention:  Alan I. Annex
                    Adam Namoury
Email:  annexa@gtlaw.com
            namourya@gtlaw.com

if to TWMH:

Tiedemann Wealth Management Holdings, LLC
520 Madison Avenue, 26th Floor
New York, NY 10022

Attention:  Kevin Moran
Email: KMoran@tiedemannadvisors.com

with a copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention: Craig Sklar
Email: sklar@sewkis.com

if to TIG Entities:

TIG Trinity GP, LLC

TIG Trinity Management, LLC
520 Madison Avenue, 26th Floor
New York, NY 10022
Attention:  Spiros Maliagros; Michael Fastert
Email: smaliagros@tigfunds.com; mfastert@tigfunds.com

with a copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention:  Craig Sklar
Email: sklar@sewkis.com

if to Alvarium:

Alvarium Investments Limited
10 Old Burlington Street
London W1S 3AG
Attention: Sophie Rowney
Email: Sophie.Rowney@alvariuminvestments.com

with a copy to:

Goodwin Procter (UK) LLP
100 Cheapside
London EC2V 6DY
Attention: James Grimwood
Email: JGrimwood@goodwinlaw.com

Section 13.02  Nonsurvival of Representations, Warranties and Covenants. Except in the case of claims against a Party in respect of such Party’s fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) this Article XIII, and (c) any corresponding definitions set forth in Article I.

Section 13.03  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 13.04  Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 10.03(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreements. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 13.05  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 10.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 13.06  Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Agreement or the Transactions shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. To the fullest extent permitted by applicable Law, the Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any Party, and (b) agree not to commence any such Action except in the courts described above in New York, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. To the fullest extent permitted by applicable Law, each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement or the Transactions, or the subject matter hereof, may not be enforced in or by such courts.

Section 13.07  Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the Transactions. Each of the Parties (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 13.07.

Section 13.08  Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.09  Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 13.10  Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall, to the fullest extent permitted by Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including such Parties’ obligation to consummate the Transactions) in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 13.11  Companies Disclosure Schedules and Exhibits. The Companies Disclosure Schedules and Exhibits attached hereto or referred to in this Agreement are (a) each by this Agreement incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Companies Disclosure Schedules relating to the respective representations and warranties of a Party shall be deemed disclosed in each other Section relating to the respective representations and warranties of such Party of the applicable Companies Disclosure Schedules to which such fact or item may apply, so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Companies Disclosure Schedules. The headings contained in the Companies Disclosure Schedules are for convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Companies Disclosure Schedules or this Agreement. The Companies Disclosure Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Companies Disclosure Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Companies Disclosure Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Companies Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected herein, and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Companies Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Companies Disclosure Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. No disclosure in the Companies Disclosure Schedules relating to any possible breach or violation of any contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Companies Disclosure Schedules, the Parties do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Companies Disclosure Schedules shall be kept strictly confidential in accordance with Section 10.03 by the Parties, and no third party may rely on any information disclosed or set forth therein.

Section 13.12   No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future shareholder, member, partner, director, manager, officer, agent, affiliate, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees); it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Person for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party.

Section 13.13  Legal Representation and Privilege of the TWMH/TIG Entities, Alvarium and the Cartesian Entities.

(a) Each Party hereby agrees, on behalf of itself, its Affiliates, and its and their directors, managers, officers, owners and employees and each of their successors and assigns (all such parties, the “Waiving Parties”), that Seward & Kissel LLP (or any successor thereto) (“S&K”) may represent TWMH, the TIG Entities, Umbrella and/or any of their Subsidiaries, or any direct or indirect owner, member, shareholder, partner, director, manager, officer, employee or affiliate thereof (collectively, the “TWMH/TIG Group”) (other than, following the Closing, SPAC or Alvarium or any of its Subsidiaries), in connection with any dispute, claim, proceeding or liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby (any such representation, the “TWMH/TIG Group Post-Closing Representation”), and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the TWMH/TIG Group Post-Closing Representation may be directly adverse to the Waiving Parties.

(b) Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among S&K (or any other counsel that represented the TWMH/TIG Group made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, proceeding or liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable member of the TWMH/TIG Group (but in all cases, for the avoidance of doubt, excluding SPAC, Alvarium or any Subsidiary of Alvarium) and is exclusively controlled by such member, and shall not pass to or be claimed by SPAC, any Subsidiary of Alvarium any other Party or Waiving Party, other than the TWMH/TIG Group. From and after the Closing, each Party (other than the TWMH/TIG Group) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the TWMH/TIG Group), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among S&K (or any other counsel that represented the TWMH/TIG Group), any member of the TWMH/TIG Group occurring prior to the Closing in connection with any TWMH/TIG Group Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the TWMH/TIG Group.

(c) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Goodwin Procter LLP (or any successor thereto) (“GP”) may represent Alvarium and/or any Alvarium Subsidiaries, or any direct or indirect owner, member, shareholder, partner, director, manager, officer, employee or affiliate thereof (collectively, the “Alvarium Group”) in connection with any dispute, claim, proceeding or liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby (any such representation, the “Alvarium Group Post-Closing Representation”), and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Alvarium Group Post-Closing Representation may be directly adverse to the Waiving Parties.

(d) Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among GP (or any other counsel that represented the Alvarium Group made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, proceeding or liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable member of the Alvarium Group and is exclusively controlled by such member, and shall not pass to or be claimed by any Waiving Party, other than the Alvarium Group. From and after the Closing, each Party (other than the Alvarium Group) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the Alvarium Group), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among GP (or any other counsel that represented the Alvarium Group), any member of the Alvarium Group occurring prior to the Closing in connection with any Alvarium Group Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Alvarium Group.

(e) Each Party hereby agrees, on behalf of itself and the Waiving Parties, that Greenberg Traurig, LLP (or any successor thereto) (“GT”) may represent any of the Cartesian Entities, or any direct or indirect owner, member, shareholder, partner, director, manager, officer, employee or affiliate thereof (collectively, the “Cartesian Group”) in connection with any dispute, claim, proceeding or liability arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby (any such representation, the “Cartesian Group Post-Closing Representation”), and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Cartesian Group Post-Closing Representation may be directly adverse to the Waiving Parties.

(f) Each of the Parties, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among GT (or any other counsel that represented the Cartesian Group made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, proceeding or liability arising out of or relating to, this Agreement, any Ancillary Agreement or the Transactions contemplated hereby or thereby or any matter relating to any of the foregoing are privileged communications, and shall remain privileged after the Closing, and the attorney-client privilege and the expectation of client confidence and work product and other immunities belong solely to the applicable member of the Cartesian Group and is exclusively controlled by such member, and shall not pass to or be claimed by any Waiving Party, other than the Cartesian Group. From and after the Closing, each Party (other than the Cartesian Group) shall not, and shall cause its Waiving Parties not to, access the same or seek to obtain the same by any process. From and after the Closing, each of the Parties (other than the Cartesian Group), on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or work product or other immunities with respect to any communication among GT (or any other counsel that represented the Cartesian Group), any member of the Cartesian Group occurring prior to the Closing in connection with any Cartesian Group Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any Party or its Waiving Parties, on the one hand, and a third party, on the other hand, such Party or its Waiving Party, as applicable, may assert the attorney-client privilege or work product or other immunities to prevent disclosure of confidential communications to such third party; provided, however, that no Party (or its Waiving Party) may waive such privilege or other immunity without the prior written consent of the Cartesian Group.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CARTESIAN GROWTH CORPORATION

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Chief Executive Officer

ROOK MS LLC

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	President

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Chief Executive Officer

TIG TRINITY GP, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Managing Member

TIG TRINITY MANAGEMENT, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Managing Member

[Signature Page to Business Combination Agreement]

ALVARIUM INVESTMENTS LIMITED

By:	/s/ Alexander de Meyer
Name:	Alexander de Meyer
Title:	CEO

ALVARIUM TIEDEMANN CAPITAL, LLC

By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Managing Member

[Signature Page to Business Combination Agreement]

Exhibit A

Part 1

TWMH/TIG Entities Reorganization Plan

Part 2

Alvarium Reorganization Plan

Part 3

Post-Closing Reorganization Plan

A-1

PART 1 TWMH/TIG Entities Reorganization Plan (contemporaneously with or after Alvarium Reorganization)

D R AFT Commercial in confidence Current Existing Tiedemann Advisors Structure Tiedemann Wealth Mgmt. Holdings, LLC (US) Tiedemann Trust Company Office (Delaware) Tiedemann International (Switzerland) 1 AG (formerly Tiedemann Constantia) T ie d e m an n Partners W ea l th M anage m en t en t i t i e s Non - UK Trust & Administration entities TIG Asset Management entities Alvarium & UK Asset Management entities Non - business unit holding company K e y C Corporation Multiple Entities Disregarded Entity Partnership Individuals N on - US c o r po r a t io n t r ea t e d as passthrough/partnership with more than one owner for US tax purposes Intercompany Debt Equity Transfers Omitted entities from ownership chain Dotted lines represents entity being formed or moved Tiedemann Wealth Management Holdings, Inc. (US Domestic investment advisory holdco) Tiedemann International Holdings, AG Tiedemann International (Switzerland) 2 AG Tiedemann International Holdings UK Limited Tiedemann Advisors, LLC (U S ) Robert Weeber and G Maher 9 9% 1% 6 0% 4 0 % N.B. – it is possible that the starting structure may change in certain respects, as a result of potential restructuring of the individuals’ shareholdings in the Swiss companies, this is subject to ongoing discussion between the parties 14 Structure simplified for illustrative purposes and does not reflect all legal entities

Commercial in confidence
DRAFT

Current Existing Structure of TIG

TIG Partners
TIG Trinity GP, LLC (US)
9 %
Arkkan Opport. Fund, Ltd. (Cayman)
TIG Partners, LLC (US)
TFI Opportunity Partners, LLC (US)
TIG Partners
TIG Trinity Mgmt., LLC (US)
20.92%
Romspen Investment Corporation (Canada)
TIG Advisers, LLC (US)
19.99%
Zebedee Capital Partners, LLP (UK)

Assumptions and notes

15

D R AFT Commercial in confidence Current Existing Structure of TIG T I G P a r t ne rs T I G P a r t ne rs T I G T r i ni t y GP, LLC (US) TIG Trinity M g m t. , LL C (US) K e y C Corporation Multiple Entities Disregarded Entity Partnership Individuals N on - US c o r po r a t io n t r ea t e d as passthrough/partnership with more than one owner for US tax purposes Intercompany Debt Equity Transfers Omitted entities from ownership chain Dotted lines represents entity being formed or moved W ea l th M anage m en t en t i t i e s Non - UK Trust & Administration entities TIG Asset Management entities Alvarium & UK Asset Management entities Non - business unit holding company Assumptions and notes • All shareholdings 100% unless shown otherwise • Assumes all entities are solvent (e.g., assets in excess of liabilities) Romspen Investment Corporation (Canada) Zebedee Capital P a r t ne r s , LL P (U K ) Arkkan Opport. F und , L t d . ( C ay m an ) 9% 19 . 9 9% 20.92% T I G T T r I i G ni t A y d M v g i s m e r t s . , , LL C (LULSC) (US) T I G T T r I i G ni t P y a M r t g n m e r t s . , , LL C (LULSC) (US) TIG TTFriInOityppMogrtmunt.i,tyLLC P a r t n ( U e r S s ) , LL C (US) 15 Structure simplified for illustrative purposes and does not reflect all legal entities

D R AFT Commercial in confidence Step 1 description • Cartesian SPAC changes its jurisdiction of organization from the Cayman Islands to Delaware by filing domestication documentation with the applicable authorities in both jurisdictions . Redomiciliation Step 1: Cartesian SPAC migrates from Cayman to US Cartesian SPAC (Cayman) Cartesian SPAC (US) 16 Structure simplified for illustrative purposes and does not reflect all legal entities

Commercial in confidence
DRAFT

Merger Sub formation

Step 2: Cartesian SPAC forms Umbrella Merger Sub, LLC

Cartesian SPAC
(US)
Umbrella
Merger Sub,
LLC
(US)

Step 2 description

17

D R AFT Commercial in confidence Step 2 description • Cartesian SPAC forms Rook MS LLC (“Umbrella Merger Sub, LLC”) Merger Sub formation Step 2: Cartesian SPAC forms Umbrella Merger Sub, LLC Cartesian SPAC (US) T I G T U r i n m i t b y r e G ll a P, LL C M e r g ( U e S r ) S ub , LLC (US) 17 Structure simplified for illustrative purposes and does not reflect all legal entities

D R AFT Commercial in confidence Step 3 description Steps A • Tiedemann and TIG partners form a US limited liability company, Alvarium Tiedemann Capital, LLC (“Umbrella, LLC”). Steps B • Tiedemann partners contribute their equity interest in Tiedemann Wealth Management Holdings, LLC to Umbrella, LLC in exchange for equity interest in Umbrella, LLC . • TIG partners contribute their equity interest in TIG Trinity GP, LLC to Umbrella, LLC in exchange for equity interest in Umbrella, LLC . • TIG partners contribute their equity interest in TIG Trinity Management, LLC to Umbrella, LLC in exchange for equity interest in Umbrella, LLC . Contribution of TA and TIG entities Step 3: Formation of Umbrella, LLC, followed by contribution of equity in Tiedemann and TIG to Umbrella, LLC U m b r e ll a , LLC (US) T ie d e m an n Partners T I G P a r t ne rs Tiedemann Wealth Mgmt. Holdings, LLC (US) T I G T I G T r i T n r i t i n y i t G y P G , P L , L C ( L U L S C ) (US) T I G T r T i n I G i t y T M r i g n m i t y t. , LL C M g m ( U t . S , ) LL C (US) Multiple entities Multiple entities Multiple entities A B B B 18 Structure simplified for illustrative purposes and does not reflect all legal entities

D R AFT Commercial in confidence Step 4 description • TIG Trinity Management, LLC distributes stock of Romspen Investment Corporation, a Canadian corporation, to Umbrella, LLC . TIG Trinity Management, LLC also distributes its equity interest in Zebedee Capital Partners, LLP, a UK limited liability partnership . • TIG Trinity GP, LLC distributes its equity interest in Arkkan Opportunities Fund Ltd . , a Cayman limited company . • Umbrella, LLC will have ownership interests in Romspen, Zebedee, and Arkkan of 20 . 92% , 19 . 99% , and 9% , respectively . Subsidiaries Distribution Step 4: TIG Trinity GP, LLC and TIG Trinity Management, LLC distribute certain entities to Umbrella, LLC U m b r e ll a , LLC (US) TIG TIG Tri T n r it in y it G y P G , P L , LC ( L U L S C ) (US) T I G T r T i n I G i t y T M r i g n m i t y t. , LL C M g m ( U t . S , ) LL C (US) Multiple entities Multiple entities Distribution of Romspen & Zebedee equity interests Distribution of Arkkan equity interests 19 Structure simplified for illustrative purposes and does not reflect all legal entities

PART 2 Alvarium Reorganization Plan (before or contemporaneously with the TWMH/TIG Entities Reorganization)

Commercial in confidence
DRAFT

Alvarium Investments Limited (UK)
Non-UK Investment Management entities*
Alvarium RE Limited (UK)
LJ GP International Limited (IOM)
Various Asset Management entities
Various Investment Management entities
75 %
25 %
Alvarium Investment Management Limited (UK)
LJ Trust & Fiduciary Holdings Limited (IOM)
Isle of Man T&A subsidiaries
Various UK and non-UK Investment Management entities
Alvarium PO Limited
Various subsidiaries

2

D R AFT Commercial in confidence SIMPLIFIED Current Existing Structure of Alvarium Investments Limited – see detail in Alvarium chart of regulated entities at end Alvarium Investments Limited (UK) N on - UK I n v es t m en t Management entities* Alvarium RE Limited (UK) LJ GP International Limited (IOM) Alvarium Investment Management Limited (UK) 2 5% 7 5 % V a r i ou s UK an d non - UK Investment Management entities Alvarium PO Limited Various subsidiaries Various Asset Management entities Various Investment Management entities LJ Trust & Fiduciary Holdings Limited (IOM) Isle of Man T&A subsidiaries 2 Structure simplified for illustrative purposes and does not reflect all legal entities

D R AFT Commercial in confidence Pre - Transaction Steps 1 Step A • Alvarium Partners forms an IoM entity called Alvarium Topco. Step B • Step 2: Alvarium Investments Limited issues one B share to Alvarium Topco prior to the share cancellation taking place. We understand that this is required by company law to avoid the situation where all the shares are cancelled. The B share will not rank pari passu with the ordinary shares in issue in Alvarium Investments Limited to ensure it represents legally a different share class. Step C • Cancellation and reissue of shares in Alvarium Investments Limited. This step has the following components: 1. Ordinary shares in Alvarium Investments Limited are cancelled (apart from the B share) 2. Alvarium Investments Limited issues new shares to Alvarium Topco at nominal value 3. Alvarium Topco issues new shares to Alvarium Investments Limited shareholders as consideration for the cancellation of their shares in Alvarium Investments Limited to mirror the shareholdings previously held by those shareholders in Alvarium Investments Limited. The value of the shares in Alvarium Topco issued will represent the market value of the shares in Alvarium Investments Limited prior to the cancellation taking place Alvarium Structure Pre - transaction Step 1: Restructuring of Alvarium Entities Multiple operating entities Alvarium Investments Limited (UK) Alvarium Partners A Issue of Equity B A l v a r i u m Topco (IoM) 3 Structure simplified for illustrative purposes and does not reflect all legal entities The UK legal steps will involve a shareholders’ special resolution in Alvarium Investments Limited supported by a solvency statement to reduce its share capital, a procedure which we understand is facilitated by s.641 Companies Act 2006. This would require a shareholders’ special resolution c an c e lli n g t he i r o r d i na r y s ha r e s providing that, contingently on t h e c an c e ll a t i o n t a k i n g e f fe c t and notwithstanding anything in the Articles of Alvarium Investments Limited, the r e s e r v e a r isi n g a s a r e s u l t o f t h e c an c e ll a t i o n b e app li e d i n pa y i n g up new shares of a nominal value equal to the value of the shares cancelled, such shares to be allotted as fully paid to Alvarium Topco. IoM legal steps [TBC]. In terms of the legal documentation for this step the c an c e ll a t i o n on l y be c o m e s effective when various documents are (a) delivered to Companies House (a copy of the solvency statement, a statement of capital and the special resolution for cancellation) and (b) registered by the Registrar. In practice, tit is understood these steps can be achieved within a short space of time .

D R AFT Commercial in confidence Pre - Transaction Steps 2 Steps A • Alvarium Topco forms Alvarium Holdings, LLC, to be renamed Alvarium Tiedemann Holdings, LLC. Steps B • Alvarium Holdings, LLC forms Alvarium Wealth Management Holdings, LLC, and Alvarium Asset Management Holdings, LLC . Steps C • Alvarium Asset Management Holdings, LLC forms New Alvarium Investments Limited . • Alvarium Wealth Management Holdings, LLC, forms two UK entities called Alvarium Wealth Management non - UK, Limited and Alvarium Wealth Management UK Limited . • Alvarium Wealth Management Holdings, LLC, forms Alvarium Trust & Administration non - UK, LLC . Assumptions and notes • All new “Alvarium” named entities are to be renamed “Alvarium - Tiedemann” in due course. Alvarium Structure Pre - transaction Step 2: Restructuring of Alvarium Entities Multiple operating entities Alvarium Investments Limited (UK) Alvarium Partners Alvarium Wealth Mgmt. Holdings, LLC (US) Alvarium T&A Non - UK, LLC (US) Alvarium Asset Mgmt. Holdings, LLC (US) Alvarium Wealth Mgmt. Non - UK, Ltd (UK) New Alvarium Investments Limited (UK) Alvarium Wealth Mgmt. U K, L t d (UK) T I G T A r i n l v i a t y r i u G m P, LL C H o l d ( i n U g S s ) LL C (US) A l v a r i u m Topco (Isle of Man) A B B C C C C 4 Structure simplified for illustrative purposes and does not reflect all legal entities

D R AFT Commercial in confidence Pre - Transaction Steps 3 • Alvarium Investments Limited and Alvarium Investment Management Ltd transfer their non - UK Wealth Management entities (either partly or wholly owned) to Alvarium Wealth Management Non - UK, Limited with consideration at market value left outstanding under intercompany loan (not consideration loan notes) . Entities to be transferred Transfers by Alvarium Investments Limited • Alvarium Investment Advisors (Portugal) – Sociedade de Consultoria para Investimento S.A (Portugal) • Alvarium Investment Advisors (Suisse) SA (Switzerland) • Alvarium Investment Advisors (Hong Kong) Limited (HK) • Alvarium Investment Advisors (Singapore) Pte. Ltd (Singapore) • Alvarium Investment Advisors (US), Inc (Delaware) • Alvarium Investment Management (US) Holdings Corp (Delaware) • Alvarium Investment Managers LLC, a subsidiary of Alvarium Investment Management (US) Holdings Corp (Delaware) [unless merged in previous step] (its parent is flow through) Transfers by Alvarium Investment Management Limited • Alvarium Investment Advisors (France) SAS (France) • Alvarium Investment Managers (Suisse) SA (Switzerland) (30% held) Alvarium Structure Pre - transaction Step 3: Restructuring of Alvarium Entities Non - UK Wealth Management entities* Alvarium Wealth Mgmt. Holdings, LLC (US) Alvarium Wealth Mgmt. Non - UK, Ltd (UK) Non - UK Wealth Management entities* Alvarium Investments Limited (UK) Alvarium RE Limited (UK) LJ GP International Limited (IOM) Alvarium Investment Management Limited (UK) Non - UK Wealth Management entities* A l v a r i u m Topco (Isle of Man) Alvarium Holdings LLC (US) 5 Structure simplified for illustrative purposes and does not reflect all legal entities 7 5% 2 5%

D R AFT Commercial in confidence Pre - Transaction Steps 4 • Alvarium Investment Advisors Limited acquires trade and assets of Alvarium Investment Managers LLP. * The omitted entities from the ownership chain are Alvarium RE Limited (UK) and LJ GP International Limited (IOM). Alvarium Structure Pre - transaction Step 4: Restructuring of Alvarium Entities Multiple entities Alvarium Investment Advisors (UK) Limited (UK) Alvarium Investment Management Limited (UK) Alvarium Investments Limited (UK) * Alvarium Investment M ana g e rs LL P (UK) Alvarium Holdings LLC (US) A l v a r i u m Topco (Isle of Man) 6 Structure simplified for illustrative purposes and does not reflect all legal entities

D R AFT Commercial in confidence Pre - Transaction Steps 5 • Alvarium Investments Limited and LJ GP International Limited transfer their shares in Alvarium Investment Management Limited (and its UK subsidiaries) to Alvarium Wealth Management UK, Limited for consideration left outstanding (not a loan note) . Entities to be transferred T h e U K Weal th M ana g e m en t en t i t ie s to b e t ran sf erre d ar e t h e f ol l o w in g : • Alvarium Investment Management Ltd And its subsidiaries : • Alvarium Investment Advisors Limited (UK) • Casteel Capital LLP (UK) • Pointwise Partners Limited (UK) Alvarium Structure Pre - transaction Step 5: Restructuring of Alvarium Entities Alva A ri l u va m riu W m ea W lth ea M lth gmt. M g m H t o . l d H i o n l g d s i n , g L s L , C LL C (US) UK Wealth Management entities* LJ GP International Limited (IOM) Alvarium Investments Limited (UK) Alvarium Investment Management Limited (UK) A A l l v v a a r r i i u u m m I I n n v v e e s s t t m m e e n n t t Advisors Limited (UK) Casteel Capital LLP Casteel Capital LLP (UK) Pointwise Partners Pointwise L P im ar it n e e d rs Limited (UK) Alvarium RE Limited (UK) A l v a r i u m Topco (Isle of Man) A l v a r i u m W ea l t h M g m t . U K, Ltd (UK) Alvarium Holdings LLC (US) Alvarium Investment M anag e m e n t Limited (UK) 7 Structure simplified for illustrative purposes and does not reflect all legal entities 7 5% 2 5%

D R AFT Commercial in confidence Pre - Transaction Steps 6 • LJ Trust & Fiduciary Holdings Limited transfers LJ Group Holdings Limited (and subsidiaries) to Alvarium Trust and Administration Non - UK, LLC for loan notes . • LJ trust & Fiduciary Holdings Limited transfers LJ Management (IOM) Limited (and subsidiaries) to Alvarium Trust and Administration Non - UK, LLC for loan notes . * The omitted entities from the ownership chain are Alvarium RE Limited (UK) and LJ GP International Limited (IOM). Alvarium Structure Pre - transaction Step 6: Restructuring of Alvarium Entities A l v a r A i u l v m a r T i u & m A T N & o A n - U K, N on - L U L K C , LL C (US) LJ Group Holdings Limited (IOM) Subsidiaries of LJ Group Holdings Limited LJ Management (IOM) Li m i t e d (IOM) Subsidiaries of LJ Management (IOM) Limited LJ Group Holdings Limited (IOM) LJ Management (IOM) Li m i t e d (IOM) Subsidiaries of LJ Group Holdings Limited Subsidiaries of LJ Management (IOM) Limited Alvarium Investments Limited (UK) Alvarium Wealth Mgmt. Holdings, LLC (US) * A l v a r i u m Topco (Isle of Man) Alvarium Holdings LLC (US) LJ Trust & Fiduciary Holdings Limited (IOM) 8 Structure simplified for illustrative purposes and does not reflect all legal entities

D R AFT Commercial in confidence Pre - Transaction Steps 7 • LJ Trust & Fiduciary Holdings Limited transfers Alvarium PO Limited (and subsidiaries) to Alvarium Wealth Mgmt . Holdings, LLC for loan notes . * The omitted entities from the ownership chain are Alvarium RE Limited (UK) and LJ GP International Limited (IOM) . Alvarium Structure Pre - transaction Step 7: Restructuring of Alvarium Entities – UK family office operations Alvarium Investments Limited (UK) Alvarium Wealth Mgmt. Holdings, LLC (US) A l v a r i u m Topco (Isle of Man) Alvarium Holdings LLC (US) Alvarium PO Limited (UK) Alvarium PO (Payments) Li m i t e d (UK) * LJ Trust & Fiduciary Holdings Limited (IOM) Alvarium Fund Managers (UK) Limited (UK) Alvarium PO Limited (UK) Alvarium PO (Payments) Li m i t e d (UK) Alvarium Fund Managers (UK) Limited (UK) 9 Structure simplified for illustrative purposes and does not reflect all legal entities

D R AFT Commercial in confidence Pre - Transaction Steps 8 • Alvarium Topco transfers its shares in Alvarium Investments Limited and its subsidiaries to New Alvarium Investments Limited . Alvarium Structure Pre - transaction Step 8: Restructuring of Alvarium Entities New Alvarium Investments Limited (UK) Alvarium RE Limited (UK) LJ GP International Limited (IOM) LJ Trust & Fiduciary Holdings Limited (IOM) Alvarium Investments Li m i t e d (UK) Multiple entities A l v a r i u m Topco (Isle of Man) Alvarium Asset M g m t . H o l d in g s, LL C (US) Alvarium Holdings LLC (US) Multiple entities 10 Structure simplified for illustrative purposes and does not reflect all legal entities

D R AFT Commercial in confidence Pre - Transaction Steps 9 The following entities should make check - the - box elections to be treated as disregarded entities for US federal income tax purposes in accordance with the listed sequence with the bottom entity electing first : 1. LJ Trust & Fiduciary Holdings Limited (IOM) 2. LJ GP International Limited (IOM) 3. Alvarium RE Limited (UK) 4. Alvarium Investments Limited (UK) • The omitted entity from ownership is Alvarium Holdings, LLC. From a UK tax perspective, this would mean that the above entities would be treated as hybrid entities for the purposes of the UK hybrid and other mismatches rules . Alvarium Structure Pre - transaction Step 9: Restructuring of Alvarium Entities New Alvarium Investments Li m i t e d (UK) AlvariuAmlvaInrviuemstments InvLeimstmiteednts L i ( m U i K t e ) d (UK) A l v a A r i u l v m a r i u R m E L R i m E i t e d Li ( m U i K te ) d (UK) LJ GP International Limited (IOM) LJ T r u s t T & r u s F t i d & u c F i a i d r u y c H i a o r l y d in g s H o l m d i L i n i t g e d s ( L I O i m M i t e ) d (IOM) Alva A ri l u va m riu W m ea W lth ea M lth gmt. M g m H t o . l d H i o n l g d s i n , g L s L , C LL C (US) A l v A a r l v i u a m r i u m T & T A & N A o N n - o U n K - , U L K L , C LLC (U (U S S ) ) Alvarium Asset Mgmt. Holdings, LLC (US) Multiple entities Multiple entities Alva A ri l u va m riu W m ea W lth ea M lth gmt. M g m N o t . n N - U o n K - , U L K t d , L t d ( ( U U K K ) ) Multiple entities A l v a r i u m Topco (Isle of Man) * A l v a r i u m W ea l t h M g m t . U K, Ltd (UK) 11 Structure simplified for illustrative purposes and does not reflect all legal entities

D R AFT Commercial in confidence Alvarium Structure Pre - transaction: Proposed Final Alvarium Structure Multiple entities New Alvarium Investments Limited (UK) Alvarium Partners Holdings, LLC Alva A ri l u va m riu W m ea W lth ea M lth gmt. M g m t . H o l d in g s, LL C (US) Alvarium T&A Non - UK, LLC (US) Alvarium Asset Mgmt. Holdings, LLC (US) Multiple entities Multiple entities Multiple entities Alvarium Wealth Mgmt. Non - UK, Ltd (UK) Alvarium I n v e s t m en t s Limited (UK) A l v a r i u m Topco (Isle of Man) A l v a r i u m W ea l t h M g m t . U K, Ltd (UK) Alvarium Holdings LLC (US) 12 Structure simplified for illustrative purposes and does not reflect all legal entities Regulated entities – transferred Al v a r i u m W ea l t h M g m t. Ho l d i ng s , LLC • Alvarium Fund Managers (UK) Limited • Al v a r i u m P O ( P a y m en t s ) L i m i te d Al v a r i u m W ea l t h M anage m en t U K L i m i te d • Alvarium Investment Advisors (UK) Limited • Alvarium Investment Managers (UK) LLP • Casteel Capital LLP (50%) Al v a r i u m W ea l t h M anage m en t No n - U K L i m i te d • Alvarium Investment Advisors (US), Inc (SEC - USA) • Alvarium Investment Advisors (Suisse) SA (VSV – Switzerland) • Alvarium Investment Advisors (Hong K ong) L i m i ted ( S F C – H ong K ong) • Alvarium Investment Advisors (Portugal) – SCI, S.A. (CMVM – Portugal) • Alvarium Investment Managers (US) LLC (SEC - USA) • Alvarium Investment Advisers France S . A .S ( A MF – Fr an c e) • Alvarium Investment Managers (Suisse) SA (OAD FCT – Switzerland) Alvarium T&A Non - UK, LLC • LJ M anage m en t ( I O M) L i m i te d (F S A – IOM) • Under LJ Group Holdings Limited: LJ Management (Suisse) SA (PolyReg – Switzerland) Regulated entities – remaining under AIL, directly or indirectly • Al v a r i u m RE L i m i te d • Al v a r i u m S e c u r i t i e s L i m i te d • Pradera Limited • Avarium Capital Partners (UK) Limited • Alvarium MB (US) BDC (FINRA – USA) • Al v a r i u m W ea l th ( N Z ) L i m i te d (F MA – New Zealand) • Pathfinder Assets Management Ltd (FMA – New Zealand) • Alvarium Investments (Aus) Pty Limited • [Alvarium Investment Advisors (Singapore) Pte. Ltd] [Alvarium to confirm]

Post - Closing Reorganization Plan PART 3

Commercial in confidence K e y W ea l th M anage m en t en t i t i e s Non - UK Trust & Administration entities TIG Asset Management entities Alvarium & UK Asset Management entities Non - business unit holding company C Corporation Multiple Entities Disregarded Entity Partnership Individuals N on - US c o r po r a t io n t r ea t e d as passthrough/partnership with more than one owner for US tax purposes Intercompany Debt Equity Transfers Omitted entities from ownership chain Dotted lines represents entity being formed or moved Tiedemann Trust Company Office (Delaware) Tiedemann International (Switzerland) 1 AG (formerly Tiedemann Constantia) Tiedemann Wealth Management Holdings, Inc. (US Domestic investment advisory holdco) Tiedemann International Holdings, AG Tiedemann International (Switzerland) 2 AG Tiedemann International Holdings UK Limited Tiedemann Advisors, LLC (U S ) Robert Weeber and G Maher 9 9% 1% 6 0% 4 0 % U m b r e ll a , LLC (US) Tiedemann Wealth M g m t . H o l d in g s , LL C (US) Multiple entities 27 Structure simplified for illustrative purposes and does not reflect all legal entities Pre Tiedemann steps, Tiedemann Advisors Structure DRAFT N.B. – it is possible that the starting structure may change in certain respects, as a result of potential restructuring of the individuals’ shareholdings in the Swiss companies, this is subject to ongoing discussion between the parties

Commercial in confidence
DRAFT

Pre-TIG steps, TIG structure

Key
Wealth Management entities
Non-UK Trust & Administration entities
TIG Asset Management entities
Alvarium & UK Asset Management entities
Non-business unit holding company
Umbrella, LLC (US)
Multiple entities
TIG Trinity GP, LLC (US)
9 %
Arkkan Opport. Fund, Ltd. (Cayman)
20.92%
Romspen Investment Corporation (Canada)
TIG Trinity Mgmt., LLC (US)
19.99 %
Zebedee Capital Partners, LLP (UK)
TIG Partners, LLC (US)
TFI Opportunity Partners, LLC (US)
TIG Advisers, LLC (US)
C Corporation
Multiple Entities
Disregarded Entity
Partnership
Individuals
Non-US corporation treated as passthrough/partnership with more than one owner for US tax purposes
Intercompany Debt
Equity Transfers
Omitted entities from ownership chain
Dotted lines represents entity being formed or moved

28

D R AFT Commercial in confidence Pre - TIG steps, TIG structure K e y C Corporation Multiple Entities Disregarded Entity Partnership Individuals N on - US c o r po r a t io n t r ea t e d as passthrough/partnership with more than one owner for US tax purposes Intercompany Debt Equity Transfers Omitted entities from ownership chain Dotted lines represents entity being formed or moved W ea l th M anage m en t en t i t i e s Non - UK Trust & Administration entities TIG Asset Management entities Alvarium & UK Asset Management entities Non - business unit holding company U m b r e ll a , LLC (US) TIG TIG Tri T n r it in y it G y P G , P L , LC ( L U L S C ) (US) T I G T r T i n I G i t y T M r i g n m i t y t. , LL C M g m ( U t . S , ) LL C (US) Romspen Investment Corporation (Canada) Zebedee Capital P a r t ne r s , LL P (U K ) Arkkan Opport. F und , L t d . ( C ay m an ) 9% 19 . 9 9% 20 . 92 % T I G T T r I i G ni t A y d M v g i s m e r t s . , , LL C (LULSC) (US) T I G T T r I i G ni t P y a M r t g n m e r t s . , , LL C (LULSC) (US) TIG TTFriInOityppMogrtmunt.i,tyLLC P a r t n ( U e r S s ) , LL C (US) Multiple entities 28 Structure simplified for illustrative purposes and does not reflect all legal entities

Commercial in confidence
DRAFT

Tiedemann and TIG Structure

Umbrella, LLC (US)
Tiedemann Wealth Mgmt. Holdings, LLC (US)
Robert Weeber
G. Maher
55%
5%
40%
Multiple Tiedemann operating entities
Tiedemann Wealth Management Holdings Inc (US Domestic Investment advisory Holdco)
99%
Tiedemann International Holdings AG
1%
Tiedemann International (Switzerland) 1 AG
Tiedemann International (Switzerland) 2 AG
Tiedemann International Holdings UK Limited
Note: Previously Tiedemann Constantia AG
Tiedemann Advisors LLC

Transaction Step 1

29

D R AFT Commercial in confidence Transaction Step 1 • Tiedemann International Holdings UK Limited should be liquidated or transferred to Alvarium Wealth Management UK, Limited . Tiedemann and TIG Structure Transaction Steps 1: Possible liquidation/or transfer of Tiedemann International Holdings UK Limited 1% 99% 40% Note: Previously Tiedemann Constantia AG 55% 5% Multiple Tiedemann operating entities Tiedemann International Holdings AG U m b r e ll a , LLC (US) Robert Weeber G. Maher Tiedemann International (Switzerland) 1 AG Tiedemann International (Switzerland) 2 AG Tiedemann International Holdings UK Limited Tiedemann Wealth M g m t . H o l d in g s , LL C (US) Tiedemann Advisors LLC Tiedemann Wealth Management Holdings Inc (US Domestic Investment advisory Holdco) 29 Structure simplified for illustrative purposes and does not reflect all legal entities

Commercial in confidence
DRAFT

Tiedemann and TIG Structure (under discussion)

Umbrella, LLC (US)
Tiedemann Wealth Mgmt. Holdings, LLC (US)
Robert Weeber
G. Maher
55%
5%
40%
Multiple Tiedemann operating entities
Tiedemann Wealth Management Holdings Inc (US Domestic Investment advisory Holdco)
99%
Tiedemann International Holdings AG
1%
Tiedemann International (Switzerland) 1 AG
Tiedemann International (Switzerland) 2 AG
Note: Previously Tiedemann Constantia AG
Tiedemann Advisors LLC

Transaction Step 2

30

D R AFT Commercial in confidence Transaction Step 2 • N . B . To detail specific steps for moving Robert Weeber’s shareholding in Tiedemann International Holdings AG to Cartesian SPAC . Tiedemann and TIG Structure (under discussion) Transaction Steps 2: Transfer of Tiedemann International Holdings AG by certain shareholders 1% 99% 40% Note: Previously Tiedemann Constantia AG 55% 5% Multiple Tiedemann operating entities Tiedemann International Holdings AG U m b r e ll a , LLC (US) Robert Weeber G. Maher Tiedemann International (Switzerland) 1 AG Tiedemann International (Switzerland) 2 AG Tiedemann Wealth M g m t . H o l d in g s , LL C (US) Tiedemann Advisors LLC Tiedemann Wealth Management Holdings Inc (US Domestic Investment advisory Holdco) 30 Structure simplified for illustrative purposes and does not reflect all legal entities

D R AFT Commercial in confidence Transaction Step 3 • Alvarium Wealth Management Non - UK, Ltd acquires 100 % of Tiedeman Wealth Management Holdings Inc . for loan notes issued to Tiedemann Wealth Management Holdings, LLC (i . e . , capital contribution) . • Alvarium Wealth Management Non - UK, Ltd acquires Tiedemann Wealth Management Holdings, LLC’s 99 % ownership in Tiedeman Advisors LLC . Tiedemann and TIG Structure Transaction Steps 3: Transfer of Tiedeman Wealth Management Holdings Inc and Tiedeman Advisors LLC 1% 99% Tiedemann International Holdings AG U m b r e ll a , LLC (US) Tiedemann International (Switzerland) 1 AG Tiedemann International (Switzerland) 2 AG Tiedemann Wealth M g m t . H o l d in g s , LL C (US) Tiedemann Advisors LLC Tiedemann Wealth Management Holdings Inc (US Domestic Investment advisory Holdco) AlvaAriluvamriuWmeaWltheaMlthgmt. M g m H t o . l d H i o n l g d s i n , g L s L , C LL C (US) Alva A ri l u va m riu W m ea W lth ea M lth gmt. M g m N o t . n N - U o n K - , U L K t d , L t d (UK) Tiedemann Wealth Management Holdings Inc (US Domestic Investment advisory Holdco) Tiedemann Advisors LLC 1% 99% Alvarium Holdings LLC (US) A l v a r i u m Topco (Isle of Man) 31 Structure simplified for illustrative purposes and does not reflect all legal entities

D R AFT Commercial in confidence Transaction Step 4 • Alvarium T&A Non - UK, LLC acquires 100 % of Tiedeman Trust Company for loan notes issued to Tiedemann Wealth Management Holdings, LLC . Tiedemann and TIG Structure Transaction Steps 4: Transfer of Tiedemann Trust Company Tiedemann International Holdings AG U m b r e ll a , LLC (US) Tiedemann International (Switzerland) 1 AG Tiedemann International (Switzerland) 2 AG Tiedemann Wealth M g m t . H o l d in g s , LL C (US) Tiedemann Trust Company (Delaware) AlvaAriluvamriuWmeaWltheaMlthgmt. M g m H t o . l d H i o n l g d s i n , g L s L , C LL C (US) Alva A ri l u va m riu W m ea W lth ea M lth gmt. M g m N o t . n N - U o n K - , U L K t d , L t d (UK) Tiedemann Trust Company (Delaware) Alvarium Holdings LLC (US) A l v a r i u m Topco (Isle of Man) Alvarium T&A Non - UK, LLC (US) 32 Structure simplified for illustrative purposes and does not reflect all legal entities

D R AFT Commercial in confidence Transaction Step 5 • Alvarium Wealth Management Non - UK, Ltd acquires ownership in Tiedeman International Holdings AG for loan notes issued to Tiedemann Wealth Management Holdings, LLC . Tiedemann and TIG Structure Transaction Steps 5: Transfer of Tiedeman International Holdings AG and its subsidiaries Tiedemann International Holdings AG U m b r e ll a , LLC (US) Tiedemann International (Switzerland) 1 AG Tiedemann International (Switzerland) 2 AG Tiedemann Wealth Mgmt. Holdings, LLC (US) Alva A ri l u va m riu W m ea W lth ea M lth gmt. M g m N o t . n N - U o n K - , U L K t d , L t d (UK) Multiple entities Alvarium Wealth Mgmt. Holdings, LLC (US) Alvarium Holdings LLC (US) Alvarium Topco (Isle of Man) 33 Structure simplified for illustrative purposes and does not reflect all legal entities

D R AFT Commercial in confidence Transaction Step 6 • Alvarium Asset Management Holdings, LLC acquires ownership in TIG Trinity GP, LLC and TIG Trinity Management, LLC and their respective subsidiaries for loan notes issued to Umbrella, LLC . • Further analysis will be needed under this step. * The omitted entity from the ownership chain is Alvarium Holdings, LLC. Tiedemann and TIG Structure Transaction Steps 6: Transfer of TIG Entities Alvarium Asset Mgmt. Holdings, LLC (US) U m b r e ll a , LLC (US) TIG Trinity GP, LLC (US) TIG TIG Tri T n r it in y it M y g M m g t m ., t L ., LC ( L U L S C ) (US) Tiedemann Wealth M g m t . H o l d in g s , LL C (US) Multiple entities Multiple entities Multiple entities TIG Trinity GP, LLC ( ( U U S S ) ) TIG TIG Tri T n r it in y it M y g M m g t m ., t L ., LC ( L U L S C ) (US) Multiple entities Multiple entities * Multiple entities New Alvarium Investments Limited (UK) A l v a r i u m Topco (Isle of Man) 34 Structure simplified for illustrative purposes and does not reflect all legal entities

Commercial in confidence
DRAFT

Tiedemann and TIG Structure

Umbrella, LLC (US)
20.92%
9 %
19.99 %
Alvarium Topco (Isle of Man)
Romspen Investment Corporation (Canada)
Arkkan Opport. Fund, Ltd. (Cayman)
Zebedee Capital Partners, LLP (UK)
Alvarium Holdings, LLC (US)
20.92%
9 %
19.99 %
Romspen Investment Corporation (Canada)
Arkkan Opport. Fund, Ltd. (Cayman)
Zebedee Capital Partners, LLP (UK)

Transaction Step 7

35

D R AFT Commercial in confidence Transaction Step 7 • Umbrella LLC transfers its shares in Romspen Investment Corporation, Arkkan Opport . Fund, Ltd and Zebedee Capital Partners, LLP to Alvarium Topco (Isle of Man) in exchange for shares in Alvarium Topco (Isle of Man) . • Alvarium Topco (Isle of Man) transfers the shares in Romspen Investment Corporation, Arkkan Opport . Fund, Ltd and Zebedee Capital Partners, LLP to Alvarium Holdings, LLC, in exchange for membership interests in Alvarium Holdings, LLC . Tiedemann and TIG Structure Transaction Steps 7: Transfer of Romspen Investment Corporation, Arkkan Opport. Fund, Ltd and Zebedee Capital Partners, LLP U m b r e ll a , LLC (US) Romspen Investment Corporation (Canada) Zebedee Capital P a r t ne r s , LL P (U K ) Arkkan Opport. F und , L t d . ( C ay m an ) 9% 19 . 9 9% 20.92% Romspen Investment Corporation (Canada) Zebedee Capital P a r t ne r s , LL P (U K ) Arkkan Opport. F und , L t d . ( C ay m an ) 9% 19 . 9 9% 20 . 92 % A l v a r i u m Topco (Isle of Man) Alvarium Holdings, LLC (US) 35 Structure simplified for illustrative purposes and does not reflect all legal entities

D R AFT Commercial in confidence Transaction Step 8 • Alvarium Topco LLC is liquidated . • Tiedemann Wealth Management Holdings LLC is liquidated as soon as possible . • Followed by renaming Alvarium Holdings, LLC to Alvarium Tiedemann Holdings, LLC . • Alvarium Tiedemann Holdings, LLC then becomes the central management and operational entity of the consolidated group, with employment and supplier contracts . Tiedemann and TIG Structure Transaction Steps 8: Renaming of Alvarium Holdings LLC and Liquidation of Alvarium Topco and Tiedemann Wealth Management Holdings, LLC U m b r e ll a , LLC (US) Multiple entities Alvarium Wealth Mgmt. Holdings, LLC (US) Tiedemann Alvarium Holdings, LLC (US) Alvarium Topco (Isle of Man) Tiedemann Wealth Mgmt. Holdings, LLC (US) 36 Structure simplified for illustrative purposes and does not reflect all legal entities

Final structures

Commercial in confidence
DRAFT

Alvarium/Tiedemann/TIG Structure

Proposed Final Alvarium/Tiedemann/TIG Structure

Key
Wealth management entities
Non-UK Trust & Administration entities
TIG Asset Management entities
Alvarium & UK Asset Management entities
Non-business unit holding company
("Umbrella, LLC")
Alvarium Tiedemann Capital, LLC (US)
Tiedemann Wealth Mgmt. Holdings, LLC (US)
Alvarium Tiedemann Holdings, LLC (US)
("Alvarium Holdings, LLC")
20.92%
9 %
19.99 %
Alvarium Wealth Mgmt. Holdings, LLC (US)
Alvarium Asset Mgmt. Holdings, LLC (US)
Romspen Investment Corporation (Canada)
Arkkan Opport. Fund, Ltd. (Cayman)
Zebedee Capital Partners, LLP (UK)
Alvarium Wealth Mgmt. Non-UK, Ltd (UK)
Alvarium Wealth Mgmt. UK, Ltd (UK)
Alvarium T&A Non-UK, LLC (US)
TIG Trinity GP, LLC (US)
TIG Trinity Mgmt., LLC (US)
New Alvarium Investments Limited (UK)
Multiple Alvarium and Tiedemann operating entities
Multiple Alvarium and Tiedemann operating entities
Multiple Alvarium and Tiedemann operating entities
Multiple TIG entities
Multiple TIG entities
Alvarium Investments Limited and other Alvarium entities

38

D R AFT Commercial in confidence Alvarium/Tiedemann/TIG Structure Proposed Final Alvarium/Tiedemann/TIG Structure Alvarium T ie d e m an n Capital, LLC (US) Alvarium Tiedemann Holdings, LLC (US) Alv T a i r e iu d m em W an e n alt W h e M al g th mt. Mgm H t o . ld H i o n l g d s in , g L s L , C LLC (US) W ea l th m anage m en t en t i t i e s Non - UK Trust & Administration entities TIG Asset Management entities Alvarium & UK Asset Management entities K e y Non - business unit holding company Alvarium Investments Limited and other Alvarium entities New Alvarium Investments Li m i t e d (UK) Alva A ri l u va m riu W m ea W lth ea M lth gmt. M g m H t o . l d H i o n l g d s i n , g L s L , C LL C ( ( U U S S ) ) A l v a r A i u l v m a r T i u & m A T N & o A n - U K, N on - L U L K C , LL C ((UUSS)) Alvarium Asset Mgmt. Holdings, LLC (US) Alvarium Asset M g m t . Holdings, LLC (US) Multiple Alvarium and Tiedemann operating entities Multiple Alvarium and Tiedemann operating entities Multiple Alvarium and Tiedemann operating entities Alvarium Wealth Mgmt. Non - UK, Ltd (UK) TIG Trinity GP, LLC (US) T I G T r i ni t y M g m t. , LL C (US) TIG Trinity Mgmt., LL C (US) Multiple TIG entities Multiple TIG entities Alvarium Wealth Mgmt. UK, Ltd (UK) Romspen Investment Corporation (Canada) Zebedee Capital P a r t ne r s , LL P (U K ) Arkkan Opport. F und , L t d . ( C ay m an ) 9% 19 . 9 9% 20 . 92% (“ Um b r e ll a , LL C ” ) 38 Structure simplified for illustrative purposes and does not reflect all legal entities (“ A l v a r i u m Ho l d i ng s , LLC”)

Commercial in confidence
DRAFT

Alvarium/Tiedemann/TIG Structure

Proposed Final Alvarium/Tiedemann/TIG Structure – top structure

Alvarium Partners
Public/PIPE Investors
Tiedemann and TIG Partners
Class A shares
Class A shares
100% Class B shares (no economic interest)
TRA
Cartesian SPAC (US)
Alvarium Tiedemann Capital, LLC (US)
Alvarium Tiedemann Holdings, LLC (US)
20.92%
9 %
19.99 %
Alvarium Wealth Mgmt. Holdings, LLC (US)
Alvarium Asset Mgmt. Holdings, LLC (US)
Romspen Investment Corporation (Canada)
Arkkan Opport. Fund, Ltd. (Cayman)
Zebedee Capital Partners, LLP (UK)
Key
Wealth management entities
Non-UK Trust & Administration entities
TIG Asset Management entities
Alvarium & UK Asset Management entities
Non-business unit holding company

39

D R AFT Commercial in confidence Alvarium/Tiedemann/TIG Structure Proposed Final Alvarium/Tiedemann/TIG Structure – top structure Alvarium T ie d e m an n Capital, LLC (US) Cartesian SPAC (US) P ub l i c / P I PE Investors T ie d e m an n an d TIG Partners Alvarium Partners Alvarium Tiedemann Holdings, LLC (US) K e y Class A shares W ea l th m anage m en t en t i t i e s Non - UK Trust & Administration entities TIG Asset Management entities Alvarium & UK Asset Management entities Non - business unit holding company arium Asset Mg (US) A l v A l v a r i u m Ass e t m t . H o l M g m t . L C ldings, LL H o d in g s, L C (US) Romspen Investment Corporation (Canada) Zebedee Capital P a r t ne r s , LL P (U K ) Arkkan Opport. F und , L t d . ( C ay m an ) 9% 19 . 9 9% 20 . 92 % Alva A ri l u va m riu W m ea W lth ea M lth gmt. Mgm H t o . ld H i o n l g d s in , g L s L , C LLC ( ( U U S S ) ) 39 Structure simplified for illustrative purposes and does not reflect all legal entities

Commercial in confidence
DRAFT

Alvarium/Tiedemann/TIG Structure

Continuation – Alvarium Wealth Management Holdings, LLC subgroup

Shown are the UK regulated entities and their ownership structure. Non-regulated entities are NOT shown here. Full list of Alvarium regulated entities UK & overseas on later slides

FCA
UK FCA
SEC
United States SEC
CH
Swiss regulators
DEL
Delaware banking supervision
Alvarium Wealth Mgmt. Holdings, LLC (US)
Alvarium T&A Non-UK, LLC (US)
Alvarium Wealth Mgmt. Non-UK, Ltd (UK)
Alvarium Wealth Mgmt. UK, Ltd (UK)
Multiple Alvarium operating entities
Tiedemann Advisors, LLC (US)
Tiedemann International Holdings AG (Switzerland)
Alvarium Investment Management Limited (UK)
50 %
Tiedemann Trust Company (Delaware)
Tiedemann International (Switzerland) 1 AG
Casteel Capital LLP (UK)
Alvarium Investment Managers LLP (UK)
Alvarium Investment Advisors (UK) Ltd (UK)

Key

Subsidiaries of Alvarium Wealth Mgmt. Holdings, LLC (US)

<u>Alvarium Non-UK WM subsidiaries</u>

<u>Tiedemann Advisors Non-UK WM subsidiaries</u>

Subsidiaries of Alvarium T&A Non-UK, LLC (US)

<u>Alvarium Non-UK T&A subsidiaries</u>

<u>Tiedemann Advisors Non-UK WM subsidiaries</u>

40

D R AFT Commercial in confidence Alvarium/Tiedemann/TIG Structure Continuation – Alvarium Wealth Management Holdings, LLC subgroup Multiple Alvarium operating entities A l v a r i u m W ea l t h M g m t . U K, Ltd (UK) Alvarium Investment Advisors (UK) Ltd (UK) Alvarium I n v e s t m en t Managers LLP (UK) C a s t ee l C api t a l LLP (UK) FCA FCA FCA • • • • • • • • • Alvarium Investment Advisors (Portugal) – Sociedade de Consultoria para Investimento S.A (Portugal) Alvarium Investment Advisors (Suisse) SA (Switzerland) A l v a r i u m I n v e s t m e n t A d v i s o rs ( H o n g K o ng ) Li m i t e d ( H K) Alvarium Investment Advisors (Singapore) Pte. Ltd (Singapore) Alvarium Investment Advisors (US), Inc (Delaware) Alvarium Investment Management (US) Holdings Corp (Delaware) Alvarium Investment Managers LLC, a subsidiary of Alvarium Investment Management (US) Holdings Corp (Delaware) [unless merged in previous step] (its parent is flow through) Alvarium Investment Advisors (France) SAS (France) Alvarium Investment Managers (Suisse) SA (Switzerland) Tiedemann Advisors Non - UK WM subsidiaries • T ie d e m a n n A d v i s o rs LL C ( U S) • Tiedemann International Holdings AG (Switzerland) and its subsidiaries • Tiedemann International (Switzerland) 1 AG • Tiedemann International (Switzerland) 2 AG Sub s idi a r i e s of A l va r ium T & A N on - UK , LLC ( U S) A l v a r iu m N on - U K T&A s ub s idi a r i e s • LJ Group Holdings Limited (IOM) and its subsidiaries • LJ Management (IOM) Limited (IOM) and its subsidiaries • Tiedemann Trust Company (US - Delaware) Tiedemann Advisors Non - UK WM subsidiaries • Tiedemann Advisors LLC (US) (shown in diagram) • Tiedemann International Holdings AG (Switzerland) (shown in diagram) and its subsidiaries • Tiedemann International (Switzerland) 1 AG (formerly Tiedemann Constantia) • Tiedemann International (Switzerland) 2 AG W ea l th m anage m en t en t i t i e s Non - UK Trust & Administration entities TIG Asset Management entities Alvarium & UK Asset Management entities Non - business unit holding company Subsidiaries of Alvarium Wealth Mgmt. Holdings, LLC (US) A l v a r iu m N on - U K W M s ub s id i a r i e s Tiedemann International Holdings AG (Switzerland) AlvarAiulvmarTiu&mA TN&oAn - UK, Non - L U L K C , LL C (US) Tiedemann A d v i s o rs, LL C (US) Alvarium Wealth Mgmt. Non - UK, Ltd (UK) Alvarium Wealth Mgmt. Holdings, LLC (US) Alvarium Investment M anage m en t Limited (UK) FCA SEC CH DEL UK FCA United States SEC Swiss regulators Delaware banking supervision Tiedemann Trust Company (Delaware) DEL Tiedemann International (Switzerland) 1 AG CH SEC S ho w n a r e th e UK r e gu l a t e d e nt i t i e s a n d th e ir o w n e r s h ip s t r u c tu r e . N o n - r e gu l a t e d e nt i t i e s a r e N O T s ho w n K e y here. Full list of Alvarium regulated entities UK & overseas on later slides 5 0% 40 Structure simplified for illustrative purposes and does not reflect all legal entities

Commercial in confidence
DRAFT

Alvarium/Tiedemann/TIG Structure

Continuation – Asset Management (Alvarium detailed on next slide)

FCA
UK FCA
SEC
United States SEC
CH
Swiss regulators
DEL
Delaware banking supervision
Key
Wealth management entities
Non-UK Trust & Administration entities
TIG Asset Management entities
Alvarium & UK Asset Management entities
Non-business unit holding company
Alvarium Tiedemann Holdings, LLC (US)
20.92%
9 %
19.99 %
Alvarium Asset Mgmt. Holdings, LLC (US)
Romspen Investment Corporation (Canada)
Arkkan Opport. Fund, Ltd. (Cayman)
Zebedee Capital Partners, LLP (UK)
FCA
TIG Trinity GP, LLC (US)
TIG Trinity Mgmt., LLC (US)
New Alvarium Investments Limited (UK)
TFI Partners, LLC (US)
TFI Opportunity Partners, LLC (US)
TIG Advisors, LLC (US)
SEC
Alvarium Investments Limited and other Alvarium entities

41

D R AFT Commercial in confidence Alvarium/Tiedemann/TIG Structure Continuation – Asset Management (Alvarium detailed on next slide) Alvarium Investments Limited and other Alvarium entities New Alvarium Investments Limited (UK) K e y Alvarium Asset Mgmt. Holdings, LLC (US) TIG Trinity GP, LLC (US) TIG Trinity M g m t. , LL C (US) T I G A d v i s o rs, LLC (US) TF I P a r t ne rs, LLC (US) TF I O ppo r t uni t y Partners, LLC (US) W ea l th m anage m en t en t i t i e s Non - UK Trust & Administration entities TIG Asset Management entities Alvarium & UK Asset Management entities Non - business unit holding company SEC Structure simplified for illustrative purposes and does not reflect all legal entities Romspen Investment Corporation (Canada) Zebedee Capital P a r t ne r s , LL P (U K ) Arkkan Opport. F und , L t d . ( C ay m an ) 9% 19 . 9 9% 20 . 92 % Alvarium Tiedemann Holdings, LLC (US) FCA F C A SEC CH 41 Structure simplified for illustrative purposes and does not reflect all legal entities DEL UK FCA United States SEC S w is s r egu l a t o r s Delaware banking supervision

Commercial in confidence
DRAFT

Alvarium/Tiedemann/TIG Structure

Continuation – Alvarium Investments Limited sub-group

- FCA — UK FCA
- SEC — United States SEC
- CH — Swiss regulators
- DEL — Delaware banking supervision

Key

Alvarium Investments Limited (UK)
Alvarium RE Limited (UK)
FCA
Alvarium Pradera Holdings Limited (UK)
49.99 %
Kuno Investments Ltd (BVI)
Pradera Group Limited
Pradera Limited
FCA
Alvarium Securities Limited (UK)
FCA
LJ GP International Limited (IOM)
LJ Trust & Fiduciary Holdings Limited (IOM)
Alvarium PO Limited (UK)
Alvarium PO (Payment) Limited (UK)
FCA
Alvarium Fund Managers (UK) Limited (UK)
FCA
30 %
Alvarium Capital Partners (UK) Limited
FCA

Assumptions and notes

1. For Alvarium only. Shown are the UK regulated entities and their ownership structure. Non-regulated entities are NOT shown here.
2. Alvarium Investments Limited's parent company, New Alvarium Investments Limited is shown in the main structure slide.

42

D R AFT Commercial in confidence Alvarium/Tiedemann/TIG Structure Continuation – Alvarium Investments Limited sub - group 3 0 % W ea l th m anage m en t en t i t i e s Non - UK Trust & Administration entities K e y Pradera Limited FCA P r ade ra Gr oup Limited K un o I n v es t m e nts Ltd (BVI) Alvarium Pradera Holdings Limited (UK) Alvarium Securities Limited (UK) F C A Alvarium PO (Payment) Limited (UK) F C A Alvarium Fund Managers (UK) Limited (UK) F C A Alvarium PO Limited (UK) Alvarium RE Limited (UK) LJ GP International Limited (IOM) Alvarium I n v e s t m en t s Limited (UK) LJ Trust & Fiduciary Holdings Limited (IOM) Alvarium Capital Partners (UK) Limited F C A F C A TIG Asset Management entities Alvarium & UK Asset Management entities Non - business unit holding company Assumptions and notes 1 . For Alvarium only . Shown are the UK regulated entities and their s t r u c t u r e . r e g u l a t e d ownership Non - entities are NOT shown here. 2. Alvarium Limited’s c o m p a n y , Alvarium Investments p a r e n t New In v e s t m e n t s Limited is shown in the main structure slide. 49 . 9 9% 42 Structure simplified for illustrative purposes and does not reflect all legal entities Entities surrounded by dashes have been transferred to [Alvarium Wealth Mgmt. Holdings, LLC [ Alvarium to confirm ], shown here to illustrate where these regulated entities sat in the structure FCA SEC CH DEL UK FCA United States SEC Swiss regulators Delaware banking supervision

43 Structure simplified for illustrative purposes and does not reflect all legal entities D R AFT Commercial in confidence Alvarium/Tiedemann/TIG Structure Continuation – Listing of Alvarium regulated entities & ownership pre and post reorganization (refer to full structure chart provided by Alvarium on next slides) Regulated entities of Alvarium and their tracked ownership Page 1 Notes - only regulated entities & those exempt from direct authorisation are shown. Name of the entity Country Regulated Root of ownership pre - deal Root of ownership Post - deal Alvarium RE Limited UK Yes Alvarium Investments Limited Alvarium Investments Limited Alvarium Securities Limited UK Yes Alvarium RE Limited Alvarium RE Limited Alvarium Fund Managers (UK) Limited UK Yes Alvarium Investments Limited - Alvarium RE Limited - LJ GP International Limited - LJ Trust & Fiduciary Holdings Limited - Alvarium PO Limited Held by Alvarium PO Limited, which is post deal held by [Alvarium Wealth Management Holdings, LLC] Alvarium PO (Payments) Limited UK Yes Alvarium Investments Limited - Alvarium RE Limited - LJ GP International Limited - LJ Trust & Fiduciary Holdings Limited - Alvarium PO Limited Held by Alvarium PO Limited, which is post deal held by [Alvarium Wealth Management Holdings, LLC] Alvarium Investment Advisors (UK) Limited UK Yes Held by Alvarium Investment Management Limited, which is part held by Alvarium Investments Limited, and part (via Alvarium RE Limited) by LJ GP International Limited Held by Alvarium Investment Management Limited, which is post deal held by Alvarium Wealth Mgmt. UK, Ltd Alvarium Investment Managers (UK) LLP UK Yes Held by Alvarium Investment Management Limited, which is part held by Alvarium Investments Limited, and part (via Alvarium RE Limited) by LJ GP International Limited Held by Alvarium Investment Management Limited, which is post deal held by Alvarium Wealth Mgmt. UK, Ltd Pradera Limited UK Yes Alvarium Investments Limited - Alvarium Pradera Holdings Limited - Kuno Investments Limited - Pradera Group Limited Alvarium Investments Limited - Alvarium Pradera Holdings Limited - Kuno Investments Limited - Pradera Group Limited Casteel Capital LLP (50% held) UK Yes Held by Alvarium Investment Management Limited, which is part held by Alvarium Investments Limited, and part (via Alvarium RE Limited) by LJ GP International Limited Held by Alvarium Investment Management Limited, which is post deal held by Alvarium Wealth Mgmt. UK, Ltd Alvarium Capital Partners (UK) Limited (30% held) UK Yes Alvarium Investments Limited - Alvarium RE Limited Alvarium Investments Limited - Alvarium RE Limited

44 Structure simplified for illustrative purposes and does not reflect all legal entities D R AFT Commercial in confidence Alvarium/Tiedemann/TIG Structure Continuation – Listing of Alvarium regulated entities & ownership pre and post reorganization Regulated entities of Alvarium and their tracked ownership Page 2 Notes - only regulated entities & those exempt from direct authorisation are shown. The Appointed Representative entities are not shown. Refer to structure chart re UK FCA regulated entities Alvarium Investment Advisors (US), Inc (SEC - USA) USA Yes Alvarium Investments Limited Alvarium Wealth Mngmt. Non - UK Ltd Alvarium Investment Advisors (Suisse) SA (VSV - Switzerland) Switzerland Yes Alvarium Investments Limited Alvarium Wealth Mngmt. Non - UK Ltd Alvarium Investment Advisors (Hong Kong) Limited (SFC - Hongkong) Hongkong Yes Alvarium Investments Limited Alvarium Wealth Mngmt. Non - UK Ltd Alvarium Investment Advisors (Portugal) - SCI, S.A. (CMVM - Portugal) Portugal Yes Alvarium Investments Limited Alvarium Wealth Mngmt. Non - UK Ltd Alvarium MB (US) BDC (FINRA - USA) USA Yes Alvarium Investments Limited Alvarium Investments Limited Alvarium Investment Managers (US) LLC (SEC - USA) USA Yes Alvarium Investments Limited - Alvarium Investment Management (US) Holdings Corp Alvarium Wealth Mngmt. Non - UK Ltd Alvarium Wealth (NZ) Limited (FMA - New Zealand) New Zealand Yes Alvarium Investments Limited - Alvarium RE Limited - Alvarium Investments (NZ) Limited - Alvarium (NZ) Wealth Management Holdings Limited Alvarium Investments Limited - Alvarium RE Limited - Alvarium Investments (NZ) Limited (46% held) - Alvarium (NZ) Wealth Management Holdings Limited (74.83% held) Pathfinder Assets Management Ltd (FMA - New Zealand) New Zealand Yes Alvarium Investments Limited - Alvarium RE Limited - Alvarium Investments (NZ) Limited - Alvarium (NZ) Wealth Management Holdings Limited Alvarium Investments Limited - Alvarium RE Limited - Alvarium Investments (NZ) Limited - Alvarium (NZ) Wealth Management Holdings Limited LJ Management (IOM) Limited (FSA - IOM) Isle of Man Yes Alvarium Investments Limited - Alvarium RE Limited - LJ GP International Limited - LJ Trust & Fiduciary Holdings Limited Alvarium T&A Non - UK, LLC Alvarium Investment Advisers France S.A.S (AMF France) France Yes Alvarium Investments Limited - Alvarium Investment Management Limited Alvarium Wealth Mngmt. Non - UK Ltd Alvarium Investment Managers (Suisse) SA (OAD FCT - Switzerland) (30% held) Switzerland Yes Alvarium Investments Limited - Alvarium Investment Management Limited Alvarium Wealth Mngmt. Non - UK Ltd LJ Management (Suisse) SA (PolyReg - Switzerland) Switzerland Yes Alvarium Investments Limited - Alvarium RE Limited - LJ GP International Limited - LJ Trust & Fiduciary Holdings Limited - LJ Group Holdings Limited Alvarium T&A Non - UK, LLC - LJ Group Holdings Limited Alvarium Investments (Aus) Pty Limited (50% held) Australia Ex e m p t f r o m direct a u t h o r i s a t i o n Alvarium Investments Limited Alvarium Investments Limited Alvarium Investment Advisors (Singapore) Pte. Ltd Singapore Ex e m p t f r o m direct a u t h o r i s a t i o n Alvarium Investments Limited TBC - Alvarium to confirm which business unit relates to and intentions for this entity, not referred to in 14 May Rook paper

Commercial in confidence
DRAFT

Alvarium current structure chart of regulated entities

Alvarium current structure chart of regulated entities

Structure Chart of the regulated entities of Alvarium

Source – Alvarium 10.9.21

45

D R AFT Commercial in confidence Alvarium current structure chart of regulated entities Alvarium current structure chart of regulated entities Source – Alvarium 10.9.21 45 Structure simplified for illustrative purposes and does not reflect all legal entities

Exhibit B

Umbrella First Amendment

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ALVARIUM TIEDEMANN CAPITAL, LLC

This Amended and Restated Limited Liability Company Agreement (together with the Exhibits attached hereto, as amended, this “Agreement”) of Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of [ ] [ ], 202[ ] (the “Effective Date”), by each of the persons listed on Exhibit A hereto as of the Effective Date (including any person admitted as an additional or substitute member of the Company pursuant to the provisions of this Agreement, each in such person’s capacity as a member of the Company, each, a “Member” and collectively, the “Members”). This Agreement amends and restates in its entirety all prior limited liability company agreements of the Company.

Capitalized terms used in these recitals without definition have the meanings set forth below.

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to and in accordance with the Act by the filing of the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware on August 11, 2021, and the entering into of the Limited Liability Company Agreement of the Company by Michael Tiedemann, as the sole member of the Company, effective as of such date (the “Original Agreement”);

WHEREAS, in accordance with and pursuant to the Reorganization Plan (as defined in the Business Combination Agreement, dated as of September 19, 2021, by and among Cartesian Growth Corporation, Rook MS LLC, Alvarium Investments Limited, Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT”) and the Company (the “BCA”)), on the Effective Date, and pursuant to those certain Capital Contribution Agreements, dated as of the Effective Date (collectively, the “Capital Contribution Agreements”), the members of TWMH, TIG GP and TIG MGMT are contributing all of their limited liability company interests in TWMH, TIG GP and TIG MGMT to the Company in consideration of the Company’s issuance to such members of Units as provided below; and

WHEREAS, the Original Agreement provides that Michael Tiedemann, as the current sole member of the Company (the “Current Member”) may amend the Original Agreement.

NOW, THEREFORE, BE IT RESOLVED, that the Current Member and the Members desire to amend and restate the Original Agreement as provided herein below and continue the Company as a limited liability company under the Act.

1. Name; Formation. The name of the Company is Alvarium Tiedemann Capital, LLC. The Company was formed by filing a Certificate of Formation (the “Certificate”) with the Delaware Secretary of State under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law) (the “Act”). The Members hereby ratify such filing, the designation of Michael Fastert, as “authorized person” within the meaning of the Act for purposes of the execution and filing of the Certificate and the formation of the Company. From and after the Effective Date, the Managing Member hereby is designated as an “authorized person” within the meaning of the Act and shall continue as a designated “authorized person” within the meaning of the Act.

2. Registered Office; Registered Agent. The registered office of the Company shall be the office of the registered agent named in the Certificate or such other office as the Managing Member (as defined in Section 5 below) may designate from time to time in the manner provided by law. The registered agent of the Company shall be the registered agent named in the Certificate or such other person or persons as the Managing Member may designate from time to time in the manner provided by law.

3. Term. The Company shall be dissolved and its affairs shall be wound up upon the first of the following to occur: (a) the written consent of the Managing Member, or (b) the entry of a decree of judicial dissolution in accordance with the Act.

4. Purpose. The Company was formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

5. Powers. The business and affairs of the Company shall be managed by a single Member (in such capacity, the “Managing Member”). The Managing Member shall be Michael Tiedemann. The Managing Member shall have the power to do any and all acts necessary or convenient to, or for the furtherance of, the purposes described herein, including all powers, statutory or otherwise, possessed by members under the Act. The Managing Member shall be a “Manager” under the Act and all decisions and actions with respect to the business or operations of the Company shall be made by the Managing Member. The Members shall have no right to remove the Managing Member as the Managing Member of the Company.

Notwithstanding any other provision of this Agreement, or, to the fullest extent permitted by applicable law, the Act or applicable law, rule or regulation, and without any further act, vote or approval of any Member, any Officer or other person, (a) the BCA, the Umbrella Merger (as defined in the BCA) and all other documents, agreements, certificates or statements contemplated thereby or related thereto be, and each hereby is, authorized, approved and adopted by the Company, (b) the Company, and the Managing Member or any Officer for, in the name of and on behalf of the Company, may enter into, execute, deliver and perform under the BCA and all other documents, agreements, certificates or statements contemplated thereby or related thereto and consummate the Umbrella Merger and (c) in connection with the Umbrella Merger (as defined in the BCA), (i) the Umbrella A&R LLCA (as defined in the BCA) may be adopted as the new limited liability company agreement of the Company, (ii) the limited liability company interests in the Company, including, without limitation, the Class B Units, may be converted into and exchanged for the merger consideration provided in the BCA and (iii) the SPAC (as defined in the BCA) may be admitted as a member of the Company. The foregoing authorization shall not be deemed a restriction on the powers of Managing Member to enter into other documents, agreements, certificates or statements on behalf of the Company.

6. Officers. The Managing Member may designate one or more individuals as officers of the Company (each, an “Officer”), who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Managing Member. Any Officer may be removed by the Managing Member at any time, with or without cause. Each Officer shall hold office until his or her successor is elected and qualified. Any number of offices may be held by the same individual.

7. Reliance by Third Parties. Any person dealing with the Company may rely upon the authority of the Managing Member and any Officer, and shall not be required to inquire as to the Managing Member’s or Officer’s authority to bind the Company.

8. Units. The limited liability company interests in the Company (“Interests”) shall be represented by one or more classes of units (“Units”) as determined by the Managing Member. Initially the Company shall have one (1) classes of Units: Class B Units. The number and class of Units held by each Member from time to time shall be set forth on Exhibit A to this Agreement. The Interests shall be issued in non-certificated form; provided, however, that the Company may, but is not required to, issue certificates evidencing the Interests and containing such legends as the Company shall deem appropriate.

9. Rights, Powers and Duties of Members. The rights, powers and duties of a Member holding Class B Units are set forth in this Agreement.

10. Members.

(a) Michael Tiedemann was, upon his execution of a counterpart signature page to the Original Agreement, admitted as a member of the Company effective as of the time of the filing of the initial Certificate with the Secretary of State of the State of Delaware, continues to be a member of the Company as of the execution and delivery of this Agreement, and shall be listed on Exhibit A hereto as of the Effective Date.

(b) Each person (other than Michael Tiedemann) listed on Exhibit A hereto as of the Effective Date was, upon such person’s execution of a counterpart signature page to this Agreement, admitted as a member of the Company effective as of the Effective Date.

(c) The name and the business, residence or mailing address of the Members are set forth in the books and records of the Company. The Company may update its books and records and Exhibit A from time to time to reflect the issuance of new Units, the admission of new Members to the Company, the withdrawal of Members from the Company or to make any other required changes thereto without the need to amend this Agreement.

11. Capital Contributions. Pursuant to the Capital Contribution Agreements, each of the persons listed on Exhibit A hereto as of the Effective Date has contributed all of such person’s respective limited liability company interests in TWMH, TIG GP and/or TIG MGMT, as applicable, in exchange for the number and class of Units set forth opposite such person’s name on Exhibit A hereto as of the Effective Date. No Member shall be required to make additional capital contributions to the Company. Except as otherwise provided in this Agreement, no Member shall be entitled to receive interest or any other amount from the Company on its capital contributions or on balances in the Member’s capital account.

12. Capital Accounts.

(a) A capital account shall be established on the books of the Company for each of the Members which shall be maintained in accordance with the provisions of Treasury Regulation § 1.704-1(b), 1.704-2 and 1.704-3. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with these Treasury Regulations and shall be interpreted and applied in a manner consistent with such Regulations. The capital account of each Member shall be an amount equal to the Member’s initial capital contribution, any additional capital contributions made to the Company by the Member and any net profits of the Company allocated to the Member, less any net losses of the Company allocated, and distributions, if any, made, to the Member.

(b) The capital accounts of the Members may, in the discretion of the Managing Member, be increased or decreased in accordance with Treasury Regulations §1.704-1(b)(2)(iv)(f) to reflect a revaluation of the property of the Company on the Company’s books as of the following times: (i) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution or in consideration for services performed by the Member for the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for Interests in the Company, and (iii) the liquidation of the Company within the meaning of Treasury Regulations §1.704-1(b)(2)(ii)(g).

(c) No Member shall be obligated to restore a negative balance in its capital account during the term of the Company or upon liquidation of the Company.

(d) Upon any permitted transfer of all or a portion of a Member’s Interest in the Company to any other person, the transferee shall succeed to the portion of the capital account of the transferring Member relating to the transferred Interest.

13. Allocation of Net Profits and Net Losses. The Company’s net profits or net losses, as the case may be, shall be allocated pro rata among the Members in accordance with the number of Class B Units held by the Members.

14. Distributions. Distributions shall be made to the Members in accordance with the number of Class B Units held by the Members, at the times and in such amounts as determined by the Managing Member.

15. Distributions in Liquidation. Upon dissolution of the Company for any reason, the Managing Member or another person selected by the Managing Member (the Managing Member or such person, the “Liquidator”) shall have the responsibility for expeditiously dissolving and liquidating the Company. The Liquidator shall promptly proceed to wind up the affairs of the Company, and shall distribute the Company’s property and assets, or the proceeds from the liquidation thereof in the following order of priority: (a) payment of the debts and liabilities of the Company, in order of priority provided by law, and payment of the expenses of liquidation; (b) setting up of such reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or any obligations or liabilities not then due and payable; provided, any balance of such reserve, at the expiration of such period as the Liquidator shall deem advisable, shall be distributed in the manner hereinafter provided; and (c) distribution to the Members in accordance with the positive balances of their capital accounts, adjusted to the date of distribution (assuming that all assets distributed to the Members in kind are treated for all purposes of this Agreement as having been sold by the Company immediately before the distribution for their then fair market value).

16. Admission of Additional Members. One or more additional Members of the Company may be admitted to the Company upon the consent of the Managing Member and upon such terms as determined by the Managing Member.

17. Withdrawal, Transfers, Assignments and Encumbrances. A Member may not withdraw from the Company, nor may it transfer, assign or pledge its Interest, without the consent of the Managing Member. Any impermissible transfer or assignment shall be null and void for all purposes.

18. Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company, except to the extent provided in the Act.

19. Limitation of Liability. Neither the Managing Member nor any Officer shall have any liability to the Company or any other Member for any loss suffered by the Company or any Member which arises out of any act or omission believed by such person in good faith to be within the scope of authority conferred upon it by this Agreement, but shall have liability only for acts or omissions involving its willful misconduct, fraud or gross negligence.

20. Indemnification. To the maximum extent permitted by applicable law, the Company shall protect, indemnify, defend and hold harmless the Managing Member, each Officer and each Member of the Company (each, a “Covered Person”) who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Covered Person is or was the Managing Member, an Officer or Member of the Company, against losses, damages, expenses (including attorneys’ fees), judgments, fines and amounts (“Losses”) reasonably incurred by such Covered Person in connection with such action, suit or proceeding, except to the extent that such Losses (i) were the result of the willful misconduct, fraud or gross negligence of such Covered Person, or (ii) relate to disputes between or among the Members. The indemnification authorized under this Section shall include payment on demand (with appropriate evidence of the amounts claimed) of reasonable attorneys’ fees and other expenses incurred in connection with, or in settlement of, any action, suit or proceeding for which indemnification under this Section applies; provided, however, that a Covered Person shall repay such amounts if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company under this Section. Such indemnification rights shall be in addition to any and all rights, remedies and recourse to which any Covered Person shall be entitled, whether or not pursuant to the provisions of this Agreement, at law or in equity. The indemnities provided for in this Section shall be recoverable only from the assets of the Company, and there shall be no recourse to any Member or other person for the payment of such indemnities. The provisions of this Section shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section and regardless of any subsequent amendment to this Agreement, and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

21. Fiscal Year. The fiscal year of the Company shall end on December 31 of each year, subject to change by the Managing Member from time to time.

22. Tax Returns. The Members shall cause the Company’s tax returns and other United States federal and state governmental returns and reports to be prepared and timely filed. The Company shall deliver copies of Schedule K-1 of Form 1065 (or a comparable schedule) and other necessary tax information for each fiscal year to each Member.

23. Tax Matters. It is the intention of the Members that the Company shall be treated as a partnership for all tax purposes and each Member shall refrain from taking any actions inconsistent with such characterization. The Managing Member shall be Partnership Representative of the Company as defined in Section 6223(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and shall act in any similar capacity under applicable state or local tax law.

24. Books and Records. The Company shall keep, or arrange to have kept, full, accurate, complete, and proper books and records of all of the operations of the Company. The books and records of the Company shall, at the cost and expense of the Company, be kept at the principal office of the Company.

25. Confidential Information. Each Member acknowledges that the Company possesses and will continue to possess information that has been created, discovered, or developed, or has otherwise become known to the Company, or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is not generally known to the public, including trade secrets, intellectual property, research, product development or design, trading strategies, advertising or promotional programs, software programs, know how, algorithms, specifications, techniques, methods, concepts, inventions, developments, discoveries, and improvements of the Company, mailing or client lists and other business arrangements, plans, procedures and strategies (collectively the “Confidential Information”). Confidential Information does not include information which (i) becomes generally available to the public other than as a result of a disclosure by a Member, (ii) was available to a Member on a non-confidential basis prior to its disclosure to such Member by the Company or its affiliates, (iii) becomes available to a Member on a non-confidential basis from a source other than the Company, any of its affiliates or any of their representatives or agents, (iv) has been independently developed by a Member without violating such Member’s obligations under this Agreement; provided, that such source is not bound by a confidentiality agreement with the Company or any of its affiliates or any of their representatives or agents or otherwise prohibited from transmitting the information to such Member. The Members will each hold in confidence and not, directly or indirectly, divulge, publish, communicate, or make available to any person the Confidential Information, except (i) to such Member’s affiliates and their respective representatives, (ii) as required or requested by law, the rules of any stock exchange or any governmental, regulatory or supervisory body or court of competent jurisdiction to which a Member is subject, provided that any such disclosure under this subsection (ii) shall, to the extent legally permitted, require prompt prior written notice to the Company from the disclosing person so that the Company may seek, at its sole cost and expense, to prevent such disclosure through an appropriate protective order or other remedy; provided, however, that if a Member or such Member’s affiliate is compelled to disclose Confidential Information pursuant to a request or audit of a governmental regulator or agency, it shall use reasonable efforts to seek confidential treatment of the disclosure of such Confidential Information and notice of such disclosure shall be provided as promptly as practicable, (iii) as authorized in writing by the Managing Member, or (iv) as required to fulfill the rights and obligations of the Members hereunder. Each Member agrees (x) to only disclose Confidential Information to its affiliates or representatives under clause (i) above after informing such persons of the confidential nature of such Confidential Information, (y) to direct and cause such persons to use and hold such Confidential Information in accordance with the terms of this Agreement, and (z) that such Member shall be responsible for any use or disclosure of Confidential Information by such persons. Each Member shall not use any Confidential Information to the detriment of the Company.

26. Amendments to the Agreement. This Agreement may be amended in writing at any time by the Managing Member and any such amendment shall be binding on all of the Members. The Company shall provide a copy of any such amendment to each Member.

27. Successors and Assigns. Subject to the provisions hereof imposing limitations and conditions upon the transfer of Interests in the Company, all of the provisions hereof shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

28. Entire Agreement; Third Party Beneficiaries. This Agreement supersedes all prior discussions and agreements between the Members with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement between the Members with respect to the matters covered hereby. This Agreement is made solely and specifically among and for the benefit of the Members, and their respective successors and permitted assigns subject to the express provisions hereof relating to successors and assigns, and no other person (other than Covered Persons) will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

29. Invalidity. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this Agreement shall be held to be illegal, invalid or unenforceable, it is the intention of the Members that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision of this Agreement.

30. Waiver. No failure on the part of any Member hereto to exercise, and no delay in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy by any such Member preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. No express waiver or assent by any Member hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.

31. Remedies Cumulative. Each right, power and remedy provided herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise by any Member of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such Member of any or all of such other rights, powers and remedies.

32. Further Assurances. The Members hereby agree to take such further actions and execute and deliver to the other such further documents, as may be reasonably necessary or convenient from time to time to more effectively carry out the intent and purposes of this Agreement and to establish and protect the interests, rights and remedies created or intended to be created hereunder.

33. Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been properly given and delivered if in writing by such Member or its legal representative and delivered personally or sent by electronic mail, nationally recognized overnight courier service guaranteeing overnight delivery, or registered or certified mail, postage prepaid, addressed as indicated for each Member in the books and records of the Company. Unless otherwise specified herein, such notices or other communications shall be deemed given (a) on the date delivered, if delivered personally, (b) one business day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, (c) on the date delivered, if delivered by electronic mail during business hours (or one business day after the date of delivery if delivered after business hours) and (d) five business days after being sent, if sent by registered or certified mail. Each of the Members hereto shall be entitled to specify a different address by delivering notice as aforesaid to the Managing Member, who shall update the books and records of the Company accordingly.

34. Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to choice of law principles.

35. Disputes; Arbitration. The Members agree that in the event of any dispute or disagreement between or among any of them arising out of, relating to, or in connection with this Agreement, the Members shall use their best efforts to resolve any such dispute by good-faith negotiation and mutual agreement. The Members shall meet at a mutually convenient time and place to attempt to resolve any such dispute. If the disputing Members are unable to resolve the dispute through these negotiations within thirty (30) days following receipt of the initial notice of such dispute, then any dispute arising out of or relating to this Agreement (including, without limitation, statutory claims and with respect to the determination of the scope or applicability of this agreement to arbitrate), shall be submitted to arbitration before one (1) neutral arbitrator at JAMS in New York, New York pursuant to the JAMS Comprehensive Arbitration Rules and Procedures. Each party will bear its own expenses. For injunctive relief, it is agreed that any court of competent jurisdiction in New York, New York may also entertain an application by any party. The parties further agree that no demand for punitive damages shall be made in any arbitration proceeding and that the arbitrators shall not have the power to award punitive damages in any such proceeding. Any award of the arbitrator shall be final and binding on the parties, subject only to such right of review that may lie under applicable law, and may be entered and enforced in any court having jurisdiction thereof. Each party hereby agrees that the existence of any such arbitration, the pleadings, any materials submitted or exchanged in discovery, as well as any testimony, and any decision, award or settlement and the terms thereof shall be confidential (“Confidential Arbitration Materials”) and shall not be disclosed to any third party except: (a) as required by law, rule or regulation; (b) to such party’s directors, managers, officers, employees, financial or tax advisors, attorneys, accountants, agents and other representatives, and only then after securing their agreement to keep such information confidential, or (c) in connection with an action or proceeding to enforce or vacate such award, provided that the parties shall take all reasonable steps to protect the confidentiality of such Confidential Arbitration Materials.

36. Legal Counsel; Limited Scope of Representation. This Agreement was prepared by Seward & Kissel LLP (“S&K”), as counsel to the Company, at the direction of the Company in connection with the negotiation, preparation, execution and delivery of this Agreement, and that S&K (or any successor thereof) may serve as counsel to the Company and its affiliates in connection with any litigation, arbitration, claim or obligation arising out of or relating to this Agreement. Each Member acknowledges that it has reviewed the contents of this Agreement and fully understands its terms. Each Member acknowledges that it is fully aware of its right to the advice of counsel independent from that of the Company, that it was advised that a conflict exists among the Members with respect to this Agreement and that such interests may presently and in the future be adverse, and that it should seek the advice of independent counsel, and that it has had the opportunity to seek the advice of independent counsel. Each Member further acknowledges that S&K has provided no advice or representations to it regarding the tax consequences of this Agreement to it or any other matter, and that it has been advised to seek the advice and consultation of its own personal tax advisers with respect to such tax consequences. Each Member, by executing this Agreement, represents that it has, after being advised of the potential conflicts among the Members with respect to the future consequences of this Agreement, either consulted independent legal counsel or elected, notwithstanding the advice, not to consult such independent legal counsel.

37. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The word “including” shall mean “including, without limitation” regardless of whether such words are included in some contexts but not others. Any reference in this Agreement to “$” is to U.S. Dollars. The words “herein,” “hereof,” “hereby,” “hereto,” “hereinafter,” and other words of similar import refer to this Agreement as a whole, including the Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. The Exhibits to this Agreement are incorporated into, and form an integral part of, this Agreement. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a date that is not a business day, then such payment or action shall be made or taken on the next business day. Any reference to the Internal Revenue Code, the Treasury Regulations, the Act or other statutes or laws will include (a) all amendments, modifications or replacements thereof or of the specified sections and provisions concerned as in effect from time to time, and (b) all rules and regulations promulgated thereunder. For purposes of this Agreement, (i) the defined terms herein shall apply equally to both the singular and plural forms of such terms, (ii) reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, (iii) any pronoun shall include the corresponding masculine, feminine and neuter forms, (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, (v) the headings of particular sections are inserted only for convenience and shall not be construed as a part of this Agreement or a limitation on the scope of any of the terms or provisions of this Agreement, (vi) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement, (vii) “or” is used in the inclusive sense of “and/or” and (viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. With respect to any vote, consent or approval of the Managing Member under this Agreement, and except as otherwise expressly provided in this Agreement, the Managing Member may grant or withhold such vote, consent or approval (w) in its sole and absolute discretion, (x) with or without cause, (y) subject to such conditions as it shall deem appropriate, and (z) without taking into account the interests of, and without incurring liability to, the Company, any Member, or any Officer or employee of the Company.

38. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be transmitted by facsimile, pdf or email and signatures so transmitted will be deemed to be duly delivered original signatures.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amended and Restated Limited Liability Company Agreement as of the day and year first written above.

MEMBERS:

-Signature page to Amended and Restated Limited Liability Company Agreement-

ALVARIUM TIEDEMANN CAPITAL, LLC

EXHIBIT A

Members and Units

Member	Class B Units

Exhibit C

Distribution Agreement

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”), dated as of [ ] [ ], 202[ ] (the “Effective Date”), is entered into by and among Alvarium Tiedemann Capital, LLC (the “Member”), TIG Trinity Management, LLC (“TIG Trinity Management”) and TIG Trinity GP, LLC (“TIG Trinity GP” and together with TIG Trinity Management, each a “TIG Entity” and collectively, the “TIG Entities”).

W I T N E S S E T H:

WHEREAS, the Member is the owner of all of the limited liability company interests in each of the TIG Entities;

WHEREAS, TIG Trinity Management owns 2,092 Class A common shares of Romspen Investment Corporation (the “Romspen Shares”) and a 19.99% Class T Interest in Zebedee Capital Partners LLP (the “Zebedee Interests”);

WHEREAS, TIG Trinity GP owns Class S1 Shares, 2.027472527 Class M Shares and 1 Class P Share in Arkkan Opportunities Fund Ltd. (the “Arkkan Shares” and together with the Romspen Shares and the Zebedee Interests, collectively, the “Interests”);

WHEREAS, the TIG Entities wish to distribute the Interests to the Member and the Member wishes to receive the Interests;

NOW, THEREFORE, in consideration of the aforesaid distribution and other good and valuable consideration, the receipt and sufficiently of which is hereby acknowledged, the parties do hereby covenant and agree each with the other as follows:

1. Distribution. The TIG Entities hereby distribute the Interests to the Member and the Member hereby accepts the Interests (the “Distribution”).

2. Representations and Warranties. Each of the TIG Entities represents and warrants as follows: (a) it is the legal and beneficial owner of its respective Interests, and has good and valid title to such Interests, free and clear of any and all liens or encumbrances; (b) it has all necessary power and authority to enter into this Agreement and to perform all the obligations to be performed by it hereunder; (c) this Agreement has been duly executed and delivered by it; and (d) this Agreement constitutes the legal, valid, and binding obligation of such Member enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles.

3. Further Assurances. The parties agree to execute and deliver such other instruments and agreements and to take such actions as may reasonably be necessary to effect the transactions contemplated under this Agreement.

4. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

6. Amendments. This Agreement may only be amended by a written instrument signed by all of the parties hereto.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the law of Delaware without regard to its conflicts of law doctrines.

8. Counterparts. This Agreement may be executed, including execution by electronic or pdf transmission, in more than one counterpart with the same effect as if the parties executing the several counterparts had all executed one counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Distribution Agreement effective as of the day and year first set forth above.

TIG TRINITY MANAGEMENT, LLC

By:
Name:
Title:

TIG TRINITY GP, LLC

By:
Name:
Title:

ALVARIUM TIEDEMANN CAPITAL, LLC

By:
Name:
Title:

Signature page to Distribution Agreement

Exhibit D

Umbrella A&R LLCA

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

ALVARIUM TIEDEMANN CAPITAL, LLC
a Delaware limited liability company

Dated as of [    ] [    ], 202[   ]

THE SECURITIES REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS

ARTICLE I

Definitions

ARTICLE II

Organizational Matters

SECTION 2.01.	Formation of Company	15
SECTION 2.02.	Name	15
SECTION 2.03.	Purpose	15
SECTION 2.04.	Principal Office; Registered Agent	16
SECTION 2.05.	Term	16
SECTION 2.06.	No State-Law Partnership	16

ARTICLE III

Members; Units; Capitalization

ARTICLE IV

Distributions

SECTION 4.01.	Distributions	24

ARTICLE V

Capital Accounts; Allocations; Tax Matters

D-i

ARTICLE VI

Management

ARTICLE VII

Rights and Obligations of Members

ARTICLE VIII

Books, Records, Accounting and Reports, Affirmative Covenants

SECTION 8.01.	Records and Accounting	41
SECTION 8.02.	Fiscal Year	41
SECTION 8.03.	Reports	41

ARTICLE IX

Tax Matters

SECTION 9.01.	Partnership Representative	42
SECTION 9.02.	Section 754 Election	43
SECTION 9.03.	Debt Allocation	43
SECTION 9.04.	Tax Returns	43

D-ii

ARTICLE X

Restrictions on Transfer of Units

ARTICLE XI

Redemption and Exchange

ARTICLE XII

Admission of Members

SECTION 12.01.	Substituted Members	54
SECTION 12.02.	Additional Members	54

ARTICLE XIII

Resignation

SECTION 13.01.	Resignation of Members	55

ARTICLE XIV

Dissolution and Liquidation

D-iii

ARTICLE XV

Valuation

SECTION 15.01.	Determination	57
SECTION 15.02.	Dispute Resolution	57

ARTICLE XVI

General Provisions

Exhibits

Exhibit A	–	Form of Joinder Agreement
Exhibit B	–	Form of Unit Certificate
Exhibit C	–	Officers
Exhibit D	–	Notice of Exchange

D-iv

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ALVARIUM TIEDEMANN CAPITAL, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (together with the Exhibits and Schedules attached hereto and as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), of Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (the “Company”), is entered into effective as of the Effective Date (as defined below), by its Members (as defined below) and [Cartesian Growth Corporation], a Delaware corporation, in its role as Manager (together with its successors and permitted assigns, the “Corporation”).

RECITALS

Capitalized terms used in these recitals without definition have the meanings set forth in Article I.

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to and in accordance with the Delaware Act by the filing of the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware on August 11, 2021, and the entering into of the Limited Liability Company Agreement of the Company by Michael Tiedemann, as the sole member of the Company, effective as of such date (the “Original Agreement”);

WHEREAS, in accordance with and pursuant to the Reorganization Plan (as defined in the Business Combination Agreement, dated as of September 19, 2021, by and among Cartesian Growth Corporation, Rook MS LLC, Alvarium Investments Limited, Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT”), and the Company (the “BCA”)), and pursuant to Capital Contribution Agreements (as defined in the First Amendment (as defined below)), the members of TWMH, TIG GP and TIG MGMT contributed all of their limited liability company interests in TWMH, TIG GP and TIG MGMT to the Company in consideration of the Company’s issuance to such members of Class B Units (as defined in the First Amendment) and the Original Agreement was amended and restated by that certain Amended and Restated Limited Liability Company Agreement of the Company entered into effective as of [ ] [ ], 2021 (the “First Amendment”);

WHEREAS, pursuant to the BCA, upon the Umbrella Merger Effective Time (as defined in the BCA) and by virtue of the Umbrella Merger (as defined in the BCA), (a) Class B Units (as defined in the First Amendment) outstanding immediately prior to the Umbrella Merger Effective Time were converted into and became the right to receive, among other consideration provided in the BCA, shares of Class B Common Stock and Class B Common Units, (b) limited liability company interests of Umbrella Merger Sub (as defined in the BCA) held by the Corporation immediately prior to the Umbrella Merger Effective Time were converted into and became Class A Common Units and (c) effected, in accordance with Section 18-209(f) of the Delaware Act, the adoption of this Agreement as the new limited liability company for the Company, as the Umbrella Merger Surviving Company (as defined in the BCA);

WHEREAS, following the Umbrella Merger Effective Time (as defined in the BCA), the SPAC will enter into the Alvarium Contribution Agreement (as defined in the BCA) pursuant to which, among other things, the Corporation will effect the Alvarium Contribution (as defined in the BCA); and

WHEREAS, the Members desire continue the Company as a limited liability company under the Delaware Act.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Manager, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition and the definition of Majority Members, “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or otherwise).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Appraisers” has the meaning set forth in Section 15.02.

“Assignee” means a Person to whom a Company Interest has been Transferred in accordance with this Agreement but who has not been admitted as a Member pursuant to Article XII.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“BCA” has the meaning set forth in the recitals to this Agreement.

“Book Value” means with respect to any property (other than money), such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i) the initial Book Value of any such property contributed by a Member to the Company shall be the gross fair market value of such property, as reasonably determined by the Manager;

(ii) the Book Values of all such properties shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as reasonably determined by the Manager, at the time of any Revaluation pursuant to Section 5.01(c);

(iii) the Book Value of any item of such properties distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such property on the date of Distribution as reasonably determined by the Manager; and

(iv) the Book Values of such properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such properties pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.03(a)(vi); provided, however, that Book Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Book Value of such property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

“Business Combination” means the business combination transaction set forth in the BCA.

“Business Combination Date Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of immediately following the Business Combination, the amount or deemed value of which is set forth on the Schedule of Members.

“Business Day” means any day except a Saturday, a Sunday or a day on which the SEC or banks in the City of New York or the State of Delaware are authorized or required by Law to be closed.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company.

“Cash Exchange Payment” means an amount in U.S. dollars equal to the product of (a) the number of applicable Paired Interests multiplied by, (b) the sale price of Class A Common Stock in a private sale or the price to the public of Class A Common Stock in a public offering as set forth in Section 11.01.

“Certificate” means the initial Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware in accordance with the Delaware Act, as such Certificate of Formation has been or may be amended or amended and restated from time to time in accordance with the Delaware Act.

“Change of Control Transaction” means (a) a transaction in which a Person or Group acquires beneficial ownership of more than fifty percent (50%) of the outstanding Units, other than a transaction pursuant to which the holders of beneficial ownership of Units immediately prior to the transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the Units or the equity of any successor, surviving entity or direct or indirect parent of the Company, in either case, immediately following the transaction or (b) a transaction in which the Company issues Units representing more than fifty percent (50%) of the then outstanding Units, in either case, whether by merger, other business combination or otherwise.

“Class A Common Stock” means shares of Class A Common Stock of the Corporation.

“Class A Common Units” means the Units designated as “Class A Common” Units pursuant to this Agreement.

“Class B Common Stock” means shares of Class B Common Stock of the Corporation.

“Class B Common Units” means the Units designated as “Class B Common” Units pursuant to this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Common Stock and the Class B Common Stock, collectively.

“Common Units” means the Units that are designated as “Common” Units pursuant to this Agreement and includes the Class A Common Units and the Class B Common Units.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Interest” means, with respect to any Member or Assignee, such Member’s or Assignee’s, as applicable, entire limited liability company interest in the Company, including such Member’s or Assignee’s, as applicable, share of the profits and losses of the Company and such Member’s or Assignee’s right to receive Distributions of the Company’s assets.

“Company Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Corporate Charter” means the Certificate of Incorporation of the Corporation, as the same may be amended or amended from time to time in accordance with applicable Law.

“Corporate Offer” has the meaning set forth in Section 11.04(a).

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and permitted assigns.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as it may be amended from time to time, and any successor thereto.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Book Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.

“Deliverable Common Stock” means with respect to Paired Interests, Class A Common Stock.

“Designation” and “Designations” have the meanings set forth in Section 3.01(b)(iv).

“Disregarded Shares” has the meaning set forth in Section 3.03(a).

“Distribution” means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any dividend or subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units; or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Section 731, 732, or 733 or other applicable provisions of the Code.

“D&O Indemnitee” has the meaning set forth in Section 6.09(d).

“Economic Common Stock” means shares of Class A Common Stock.

“Effective Date” means the Umbrella Merger Effective Time (as defined in the BCA).

“Encumbrance” means any security interest, pledge, mortgage, lien or other material encumbrance, except for restrictions arising under applicable securities Laws.

“Equity Plan” means any option, stock, unit, stock unit, appreciation right, phantom equity or other equity or equity-based compensation plan, program, agreement or arrangement, in each case now or hereafter adopted by the Corporation.

“Equity Securities” means (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or series thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and series of Units and other equity interests in the Company or any Subsidiary of the Company), (b) other securities or interests (including evidences of indebtedness) convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company.

“Event of Withdrawal” means the bankruptcy (as set forth in Sections 18-101(1) and Section 18-304 of the Delaware Act) or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulation Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Section 336 or 338 of the Code or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

“Exchange” has the meaning set forth in Section 11.01.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future Law.

“Exchange Agent” has the meaning set forth in Section 11.02(a).

“Exchange Date” means the second Business Day immediately following the receipt of the Notice of Exchange by the Corporation, unless otherwise set forth in the applicable Notice of Exchange, as permitted under Section 11.02(b).

“Exchange Rate” means with respect to Paired Interests, the number of shares of Class A Common Stock for which one Paired Interest is entitled to be Exchanged. On the date of this Agreement, the Exchange Rate for the purposes of the Paired Interests shall be one (1), subject to adjustment pursuant to Section 11.03 of this Agreement.

“Exchanging Holder” means a Holder effecting an Exchange pursuant to this Agreement.

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.

“Family Member” has the meaning set forth in Section 10.02.

“First Amendment” has the meaning set forth in the recitals to this Agreement.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Former TIG Members” means those Members of the Company that prior to the Effective Date (as defined in the First Amendment) were members of TIG MGMT and TIG GP.

“Former TWMH Members” means those Members of the Company that prior to Effective Date (as defined in the First Amendment) were members of TWMH.

“Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Units, including groups of Persons that would be required if the Company is subject to Section 13, 14 or 15(d) of the Exchange Act, Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

“Highest Member Tax Amount” means the Member receiving the greatest proportionate allocation of taxable income attributable to its ownership of the Company in the applicable tax period (or portion thereof) (including as a result of the application of Section 704(c) of the Code or otherwise), and calculated by multiplying (x) the aggregate taxable income allocated to such Member (excluding the tax consequences resulting from any adjustment under Sections 743(b) and 734(b) of the Code in such applicable taxable period (or portion thereof), by (y) the Tax Rate.

“Holder” means any Member holding Class B Units and shares of Class B Common Stock, in its capacity as such, other than the Corporation.

“Imputed Underpayment Amount” has the meaning set forth in Section 9.01(b).

“Indemnified Person” has the meaning set forth in Section 6.09(a).

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.

“Majority Members” means the Members (which, for the avoidance of doubt, may include the entity that is also the Manager in its capacity as a Member) holding a majority of the Voting Units then outstanding.

“Manager” means the Corporation as the sole “manager” of the Company, and includes any successor thereto designated pursuant to Section 6.04, in its capacity as a manager of the Company. The Manager shall be, and hereby is, designated as a “manager” within the meaning of Section 18-101(10) of the Delaware Act.

“Member” means, as of any date of determination, (a) each Person admitted as a member of the Company pursuant to Section 3.01 and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, in each case, in such Person’s capacity as a member of the Company and only so long as such Person is shown on the Company’s books and records, including the Schedule of Members, as the owner of one or more Units.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be treated as deductible items;

(iii)   in the event the Book Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Book Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income or Net Loss;

(iv)   gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(vi)   to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii)    notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Sections 5.03 and 5.04 shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 5.03 and 5.04 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Notice” has the meaning set forth in Section 16.05.

“Notice of Exchange” has the meaning set forth in Section 11.02(a).

“Officer” has the meaning set forth in Section 6.07(b).

“Original Agreement” has the meaning set forth in the recitals to this Agreement.

“Other Agreements” has the meaning set forth in Section 10.04.

“Paired Interest” means one Class B Common Unit (or other Unit into which such Class B Common Unit shall have been converted or exchanged in accordance with this Agreement after the Effective Date), together with one share of Class B Common Stock, subject adjustment pursuant to Section 11.03(a).

“Partnership Audit Provisions” means Title XI, Section 1101, of the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law).

“Partnership Representative” has the meaning set forth in Section 9.01(a).

“Pass-Thru Tax” means an income tax imposed on the Company by a state for which Members receive a full or partial credit against their income tax liability in such state for the amount of such tax paid by the Company, including, without limitation, the New York Pass-Through Entity Tax.

“Percentage Interest” means, with respect to any Member, a fractional amount, expressed as a percentage: (a) the numerator of which is the aggregate number of Class A Common Units and Class B Common Units owned of record thereby and (b) the denominator of which is the aggregate number of Class A Common Units and Class B Common Units issued and outstanding. The sum of the outstanding Percentage Interests of all Members shall at all times equal one hundred percent (100%).

“Permitted Transfer” and “Permitted Transferee” have the meanings set forth in Section 10.02.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Pre-Closing Incentive Income Measurement Period” means the measurement period that began prior to the Effective Date and ends on or after the Effective Date over which any applicable TIG Incentive Income is assessed.

“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding, and other terms with similar meanings, when used in the context of a number of Units relative to other Units, means as amongst an individual class or series of Units, pro rata based upon the number of such Units within such class or series of Units.

“Revaluation” has the meaning set forth in Section 5.01(c).

“Schedule of Members” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Exchange” has the meaning set forth in Section 11.01(b).

“Share Settlement” means a number of shares of Class A Common Stock equal to the number of Class B Common Units constituting Units that are subject to an Exchange.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited partnership, partnership, trust or other entity with respect to which such Person has the power, directly or indirectly through one or more intermediaries, to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or management committee or similar governing body or entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” has the meaning set forth in Section 12.01.

“Tax Amount” means the Highest Member Tax Amount divided by the Percentage Interest of the Member described in the definition of “Highest Member Tax Amount”.

“Tax Distribution” means a distribution made by the Company pursuant to Section 4.01(e)(i), Section 4.01(e)(ii) or Section 4.01(e)(iv) or a distribution made by the Company pursuant to another provision of Section 4.01 but designated as a Tax Distribution pursuant to Section 4.01(e)(iii).

“Tax Distribution Amount” means, with respect to a Member’s Units, whichever of the following applies with respect to the applicable Tax Distribution, in each case in amount not less than zero:

(i) With respect to a Tax Distribution pursuant to Section 4.01(e)(i), the excess, if any, of (A) such Member’s required annualized income installment for such estimated payment date under Section 6655(e) of the Code, assuming that (x) such Member is a corporation (which assumption, for the avoidance of doubt, shall not affect the determination of the Tax Rate), (y) Section 6655(e)(2)(C)(ii) is in effect and (z) such Member’s only income is from the Company, which amount shall be calculated based on the projections believed by the Manager in good faith to be, reasonable projections of the product of (1) the Tax Amount and (2) such Member’s Percentage Interest over (B) the aggregate amount of Tax Distributions designated by the Company pursuant to Section 4.01(e)(ii) with respect to such Units since the date of the previous Tax Distribution pursuant to Section 4.01(e)(i) (or if no such Tax Distribution was required to be made, the date such Tax Distribution would have been made pursuant to Section 4.01(e)(i)).

(ii) With respect to a Tax Distribution pursuant to Section 4.01(e)(ii), the amount described in such Section.

(iii)   With respect to the designation of an amount as a Tax Distribution pursuant to Section 4.01(e)(iii), the product of (x) the Tax Amount projected, in the good faith belief of the Manager, during the period since the date of the previous Tax Distribution (or, if more recent, the date that the previous Tax Distribution pursuant to Section 4.01(e)(i) would have been made or, in the case of the first Distribution pursuant to Section 4.01(b), the date of this Agreement) and (y) such Member’s Percentage Interest.

(iv)   With respect to an entire Fiscal Year to be calculated for purposes of Section 4.01(e)(iv), the excess, if any, of (A) the product of (x) the Tax Amount for the relevant Fiscal Year and (y) such Member’s Percentage Interest, over (B) the aggregate amount of Tax Distributions (other than Tax Distributions under Section 4.01(e)(iv) with respect to a prior Fiscal Year) with respect to such Units made with respect to such Fiscal Year.

“Tax Rate” means the highest marginal federal, state and local tax rate for an individual or corporation that is resident in New York City applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for U.S. federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code or Section 164 of the Code, which Tax Rate shall be the same for all Members. Any Tax Rate shall be appropriately adjusted by the Company to take into account the payment by the Company of any Pass-Thru Tax.

“Tax Receivable Agreement” means the Tax Receivable Agreement by and among the Corporation and the Sellers (as defined therein).

“Taxable Year” means the Company’s Fiscal Year as set forth in Section 8.02, which, where the context requires, may include a portion of a Taxable Year established by the Company to the extent permitted or required by Section 706 of the Code.

“TIG Fee Amount” means an amount equal to the product of (a) any TIG Fee Income, multiplied by (b) the quotient of (i) the number of days in the applicable calendar quarter that fall on or before the Effective Date divided by (ii) ninety (90).

“TIG Fee Income” means any management fees, and/or any other fees, compensation or similar amounts payable (other than TIG Incentive Income) with respect to the calendar quarter during which the Effective Date occurs and received by the Company from any TIG Fee Vehicle after the Effective Date.

“TIG Fee Vehicle” means any fund, account or investment vehicle for which TIG MGMT, TIG GP or any subsidiary or entity owned directly or indirectly by TIG MGMT or TIG GP is entitled to receive any management fees, and/or any other fees, compensation or similar amounts payable (other than TIG Incentive Income).

“TIG GP” has the meaning set forth in the recitals to this Agreement.

“TIG Incentive Amount” means an amount equal to the product of (a) any crystalized TIG Incentive Income, multiplied by (b) the quotient of (i) the number of days in the applicable Pre-Closing Incentive Income Measurement Period that fall on or before the Effective Date divided by (ii) the total number of days in the applicable Pre-Closing Incentive Income Measurement Period.

“TIG Incentive Income” means any incentive fee, incentive allocation, performance fee, performance allocation, carried interest or similar amount that is accrued but unrealized as of the Effective Date and received by the Company from a TIG Incentive Vehicle after the Effective Date.

“TIG Incentive Vehicle” means any fund, account or investment vehicle for which TIG MGMT, TIG GP or any Subsidiary or entity owned directly or indirectly by TIG MGMT or TIG GP is entitled to receive an incentive fee, incentive allocation, performance fee, performance allocation, carried interest or similar amount.

“TIG MGMT” has the meaning set forth in the recitals to this Agreement.

“Trading Day” means a day on which the principal securities exchange on which the Class A Common Stock is traded or quoted is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with correlative meanings, “Transferring” and “Transferred”) means any sale, assignment, transfer, distribution or other disposition thereof, or other conveyance, creation, incurrence or assumption of a legal or beneficial interest therein, or a participation or Encumbrance therein, or creation of a short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instrument, whether directly or indirectly, whether voluntarily or by operation of Law, whether in a single transaction or series of related transactions and whether to a single Person or Group (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law), of (a) any interest (legal or beneficial) in any Equity Securities or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.

“Treasury Regulations” mean the regulations promulgated under the Code, as amended from time to time.

“TWMH” has the meaning set forth in the recitals to this Agreement.

“TWMH Fee Amount” means an amount equal to the product of (a) any TWMH Fee Income, multiplied by (b) the quotient of (i) the number of days in the applicable calendar quarter that fall on or before the Effective Date divided by (ii) ninety (90).

“TWMH Fee Income” means any management fees, and/or any other fees, compensation or similar amounts payable with respect to the calendar quarter during which the Effective Date occurs and received by the Company from any TWMH Fee Vehicle after the Effective Date.

“TWMH Fee Vehicle” means any fund, account or investment vehicle for which Tiedemann Wealth Management Holdings, LLC or any subsidiary or entity owned directly or indirectly by Tiedemann Wealth Management Holdings, LLC is entitled to receive amounts that constitute any management fees, and/or any other fees, compensation or similar amounts payable.

“Unit” means a Unit of Company Interest as established pursuant to Section 3.02; provided, however, that any class or series of Units issued shall provide the members of the Company holding such Units with the relative rights, powers and duties in respect of such Units set forth in this Agreement, and the relative rights, powers and duties of the members of the Company holding such class or series of Units, in respect of such Units, shall be determined in accordance with such relative rights, powers and duties. The members of the Company holding Units in a particular class or series of Units shall be treated as a class or series of Members in respect of the relative rights, powers and duties associated with such class or series of Units.

“Unit Certificate” has the meaning set forth in Section 3.05(c).

“Unvested Corporate Shares” means shares of restricted Class A Common Stock issued pursuant to an Equity Plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto.

“Vested Corporate Shares” means the shares of Class A Common Stock issued pursuant to an Equity Plan that are vested pursuant to the terms thereof or any award or similar agreement relating thereto.

“Voting Units” means (a) the Class A Common Units and Class B Common Units and (b) any other class or group of Units designated as “Voting Units” pursuant to this Agreement, the Members holding which are entitled to vote on any matter presented to the Members generally under this Agreement for approval; provided that (i) no vote by the Members holding Voting Units shall have the power to override any action taken by the Manager (unless the prior approval of the Members holding such Voting Units is required for such action), or to remove or replace the Manager, (ii) the Members, in such capacity, have no ability to take part in the conduct or control of the Company’s business, and (iii) notwithstanding any vote by Members under this Agreement, the Manager shall retain exclusive management power over the business and affairs of the Company in accordance with Section 6.01(a).

“Withholding Advances” has the meaning set forth in Section 5.05(b).

ARTICLE II

Organizational Matters

SECTION 2.01.   Formation of Company.

(a) Michael Fastert, as an “authorized person” within the meaning of the Delaware Act has executed, delivered and filed the initial Certificate with the Secretary of State of the State of Delaware on August 11, 2021. From and after the effectiveness of the First Amendment, the Managing Member (as defined in the First Amendment) was designated as an “authorized person” within the meaning of the Delaware Act and has executed, delivered and filed the Certificate of Umbrella Merger (as defined in the BCA) with the Secretary of State of the State of Delaware. Upon the Effective Date, the Manager and each Officer thereupon became designated as an “authorized person” within the meaning of the Delaware Act, and each shall continue as a designated “authorized person” within the meaning of the Delaware Act.

(b) The Company, and the Manager and any Officer, for, in the name of and on behalf of the Company, may perform under and consummate the transactions contemplated by the BCA, and all documents, agreements, certificates or instruments contemplated thereby or related thereto, all without any further act, vote, approval or consent of any Member or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law. The foregoing authorization shall not be deemed a restriction on the Manager or any Officer to enter into any agreements on behalf of the Company otherwise permitted by this Agreement.

SECTION 2.02.   Name. The name of the Company shall be “Alvarium Tiedemann Capital, LLC”. The Manager in its sole discretion may change the name of the Company at any time and from time to time, which name change shall be effective upon the filing of a Certificate of Amendment of the Certificate of Formation of the Company or an Amended and Restated Certificate of Formation of the Company with the Secretary of State of the State of Delaware and shall not require an amendment to this Agreement. Notification of any such change shall be given to all of the Members and, to the extent practicable, to all of the holders of any Equity Securities of the Company then outstanding. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

SECTION 2.03.   Purpose. The purpose of the Company shall be to engage in any lawful act or activity for which limited liability companies may be organized under the Delaware Act, and engaging in any and all activities necessary or incidental to the foregoing.

SECTION 2.04.   Principal Office; Registered Agent. The principal office of the Company shall be at [ ], or such other place as the Manager may from time to time designate. The initial registered agent for service of process on the Company in the State of Delaware, and the address of such agent, shall be c/o Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808. The Manager may from time to time change the Company’s registered agent, and the address of such agent, in the State of Delaware, which change in registered agent and address shall be effective upon the filing of a Certificate of Amendment of the Certificate of Formation of the Company or an Amended and Restated Certificate of Formation of the Company with the Secretary of State of the State of Delaware and shall not require an amendment to this Agreement.

SECTION 2.05.   Term. The term of the Company commenced upon the filing of the Certificate and shall continue in existence until termination of the Company in accordance with the provisions of Section 14.04 and the Delaware Act.

SECTION 2.06.   No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership or a limited liability partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last three sentences of this Section 2.06, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes. Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such tax treatment. The Manager shall not take any action that could reasonably be expected to cause the Company to be treated as a corporation for U.S. federal and, if applicable, state and local income tax purposes.

ARTICLE III

Members; Units; Capitalization

SECTION 3.01.   Members.

(a) Michael Tiedemann was, upon his execution of a counterpart signature page to the Original Agreement, admitted as a member of the Company effective as of the time of the filing of the initial Certificate with the Secretary of State of the State of Delaware, continues to be a member of the Company as of the Effective Date, and is listed on the Schedule of Members as of the Effective Date. Each Person (other than Michael Tiedemann) listed on Exhibit A to the First Amendment was, upon such Person’s execution of a counterpart signature page to the First Amendment, admitted as a member of the Company effective as of the Effective Date (as defined in the First Amendment), continues to be a member of the Company as of the Effective Date, and is listed on the Schedule of Members as of the Effective Date. The Corporation was, upon its execution of a counterpart signature page to this Agreement, admitted as a member of the Company effective as of the Effective Date and is listed on the Schedule of Members as of the Effective Date.

(b) Each Member is deemed to have made a Capital Contribution to the Company in consideration of the issuance of the number of Units set forth opposite such Member’s name on the Schedule of Members either (i) in the case of the Company, in connection with the Umbrella Merger (as defined in the BCA) and the Alvarium Contribution (as defined in the BCA), and (ii) in the case of each Member other than the Company, in connection with the Umbrella Merger.

(c) The Company shall maintain a schedule of Members setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class or series of outstanding Units held by each Member; and (iii) the Capital Account balance of each Member (such schedule, the “Schedule of Members”). To the fullest extent permitted by the Delaware Act or other applicable Law and subject to Sections 3.03, 3.04, 3.09 and 3.10, (A) the Schedule of Members shall be the definitive record of the outstanding Units, the ownership of each outstanding Unit and all relevant information with respect to each Member, (B) any reference in this Agreement to the Schedule of Members shall be deemed a reference to the Schedule of Members as amended, updated or amended and restated and as in effect from time to time, and (C) Company shall be entitled to recognize the exclusive right of a Person registered on the Schedule of Members as the owner of the outstanding Units shown on the Schedule of Members for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof.

(d) Upon any change in the number or ownership of outstanding Units or a change in Members (whether upon an issuance of Units, a conversion of Units into a different number of Units, a reclassification, subdivision, combination or cancellation of Units, a Transfer of Units, a repurchase or redemption or an exchange of Units, a resignation of a Member or otherwise), in each case, in accordance with this Agreement, (i) the Schedule of Members shall automatically be deemed (notwithstanding the failure of the Officers to take the action described in clause (ii) below) to be amended or updated to reflect such change, and (ii) the Officers shall promptly amend, update or amend and restate the Schedule of Members to reflect such change, all without further act, vote, approval or consent of the Manager, Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.

(e) No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Company or borrow any money or property from the Company.

SECTION 3.02.   Units.

(a) Company Interest. Each Company Interest shall be represented by a “Unit”.

(b) Units.

(i) The Class A Common Units shall be Common Units issued and held solely by the Corporation and are hereby designated as “Voting Units.” There shall be an unlimited number of Class A Common Units authorized for issuance by the Company. As of the date of this Agreement, [ ] Class A Common Units are issued and outstanding.

(ii) The Class B Common Units shall be Common Units issued and held solely by Members other than the Corporation, shall, along with the shares of Class B Common Stock held in tandem with the Class B Common Units, be entitled to shares of Class A Common Stock in Share Settlement and are hereby designated as “Voting Units.” There shall be an unlimited number of Class B Common Units authorized for issuance by the Company. As of the date of this Agreement, [ ] Class B Common Units are issued and outstanding.

(iii)   Subject to the affirmative consent or approval of the Majority Members, the Manager is hereby expressly authorized, by resolution or resolutions thereof (as the same may be amended or amended and restated, each, a “Designation” and more than one, the “Designations”), to authorize, create and provide for one or more classes or series of Units and, with respect to each such class or series of Units, to fix the designation of such class or series of Units, the rights, powers and duties of the Members holding such class or series of Units, which rights, powers and duties, if any, of the Members holding such class or series of Units may different from those of the Members holding any or all other classes or series of Units at any time outstanding, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law. A Designation shall constitute an amendment to and become part of this Agreement at the time provided in such Designation and shall have the effect of establishing rights, powers and duties under, or altering, amending or supplementing the terms and conditions of, this Agreement, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.

(c) Issuance of Additional Units. The Company, and the Manager, for, in the name of and on behalf of the Company, (i) shall issue additional Class B Common Units (and the Corporation shall issue additional shares of Class B Common Stock) as either TWMH Members Earn-Out Consideration or TIG Entities Members Earn-Out Consideration (as each term is defined in the BCA), as applicable, as provided in the BCA and (ii) may issue one or more Units at any time and from time to time, to any such Person or Persons, in consideration of such Person’s or Persons’ making of a Capital Contribution or Capital Contributions having an agreed value or agreed values and on such other terms and conditions, in each case, as the Manager shall, in its sole discretion, determine by resolution or resolutions thereof, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law; provided, however, that in the case of the issuance of one or more Class B Common Units pursuant to the aforesaid clause (ii), the Corporation shall issue an equivalent number of shares of Class B Common Stock in consideration for such consideration permitted by applicable Law as determined by the board of directors of the Corporation.

SECTION 3.03.   Automatic Conversion of Units.

(a) The Company, the Corporation, the Manager, the Members and any other any other Person that is a party to or is otherwise bound by this Agreement hereby acknowledges and agrees that it is the intention of this Article III to maintain at all times a one-to-one ratio between (i) the number of outstanding Class A Common Units held by the Corporation and (ii) the number of outstanding shares of Economic Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, (A) Unvested Corporate Shares, (B) treasury shares of the Corporation, (C) non-economic voting shares of the Corporation, such as shares Class B Common Stock, and (D) shares of preferred stock or other debt or equity securities (including warrants, options or rights) issued by the Corporation that are convertible into or exercisable or exchangeable for shares of Economic Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, have been contributed by the Corporation to the equity capital of the Company) (clauses (A), (B), (C) and (D), collectively, the “Disregarded Shares”). In the event the Corporation issues shares of Economic Common Stock, transfers or delivers from treasury shares of Economic Common Stock or repurchases or redeems shares of Economic Common Stock, the Company and the Corporation shall undertake all necessary actions (including payments of appropriate consideration by the Corporation to the Company for the issuance to the Corporation of Class A Common Units), such that, after giving effect to all such issuances, transfers or deliveries, repurchases or redemptions, the number of outstanding Class A Common Units owned by the Corporation shall equal, on a one-for-one basis, the number of outstanding shares of Economic Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares.

(b) In the event that the Corporation shall effect a reclassification, subdivision, combination or cancellation of outstanding shares of Economic Common Stock (including a subdivision effected by the Corporation declaring and paying a dividend of Economic Common Stock on outstanding shares of Economic Common Stock), then the number of outstanding Class A Common Units shall automatically be reclassified, subdivided, combined or cancelled in the same manner such that, after giving effect to such reclassification, subdivision, combination or cancellation, the number of outstanding Class A Common Units owned by the Corporation shall equal, on a one-for-one basis, the number of outstanding shares of Economic Common Stock, disregarding for such purposes, the Disregarded Shares, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.

(c) In the event that the Corporation shall issue additional shares of Economic Common Stock, or transfer or deliver from treasury additional shares of Economic Common Stock (including shares issued in respect of preferred stock or other debt or equity securities that are convertible into or exercised for shares of Common Stock), in each case, for cash or other consideration (other than pursuant to Article XI of this Agreement), then the Corporation shall contribute such consideration to the Company as a Capital Contribution and the Company shall issue a number of Class A Common Units to the Corporation that is equal to the number of shares of Economic Common Stock so issued, transferred or delivered, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.

(d) In the event the Corporation issues shares of preferred stock, transfers or delivers from treasury shares of preferred stock or repurchases or redeems shares of the Corporation’s preferred stock, the Company and the Corporation shall undertake all actions, if requested or directed by the Manager, such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) Units in the Company which (in the good faith determination by the Manager) are in the aggregate substantially equivalent in all respects to the outstanding shares of preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed.

(e) The Company shall not undertake any subdivision (by any Class A Common Unit split, Class A Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Class A Common Unit split, reclassification, recapitalization or similar event) of outstanding Class A Common Units owned by the Corporation that is not accompanied by an identical reclassification, subdivision, combination or cancellation of outstanding shares of Economic Common Stock in order to maintain at all times a one-to-one ratio between (i) the number of Class A Common Units owned by the Corporation and (ii) the shares of Economic Common Stock, disregarding for such purpose, the Disregarded Shares, unless such reclassification, subdivision, combination or cancellation is necessary to maintain at all times a one-to-one ratio between the number of Class A Common Units owned by the Corporation and the shares of Economic Common Stock, disregarding for such purpose, the Disregarded Shares.

(f)   Notwithstanding anything in this Agreement to the contrary, the Company, and the Manager, for, in the name of and on behalf of the Company, shall only be permitted to issue additional Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.02(c), this Section 3.03, Section 3.09 and Section 3.10. This Section 3.03(f) shall not restrict the Company from causing a Subsidiary of the Company to issue Equity Securities of such Subsidiary.

SECTION 3.04.   Repurchase or Redemption of Shares of Economic Common Stock. If, at any time, any outstanding shares of Economic Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then a corresponding number of Class A Common Units held by the Corporation shall automatically be redeemed for cash at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Economic Common Stock being repurchased or redeemed by the Corporation (plus any expenses related thereto) and upon such other terms as are the same for the shares of Economic Common Stock being repurchased or redeemed by the Corporation, all without further act, vote, approval or consent of the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law, and the Corporation shall surrender any certificates representing the Class A Common Units so redeemed to the Company duly endorsed in blank. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law or the Manager otherwise has notified the Corporation that the Company does not have funds available for such repurchase or redemption.

SECTION 3.05.   Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more class or series of Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer or any other officer designated by the Manager and represent the number of the class or series of Units held by such holder. Except with respect to each Unit elected to be treated as a “security” as provided in Section 3.05(b), such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the fullest extent permitted by applicable Law. The Manager agrees that it shall not elect to treat any class or series of Unit that is “certificated” pursuant to this Section 3.05(a) as a “security” within the meaning of Article 8 of the Uniform Commercial Code of any applicable jurisdiction unless thereafter all Units of such class or series of Units then outstanding are represented by one or more certificates.

(b) If any class or series of Units are “certificated” pursuant to Section 3.05(a), the Manager may elect to treat each Unit as a “security” within the meaning of, and governed by (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 and the Company shall have “opted-in” to such provisions for the purposes of the Uniform Commercial Code. The Units shall not be considered a “security” for any other purpose unless otherwise expressly provided in this Agreement.

(c) If the Manager authorizes the Company to issue “certificates” with respect to a class or series of Units pursuant to Section 3.05(a) and elects to treat such class or series of Units as “securities” as provided in Section 3.05(b), then the Company shall maintain books for the purpose of registering the transfer of such class a series of Units (which books and records may be the Schedule of Members) and, notwithstanding anything in this Agreement to the contrary, the transfer of any Unit of such class or series shall require the delivery of an endorsed certificate and any transfer of any Unit of such class or series shall not be deemed effective until the transfer is registered in the books and records of the Company (which books and records may be the Schedule of Members). If the Manager authorizes the Company to issue certificates as provided in Section 3.05(a) and elects to treat such class or series of Units as “securities” as provided in Section 3.05(b), then a Unit of the relevant class or series shall be represented by a certificate substantially in the form attached hereto as Exhibit B a “Unit Certificate”, and shall contain substantially the following legend: “THE TRANSFER of this Certificate and the limited liability company interests represented hereby is restricted as provided in the SeCond Amended and Restated Limited Liability Company Agreement of ALVARIUM TIEDEMANN CAPITAL, LLC entered into effective as of [ ] [ ], 202[ ], as the same may be amended or amended and restated from time to time.”

(d) If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

SECTION 3.06.   Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

SECTION 3.07.   No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

SECTION 3.08.   Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(e), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

SECTION 3.09.   Corporation Stock Incentive Plans.

(a) Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, implementing, modifying or terminating any Equity Plan or from issuing Vested Corporate Shares or Unvested Corporate Shares. The Corporation may implement any Equity Plans and any actions taken under such Equity Plans (such as the grant or exercise of options to acquire shares of Class A Common Stock or the issuance of Unvested Corporate Shares), in a manner determined by the Corporation, in accordance with this Section 3.09. The Members, the Manager, the Corporation and any other Person that is a party to or is otherwise bound by this Agreement hereby acknowledge and agree that, in the event that an Equity Plan is adopted, implemented, modified or terminated by the Corporation in a manner that is not in accordance with this Section 3.09, amendments to this Section 3.09 may become necessary or advisable and may be effected by the Manager in good faith without further act, vote, approval or consent of the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law. In the event that shares of Class A Common Stock issued by the Corporation under an Equity Plan become vested pursuant to the terms thereof or any award or similar agreement relating thereto, then the number of outstanding Class A Common Units owned by the Corporation shall automatically be converted into and become that number of outstanding Class A Common Units that would result if a corresponding number of outstanding Class A Common Units were issued to the Corporation, such that the number of outstanding Class A Common Units owned by the Corporation shall equal, on a one-for-one basis, the number of outstanding shares of Class A Common Stock, disregarding for such purposes, the Disregarded Shares, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.

(b) For accounting and tax purposes, the Manager may cause the Company to take the following actions in connection with equity-based awards granted pursuant to an Equity Plan:

(i) in the event that the Corporation incurs any compensation expense in connection with any such award granted to an individual directly or indirectly employed by, or engaged to provide services to, the Corporation as consideration for such employment or services, then the Company may, without duplication of any reimbursement made pursuant to Section 6.06, reimburse or be deemed to reimburse the Corporation for a portion of the compensation expense equal to the amount includible in the taxable income of such individual; and

(ii) at the time any Class A Common Units are issued to the Corporation in accordance with Section 3.03 in connection with any such award granted to an individual who is directly or indirectly employed by, or engaged to provide services to, the Company or any of its Subsidiaries as consideration for such employment or services, then the Company or its applicable Subsidiary may be deemed to (A) purchase a number of shares of Class A Common Stock equal to the number of Common Units issued from the Corporation for their Fair Market Value and (B) transfer the shares of Class A Common Stock includible in such individual’s taxable income to such individual as compensation.

(c) At the time any Class A Common Units are issued to the Corporation in accordance with Section 3.03 in connection with equity-based awards granted pursuant to an Equity Plan, the Corporation shall be deemed to have made a Capital Contribution in exchange for such Class A Common Units in an amount equal to (i) the number of Class A Common Units issued multiplied by (ii) the Fair Market Value of a share of Class A Common Stock on the date upon which the event triggering the issuance of such Class A Common Units occurred; provided that, where applicable, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary that is the recipient of the award holder’s employment or services.

SECTION 3.10.   Dividend Reinvestment Plan, Cash Option Purchase Plan, Equity Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, Equity Plan, stock incentive or other stock or subscription plan or agreement (other than any amounts received in order to satisfy any tax obligations), either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Class A Common Units. Upon such contribution, the Company will issue to the Corporation a number of Class A Common Units equal to the number of new shares of Class A Common Stock so issued.

ARTICLE IV

Distributions

SECTION 4.01.   Distributions.

(a) Distributions Generally. Except as otherwise provided in Section 14.02, Distributions shall be made to the Members as set forth in this Section 4.01. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any Distribution to any Member on account of any Company Interest if such Distribution would violate any applicable Law.

(b) Distributions to the Members. Subject to Section 4.01(e), Section 4.01(f), Section 4.01(g), Section 4.01(h) and Section 4.01(i), at such times and in such amounts as the Manager, in its sole discretion, shall determine, Distributions in cash shall be made to the Members holding Class A Common Units and Class B Common Units, in proportion to their respective Percentage Interests.

(c) Distributions to the Corporation. Notwithstanding the provisions of Section 4.01(b), the Manager, in its sole discretion, may authorize that (i) cash be paid to the Corporation (which payment shall be made without pro rata Distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of shares of Economic Common Stock in accordance with Section 3.04 to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of Units held by the Corporation and (ii) to the extent that the Manager determines that expenses or other obligations of the Corporation are related to its role as the Manager or the business and affairs of the Corporation that are conducted through the Company or any of the Company’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) Distributions may be made to the Corporation (which Distributions shall be made without pro rata Distributions to the other Members) in amounts required for the Corporation to pay (A) operating, administrative and other similar costs incurred by the Corporation, including payments in respect of indebtedness of the Company and preferred stock, to the extent the proceeds are used or will be used by the Corporation to pay expenses or other obligations described in this clause (ii) (in either case only to the extent economically equivalent indebtedness of the Company or Equity Securities of the Company were not issued to the Corporation), payments representing interest with respect to payments not made when due under the terms of the Tax Receivable Agreement and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of the Corporation), (B) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, the Corporation, (C) fees and expenses (including any underwriters discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of the Corporation and (D) other fees and expenses in connection with the maintenance of the existence of the Corporation (including any costs or expenses associated with being a public company listed on a national securities exchange). For the avoidance of doubt, Distributions made under this Section 4.01(c) may not be used to pay or facilitate dividends or distributions on the Common Stock and must be used solely for one of the express purposes set forth under clause (i) or (ii) of the immediately preceding sentence.

(d) Distributions in Kind. Any Distributions in kind shall be made at such times and in such amounts as the Manager, in its sole discretion, shall determine based on their Fair Market Value as determined by the Manager in the same proportions as if distributed in accordance with Section 4.01(b), with all Members participating in proportion to their respective Percentage Interests.

(e) Tax Distributions.

(i) Notwithstanding any other provision of this Section 4.01(e) to the contrary, to the fullest extent permitted by applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Manager, the Company shall make Distributions in cash by wire transfer of immediately available funds pursuant to this Section 4.01(e)(i) to the Members with respect to their Units in proportion to their respective Percentage Interests at least two Business Days prior to the date on which any U.S. federal estimated tax payments are due for corporations or individuals (whichever is earlier), in an amount that in the Manager’s discretion allows each Member to satisfy its tax liability with respect to its Units, up to such Member’s Tax Distribution Amount, if any; provided that the Manager shall have no liability to any Member in connection with any underpayment of estimated taxes, so long as Distributions in cash are made in accordance with this Section 4.01(e)(i) and the Tax Distribution Amounts are determined as provided in paragraph (i) of the definition of Tax Distribution Amount.

(ii) If, on the date of a Tax Distribution, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Distributions pursuant to this Section 4.01(e) shall, to the fullest extent permitted by applicable Law and consistent with the Company’s obligations to creditors, be made to the Members to the extent of available funds in accordance with their Percentage Interests and the Company shall make future Tax Distributions as soon as funds become available sufficient to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled.

(iii)   On any date that the Company makes a Distribution to the Members with respect to their Units under a provision of Section 4.01 other than this Section 4.01(e), if the Tax Distribution Amount is greater than zero, the Company shall designate all or a portion of such Distribution as a Tax Distribution with respect to a Member’s Units to the extent of the Tax Distribution Amount with respect to such Member’s Units as of such date (but not to exceed the amount of such Distribution). For the avoidance of doubt, such designation shall be performed with respect to all Members with respect to which there is a Tax Distribution Amount as of such date.

(iv)   Notwithstanding any other provision of this Section 4.01 to the contrary, if the Tax Distribution Amount for such Fiscal Year is greater than zero, to the fullest extent permitted by applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Manager, the Company shall make additional Distributions in cash under this Section 4.01(e)(iv) in an amount that in the Manager’s discretion allows each Member to satisfy its tax liability with respect to the Units, up to such Tax Distribution Amount for such Fiscal Year as soon as reasonably practicable after the end of such Fiscal Year (or as soon as reasonably practicable after any event that subsequently adjusts the taxable income of such Fiscal Year).

(v) Under no circumstances shall Tax Distributions reduce the amount otherwise distributable to any Member pursuant to this Section 4.01 (other than this Section 4.01(e)) after taking into account the effect of Tax Distributions on the amount of cash or other assets available for Distribution by the Company.

(f)   Accrued TIG Incentive Income. To the fullest extent permitted by applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Manager, the Company shall make Distributions in cash by wire transfer of immediately available funds pursuant to this Section 4.01(f) to the Former TIG Members holding Class B Common Units (which Members shall constitute a class or group of members of the Company pursuant to Section 18-302(a) of the Delaware Act solely for purposes of this Section 4.01(f)) with respect to the Class B Common Units held by such Former TIG Members and in proportion to the aggregate number of Class B Common Units held by such Former TIG Members, not more than thirty (30) days after the Company’s receipt of TIG Incentive Income, the TIG Incentive Income Amount.

(g) TIG Fee Income. To the fullest extent permitted by applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Manager, the Company shall make Distributions in cash by wire transfer of immediately available funds pursuant to this Section 4.01(g) to the Former TIG Members holding Class B Common Units (which Members shall constitute a class or group of members of the Company pursuant to Section 18-302(a) of the Delaware Act solely for purposes of this Section 4.01(f)) with respect to the Class B Common Units held by such Former TIG Members and in proportion to the aggregate number of Class B Common Units held by such Former TIG Members, not more than thirty (30) days after the Company’s receipt of TIG Fee Income, the TIG Fee Income Amount.

(h) TWMH Fee Income. To the fullest extent permitted by applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Manager, the Company shall make Distributions in cash by wire transfer of immediately available funds pursuant to this Section 4.01(h) to the Former TWMH Members holding Class B Common Units (which Members shall constitute a class or group of members of the Company pursuant to Section 18-302(a) of the Delaware Act solely for purposes of this Section 4.01(f)) with respect to the Class B Common Units held by such Former TWMH Members and in proportion to the aggregate number of Class B Common Units held by such Former TWMH Members, not more than thirty (30) days after the Company’s receipt of TWMH Fee Income, the TWMH Fee Income Amount.

(i) Certain Tax Receivable Agreement Expenses. Capitalized terms used in this Section 4.1(i) without definition have the meanings set forth in the Tax Receivable Agreement. With respect to any given year in which no amounts are due to the Sellers under the Tax Receivable Agreement or any such amounts due to the Sellers under the Tax Receivable Agreement are not sufficient to pay the full costs and expenses owed by the Sellers to the Purchaser Advisory Firm or the Sellers Advisory Firm pursuant to Section 7.11 of the Tax Receivable Agreement, the Manager shall be, and hereby is, authorized and empowered to make payments of such amounts to the Purchaser Advisory Firm or the Sellers Advisory Firm and deduct such paid amounts from the aggregate amounts otherwise distributable to the Members holding Class B Common Units under this Section 4.1, all without any further act, vote, approval or consent of any Member or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law. Any amounts so deducted shall be treated as a Distribution to then Members holding Class B Common Units, pro rata based on the then aggregate number of Class B Common Units owned of record by such Members.

ARTICLE V

Capital Accounts; Allocations; Tax Matters

SECTION 5.01.   Capital Accounts.

(a) Maintenance of Capital Accounts. The Company shall maintain a Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i) Each Member listed on the Schedule of Members shall be credited with the Business Combination Date Capital Account Balance set forth on the Schedule of Members. The Officers shall amend, update or amend and restate the Schedule of Members after the closing of the Business Combination and from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Sections 5.01(a)(ii), 5.01(a)(iii), 5.01(a)(iv), 5.01(c) or otherwise, all without further act, vote, approval or consent of the Manager, Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.

(ii) To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.02 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.

(iii)   To each Member’s Capital Account there shall be debited: (A) the amount of money and the Book Value of any property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.02 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(iv)   In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Manager shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), the Manager may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XIV upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b) Succession to Capital Accounts. In the event any Person becomes a Substituted Member in accordance with the provisions of this Agreement, such Substituted Member shall succeed to the Capital Account of the former Member to the extent such Capital Account relates to the Units transferred.

(c) Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) the Distribution by the Company to a Member of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Members.

(d) No Member shall be entitled to withdraw capital or receive Distributions except as specifically provided in this Agreement. Except as expressly provided elsewhere in this Agreement, no interest shall be paid on the balance in any Member’s Capital Account.

(e) Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member.

SECTION 5.02.   Allocations. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Sections 5.03 and 5.04, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Capital Accounts of the Members pro rata in accordance with their respective Percentage Interests. Notwithstanding the foregoing, the Manager shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.

SECTION 5.03.   Special Allocations.

(a) The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.03(a)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.03(a)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)   Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or Distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided that an allocation pursuant to this Section 5.03(a)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(a)(iii) were not in the Agreement.

(iv)   Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Manager consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi)   Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss, and further (B) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such Distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vii) Certain Incentive Income and Fee Income. Items of income, gain, loss and deduction corresponding to the TIG Incentive Income Amount, the TIG Fee Income Amount and the TWMH Fee Income Amount shall be allocated to the Members receiving the respective distributions related to such amounts pursuant to Sections 4.01(f), 4.01(g) and 4.01(h).

(b) Curative Allocations. The allocations set forth in Section 5.03(a)(i) through Section 5.03(a)(vi) and Section 5.03(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.03(b). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.02.

(c) Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Sections 5.02 and 5.03 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Sections 5.02 and 5.03 hereof, the limitation set forth in this Section 5.03(c) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.03(c) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.03(b).

SECTION 5.04.   Other Allocation Rules.

(a) Interim Allocations Due to Percentage Adjustment. If a Percentage Interest is the subject of a Transfer or the Members’ Company Interest changes pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), in accordance with a pro rata allocation unless the Manager elects to use an interim closing of the books, and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Sections 5.02 and 5.03 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any Distributions that may have been made with respect to the transferred Percentage Interest to the extent consistent with Section 706 of the Code and the regulations thereunder. As of the date of such Transfer, the Transferee shall succeed to the Capital Account of the Transferor with respect to the transferred Units.

(b) Tax Allocations; Code Section 704(c). For U.S. federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under Sections 5.02 and 5.03, except that in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company and with respect to reverse Code Section 704(c) allocations described in Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its initial Book Value or its Book Value determined pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Book Value) using the traditional allocation method under Treasury Regulation 1.704-3(b) (unless the Manager receives the prior written consent of the Members holding a majority of the Class B Common Units to use a different method permitted in Treasury Regulation Section 1.704-3(c), including, without limitation, the traditional method with curative allocation to be made only upon a sale or other distribution of Company property). Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.04(b), Section 704(c) of the Code (and the principles thereof), and Treasury Regulation 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or Distributions pursuant to any provision of this Agreement.

(c) Modification of Allocations. The allocations set forth in Sections 5.02, 5.03 and 5.04 are intended to comply with certain requirements of the Treasury Regulations. Notwithstanding the other provisions of this Article V, the Manager shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Income and Net Loss (and to individual items of income, gain, loss, deduction and credit) pursuant to this Agreement (i) in order to comply with Section 704 of the Code or applicable Treasury Regulations, (ii) to allocate properly Net Income and Net Loss (and individual items of income, gain, loss, deduction and credit) to those Members that bear the economic burden or benefit associated therewith and (iii) to cause the Members to achieve the objectives underlying this Agreement as reasonably determined by the Manager.

(d) Pass-Thru Tax Allocations. The Company may specially allocate the amount of any Pass-Thru Tax imposed on the Company, among the Members in an equitable manner as determined by the Company in its sole discretion taking into account the status of each Member as appropriate.

SECTION 5.05.   Withholding.

(a) Tax Withholding.

(i)  If requested by the Manager, each Member shall, if able to do so, deliver to the Manager: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its partners or members, as the case may be) is not subject to withholding under the provisions of any applicable Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), the Company may withhold amounts from such Member in accordance with Section 5.05(b).

(ii) After receipt of a written request of any Member, the Manager shall provide such information to such Member and take such other lawful action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any foreign taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any other Member. In addition, the Manager shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Manager and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their relative Percentage Interests.

(b) Withholding Advances. To the extent the Company is required by applicable Law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., backup withholding) (“Withholding Advances”), the Company may withhold such amounts and make such tax payments as so required.

(c) Repayment of Withholding Advances. All Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the Base Rate as of the date of such Withholding Advances plus two percent (2.0%) per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the Manager and the affected Member be repaid by reducing the amount of the current or next succeeding Distribution or Distributions that would otherwise have been made to such Member or, if such Distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.05(c), for all other purposes of this Agreement such Member shall be treated as having received all Distributions (whether before or upon any dissolution or liquidation of the Company) unreduced by the amount of such Withholding Advance and interest thereon.

(d) Withholding Advances — Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto).

ARTICLE VI

Management

SECTION 6.01.   Authority of Manager.

(a) Except for situations in which the approval of any Member(s) is specifically required by the Delaware Act or this Agreement, (i) the business and affairs of the Company shall be managed exclusively by or under the direction of the Manager, and (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company. Except as otherwise expressly provided for in this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred by the Delaware Act with respect to the management and control of the Company. The initial Manager shall be the Corporation.

(b) The Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity, all without further act, vote, approval or consent of the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law; provided, that, for the avoidance of doubt, nothing herein shall alter in any respect any rights under the Corporation’s organizational documents or applicable Law of a stockholder or stockholders of the Corporation to approve such sale, lease, exchange or other disposition or a Member, in its capacity as a holder of shares of the Corporation, to vote such shares in connection therewith.

SECTION 6.02.   Actions of the Manager. The Manager may authorize any Officer or other Person or Persons to act on behalf of the Company pursuant to Section 6.07.

SECTION 6.03.   Resignation; Removal. The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. The Manager may be removed at any time by the Corporation.

SECTION 6.04.   Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation.

SECTION 6.05.   Transactions Between Company and Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager; provided such contracts and dealings are on terms comparable to those available to the Company from others dealing with the Company at arm’s length or are approved by the Majority Members.

SECTION 6.06.   Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager except as expressly provided in this Agreement. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as Distributions for purposes of computing the Members’ Capital Accounts.

SECTION 6.07.   Delegation of Authority.

(a) The Manager may, from time to time, delegate to one or more Officers or other Persons such authority and duties as the Manager may deem advisable. The salaries or other compensation, if any, of agents of the Company (other than the Officers) shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

(b) The day-to-day business and operations of the Company shall be overseen and implemented, subject to the supervision and direction of the Manager, by officers of the Company having such titles (including “chief executive officer,” “president,” “chief financial officer,” “chief operating officer,” “vice president,” “secretary,” “assistant secretary,” “treasurer” or assistant treasurer”) as the Manager may deem advisable (each, an “Officer” and collectively, the “Officers”). Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed by the Manager. Any one individual may hold more than one office. Subject to the other provisions in this Agreement, the salaries or other compensation, if any, of the Officers shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the Manager may, from time to time, delegate to them and the carrying out of the Company’s business and affairs on a day-to-day basis. Effective as of the Effective Date, the Manager hereby removes the existing Officers from their respective offices and hereby appoints each of the individuals listed on Exhibit C to the office or offices set forth next to his or her name. Following the date hereof, the Manager may remove, replace or change any such Officers listed on Exhibit C in accordance with Section 6.07(b) (and Exhibit C need not be amended to reflect any such removal, replacement or change with respect to the Officers of the Company).

SECTION 6.08.   Duties; Limitation of Liability.

(a) Notwithstanding anything in this Agreement to the contrary, the Manager and each Officer shall have the fiduciary duties of loyalty and care the same as a director and an officer, respectively, of a corporation organized under the General Corporation Law of the State of Delaware.

(b) Notwithstanding anything in this Agreement to the contrary, the Manager and each Officer shall be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented by any Member, any liquidating trustee, any Officer or any employee of the Company or any committee of the Company or the Members, or by any other Persons as to matters the Manager or such Officer reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which Distributions to Members or payments to creditors might properly be made.

(c) Notwithstanding anything in this Agreement to the contrary, the Manager shall, to the fullest extent permitted by applicable Law, not be liable to the Company, the Members, the Officers or any other Person that is a party to or is otherwise bound by this Agreement, for monetary liability for breach of fiduciary duty as a manager of the Company, except that the foregoing shall not eliminate or limit the liability of the Manager for any (i) breach of the Manager’s duty of loyalty to the Company and its Members, (ii) act or omission not in good faith or which involves intentional misconduct or knowing violation of Law or (iii) transaction from which the Manager derived an improper personal benefit.

(d) The provisions of this Section 6.08, to the extent that they eliminate or restrict (i) the duties and liabilities of the Manager otherwise existing at Law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties and liabilities of the Manager to the fullest extent permitted by applicable Law and (ii) the duties of each Officer otherwise existing at law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties of such Officer to the fullest extent permitted by applicable Law.

SECTION 6.09.   Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, any Member, the Manager and each Officer (each, an “Indemnified Person”) to the extent that such Indemnified Person was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such Indemnified Person is or was a Member, the Manager or an Officer, as applicable, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person. Notwithstanding the preceding sentence, except as otherwise provided in this Section 6.09, the Company shall be required to indemnify an Indemnified Person who is an Officer in connection with a proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such proceeding (or part thereof) by such Indemnified Person was authorized in the specific case by the Manager.

(b) The Company shall, to the fullest extent permitted by applicable Law, pay the expenses (including reasonable attorneys’ fees) incurred by an Indemnified Person in defending any proceeding in advance of its final disposition; provided, however, that such payment in advance of the final disposition of any proceeding shall be made to such Indemnified Person that is an Officer only upon receipt of receipt of an undertaking by such Indemnified Person to repay all amounts advanced if it should be ultimately determined that such Indemnified Person is not entitled to be indemnified under this Section 6.09 or otherwise.

(c) If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Section 6.09 is not paid in full within 30 days after a written claim therefor by an Indemnified Person has been received by the Company, such Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including reasonable attorneys’ fees) of prosecuting such claim. In any such action, the Company shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under this Agreement or applicable Law.

(d) The right to indemnification and the advancement of expenses conferred by this Section 6.09 shall, to the fullest extent permitted by applicable Law, not be exclusive of any other right which any Indemnified Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(e) Any amendment or modification of this Section 6.09 shall not adversely affect any right or protection hereunder of any Indemnified Person in respect of any act or omission occurring prior to the time of such amendment or modification.

(f) The Company shall maintain directors’ and officers’ liability insurance, or make other financial arrangements, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 6.09(a) and Section 6.09(b) whether or not the Company would have the power to indemnify or advance expenses to such Indemnified Person against such expense, liability or loss under the provisions of this Section 6.09. The Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.

(g) Notwithstanding anything in this Agreement to the contrary (including in this Section 6.09), the Company agrees that any indemnification and advancement of expenses available from the Corporation or any of its Affiliates (other than the Company and any of the Company’s Subsidiaries) to any current or former Indemnified Person by virtue of such Person’s service as a manager, member, director, officer, partner, employee or agent of the Corporation or any of its Affiliates (other than the Company and any of the Company’s Subsidiaries) from and after the Effective Date (any such Person, a “D&O Indemnitee”) shall be secondary to the indemnification and advancement of expenses to be provided by the Company pursuant to this Section 6.09, which shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof nor shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company and the Company (i) shall be the primary indemnitor of first resort for such D&O Indemnitee pursuant to this Section 6.09 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all amounts or liabilities with respect to such D&O Indemnitee which are addressed by this Section 6.09.

SECTION 6.10.  Investment Company Act. The Manager shall use its reasonable best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

SECTION 6.11.  Outside Activities of the Manager. The Manager shall not, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) in its capacity as a Member, the ownership, acquisition and disposition of Class A Common Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of the Corporation as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act, and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any financing or refinancing raised by the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Company, whether as Capital Contributions, loans or otherwise, as appropriate, and, provided further, that the Corporation may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as the Corporation takes commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage, loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company or any of its Subsidiaries, the Members shall negotiate in good faith to amend this Agreement to reflect such activities and the direct ownership of assets by the Corporation. Nothing contained herein shall be deemed to prohibit the Corporation from executing any guarantee of indebtedness of the Company or its Subsidiaries.

ARTICLE VII

Rights and Obligations of Members

SECTION 7.01.   Limitation of Liability and Duties of Members.

(a) Except as expressly provided in this Agreement or in the Delaware Act, no Member (including the Member that is also the Manager) shall be personally liable, whether to the Company, to any of the other Members, to the creditors of the Company or to any third party, for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member. Notwithstanding anything in this Agreement to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall, to the fullest extent permitted by applicable Law, not be grounds for imposing personal liability on the Members for any debts, obligations or liabilities of the Company.

(b) In accordance with the Delaware Act and the Laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act or any other Law of the State of Delaware. To the fullest extent permitted by applicable Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such Distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding anything in this Agreement to the contrary, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) Notwithstanding anything in this Agreement to the contrary, no Member shall, to the fullest extent permitted by applicable Law, owe any duties (including fiduciary duties) to the Company, any other Member or any other Person that is a party to or is otherwise bound by this Agreement, other than or with respect to breaches of the implied covenant of good faith and fair dealing. The provisions of this Section 7.01(c), to the extent that they eliminate or restrict the duties of a Member otherwise existing at law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties of a Member to the fullest extent permitted by applicable Law; provided, that, for the avoidance of doubt, this Section 7.01(c) shall not limit the duties (including fiduciary duties) of the Corporation (or any other Person serving as Manager), in the Corporation’s (or such other Person’s) capacity as Manager, to the Company or any Member even though the Manager is also a Member.

SECTION 7.02.   Lack of Authority. No Member in its capacity as such has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager, the Officers and any Persons to whom the Manager delegates authority and duties pursuant to Section 6.07 of the powers conferred on them by Law and this Agreement.

SECTION 7.03.   No Right of Partition. To the fullest extent permitted by applicable Law, no Member in its capacity as such shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company, any such right or power that such Member might have to cause the Company or any of its assets to be partition being hereby irrevocably waived.

SECTION 7.04. Members Right to Act. For matters that require the approval or consent of the Members under this Agreement or the Delaware Act, the Members shall act through meetings and consents as described in paragraphs (a) and (b) below:

(a) Except as otherwise expressly provided by Section 16.03(a), the approval or consent of the Majority Members, voting together as a single class, shall be the approval or consent of the Members. Any Member entitled to vote at a meeting of Members or to express consent or dissent to Company action without a meeting may authorize another Person or Persons to act for such Member by proxy. An electronic transmission or similar transmission by the Member, or a photographic, facsimile or similar reproduction of a writing executed by the Member shall be treated as a proxy executed in writing for purposes of this Section 7.04(a). No proxy shall be voted or acted upon after eleven months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b) The actions by the Members permitted hereunder may be taken at a meeting called by the Manager or by the Majority Members on at least forty-eight (48) hours’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by consent in lieu of a meeting), if improperly called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by consent in lieu of a meeting, so long as such consent is in writing and is signed by Members holding not less than the minimum number of Voting Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting, which shall state the purpose or purposes for which such consent in lieu of a meeting was required, shall be given to those Members entitled to vote or consent who did not sign such consent (for which such notice and consent may be delivered via electronic transmission); provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such consent in lieu of a meeting. Any action taken pursuant to such consent in lieu of a meeting of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

SECTION 7.05. Inspection Rights. The Company shall permit each Member and each of its designated representatives, for any purpose reasonably related to such Member’s interest as a member of the Company, to (i) visit and inspect any of the premises of the Company and its Subsidiaries, all at reasonable times and upon reasonable notice, (ii) examine the corporate and financial records of the Company or any of its Subsidiaries and make copies thereof or extracts therefrom, during reasonable business hours and upon reasonable notice and (iii) consult with the managers, officers, employees and independent accountants of the Company or any of its Subsidiaries concerning the affairs, finances and accounts of the Company or any of its Subsidiaries, during reasonable business hours and upon reasonable notice. The presentation of an executed copy of this Agreement by any Member to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons and their respective designated representatives. Notwithstanding the foregoing, the Manager shall have the right to keep confidential from the Members, for such period of time as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by applicable Law or by agreement with a third party to keep confidential.

ARTICLE VIII

Books, Records, Accounting and Reports, Affirmative Covenants

SECTION 8.01.   Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 8.03 or pursuant to applicable Law. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

SECTION 8.02.   Fiscal Year. The Fiscal Year of the Company shall begin on the first day of January and end on the last day of December each year or such other date as may be established by the Manager.

SECTION 8.03.   Reports. The Company shall furnish to each Member (a) as soon as reasonably practical after the end of each Fiscal Year, all information concerning the Company and its Subsidiaries required for the preparation of tax returns of such Members (or any beneficial owner(s) of such Member), including a report (including Schedule K-1), indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other tax returns; provided that estimates of such information believed by the Manager in good faith to be reasonable shall be provided within ninety (90) days of the end of the Fiscal Year, (b) as soon as reasonably possible after the close of the relevant fiscal period, but in no event later than ten days prior to the date an estimated tax payment is due, such information concerning the Company as is required to enable such Member (or any beneficial owner of such Member) to pay estimated taxes and (c) as soon as reasonably possible after a request by such Member, such other information concerning the Company and its Subsidiaries that is reasonably requested by such Member for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Member) or for tax planning purposes.

ARTICLE IX

Tax Matters

SECTION 9.01.  Partnership Representative.

(a) The “Partnership Representative” (as such term is defined under Partnership Audit Provisions) of the Company shall be selected by the Manager with the initial Partnership Representative being the Corporation. The Partnership Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Partnership Representative. The Partnership Representative is authorized to take, and shall determine in its sole discretion whether or not the Company will take, such actions and execute and file all statements and forms on behalf of the Company that are approved by the Manager and are permitted or required by the applicable provisions of the Partnership Audit Provisions (including a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax Law). Each Member agrees to cooperate with the Partnership Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Partnership Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings.

(b) In the event that the Partnership Representative has not caused the Company to make a “push-out” election pursuant to Section 6226 of the Partnership Audit Provisions, then any “imputed underpayment” (as determined in accordance with Section 6225 of the Partnership Audit Provisions) or partnership adjustment that does not give rise to an imputed underpayment shall be apportioned among the Members of the Company for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Partnership Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the imputed underpayment or other partnership adjustment and any associated interest and penalties (any such amount, an “Imputed Underpayment Amount”) are borne by the Members in the same proportion that such omitted taxable income or overreported loss giving rise to the Imputed Underpayment Amount would have been allocated pursuant to this Agreement. Imputed Underpayment Amounts also shall include any imputed underpayment within the meaning of Section 6225 of the Partnership Audit Provisions paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by applicable Law or contract.

(c) Each Member agrees to indemnify and hold harmless the Company from and against any liability with respect to such Member’s share of any tax deficiency paid or payable by the Company that is allocable to the Member as determined in accordance with Section 9.01(b) with respect to an audited or reviewed taxable year for which such Member was a partner in the Company. Any obligation of a Member pursuant to this Section 9.01(c) shall, to the fullest extent permitted by applicable Law, be implemented through adjustments to Distributions otherwise payable to such Member as determined in accordance with Section 4.01; provided, however, that, at the written request of the Partnership Representative, each Member or former Member may be required to contribute to the Company such Member’s Imputed Underpayment Amount imposed on and paid by the Company; provided, further, that if a Member or former Member individually directly pays, pursuant to the Partnership Audit Provisions, any such Imputed Underpayment Amount, then such payment shall reduce any offset to Distribution or required capital contribution of such Member or former Member. Any amount withheld from Distributions pursuant to this Section 9.01(c) shall be treated as an amount distributed to such Member or former Member for all purposes under this Agreement. For the avoidance of doubt, the obligations of a Member set forth in this Section 9.01(c) shall, to the fullest extent permitted by applicable Law, survive the withdrawal of a Member from the Company or any Transfer of a Member’s Company Interest.

SECTION 9.02.   Section 754 Election. The Company has previously made or will make a timely election under Section 754 of the Code (and a corresponding election under state and local law) effective starting with the taxable year ended in the year in which the Effective Date occurs, and the Manager shall not take any action to revoke such election.

SECTION 9.03.   Debt Allocation. Indebtedness of the Company treated as “excess nonrecourse liabilities” (as defined in Treasury Regulation Section 1.752-3(a)(3)) shall be allocated among the Members based on their Percentage Interests.

SECTION 9.04.   Tax Returns. The Company shall timely cause to be prepared by an accounting firm selected by the Manager all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Upon request of any Member, the Company shall furnish to such Member a copy of each such tax return. No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item unless such Member notifies the Company of the different position the Member desires to take and the Company’s regular tax advisors, after consulting with the Member, are unable to provide an opinion that (after taking into account all of the relevant facts and circumstances) the arguments in favor of the Company’s position outweigh the arguments in favor of the Member’s position.

ARTICLE X

Restrictions on Transfer of Units

SECTION 10.01. General. No Member or Assignee may Transfer any Units or any interest in any Units other than (a) with the written approval of the Manager or (b) pursuant to and in accordance with Section 10.02, and, in either case, and notwithstanding anything in this Agreement to the contrary, no Transfer of Class B Common Units shall be made by a transferor unless such Transfer is accompanied by the Transfer of an equal number of shares of Class B Common Stock held by such transferor in tandem with such Class B Common Units. Notwithstanding the foregoing, for purposes of the foregoing clause (b) only, “Transfer” shall not include an event that terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulation Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Section 336 or 338 of the Code or (iii) a merger, severance or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

SECTION 10.02. Permitted Transfers. The restrictions contained in clauses (a) and (b) of Section 10.01 shall not apply to any Transfer (each such Transfer, and together with any Transfer approved pursuant to Section 10.01, a “Permitted Transfer”) pursuant to: (a)(i) a Change of Control Transaction, (ii) a redemption or exchange in accordance with Article XI hereof or (iii) a Transfer by a Member to the Corporation or the Company; (b) a Transfer by any Member to (i) any Affiliate of such Member, (ii) such Member’s spouse, parents, grandparents, lineal descendants or siblings, the parents, grandparents, lineal descendants or siblings of such Member’s spouse, or lineal descendants of such Member’s siblings or such Member’s spouse’s siblings (each, a “Family Member”), (iii) a trust, family-partnership or estate-planning vehicle, so long as one or more of such Member or a Family Member of such Member is/are the sole economic beneficiaries of such trust, family-partnership or estate-planning vehicle, (iv) a partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, such Member or any one or more of the Persons described in the foregoing clauses (i) and (iii), (v) a charitable trust or organization that is exempt from taxation under Section 501(c)(3) of the Code and controlled by such Member or any one or more of the Persons described in the foregoing clauses (i) through (iv), (vi) an individual mandated under a qualified domestic relations order to which such Member is subject, or (vii) a legal or personal representative of such Member or any Family Member of such Member, in the event of the death or disability of such Member that is an individual (any Person described in the foregoing clause (b)(i) – (vii), the Corporation or the Company, a “Permitted Transferee”); provided, however, that (A) in the case of the Corporation (or a Permitted Transferee thereof) such Affiliate is a wholly-owned Subsidiary of the Corporation, (B) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (C) in the case of the foregoing clauses, the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement and, the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed transferee; provided, further, that if, at any time following a Permitted Transfer, the transferee of the Units Transferred pursuant to such Permitted Transfer would no longer be a Permitted Transferee of a Member, such transferee shall Transfer such Units to a Member or a Permitted Transferee of a Member. In the case of a Permitted Transfer by a Member of Class B Common Units to a transferee in accordance with this Section 10.02, such Member (or any subsequent transferee of such Member) shall also Transfer an equal number of shares of Class B Common Stock corresponding to the proportion of such Member’s (or subsequent transferee’s) Class B Common Units that were Transferred in the Permitted Transfer to such transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

SECTION 10.03. Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available.

SECTION 10.04 Transfer. Prior to Transferring any Units (other than pursuant to a Change of Control Transaction), the transferor shall cause the prospective transferee to agree in writing to be bound by this Agreement as provided in Section 10.02, and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Company counterparts of this Agreement and any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) shall, to the fullest extent permitted by applicable Law, be void, and in the event of any such Transfer or attempted Transfer, the Company shall not record such Transfer on its books and records, including the Schedule of Members, or treat any purported transferee of such Units as the owner of such securities for any purpose.

SECTION 10.05. Assignee’s Rights.

(a) The Transfer of Units or any interest in Units in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company in accordance with Section 3.01(d). Distributions made before the effective time of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest, to the extent applicable).

SECTION 10.06. Assignor’s Rights and Obligations. Any Member who shall Transfer any Units in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units (it being understood, however, that the applicable provisions of Sections 6.08 and 6.09 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (a) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Company Interests, and (b) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Company Interests for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Company Interests from any liability of such Member to the Company with respect to such Company Interests that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability of such Member to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or the Other Agreements.

SECTION 10.07. Overriding Provisions.

(a) Any Transfer in violation of this Article X shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not be admitted as a member of the Company, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.

(b) Notwithstanding anything in this Agreement to the contrary (including, for the avoidance of doubt, the provisions of Article XI and Article XII and the other provisions of this Article X), in no event shall any Member Transfer any Units to the extent such Transfer could, in the reasonable determination of the Manager:

(i) result in a violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii) cause an assignment under the Investment Company Act;

(iii) be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness incurred, issued or guaranteed by the Company that, individually or in the aggregate, has an aggregate principal amount then outstanding that is greater than $25,000,000;

(iv) cause the Company to have more than one hundred (100) partners for the purposes of Treasury Regulation Section 1.7704-1(h)(1)(ii), including the application of the anti-avoidance rule of Treasury Regulation Section 1.7704-1(h)(3), excluding the Corporation from the one hundred (100) partners;

(v) cause the Company to lose its status as a partnership for U.S. federal income tax purposes or, without limiting the generality of the foregoing, be a Transfer effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof”, as such terms are used in Section 1.7704-1 of the Treasury Regulations;

(vi) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of minors);

(vii) cause the Company or any Member or the Manager to be treated as a fiduciary under the Employee Retirement Income Security Act of 1974, as amended; or

(viii) be a Transfer to a Person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, unless the transferring Member and the transferee have delivered to the Company, in respect of such Transfer, written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable taxing authority or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding.

ARTICLE XI

Redemption and Exchange

SECTION 11.01.   Exchange of Paired Interests for Class A Common Stock. From and after the Effective Date, but subject to any lock-up or any similar transfer restrictions applicable to shares of the Corporation that may be applicable to a Holder under the Corporation’s certificate of incorporation or bylaws or any agreement to which such Holder or such shares are bound, each Holder shall be entitled at any time and from time to time upon the terms and subject to the conditions hereof, to surrender Paired Interests to the Corporation (subject to adjustment as provided in Section 11.03) in exchange (such exchange, an “Exchange”) for the delivery to such Holder, at the option of the board of directors of the Corporation (acting by a majority of the disinterested members of the board of directors of the Corporation or a committee of disinterested directors of the board of directors of the Corporation), of:

(a) a Cash Exchange Payment by the Company from the proceeds of a private sale or a public offering of Class A Common Stock; or

(b) with respect to Paired Interests, a number of shares of Class A Common Stock that is equal to the product of the number of Paired Interests surrendered multiplied by the Exchange Rate; (a “Share Exchange”).

Notwithstanding anything in this Agreement to the contrary, the Company shall not effectuate a Cash Exchange Payment pursuant to Section 11.01(a) above unless (A) the Corporation determines to consummate a private sale or public offering of Class A Common Stock on, or not later than five (5) Business Days after, the relevant Exchange Date and (B) the Corporation contributes sufficient proceeds from such private sale or public offering to the Company for payment by the Company of the applicable Cash Exchange Payment.

SECTION 11.02. Exchange Procedures; Notices and Revocations.

(a) A Holder may exercise the right to effect an Exchange as set forth in Section 11.01 by delivering a written notice of exchange in respect of the Paired Interests to be Exchanged substantially in the form of Exhibit D hereto (the “Notice of Exchange”), duly executed by such Holder or such Holder’s duly authorized attorney, to the Corporation at its address set forth in Section 16.05 during normal business hours, or if any agent for the Exchange is duly appointed by the Corporation (which shall, by notice to the Holders in accordance with Section 16.05, which notice shall contain the address of the office of such agent) and acting (the “Exchange Agent”), to the office of the Exchange Agent during normal business hours, together with certificates, if any, evidencing the Paired Interests or the components of the Paired Interests. Each Exchange shall be deemed to be effective immediately prior to the close of business on the Exchange Date.

(b) Contingent Notice of Exchange and Revocation by Holders.

(i) A Notice of Exchange from a Holder may specify that the Exchange (A) shall occur on a specified future Business Day or (B) is to be contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of shares of Deliverable Common Stock into which the Paired Interests are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Deliverable Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property.

(ii) Notwithstanding anything in this Agreement to the contrary, a Holder may withdraw or amend a Notice of Exchange, in whole or in part, at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Exchange Date (or any such later time as may be required by applicable Law) by delivery of a written notice of withdrawal to the Corporation or the Exchange Agent, as applicable, specifying (1) the number of withdrawn Paired Interests, (2)  the number of Paired Interests as to which the Notice of Exchange remains in effect, if any, and (3) if the Holder so determines, a new Exchange Date or any other new or revised information permitted to be set forth in the Notice of Exchange.

(c) Cash Exchange Payment. The Company shall provide notice to the Exchanging Holder of its intention to consummate an Exchange through a Cash Exchange Payment on the first Business Day immediately following the receipt of a Notice of Exchange by the Corporation. Additionally, the Company shall deliver or cause to be delivered the Cash Exchange Payment in accordance with Section 11.01(a) as promptly as practicable (but not later than five Business Days) after the Exchange Date.

(d) Share Exchange. In the case of a Share Exchange,

(i) the Exchanging Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued as set forth in the Notice of Exchange) shall be deemed to be a holder of Deliverable Common Stock from and after the close of business on the Exchange Date.

(ii) as promptly as practicable on or after the Exchange Date (but not later than the close of business on the Business Day immediately following the Exchange Date), the Corporation shall deliver or cause to be delivered to the Exchanging Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued as set forth in the Notice of Exchange) the number of shares of Deliverable Common Stock deliverable upon such Exchange, registered in the name of such Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued as set forth in the Notice of Exchange). To the extent the Deliverable Common Stock is settled through the facilities of The Depository Trust Company, the Corporation shall, subject to Section 11.02(d)(iii) below, upon the written instruction of an Exchanging Holder, deliver or cause to be delivered the shares of Deliverable Common Stock deliverable to such Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Holder.

(iii) If the shares of Deliverable Common Stock issued upon an Exchange are not issued pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, such shares shall bear a legend in substantially the following form:

THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(iv) if (i) any shares of Deliverable Common Stock may be sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, (ii) all of the applicable conditions of Rule 144 are met, or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, the Corporation, upon the written request of the Holder thereof, shall promptly provide such Holder or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Holder shall provide the Corporation will such information in its possession as the Corporation may reasonably request in connection with the removal of any such legend.

(e) The Corporation shall bear all expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Deliverable Common Stock are to be delivered in a name other than that of the Holder that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Holder), then such Holder and/or the Person in whose name such shares are to be delivered shall pay to the Corporation the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Corporation that such tax has been paid or is not payable.

(f) Notwithstanding anything to the contrary in this Article II, a Holder shall not be entitled to effect an Exchange, and the Corporation and the Company shall have the right to refuse to honor any request to effect an Exchange, at any time or during any period, if the Corporation or the Company shall reasonably determine that such Exchange (i) would be prohibited by any applicable Law (including the unavailability of any requisite registration statement filed under the Securities Act or any exemption from the registration requirements thereunder), provided this subsection Section 11.02(f)(i) shall not limit the Corporation or the Company’s obligations under Section 11.06(c) or (ii) would not be permitted under (x) this Agreement, (y) other agreements with the Corporation, the Company or any of the Company’s subsidiaries to which such Exchanging Holder may be party or (z) any written policies of the Corporation, the Company or any of the Company’s subsidiaries related to unlawful or inappropriate trading applicable to its directors, officers or other personnel. Upon such determination, the Corporation or the Company (as applicable) shall notify the Holder requesting the Exchange of such determination, which such notice shall include an explanation in reasonable detail as to the reason that the Exchange has not been honored. Notwithstanding anything in this Agreement to the contrary, if the Corporation, after consultation with its outside legal counsel and tax advisor, shall determine in good faith that interests in the Company do not meet the requirements of Treasury Regulation Section 1.7704-1(h) (or other provisions of those Treasury Regulations as determined by the Corporation), the Company may impose such restrictions on Exchange as the Company may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code.

SECTION 11.03. Exchange Rate Adjustment.

(a) The Exchange Rate with respect to the Paired Interests and/or the components of a Paired Interest shall be adjusted accordingly if there is: (i) any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class B Common Stock or Class B Common Units that is not accompanied by a substantively identical subdivision or combination of the Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by a substantively identical subdivision or combination of the shares of Class B Common Stock and Class B Common Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such Exchanging Holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock are converted or changed into another security, securities or other property, this Section 11.03(a) shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to, mutatis mutandis, and all references to “Paired Interests” shall be deemed to include, any security, securities or other property of the Corporation or the Company which may be issued in respect of, in exchange for or in substitution of shares of Class B Common Stock or Class B Common Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.

(b) This Agreement shall apply to the Paired Interests held by the Holders and their Permitted Transferees as of the Effective Date, as well as any Paired Interests hereafter acquired by a Holder and his or her or its Permitted Transferees.

SECTION 11.04.  Tender Offers and Other Events with Respect to the Corporation.

(a) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization (other than a recapitalization governed by Section 11.03(a)) or similar transaction with respect to Class A Common Stock (a “Corporate Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the board of directors of the Corporation or is otherwise effected or to be effected with the consent or approval of the board of directors of the Corporation, the Holders of Paired Interests shall be permitted to participate in such Corporate Offer by delivery of a Notice of Exchange (which Notice of Exchange shall be effective immediately prior to the consummation of such Corporate Offer (and, for the avoidance of doubt, shall be contingent upon such the Corporate Offer and not be effective if such the Corporate Offer is not consummated)). In the case of a the Corporate Offer proposed by the Corporation, the Corporation will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Holders of Paired Interests to participate in such Corporate Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided, that without limiting the generality of this sentence, the Corporation will use its reasonable best efforts expeditiously and in good faith to ensure that such Holders may participate in each such Corporate Offer without being required to Exchange Paired Interests. For the avoidance of doubt (but subject to Section 11.04(b)), in no event shall the Holders of Paired Interests be entitled to receive in such Corporate Offer aggregate consideration for each Paired Interest that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Corporate Offer.

(b) Notwithstanding anything in this Agreement to the contrary, in the event of a Corporate Offer intended to qualify as a reorganization within the meaning of Section 368(a) of the Code or as a transfer described in Section 351(a) or Section 721 of the Code, a Holder shall not be required to exchange its Paired Interest without its prior consent.

(c) Notwithstanding anything in this Agreement to the contrary, (i) in a Corporate Offer, payments under or in respect of the Tax Receivable Agreement shall not be considered part of the consideration payable in respect of any Paired Interest or share of Class A Common Stock in connection with such Corporate Offer for the purposes of Section 11.04(a), and (ii) the Company shall not be entitled to make a Cash Exchange Payment in the case of an Exchange in connection with a Corporate Offer.

SECTION 11.05. Listing of Deliverable Common Stock. If the Class A Common Stock is listed on a securities exchange or inter-dealer quotation system, the Corporation shall use its reasonable best efforts to cause all Class A Common Stock issued upon an exchange of Paired Interests to be listed on the same securities exchange or traded on such inter-dealer quotation system at the time of such issuance.

SECTION 11.06. Deliverable Class A Common Stock to be Issued; Class B Common Stock to be Cancelled.

(a) The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, the maximum number of shares of Deliverable Common Stock as shall be deliverable upon Exchange of all then-outstanding Paired Interests; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of an Exchange by delivery of shares of Deliverable Common Stock that are held in the treasury of the Corporation or by delivery of purchased shares of Deliverable Common Stock (which may or may not be held in the treasury of the Corporation). The Corporation covenants that all shares of Deliverable Common Stock issued upon an Exchange will, upon issuance thereof, be validly issued, fully paid and non-assessable.

(b) When a Paired Interest has been Exchanged in accordance with this Agreement, (i) the share of Class B Common Stock corresponding to such Paired Interest shall be cancelled by the Corporation and (ii) the Unit corresponding to such Paired Interest shall be deemed transferred from the Exchanging Holder to the Corporation and the Officers shall amend, update or amend and restate the Schedule of Members to reflect such change, all without further act, vote, approval or consent of the Manager, Members or any other Person notwithstanding any other provision to this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.

(c) The Corporation agrees that it has taken all or will take such lawful steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, the Corporation of equity securities of the Corporation (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Corporation for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of the Corporation, including any director by deputization. The authorizing resolutions shall be approved by either the Corporation’s board of directors or a duly authorized committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of the Corporation.

SECTION 11.07. Distributions. No Exchange shall impair the right of the Exchanging Holder to receive any Distributions made on a Class B Common Unit comprising the Paired Interest subject to such Exchange prior to the Exchange Date for such Exchange, and the Exchanging Holder shall not be entitled to receive any Distributions made on such Unit on or after the Exchange Date for such Exchange; provided, however, that if the Exchange Date with respect to such Unit occurs after a record date is fixed for the making of a Distribution on such Unit, but before the date the Distribution is made, then the registered Holder of such Unit at the close of business on such record date shall be entitled to receive the Distribution payable on such Unit on the date such Distribution is made (without duplication of any Distribution to which such Holder may be entitled under Section 4.01(e) in respect of taxes); provided, further, however, that an Exchanging Holder shall be entitled to receive any and all Tax Distributions that such Exchanging Holder otherwise would have received in respect of income allocated to such Holder for the portion of any Fiscal Year irrespective of whether such Tax Distribution(s) are declared or made after the Exchange Date. For the avoidance of doubt, no Exchanging Holder shall be entitled to receive, in respect of a single record date or payment date, both Distributions on a Class B Common Unit comprising the Paired Interest subject to an Exchange and dividends on shares of Deliverable Common Stock received by such Holder in such Exchange.

SECTION 11.08. Withholding; Certification of Non-Foreign Status.

(a) If the Corporation or the Company shall be required to withhold any amounts by reason of any federal, state, local or non-U.S. foreign tax rules or regulations in respect of any Exchange, the Corporation or the Company, as the case may be, shall be entitled to take such lawful action as it deems appropriate in order to ensure compliance with such withholding requirements, including, at its option, withholding shares of Class A Common Stock with a Fair Market Value equal to the minimum amount of any taxes that the Corporation or the Company, as the case may be, may be required to withhold with respect to such Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Holder.

(b) Notwithstanding anything in this Agreement to the contrary, each of the Corporation and the Company may, in its discretion, require that an exchanging Holder deliver to the Corporation or the Company, as the case may be, a certification of non-foreign status in accordance with Treasury Regulation Section l.1445-2(b) and l.1446(f)-2(b)(2) prior to an Exchange. In the event the Corporation or the Company has required delivery of such certification but an exchanging Holder does not provide such certification, the Corporation or the Company, as applicable, shall nevertheless deliver or cause to be delivered to the exchanging Holder the shares of Class A Common Stock or Cash Payment in accordance with Section 11.01, but subject to withholding as provided in Section 11.08(a).

SECTION 11.09. Tax Treatment. As required by the Code and the Treasury Regulations, the Company, the Corporation, the Manager, the Members and any other Person that is party to or is otherwise bound by this Agreement shall report any Exchange (including, for the avoidance of doubt, any Cash Exchange Payment by the Company pursuant to Section 11.01(i) or a Share Exchange pursuant to Section 11.01(ii)) consummated hereunder as a taxable sale of the Units and shares of Class B Common Stock by a Holder to the Corporation, and no such Person shall take a contrary position on any income tax return or amendment thereof unless an alternate position is permitted under the Code and Treasury Regulations and the Corporation consents in writing.

ARTICLE XII

Admission of Members

SECTION 12.01. Substituted Members. Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Unit, the transferee shall be admitted as a substituted member of the Company (“Substituted Member”) on the effective date of such Permitted Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer.

SECTION 12.02. Additional Members. Subject to the provisions of Article X hereof, any Person (other than the Members as of the Effective Date) may be admitted as an additional member of the Company (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) counterparts of this Agreement and any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Manager may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the Manager determines in its reasonable discretion that such conditions have been satisfied.

ARTICLE XIII

Resignation

SECTION 13.01. Resignation of Members. No Member shall have the power or right to resign as a member of the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Upon or after the dissolution and winding up of the Company, a Member may resign as a member of the Company solely with the prior written consent of the Manager. The attempt by any Member to resign as a member of the Company upon or following the dissolution and winding up of the Company pursuant to Article XIV without the prior written consent of the Manager, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be deemed to have breached this Agreement and shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the resignation of such Member as a member of the Company. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

ARTICLE XIV

Dissolution and Liquidation

SECTION 14.01.  Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the resignation or attempted resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following events:

(a) the decision of the Manager to dissolve the Company;

(b) a dissolution of the Company under Section 18-801(4) of the Delaware Act; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. Notwithstanding anything in this Agreement to the contrary, (i) an Event of Withdrawal shall not cause the relevant Member to cease to be a member of the Company and upon the occurrence of such event, the Company shall continue without dissolution, and (ii) each of the Members waives any right it may have to agree in writing to dissolve the Company upon an Event of Withdrawal.

SECTION 14.02. Liquidation and Termination. On dissolution of the Company, the Manager shall act as the liquidating trustee or may appoint one or more Persons as the liquidating trustee. The liquidating trustee shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final Distribution, the liquidating trustee shall continue to operate the Company properties with all of the power and authority of the Manager. Subject to the Delaware Act, the steps to be accomplished by the liquidating trustee are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidating trustee shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidating trustee shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidating trustee may reasonably determine): first, all expenses incurred in liquidation of the Company; second, all of the debts, liabilities and obligations owed to creditors of the Company, other than Members; third, all of the debts and liabilities owed to Members; and

(c) all remaining assets of the Company shall be distributed to the Members in accordance with Article IV by the end of the Taxable Year during which the final liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the final liquidation). The Distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Members of their Capital Contributions, a complete Distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

SECTION 14.03. Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidating trustee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidating trustee may, in the liquidating trustee’s sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidating trustee may, in the liquidating trustee’s sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the liquidating trustee deems reasonable and equitable, and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time.

SECTION 14.04. Certificate of Cancellation. On completion of the Distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Manager shall file or cause to be filed a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

SECTION 14.05. Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

SECTION 14.06. Return of Capital. The liquidating trustee shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

ARTICLE XV

Valuation

SECTION 15.01.  Determination. “Fair Market Value” of a specific Company asset will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing, unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value, as such amount is determined by the Manager (or, if pursuant to Section 14.02, the liquidating trustee) in its good faith judgment using all factors, information and data it deems to be pertinent.

SECTION 15.02.  Dispute Resolution. If any Member or Members dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the Manager (or, if pursuant to Section 14.02, the liquidating trustee) and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company, the Manager (or, if pursuant to Section 14.02, the liquidation trustee) and such Member(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Company in the Company’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Company (as applicable) in accordance with the provisions of Section 15.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by ten percent (10%) or more, and the Manager (or, if pursuant to Section 14.02, the liquidation trustee) and such Member(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two Appraisers, and such third Appraiser shall determine the Fair Market Value of such asset or the Company (as applicable) within thirty (30) days of its appointment as an Appraiser, provided that such Appraiser shall not determine the Fair Market Value of such asset or the Company (as applicable) to be lower or higher than the determinations made by the original two Appraisers. If Fair Market Value as determined by an Appraiser is within ten percent (10%) of the Fair Market Value as determined by the other Appraiser (but not identical), and the Manager (or, if pursuant to Section 14.02, the liquidating trustee) and such Member(s) do not otherwise agree on a Fair Market Value, the Fair Market Value shall be the average of the two Appraisers. The fees and expenses of the Appraisers shall be borne by the Company.

ARTICLE XVI

General Provisions

SECTION 16.01. Power of Attorney.

(a) Each Member hereby constitutes and appoints the Manager (or the liquidating trustee, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to the same extent and with the same effect as such Member would or could do under applicable Law, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, resignation or substitution of any Member pursuant to Article XII or XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, necessary or appropriate to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member who is an individual and the transfer of all or any portion of his, her or its Company Interest and shall extend to such Member’s heirs, successors, permitted assigns and personal representatives.

SECTION 16.02. Confidentiality.

(a) The Manager and each of the Members agree to hold the Company’s Confidential Information in confidence and may not use such information except (i) in furtherance of the business of the Company, (ii) as reasonably necessary for compliance with applicable Law, including compliance with disclosure requirements under the Securities Act and the Exchange Act and compliance with the listing requirements of any securities exchange on which the Class A Common Stock is traded, and securities laws and regulations of other jurisdictions or (iii) as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes, but is not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to the Manager and each Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of the Manager or each Member at the time of disclosure by the Company; (b) before or after it has been disclosed to the Manager or each Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of the Manager or such Member, respectively, in violation of this Agreement; (c) is approved for release by written authorization of the Manager or the Chief Executive Officer or the President of the Company; (d) is disclosed to the Manager or such Member or their representatives by a third party not, to the knowledge of the Manager or such Member, respectively, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by the Manager or such Member or their respective representatives without use or reference to the Confidential Information.

(b) Each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, members, directors, managers, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such disclosing party is required to keep the Confidential Information confidential, solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement; provided that the disclosing party shall remain liable with respect to any breach of this Section 16.02 by any such Person.

(c) Notwithstanding anything in Section 16.02(a) or Section 16.02(b) to the contrary, each of the Members may disclose Confidential Information (i) to the extent that such party is legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, for purposes of reporting to its stockholders and direct and indirect equity holders the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the fullest extent required by applicable Law or applicable accounting standards; or (ii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Common Units held by such Member, or a prospective merger partner of such Member (provided, that (x) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement, and (y) each Member will be liable for any breaches of this Section 16.02 by any such Persons). Nothing in this Agreement shall prevent a Member from (A) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC; (B) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate any part of this Agreement, to the extent permitted by Section 21F of the Exchange Act; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company or any of its Affiliates; or (D) receiving a monetary award as set forth in Section 21F of the Exchange Act. Notwithstanding any of the foregoing, nothing in this Section 16.02 will restrict in any manner the ability of the Corporation to comply with its disclosure obligations under Law or the listing requirements of any securities exchange on which the Class A Common Stock is traded, and the extent to which any Confidential Information is necessary or desirable to disclose.

SECTION 16.03. Amendments.

(a) Any amendment or modification of this Agreement shall require the affirmative consent or approval of the Manager and the Majority Members; provided, however, that any such amendment that: (i) changes the rights, powers or duties of the Members holding a class or series of Units so as to affect such rights, powers or duties adversely shall also require the affirmative consent or approval of the Members holding a majority of the outstanding Units of such class or series; (ii) requires a Member to make any additional Capital Contribution shall also require the affirmative consent or approval of such Member; (iii) obligates a Member personally for any or all of the debts, obligations and liabilities of the Company shall also require the affirmative consent or approval of such Member; (iv) changes this Section 16.03(a) shall also require the affirmative consent or approval of the Manager and each Member; and (v) changes any provision that expressly requires the approval, consent or action of a Person or Persons so as to affect such Person or Persons adversely shall also require the affirmative consent or approval of such Person or Persons.

(b) Notwithstanding the foregoing, the Manager may amend or modify any provision of this Agreement without further act, vote, approval or consent of the Members or any other Person notwithstanding any other provision of this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law, so long as such amendment or modification does not change the powers, preferences or relative, participating, optional, special or other rights, if any, or the qualifications, limitations or restrictions of the Members holding a class or series of Units so as to affect them adversely.

(c) Notwithstanding the foregoing, the Manager or the Officers may amend or modify the Schedule of Members pursuant to Sections 3.01(d), 3.09, 5.01(a), 5.01(c) and 11.06(b) without further act, vote, approval or consent of the Members or any other Person notwithstanding any other provision of this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law.

SECTION 16.04. Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

SECTION 16.05.   Addresses and Notices. To be valid for purposes of this Agreement, any notice, request, demand, waiver, consent, approval or other communication (any of the foregoing, a “Notice”) that is required or permitted under this Agreement shall be in writing. A Notice shall be deemed given only as follows: (a) on the date delivered personally or by email; (b) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) Business Day following deposit with a nationally recognized overnight courier service for next day delivery, charges prepaid, and, in each case, at the address set forth below and to any other recipient and to any Member at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Alvarium Tiedemann Capital, LLC
[Insert Address]

Attention: [        ]

E-mail: [      ]

with a copy (which copy shall not constitute notice) to:

[Insert Law Firm]

[Insert Address

Attention: [      ]

E-mail: [      ]

SECTION 16.06. Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 16.07. Creditors. To the fullest extent permitted by applicable Law, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of the Company’s Affiliates, and no creditor who makes a loan to the Company or any of the Company’s Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan, any direct or indirect interest in the Company’s Net Income, Net Loss, Distributions, capital or property.

SECTION 16.08. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

SECTION 16.09. Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party may deliver signed counterparts of this Agreement to the other parties by means of facsimile, portable document format (.PDF) signature or electronic transmission.

SECTION 16.10. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 16.11. Jurisdiction. To the fullest extent permitted by applicable Law, the Company, each Member, the Manager, each Officer, each other Person who is a party to or is otherwise bound by this Agreement and each Person acquiring a Unit agrees that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any (a) derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of fiduciary duty owed by any Member, the Manager, any Officer or any employee of the Company to the Company or the Members, (c) any action asserting a claim arising pursuant to the Delaware Act or this Agreement, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware). To the fullest extent permitted by applicable Law, the Company, each Member, the Manager, each Officer, each other Person who is a party to or is otherwise bound by this Agreement and each Person acquiring a Unit (i) irrevocably submits to the exclusive personal jurisdiction of the aforesaid courts and (ii) waives any claim of improper venue any claim that the aforesaid courts are an inconvenient forum court in any action or proceeding described in the foregoing sentence. To the fullest extent permitted by applicable law, the Company, each Member, the Manager, each Officer, each other Person who is a party to or is otherwise bound by this Agreement and each Person acquiring a Unit agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16.05 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

SECTION 16.12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 16.13. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

SECTION 16.14. Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

SECTION 16.15. Right of Offset. Whenever the Company is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the Distribution of Units to the Corporation shall not be subject to this Section 16.15.

SECTION 16.16. Effectiveness. This Agreement shall be effective upon the Effective Date.

SECTION 16.17. Entire Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the First Amendment, as in effect immediately prior to the Effective Date is superseded by this Agreement and shall be of no further force and effect thereafter.

SECTION 16.18. Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

SECTION 16.19. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation and shall mean, “including, without limitation”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

[Remainder of page intentionally left blank]

The undersigned hereby agree to be bound by all of the terms and provisions of the Second Amended and Restated Limited Liability Company Agreement of Alvarium Tiedemann Capital, LLC as of the date first set forth above.

[CARTESIAN GROWTH CORPORATION], as a Member and Manager

By:
Name:
Title:

(SIGNATURE PAGE TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT OF ALVARIUM TIEDEMANN CAPITAL, LLC)

The undersigned hereby agree to be bound by all of the terms and provisions of the Second Amended and Restated Limited Liability Company Agreement of Alvarium Tiedemann Capital, LLC as of the date first set forth above.

MEMBERS HOLDING CLASS B COMMON UNITS:

By:
Name:
Title:

(SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT OF ALVARIUM TIEDEMANN CAPITAL, LLC)

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [●], 20[●] (this “Joinder”), is delivered pursuant to that certain Second Amended and Restated Limited Liability Company Agreement, entered into effective as of [     ] [     ], 202[     ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) of Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.

1.	Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the LLC Agreement to the undersigned shall be directed to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NEW MEMBER]

By:
Name:	[●]
Title:	[●]

Accepted and agreed
as of the date first set forth above:

ALVARIUM TIEDEMANN CAPITAL, LLC

By: [Cartesian Growth Corporation], its manager

By:
Name: [●]
Title: [●]

CERTIFICATE FOR

ALVARIUM TIEDEMANN CAPITAL, LLC

Certificate Number ____                                                                 ________ [Class A][B] Units

ALVARIUM TIEDEMANN CAPITAL, LLC, a Delaware limited liability company (the “Company”), hereby certifies that ________________ (the “Holder”) is the registered owner of ___________[Class A Common][B Common] Units of limited liability company interest in the Company (the “Interests”). THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS (INCLUDING TRANSFER RESTRICTIONS) AND LIMITATIONS OF THE INTERESTS ARE SET FORTH IN, AND THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY ARE ISSUED AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF [ ] [ ], 202[ ], AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME (THE “AGREEMENT”). THE TRANSFER OF THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all of the terms and conditions of the Agreement. The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business. The Company maintains books for the purpose of registering the transfer of Interests. Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by _______________________ its ______________________ as of the date set forth below.

Dated: _____________ __, 20__
Name:
Title:

Exhibit B

REVERSE SIDE OF CERTIFICATE

REPRESENTED INTERESTS OF

ALVARIUM TIEDEMANN CAPITAL, LLC

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto __________________________ [print or typewrite the name of the transferee], _____________________ [insert Social Security Number or other taxpayer identification number of transferee], the following specified percentage of Interests: __________________________ [identify percentage of Interests being transferred], and irrevocably constitutes and appoints _____________________ as attorney-in-fact to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated: ___________ ___, 20__	Signature:
(Transferor)

Address:

Exhibit C

Officers

Name:                                      Title:

[To come]

Exhibit D

Notice of Exchange

[LETTERHEAD OF HOLDER]

[●]

[Cartesian Growth Corporation]

[Insert Address]

Alvarium Tiedemann Capital, LLC

[Insert Address]

Re: Exchange Pursuant to Second Amended and Restated Limited Liability Company Agreement of Alvarium Tiedemann Capital, LLC dated as of [      ] [     ], 202[     ] (as amended from time to time, the “Agreement”)

Reference is hereby made to the Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. The undersigned Holder hereby provides this Notice of Exchange pursuant to Section 11.02 of the Agreement to effect the Exchange of the following Paired Interests:

Number of Pair Interests to be Exchanged: ____________

(Consisting of an equal number of Class B Common Units and shares of Class B Common Stock)

The shares of Class A Common Stock to be issued upon consummation of the Exchange shall be issued to :_________________________.

The Holder hereby represents and warrants that: (a) the Holder has all requisite power and authority to execute, deliver and perform under this Notice of Exchange and no consent, approval, authorization, registration or notice of any third party or governmental authority is required by the Holder in connection with this Notice of Exchange or the Exchange; (b) this Notice of Exchange has been duly executed and delivered by the Holder and constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws effecting creditors’ rights generally and subject, as to enforceability, to general principals of equity; and (c) the Holder is the sole owner of record and beneficially of the Paired Interests described above, free and clear of any any mortgage, pledge, hypothecation, easement, security interest, charge, claim, license, option, conditional sale or other title retention agreement, lien or other encumbrance or right of any third party, or any agreement to create any of the foregoing.

The Holder hereby constitutes and appoints each officer of the Corporation and of the Company with full power of substitution, as the Holder’s true and lawful agent and attorney-in-fact, with full power and authority, in the Holder’s name, place and stead, to the same and extent and with the same effect as the Holder would or could do under applicable Law to (a) effect the Exchange, (b) effect the surrender, assignment and delivery of the Paired Interests described above and (c) effect the delivery of the shares of Class A Common Stock to be issued upon consummation of the Exchange of the Paired Interests described above. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of the Holder.

IN WITNESS WHEREOF, the undersigned Holder has duly executed and delivered this Notice of Exchange as of the day and year first above written.

[HOLDER]

By:
Name:	[●]
Title:	[●]
Address:	[●]

Schedule of Members

Name and Address of Member	Class A Common Units	Class B Common Units	Capital Account

TOTAL:

Exhibit E

Alvarium Contribution Agreement

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of [ ] [ ], 202[ ] (the “Effective Date”), in entered into by and among Cartesian Growth Corporation (“SPAC”) and Alvarium Tiedemann Capital, LLC (the “Company”).

WHEREAS, SPAC collectively owns all of the issued shares in [Alvarium Topco Limited] (“Alvarium”);

WHEREAS, SPAC desires to contribute all of the issued shares in Alvarium owned by SPAC (collectively, the “Interests”) as a contribution to the capital of the Company;

WHEREAS, the Company desires to accept such contribution to capital;

NOW, THEREFORE, in consideration of the aforesaid contribution and other good and valuable consideration, the receipt and sufficiently of which is hereby acknowledged, the parties do hereby covenant and agree each with the other as follows:

1. Contribution. SPAC hereby assigns, transfers and contributes to the Company, and the Company hereby accepts, as a contribution to its capital, all of the Interests owned by SPAC (the “Contribution”).

2. Representations and Warranties. SPAC represents and warrants as follows: (a) it is the legal and beneficial owner of the Interests, and has good and valid title to such Interests, free and clear of any and all liens or encumbrances; (b) it has all necessary power and authority to enter into this Agreement and to perform all the obligations to be performed by it hereunder; (c) this Agreement has been duly executed and delivered by it; and (d) this Agreement constitutes the legal, valid, and binding obligation of SPAC enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles.

3. Further Assurances. The parties agree to execute and deliver such other instruments and agreements and to take such actions as may reasonably be necessary to effect the transactions contemplated under this Agreement.

4. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

6. Amendments. This Agreement may only be amended by a written instrument signed by all of the parties hereto.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the law of Delaware without regard to its conflicts of law doctrines.

8. Counterparts. This Agreement may be executed, including execution by electronic or pdf transmission, in more than one counterpart with the same effect as if the parties executing the several counterparts had all executed one counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement effective as of the day and year first set forth above.

COMPANY:

Alvarium Tiedemann Capital, LLC

By:
Name:
Title:

Signature page to Alvarium Contribution Agreement

SPAC:

Cartesian Growth Corporation

By:
Name:
Title

Signature page to Alvarium Contribution Agreement

Exhibit F

Registration Rights and Lock-Up Agreement

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of [__], 202[_], is made and entered into by and among Cartesian Growth Corporation, a Delaware corporation (the “Company”), CGC Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), Elias Diaz Sese, Bertrand Grabowski and Daniel Karp (the “Director Holders”), and certain parties set forth on Schedule 1 hereto (collectively, the “Target Holders” and, collectively with the Sponsor and the Director Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.11 of this Agreement, the “Holders” and each, a “Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, the Sponsor and the Director Holders are party to that certain Registration Rights Agreement, dated as of February 23, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of September 19, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Rook MS LLC, a Delaware limited liability company (“Merger Sub”), Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“Umbrella”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT”), Alvarium Investments Limited, an English private limited company (“Alvarium” and, together with TWMH, TIG GP and TIG MGMT, the “Targets”);

WHEREAS, the Sponsor has entered into Option Agreements (as defined below) with certain investors who have committed to purchase PIPE Shares (as defined below), pursuant to which the Sponsor has granted each such investor an option to purchase shares of the Company’s Common Stock (as defined below) held by the Sponsor following the Closing Date (as defined below), subject to the terms contained herein and in each such Option Agreement;

WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, the Target Holders received shares of the Company’s Common Stock or Umbrella Class B Common Units that are exchangeable into Company’s Common Stock pursuant to the terms and subject to the conditions of the Business Combination Agreement and the Umbrella A&R LLCA;

WHEREAS, on the date hereof, pursuant to the terms of the Business Combination Agreement and the Sponsor Support Agreement, the Sponsor has transferred and assigned an aggregate of 8,900,000 Private Placement Warrants (as defined below) to the Target Holders;

WHEREAS, pursuant to Section 6.7 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are the Holders in the aggregate of at least a majority in interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 6.10.

“Additional Holder Common Stock” shall have the meaning given in Section 6.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, (c) the Company has a bona fide business purpose for not making such information public, and (d) such disclosure (i) would be reasonably likely to have an adverse impact on the Company, (ii) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (iii) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry; provided that the Company takes all reasonable action as necessary to promptly make such determination and conclude such investigation or inquiry.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” means the Company’s shares of Class A common stock, par value $0.0001 per share, and the Company’s shares of Class B common stock, par value $0.0001 per share.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Director Shares” shall mean the [__] Class B ordinary shares of the Company held by each of the Director Holders immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement and, for the avoidance of doubt, the shares of the Company’s Common Stock received by such Director Holders in exchange for such Class B ordinary shares.

“Director Holders” shall have the meaning given in the Preamble hereto.

“Director/Inactive Target Holder Lock-up Period” shall mean, with respect to the Director/Inactive Target Holder Shares, the period beginning on the Closing Date and ending on the date that is one year after the Closing Date.

“Director/Inactive Target Holder Shares” shall mean the Director Shares and the Inactive Target Holder Shares.

“EDGAR” shall have the meaning given in Section 3.5.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“General Lock-up Period” shall mean:

(A) with respect to one-third of the Lock-up Shares (other than any (i) Director/Inactive Target Holder Shares, (ii) Sponsor-Sourced Option Shares or (iii) Private Placement Warrants), the period beginning on the Closing Date and ending on the date that is one year after the Closing Date;

(B) with respect to one-third of the Lock-up Shares (other than any (i) Director/Inactive Target Holder Shares, (ii) Sponsor-Sourced Option Shares or (iii) Private Placement Warrants), the period beginning on the Closing Date and ending on the date that is two years after the Closing Date; and

(C) with respect to one-third of the Lock-up Shares (other than any (i) Director/Inactive Target Holder Shares, (ii) Sponsor-Sourced Option Shares or (iii) Private Placement Warrants), the period beginning on the Closing Date and ending on the date that is three years after the Closing Date.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Inactive Target Holder Shares” shall mean those shares of the Company’s Common Stock, or those Umbrella Class B Common Units that are received by the Inactive Target Holders that are exchangeable into Company’s Common Stock pursuant to the terms and subject to the conditions of the Business Combination Agreement and the Umbrella A&R LLCA, in each case, received by the Inactive Target Holders pursuant to the terms of the Business Combination Agreement on the Closing Date and as indicated on Schedule 1 alongside the applicable Inactive Target Holder’s name.

“Inactive Target Holders” means, collectively, those Target Holders designated as “Inactive Target Holders” on Schedule 1 and their Permitted Transferees.

“Joinder” shall have the meaning given in Section 6.10.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Parties” shall mean, as applicable, the Sponsor, the Director Holders, the Target Holders and their respective Permitted Transferees.

“Lock-up Periods” shall mean the Director/Inactive Holder Lock-up Period, the General Lock-up Period, the SSOS Share Lock-up Period and the PPW Lock-up Period, as applicable.

“Lock-up Shares” shall mean the Common Stock and any other equity securities convertible into or exercisable or exchangeable for the Common Stock (including, without limitation, any Private Placement Warrants, and/or equity (or quasi equity) awards issued under any employee incentive or equity appreciation plan) held by the Sponsor, Director Holders or Target Holders immediately following the Closing (excluding any PIPE Shares or Common Stock acquired in the public market) or otherwise acquired, subscribed for or issued pursuant to the terms of the Business Combination Agreement or the Sponsor Support Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (a) with respect to the Target Holders and their respective Permitted Transferees, which include (i) prior to the expiration of the applicable Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the applicable Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“PIPE Shares” shall mean the shares of Class A common stock of the Company acquired by any Target Holder in connection with such Target Holder’s participation in the Private Placements.

“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of the Company’s initial public offering and any such warrants subsequently acquired by Holders in connection with the Business Combination Agreement, including any Common Stock issued or issuable upon conversion or exchange of any such warrants.

“PPW Lock-up Period” shall mean:

(A) with respect to one-third of the Private Placement Warrants (other than those held by the Director Holders), the period beginning on the Closing Date and ending on the date that is two years after the Closing Date; and

(B) with respect to one-third of the Private Placement Warrants (other than those held by the Director Holders), the period beginning on the Closing Date and ending on the date that is three years after the Closing Date.

For the avoidance of doubt, one-third of the Private Placement Warrants shall not be subject to the PPW Lock-up Period.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding Common Stock and any other equity security (including the Private Placement Warrants and any other warrants to purchase Common Stock and Common Stock issued or issuable upon the exercise or conversion of any other such equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement and any PIPE Shares), (b) any Common Stock or any other equity security (including warrants to purchase Common Stock and Common Stock issued or issuable upon the exercise or conversion of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are held by an “affiliate” (as defined in Rule 144) of the Company, (c) any Additional Holder Common Stock, and (d) any Common Stock or any other equity security issued or issuable, including in exchange for Umbrella Class B Common Units pursuant to the terms and subject to the conditions of the Umbrella A&R LLCA and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(F) in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $75,000 without the consent of the Company);

(G) the costs and expenses of Company relating to analyst and investor presentations

(H) or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities; and

(I)    any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Sponsor-Sourced Option Shares” shall mean, collectively, any Option Shares (as defined in any of (i) that certain Option Agreement, dated as of [ ], 2021, by and between the Sponsor and [ ], (ii) that certain Option Agreement, dated as of [ ], 2021, by and between the Sponsor and [ ] or (iii) that certain Option Agreement, dated as of [ ], 2021, by and between the Sponsor and [ ] (each, an “Option Agreement” and, collectively, the “Option Agreements”).

“SSOS Lock-up Period” shall mean, with respect to the Sponsor-Sourced Option Shares (and only to the extent such Sponsor-Sourced Option Shares are transferred pursuant to the terms of the applicable Option Agreement), the period beginning on the Closing Date and ending on the earlier to occur of (A) one year after the date of the Closing Date or (B) such time, at least 150 days after the Closing Date, that the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target(s)” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase (other than as explicitly contemplated by the Option Agreements) or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within forty-five (45) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60th) calendar day (or ninetieth (90th) calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following Closing and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that if such Effectiveness Deadlines falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadlines shall be extended to the business day on which the SEC is open for business. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer at the time of filing (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form at the time of filing. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the Target Holders.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, or a Target Holder (any of the Sponsor or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price of at least $10.0 million in the aggregate (the “Minimum Takedown Threshold”); provided that, with respect to all remaining Registrable Securities held by the Demanding Holder no Minimum Takedown Threshold shall apply. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, a majority-in-interest of the Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor and the Target Holders may demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 within any six (6) month period. For the avoidance of doubt, the Company shall not be required to effect an aggregate of more than four (4) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and all other Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) a Block Trade or an Other Coordinated Offering (which shall be subject to Section 2.4), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Except with respect to an Underwritten Shelf Takedown under Section 2.1.4, the rights provided under this Section 2.2.1 shall not be available to any Holder at such time as there is an effective Shelf available for the resale of the Registrable Securities pursuant to Section 2.1. Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Common Stock or other equity securities that the Company desires to sell, taken together with (i) Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer or director or Holder (and for which it is customary for such Holder to agree to a lock-up), agrees that, to the extent such Holder participates in such Underwritten Offering, it shall not Transfer any Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price of at least $20.0 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Demanding Holder in the aggregate may demand no more than (i) one (1) Block Trade pursuant to this Section 2.4 within any six (6) month period or (ii) two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least one percent (1%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 notify each seller of Registrable Securities promptly after it receives notice of the time when the Registration Statement has been declared effective and when any post-effective amendments and supplements thereto become effective;

3.1.5 furnish counsel for the Underwriter(s), if any, and upon written request, for the sellers of the Registrable Securities in such Registration Statement with copies of any written comments from the SEC or any written request by the SEC for amendments or supplements to a Registration Statement or Prospectus;

3.1.6 prior to any public offering of Registrable Securities, use best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.7 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.8 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.9 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.10 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, including any document that is to be incorporated by reference into such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish, upon request, a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.11 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.13 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.14 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.15 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.16 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.17 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until (x) in the case of (a) or (b), it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed, or (y) in the case of (c), until the restriction on the ability of “insiders” to transact in the Company’s securities is removed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be detrimental to the Company and the majority of the Board concludes as a result that it is advisable to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than sixty (60) consecutive calendar days and not more than twice for not more than one hundred and twenty (120) total calendar days, during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Rule 144. With a view to make available to the Holders the benefits of Rule 144 promogulated under the Securities Act, the Company covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell all Registerable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promogulated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon request of any Holder, the Company will deliver to such Holder a written statement as to whether the Company has complied with such information requirement, and, if not, the specific reasons for non-compliance.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, managers, directors, trustees, equityholders, beneficiaries, affiliates and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees or other expenses incurred in connection with investigating or defensing such claim, loss, liability, damage or action) resulting from (i) any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities law except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1 Lock-Up. Subject to Section 5.2 and Section 5.3, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of the applicable Lock-up Period (the “Lock-up”).

5.2 Permitted Transferees.

5.2.1 Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the applicable Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) any direct or indirect partners, members or equity holders of such Lock-up Party, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, or (iv) any other Lock-up Party or any direct or indirect partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (f) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party, (g) to the Company, or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall (x) be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares, and (y) execute a joinder to this Agreement in the form of Exhibit A attached hereto.

5.3 Except as otherwise agreed to by the Company and the Sponsor, if any Lock-up Party is granted a release or waiver from the Lock-up provided in this Article V (such party a “Triggering Holder”), then each other Lock-up Party shall also be granted an early release from its obligations hereunder or under any contractual lock-up agreement with the Company on the same terms and on a pro-rata basis with respect to such number of Lock-up Shares rounded down to the nearest whole security equal to the product of (i) the total percentage of Lock-up Shares held by the Triggering Holder immediately following the Closing that are being released from this Agreement multiplied by (ii) the total number of Lock-up Shares held by such other Lock-up Party immediately following the Closing.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) recorded mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], Attention: [●] or by email: [●], and, if to any Holder, at such Holder’s address, electronic mail address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Sponsor, Director Holders and the Target Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to Sponsor Members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees), and (ii) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more affiliates of such Target Holder or any direct or indirect partners, members or equity holders of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees). Upon a transfer by the Sponsor pursuant to subsection (i) to Sponsor Members, the rights that are personal to the Sponsor shall be exercised by the Sponsor Members only with the consent of the Sponsor’s board of managers in accordance with the Sponsor’s operating agreement.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

6.5 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

6.6 Arbitration. Each of the parties irrevocably and unconditionally agrees that any proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (each, a “Related Proceeding”) shall be finally settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. Any Related Proceeding shall be decided by a panel of three (3) arbitrators seated in New York, New York. Each arbitrator must be (a) an attorney with significant experience in negotiating complex commercial transactions, or a judge seated on, or retired from, a U.S. federal court sitting in the Southern District of New York and (b) neutral and independent of each party. The parties agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply irrespective of the amount in dispute. The arbitrators may enter a default decision against any party who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties and the arbitrators will keep confidential, and will not disclose to any person, except the parties’ respective representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable law or any order of a governmental entity of competent jurisdiction, the existence of any Related Proceeding under this Section 6.6, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this Section 6.6 will toll the applicable statute of limitations for the duration of any such Related Proceeding.

6.7 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least three percent (3%) of the outstanding Common Stock; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective affiliates hold, in the aggregate, at least three percent (3%) of the outstanding Common Stock; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.8 Term. This Agreement shall terminate with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor (so long as the Sponsor and its affiliates hold, in the aggregate, Registrable Securities representing at least three percent (3%) of the outstanding Common Stock) and each Target Holder (in each case, so long as such Target Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least three percent (3%) of the outstanding Common Stock), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

6.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12 Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

6.13 Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

CARTESIAN GROWTH CORPORATION

By:
Name:
Title:

HOLDERS:

CGC SPONSOR, LLC

By:
Name:
Title:

HOLDERS:

ELIAS DIAZ SESE

By:
Name:
Title:

HOLDERS:

BERTRAND GRABOWSKI

By:
Name:
Title:

HOLDERS:

DANIEL KARP

By:
Name:
Title:

Schedule 1

Target Holders

*	Denotes “Inactive Target Holder”

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [__], 202[_] (as the same may hereafter be amended, the “Registration Rights Agreement”), among Cartesian Growth Corporation, a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:
Address:

Agreed and Accepted as of
____________, 20__

[__]

By:
Name:
Its:

Exhibit G

Tax Receivable Agreement

TAX RECEIVABLE AGREEMENT

among

[CARTESIAN GROWTH CORPORATION]

[SELLERS ADVISORY FIRM]

and

THE PERSONS NAMED HEREIN

Dated as of [          ] [ ], 202[ ]

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [       ] [        ], 202[    ], is hereby entered into by and among [Cartesian Growth Corporation], a Delaware corporation (the “Purchaser”), [_____] (the “Sellers Advisory Firm”), and each of the other persons from time to time party hereto (the “Sellers”).

RECITALS

WHEREAS, Cartesian Growth Corporation, an exempted company incorporated under the laws of the Cayman Islands, Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“Umbrella”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TA”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT”, and together with TA, TIG GP, collectively the “Companies”), Alvarium Investments Limited, an English private limited company, and Rook MS LLC, a Delaware limited liability company, entered into that certain Business Combination Agreement dated as of September 19, 2021 (the “Business Combination Agreement”), prior to which, the Sellers will have contributed all of their interests in the Companies to Umbrella (the “Contribution”) in exchange for Class B Common Units in Umbrella (the “Units”);

WHEREAS, certain Sellers may be selling on the date of the Agreement some (but not all) of their Units to Purchaser (the “Initial Sale”) in connection with the Business Combination (as defined below), and following the Business Combination pursuant to the Business Combination Agreement, the Sellers will receive Class B common stock of Purchaser (the “Purchaser Class B Shares” which, together with the Units, the “Exchangeable Interests”);

WHEREAS, the Exchangeable Interests held by the Sellers may be exchanged for Class A common stock of the Purchaser (the “Class A Shares”) or other consideration including cash, subject to the provisions of the LLC Agreement (as defined below) (each exchange, as well as the Initial Sale, an “Exchange”) that may result in the recognition of gain or loss for U.S. federal income tax purposes to the Sellers as described herein;

WHEREAS, Umbrella and each of its eligible subsidiaries will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) for each Taxable Year (as defined below) in which an Exchange occurs, which election may result in a Basis Adjustment (as defined herein) to the tangible and intangible assets owned by Umbrella and its subsidiaries as of the date of any such Exchange;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of Umbrella may be affected by (i) the Basis Adjustments (as defined herein) and (ii) Imputed Interest (as defined below);

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes (as defined herein) of Purchaser;

WHEREAS, Exchanges by the Sellers and payments in respect of Tax savings related to such Exchanges will result in Tax savings for Purchaser;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, controls, is controlled by, or is under common control with, such Person.

“Agreed Rate” means the Benchmark plus 100 basis points.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 734(b), 743(b) and 754 of the Code and comparable sections of state and local tax laws (as calculated under Section 2.01 of this Agreement) as a result of an Exchange (including, without limitation, the payments made pursuant to this Agreement). Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Exchangeable Interests shall be determined without regard to any Pre-Exchange Transfer of such Exchangeable Interests and as if any such Pre-Exchange Transfer had not occurred.

“Benchmark” means SOFR. If SOFR ceases to be published in accordance with the definition thereof or otherwise is not available, the Purchaser and Sellers Advisory Firm shall work together in good faith to select an alternate Benchmark with similar characteristic that gives due considerations to the prevailing market conventions for determining rates of interest in the United States at such time.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Business Combination” is the merger of Umbrella and Umbrella Merger Sub, LLC as contemplated in the Business Combination Agreement.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding the Sellers, becomes the Beneficial Owner, directly or indirectly, of securities of the Purchaser representing more than fifty percent (50%) of the combined voting power of the Purchaser’s then outstanding voting securities; or

(ii) there is consummated a merger or consolidation of the Purchaser or any direct or indirect subsidiary of the Purchaser with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Purchaser immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(iii) the shareholders of the Purchaser approve a plan of complete liquidation or dissolution of the Purchaser, or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by the Purchaser or Umbrella of all or substantially all of its assets, other than such sale or other disposition by the Purchaser of all or substantially all of the Purchaser’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Purchaser in substantially the same proportions as their ownership of the Purchaser immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii)(x) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the Beneficial Owners of the shares of the Purchaser immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the stock or assets of the Purchaser immediately following such transaction or series of transactions and the Beneficial Owner has substantially the same rights under this Agreement (or equivalent successors to such agreements).

“Code” is defined in the Recitals of this Agreement.

“Control” and its correlatives means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Exchange” is defined in the Recitals of this Agreement and, to the extent not captured by such, shall also include any “Exchange” as defined in the LLC Agreement.

“Exchange Basis Schedule” is defined in Section 2.02 of this Agreement.

“Exchange Date” means the date any Exchange occurs.

“Exchange Payment” is defined in Section 5.01 of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Imputed Interest” shall mean any interest imputed under Sections 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Purchaser’s payment obligations under this Agreement.

“IRS” means the United States Internal Revenue Service.

“Late Payment Rate” means the Benchmark plus 500 basis points.

“LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Umbrella, dated as of [ ] [ ], 202[ ], as amended from time to time.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Non-Stepped Up Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Purchaser and (ii) without duplication any Tax liability imposed with respect to Umbrella that is allocable to Purchaser under Section 704 of the Code using the same methods, elections, conventions and similar practices used on the relevant Purchaser Return, but using the Non-Stepped Up Tax Basis instead of the tax basis of the Reference Assets and excluding any deduction attributable to the Imputed Interest.

“Payment Date” means any date on which a payment is made pursuant to this Agreement.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or governmental entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Seller) or distribution in respect of one or more Exchangeable Interests (a) that occurs prior to an Exchange of such Exchangeable Interests, and (b) to which Section 743(b) or 734(b) of the Code applies.

“Purchaser” is defined in the Preamble of this Agreement.

“Purchaser Advisory Firm” means an accounting firm that is nationally recognized as being expert in Tax matters and that is engaged by the Purchaser to administer its rights and obligations under this Agreement.

“Purchaser Letter” shall mean a letter by the Purchaser in connection with the performance of its obligations under this Agreement stating that the relevant schedule, notice or other information to be provided by the Purchaser to Umbrella and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to the Sellers Advisory Firm.

“Purchaser Return” means the federal Tax Return and/or state and/or local Tax Return, as applicable, of the Purchaser filed with respect to Taxes of any Taxable Year.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped Up Tax Liability over the actual liability for Taxes of the Purchaser for such Taxable Year using the “with or without” methodology. For the avoidance of doubt, the actual liability for Taxes shall reflect the tax benefit, if any, for the deduction of Imputed Interest. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination. For this purpose, Taxes of the Purchaser (whether actual liability or Non-Stepped Up Tax Liability) shall include any Taxes of any member of the applicable consolidated group, combined group or unitary group of any of its Affiliates (including the portion of any Tax liability imposed with respect to Umbrella that is allocable to Purchaser under Section 704 of the Code).

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of the Purchaser over the Non-Stepped Up Tax Liability for such Taxable Year using the “with or without” methodology. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination. For this purpose, Taxes of the Purchaser (whether actual liability or Non-Stepped Up Tax Liability) shall include any Taxes of any member of the applicable consolidated group, combined group or unitary group of any of its Affiliates (including the portion of any Tax liability imposed with respect to Umbrella that is allocable to Purchaser under Section 704 of the Code).

“Reconciliation Procedures” means those procedures set forth in Section 7.09 of this Agreement.

“Reference Assets” means (a) all tangible and intangible assets owned (or deemed owned such as through an entity disregarded for tax purposes) at the time of an Exchange (i) by Umbrella or (ii) by entities in which Umbrella owns an interest that are treated as partnerships for U.S. federal income tax purposes and for which an election under Section 754 of the Code is in effect with respect to such Exchange, and (b) any asset to the extent its tax basis is determined by reference to the adjusted basis of an asset referred to in clause (a).

“Schedule” means any of the following: (a) an Exchange Basis Schedule, (b) a Tax Benefit Schedule, (c) a Payment Schedule, or (d) the Early Termination Schedule.

“Sellers” is defined in the preamble to this Agreement.

“Sellers Advisory Firm” means an accounting firm that is nationally recognized as being expert in Tax matters and that is engaged by the Sellers owning a majority of the Units to administer its rights and obligations under this Agreement. The initial Sellers Advisory Firm shall be [______].

“Senior Obligations” is defined in Section 5.01 of this Agreement.

“SOFR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, on the applicable Bloomberg screen page (or other commercially available source providing quotations of SOFR) for the Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York for such month (or portion thereof). In no event will SOFR be less than 0%.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after an Exchange Date in which there is a Basis Adjustment due to an Exchange.

“Tax” or “Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest, additions to Tax or penalties applicable or related to such Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Umbrella” is defined in the Preamble of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the deductions from the Basis Adjustment and the Imputed Interest arising out of previous Exchanges, and any deductions that would arise from any Basis Adjustments and any Imputed Interest as if the deemed Exchanges described in clause (6) of this definition below had been actual previous Exchanges, will continue to be available to the Purchaser without regard to any Change of Control or any dispositions of the Reference Assets on or after the Early Termination Date, (2) the Purchaser will have taxable income sufficient to fully utilize such deductions during such Taxable Year (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions), (3) the U.S. federal and the and state and local income tax rates that will be in effect for each such Taxable Year and apply to all taxable income of the Purchaser will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year has already been enacted into law, (4) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Schedule (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) will be utilized by the Purchaser on a pro rata basis from the date of the Early Termination Schedule through the earlier of (i) the twentieth anniversary of the first Exchange Date or (ii) the schedule expiration date of such carryforward or carryback, (5) any non-amortizable assets are deemed to be disposed of on the earlier of (i) the fifteenth anniversary of the Basis Adjustment and (ii) the Early Termination Date but in no event earlier than the Early Termination Date, and (6) if, on the Early Termination Date, any Seller has Exchangeable Interests that have not been Exchanged, then such Exchangeable Interests shall be deemed to be Exchanged for the fair market value of the shares of Class A Shares and any other cash or consideration (e.g., taking into account the proceeds of any Change in Control, if applicable) that would be received by such Seller if such Exchangeable Interests had been Exchanged on the Early Termination Date, and as if such Seller had been entitled to receive the amount of cash such Seller would have been entitled to receive under this Agreement had such Exchangeable Interests actually been Exchanged on the Early Termination Date. For the avoidance of doubt, if an Early Termination is effected prior to an Exchange of Exchangeable Interests, Section 2.01 shall be read to include any deemed Exchange referred to in clause (6) above as if such Exchange had actually occurred no later than one day prior to the Early Termination Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

SECTION 2.01. Basis Adjustment. The Purchaser and Umbrella agree that, as a result of any Exchange, the Purchaser’s basis in the applicable Reference Assets shall be increased to the fullest extent permitted by law, determined in accordance with Section 755 of the Code and the applicable Treasury Regulations thereunder. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are attributable to Imputed Interest.

SECTION 2.02. Exchange Basis Schedule. Within 90 calendar days after the filing of the U.S. federal income tax return of the Purchaser for each Taxable Year in which any Exchange has been effected, the Purchaser shall deliver to the Sellers Advisory Firm a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of Taxes, (i) the actual unadjusted tax basis of the Reference Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period or periods, if any, over which the Reference Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable.

SECTION 2.03. Tax Benefit Schedule and Payment Schedule.

(a) Within 90 calendar days after the filing of the U.S. federal income tax return of the Purchaser for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Purchaser shall provide to the Sellers Advisory Firm a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”), and (ii) the amount of the Tax Benefit Payment with respect to such Taxable Year, if applicable, that shall be allocated and paid to each Seller (a “Payment Schedule”). The Tax Benefit Schedule and Payment Schedule will each respectively become final as provided in Section 2.04(a) and may each respectively be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)).

(b) The allocation of any payments hereunder in accordance with the Payment Schedule shall be binding on all Sellers and shall be used by the Purchaser and the Sellers Advisory Firm for purposes of disbursement of any such payments. The Sellers Advisory Firm shall be solely responsible for disbursing any payments hereunder to each Seller in accordance with the Payment Schedule. The Sellers Advisory Firm shall promptly notify the Purchaser of any amendments to the Payment Schedule.

(c) Each of the Sellers acknowledges and agrees that (i) it has agreed to the terms of this Section 2.03, (ii) it is the sole responsibility of the Sellers Advisory Firm, and not the Purchaser, to accurately disburse payments made to the Sellers Advisory Firm hereunder in accordance with the Payment Schedule, and (iii) the Purchaser shall not be liable for any inaccuracies in the Payment Schedule or any action (or failure to take action) by or on behalf of the Sellers Advisory Firm with respect to the Payment Schedule or otherwise. Each Seller and the Sellers Advisory Firm shall indemnify and hold harmless the Purchaser and its Affiliates and/or each of their respective directors, officers, managers, employees, agents, Affiliates, other representatives, successors and assigns from and against any liability arising out of or with respect to the Payment Schedule (including any inaccuracies thereon, the failure of the Sellers Advisory Firm to disburse payments in accordance therewith, or otherwise).

SECTION 2.04. Procedures, Amendments

(a) Procedure. Every time the Purchaser delivers to the Sellers Advisory Firm an applicable Schedule under this Agreement (including an Amended Schedule pursuant to Section 2.04(b) of this Agreement), the Purchaser shall also (x) deliver to the Sellers Advisory Firm schedules and work papers providing reasonable detail regarding the preparation of the Schedule and an Purchaser Letter supporting such Schedule and (y) allow the Sellers Advisory Firm reasonable access to the appropriate representatives at the Purchaser and the Purchaser Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Sellers Advisory Firm, within 30 calendar days after receiving such Schedule or amendment thereto, provides the Purchaser with notice of a material objection to such Schedule made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such Schedule was delivered to the Sellers Advisory Firm, the Purchaser and the Sellers Advisory Firm shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Purchaser (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Sellers Advisory Firm, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such schedule, an “Amended Schedule”); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change.

SECTION 2.05. Section 754 Election. The Purchaser shall cause Umbrella to ensure that, on and after the date hereof and continuing throughout the term of this Agreement, Umbrella and any of its eligible subsidiaries will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law).

ARTICLE III

TAX BENEFIT PAYMENTS

SECTION 3.01. Payments

(a) Payments. Within five (5) Business Days of a Tax Benefit Schedule delivered to the Sellers Advisory Firm becoming final, the Purchaser shall pay to the Sellers Advisory Firm, for disbursement to the Sellers, in accordance with the Payment Schedule, for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account of the Sellers Advisory Firm. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to 85% of the Purchaser’s Realized Tax Benefit, if any, for a Taxable Year, increased by, (1) interest calculated at the Agreed Rate from the due date (without extensions) for filing the Purchaser Return with respect to Taxes for such Taxable Year until the Payment Date (the “Interest Amount”), and (2) the amount of the excess Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Tax Benefit Schedule for such previous Taxable Year; and decreased by, (3) an amount equal to the Purchaser’s Realized Tax Detriment (expressed as a negative number) (if any) for any previous Taxable Year, and (4) the amount of the excess Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Amended Tax Benefit Schedule for such previous Taxable Year; provided, however, that the amounts described in 3.01(b)(1), (2), (3) and (4) shall not be taken into account in determining a Tax Benefit Payment attributable to any Taxable Year to the extent such amounts were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year; provided, further, for the avoidance of doubt, neither the Sellers nor the Sellers Advisory Firm shall be required to return any portion of any previously made Tax Benefit Payment. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Exchangeable Interests that were exchanged (i) prior to the date of such Change of Control or (ii) deemed Exchanged on the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions, substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”.

(c) Imputed Interest. The parties acknowledge that the principles of Section 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local law, will apply to cause a portion of any Tax Benefit Payment to be treated as imputed interest for applicable tax purposes (“Imputed Interest”).

(d) Computation Rules. Except to the extent the payment of any such Tax Benefit Payment is properly treated as Imputed Interest, the payment of all Tax Benefit Payments will be treated as a subsequent upward purchase price adjustment that gives rise to further Basis Adjustments for the Purchaser beginning with the Taxable Year of payment, and as a result, such additional Basis Adjustments will be incorporated into such Taxable Year continuing for future Taxable Years until any incremental Basis Adjustment benefits with respect to a Tax Benefit Payment equal an immaterial amount, as reasonably determined by the Purchaser and Sellers Advisory Firm in good faith.

SECTION 3.02. No Duplicative Payments. It is intended that the above provisions will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 85% of the Purchaser’s Realized Tax Benefit, plus the Interest Amount, is paid to the Sellers Advisory Firm, for disbursement to the Sellers, pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner as such intentions are realized.

SECTION 3.03. Maximum Payment. The parties hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchanges, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income and other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by any Seller, if the Sellers Advisory Firm notifies the Purchaser in writing of a stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) to be applied with respect to such Exchange, the amount of the initial consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such Seller in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

SECTION 3.04. Pro Rata Payments. Notwithstanding anything in Section 3.01 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Purchaser is limited in a particular Taxable Year because the Purchaser does not have sufficient taxable income, the Sellers Advisory Firm shall allocate the Realized Tax Benefit for that Taxable Year among all Sellers then-eligible to receive Tax Benefit Payments under this Agreement in proportion to the amounts of Realized Tax Benefit for that Taxable Year, respectively, that would have been attributable to each Seller if the Purchaser had sufficient taxable income so that there were no such limitation.

SECTION 3.05. Payment Ordering. If for any reason the Purchaser does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Purchaser, Sellers and Sellers Advisory Firm agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all Sellers eligible to receive Tax Benefit Payments under this Agreement in such Taxable Year in proportion to the amounts of Tax Benefit Payments, respectively, that would have been received by each Seller if the Purchaser had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of all prior Taxable Years have been made in full.

ARTICLE IV

TERMINATION

SECTION 4.01. Early Termination of Agreement. The Purchaser may terminate this Agreement with respect to some or all of the Exchangeable Interests held (or previously held and exchanged) by the Sellers at any time by paying to the Sellers Advisory Firm, for disbursement to the Sellers, the Early Termination Payment. In addition, upon a Change of Control of the Purchaser, this Agreement shall terminate, and the Purchaser shall pay to Sellers Advisory Firm, for disbursement to the Sellers, the Early Termination Payment. Upon payment of the Early Termination Payment by the Purchaser, neither the Sellers, the Sellers Advisory Firm nor the Purchaser shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Purchaser and Sellers Advisory Firm as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).

SECTION 4.02. Early Termination Notice. If this Agreement is terminated under Section 4.01 above, the Purchaser shall deliver to the Sellers Advisory Firm a notice (the “Early Termination Notice”) setting forth (i) its intention to exercise its right to terminate this Agreement under said Section 4.01 (or the circumstances constituting a Change of Control requiring said termination) and (ii) a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless the Sellers Advisory Firm, within 30 calendar days after receiving the Early Termination Schedule thereto provides the Purchaser with notice of a material objection to such Schedule made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within 30 calendar days after such Schedule was delivered to the Sellers Advisory Firm, the Purchaser and the Sellers Advisory Firm shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

SECTION 4.03. Payment upon Early Termination.

(a) Payment. Within three calendar days after agreement between the Sellers Advisory Firm and the Purchaser on the Early Termination Schedule, the Purchaser shall pay to the Sellers Advisory Firm, for disbursement to the Sellers, an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to the bank account designated by the Sellers Advisory Firm.

(b) Calculation of Early Termination Payment. The “Early Termination Payment” as of the date of an Early Termination Schedule shall equal the present value, discounted at the Agreed Rate as of the date of the Early Termination Notice, of all Tax Benefit Payments that would be required to be paid by the Purchaser to the Sellers Advisory Firm beginning from the Early Termination Date assuming the Valuation Assumptions are applied. For avoidance of doubt, the Early Termination Payment shall take into account any Realized Tax Benefit that would be attributable to the payment of such future Tax Benefit Payments using an iterative process until any incremental Basis Adjustment benefits with respect to a Tax Benefit Payment equal an immaterial amount as reasonably determined by the Purchaser and the Sellers Advisory Firm in good faith.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

SECTION 5.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Purchaser to the Sellers Advisory Firm under this Agreement (an “Exchange Payment”) shall, upon any payment or distribution of the assets or securities of the Purchaser upon a total or partial liquidation or a total or partial dissolution of the Purchaser or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Purchaser or its property, rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Purchaser and its subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Purchaser that are not Senior Obligations. Nothing in this Section 5.01 shall (a) impair, as between the Purchaser and Sellers, the obligation of the Purchaser to make any Exchange Payment on the date it is required to be made by the Purchaser to the Sellers Advisory Firm under this Agreement or (b) prevent the Sellers or the Sellers Advisory Firm from exercising their available remedies upon a failure of the Purchaser to make such required payments when due, except in the circumstances expressly set forth in the first sentence of this Section 5.01.

SECTION 5.02. Late Payments by the Purchaser. The amount of all or any portion of an Exchange Payment not made to the Sellers Advisory Firm when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Late Payment Rate and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE VI

PURCHASER TAX MATTERS; CONSISTENCY; COOPERATION

SECTION 6.01. Participation in the Purchaser’s Tax Matters. Except as otherwise provided herein, the Purchaser shall have full responsibility for, and sole discretion over, all Tax matters concerning the Purchaser, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Purchaser shall notify the Sellers Advisory Firm of, and keep the Sellers Advisory Firm reasonably informed with respect to the portion of, any audit of the Purchaser by a Taxing Authority the outcome of which is reasonably expected to affect Sellers’ rights and obligations under this Agreement, and shall provide to the Sellers Advisory Firm reasonable opportunity to provide information and other input to the Purchaser and its advisors concerning the conduct of any such portion of such audit. Purchaser shall not settle any audit or other tax proceeding in a manner that would be reasonably expected to materially and adversely impact the Sellers with respect to the rights or obligations under this Agreement without the prior written consent of the Sellers (such consent may not be unreasonably withheld, conditioned or delayed).

SECTION 6.02. Consistency. Unless there is a Determination to the contrary, the Purchaser and Sellers agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Purchaser in any Schedule required to be provided by or on behalf of the Purchaser under this Agreement. In the event that the Sellers Advisory Firm or Purchaser Advisory Firm is replaced with another firm, such replacement firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Sellers Advisory Firm or Purchaser Advisory Firm, as the case may be, unless otherwise required by law or the Purchaser and the Sellers Advisory Firm agree to the use of other procedures and methodologies.

SECTION 6.03. Cooperation. The Sellers Advisory Firm shall (a) furnish to the Purchaser in a timely manner such information, documents and other materials as the Purchaser may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Purchaser and its representatives to provide explanations of documents and materials and such other information as the Purchaser or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.

ARTICLE VII

SECTION 7.01. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser or Umbrella, to:	with a copy (which will not constitute notice) to:

Cartesian Growth Corporation	Greenberg Traurig, LLP
505 Fifth Avenue, Suite 1500	MetLife Building
New York, NY 10017	200 Park Avenue
Attention: Peter Yu	New York, New York 10166
Email: peter@cartesiangrowth.com	Attention: Alan I. Annex
Adam Namoury
Email: annexa@gtlaw.com
namourya@gtlaw.com

If to the Sellers Advisory Firm to:	with a copy (which will not constitute notice) to:
[●]	Seward & Kissel LLP
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

SECTION 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.03. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.04. Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan (the “Specified Courts”). Each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any dispute arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such dispute, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the dispute is brought in an inconvenient forum, that the venue of the dispute is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other dispute relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 7.01. Nothing in this Section 7.04 shall affect the right of any party to serve legal process in any other manner permitted by law.

SECTION 7.05. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.05.

SECTION 7.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.07. Assignment; Amendments; Successors.

(a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Purchaser and the Sellers Advisory Firm, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

(b) This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Sellers Advisory Firm.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Purchaser shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Purchaser, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Purchaser would be required to perform if no such succession had taken place.

SECTION 7.08. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.09. Reconciliation. In the event that the Purchaser and the Sellers Advisory Firm are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be employed by a nationally recognized accounting firm or a law firm (other than the Purchaser Advisory Firm or the Sellers Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Purchaser , the Sellers or the Sellers Advisory Firm or other actual or potential conflict of interest. The Expert shall resolve any matter relating to a Schedule or an amendment thereto within 30 calendar days after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Purchaser, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such expert or amending any Tax Return shall be borne by the party who did not have the prevailing position, or if a compromise is reached by the Purchaser and the Sellers Advisory Firm, the costs and expenses shall be borne equally by the parties. The Expert shall determine which party prevails. The determinations of the Expert pursuant to this Section 7.09 shall be binding on the Purchaser and the Sellers Advisory Firm absent manifest error.

SECTION 7.10. Withholding. The Purchaser shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Purchaser is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers Advisory Firm (on behalf of the Sellers or their successors). The Sellers Advisory Firm (on behalf of the Sellers or their successors) will promptly provide the Purchaser with any applicable tax forms and certifications reasonably requested by the Purchaser in connection with determining whether any such deductions or withholdings are required under the Code or other applicable law.

SECTION 7.11. Expenses. The costs and expenses relating to the engagement of the Purchaser Advisory Firm and the Sellers Advisory Firm shall be borne by the Purchaser and Sellers as follows: (i) fifteen percent (15%) of such costs and expenses shall be borne by the Purchaser, and (ii) eighty-five percent (85%) of such costs and expenses shall be borne by the Sellers. For administrative convenience, the Sellers’ portion may be borne by a dollar-for-dollar offset against amounts otherwise payable by the Purchaser to the Sellers Advisory Firm and shall be shown on the applicable Payment Schedule. With respect to any given year, if no amounts are due to the Sellers under this Agreement or any such amounts due to the Sellers are not sufficient to pay the full costs and expenses owed by Sellers to the Purchaser Advisory Firm or the Sellers Advisory Firm for such year, such amounts owed by the Sellers shall be paid by Umbrella out of amounts otherwise distributable to the holders of Class B Common Units thereunder, and Purchaser, as the Manager of Umbrella, shall be authorized to pay such amounts on behalf of Umbrella.

IN WITNESS WHEREOF, the Purchaser, Sellers and Sellers Advisory Firm have duly executed this Agreement as of the date first written above.

Purchaser:

[Cartesian Growth Corporation]

By:
Name:
Title:

Sellers:

[●]
By:
Name:
Title:

Sellers Advisory Firm:

[●]
By:
Name:
Title:

Exhibit H

Subscription Agreement

Execution Version

Subscription Agreement

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this 19th day of September, 2021, by and among Cartesian Growth Corporation, an exempted company incorporated under the laws of the Cayman Islands (the “Issuer”), and the undersigned (“Subscriber” or “you”, and together with the Issuer, the “Parties”, and each a “Party”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, the Issuer, Rook MS LLC, a Delaware limited liability company (“Umbrella Merger Sub”), Tiedemann Wealth Management Holdings, LLC, a Delaware limited liability company (“TWMH”), TIG Trinity GP, LLC, a Delaware limited liability company (“TIG GP”), TIG Trinity Management, LLC, a Delaware limited liability company (“TIG MGMT” and, together with TIG GP, the “TIG Entities”), Alvarium Investments Limited, an English private limited company (“Alvarium” and, together with TWMH and the TIG Entities, the “Companies” and each a “Company”), and Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“Umbrella”), are, concurrently with the execution of this Subscription Agreement, entering into that certain Business Combination Agreement, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, (i) prior to the Closing (as defined in the Business Combination Agreement), TWMH and the TIG Entities shall take, or cause to be taken, all actions necessary to implement the TWMH/TIG Entities Reorganization such that, upon completion of the TWMH/TIG Entities Reorganization, TWMH and the TIG Entities shall be wholly owned subsidiaries of Umbrella and Umbrella shall be owned solely by the TWMH Members, the TIG GP Members and the TIG MGMT Members; (ii) prior to the Closing, Alvarium will take, or cause to be taken, all actions necessary to implement the Alvarium Reorganization such that, upon completion of the Alvarium Reorganization, Alvarium will be the wholly owned indirect subsidiary of Alvarium Topco, a newly formed Isle of Man entity, and Alvarium Topco will be owned solely by the Alvarium Shareholders, (iii) on the Business Day prior to the Closing Date, the Issuer will domesticate as a corporation formed under the laws of the State of Delaware and deregister as an exempted company incorporated under the laws of the Cayman Islands (the “Domestication”) and each Class A Ordinary Share (as defined below) outstanding (including the Subscribed Shares (as defined below)) shall be converted into the right to receive one share of Class A common stock of the Issuer, par value $0.0001 per share (the “Class A Shares”); (iv) at the Closing, following the completion of the TWMH/TIG Entities Reorganization, the Alvarium Reorganization and the Domestication, (a) TIG MGMT will distribute to Umbrella all of the issued and outstanding shares and partnership interests that TIG MGMT holds in its Affiliated Managers, (b) TIG GP will distribute to Umbrella all of the issued and outstanding equity interests that TIG GP holds in its Affiliated Manager; (c) each Alvarium Shareholder will exchange his, her or its (x) Alvarium Ordinary Shares and (y) Alvarium Class A Shares for Class A Shares (the “Alvarium Exchange”) and upon the consummation of the Alvarium Exchange, Alvarium Topco will become a direct wholly-owned subsidiary of the Issuer; (d) immediately following the effective time of the Alvarium Exchange, Umbrella Merger Sub will merge with and into Umbrella, with Umbrella surviving such merger as a direct subsidiary of the Issuer (the “Umbrella Merger”); and (e) following the Alvarium Exchange and the Umbrella Merger, the Issuer will contribute all of the issued and outstanding shares of Alvarium that it holds to Umbrella (the “Alvarium Contribution”) and upon the consummation of the Alvarium Contribution, Alvarium Topco will become a wholly-owned subsidiary of Umbrella; and (v) and following the Closing, Alvarium Topco will be liquidated and Alvarium Holdings LLC (to be renamed Alvarium Tiedemann Holdings, LLC) will become the wholly owned direct subsidiary of Umbrella (collectively, the “Transactions”);

WHEREAS, as used in this Subscription Agreement, “Shares” means (i) prior to the consummation of the Domestication, the Issuer’s Class A Ordinary Shares, par value $0.0001 per share (“Class A Ordinary Shares”) and (ii) from and after the consummation of the Domestication, the Class A Shares;

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer that number of Shares set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $9.80 per share (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein; and

WHEREAS, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or “accredited investors” (within the meaning of Rule 501(a) under the Securities Act) (each, an “Other Subscriber”) have, severally and not jointly, entered into separate subscription agreements with the Issuer (the “Other Subscription Agreements”), pursuant to which such investors have agreed to purchase Shares on the Closing Date at the same per share purchase price as the Subscriber, and the aggregate amount of securities to be sold by the Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, 11,734,675 Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Subscription Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). Subscriber understands and agrees that the Issuer reserves the right to accept or reject Subscriber’s Subscription for any reason or for no reason, in whole or in part, at any time prior to its acceptance by the Issuer, and the same shall be deemed to be accepted by the Issuer only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Issuer; the Issuer may do so in counterpart form. In the event of rejection of the entire Subscription by the Issuer or the termination of this Subscription in accordance with the terms hereof, Subscriber’s payment hereunder will be returned promptly to Subscriber along with this Subscription Agreement, and this Subscription Agreement shall have no force or effect.

2. Representations, Warranties and Agreements.

2.1 Subscriber’s Representations, Warranties and Agreements. To induce the Issuer to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:

2.1.1 If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2 If Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of the Subscriber, is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3 The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of Subscriber to enter into and timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.

2.1.4 Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Shares.

2.1.5 Subscriber is (i) an institutional account as defined in FINRA Rule 4512(c), (ii) a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, Subscriber understand that the Subscription meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

2.1.6 Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a legend to such effect. Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A under the Securities Act. Subscriber understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares. For purposes of this Subscription Agreement, “Transfer” shall mean any direct or indirect transfer, redemption, disposition or monetization in any manner whatsoever, including, without limitation, through any derivative transactions.

2.1.7 Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber the Issuer or any of its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.

2.1.8 In making its decision to purchase the Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Shares or the offer and sale of the Shares. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain and review such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares, and Subscriber has made its own assessment and satisfied itself concerning the relevant tax and other economic considerations relevant to its Subscription.

2.1.9 Subscriber became aware of this offering of the Shares solely by means of direct contact between Subscriber and the Issuer or its representatives. Subscriber has a pre-existing substantive relationship (as interpreted in guidance from the Commission under the Securities Act) with the Issuer or its representatives, and the Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or its representatives. Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

2.1.10 Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

2.1.11 Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.12 Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.

2.1.13 Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.

2.1.14 If Subscriber is, or is acting on behalf of, (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”) that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is described in Section 4975(e)(1) of the Internal Revenue Code of 1985, as amended (the “Code”) that is subject to section 4975 of the Code, (iii) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) (collectively, “Non-ERISA Plans”) or other plan that is subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), or (iv) an entity whose underlying assets are considered to include “plan assets” of any of the foregoing described in clauses (i), (ii) and (iii) (each of the foregoing described in clauses (i), (ii), (iii) and (iv) referred to as a “Plan”), Subscriber represents and warrants that (x) neither Issuer, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to the Subscriber’s decision to acquire or hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares and (y) the acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or a similar violation of any applicable Similar Law. Additionally, if the Subscriber is, or is acting on behalf of, Non-ERISA Plans, the Subscriber further represents and warrants that (a) the Subscriber’s decision to acquire or hold the Shares: (i) does not violate and is not otherwise inconsistent with the terms of any legal document constituting or governing the employee benefit plan; (ii) has been duly authorized and approved by all necessary parties; and (iii) is in compliance with all applicable laws, rules and regulations and (b) neither the Transaction Parties nor any person who manages the assets of the Transaction Parties will be subject to any laws, rules or regulations applicable to such Subscriber solely as a result of Subscriber’s decision to acquire or hold the Shares.

2.1.15 Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber with the Commission with respect to the beneficial ownership of the Issuer’s Class A Ordinary Shares prior to the date hereof, Subscriber is not currently (and at all times through the Subscription Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

2.1.16 Subscriber will not acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in the Issuer as a result of the purchase and sale of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and Subscriber will not have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Subscription Closing as a result of the purchase and sale of Shares hereunder.

2.1.17 Subscriber has, and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1. Subscriber is an entity having total liquid assets and net assets in excess of the Purchase Price as of the date hereof and as of each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1.

2.1.18 No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.

2.1.19 The Subscriber acknowledges and agrees that any restatement, revision or other modification of the SEC Documents (as defined below) relating to or arising from the Warrant Accounting Matter (as defined below) shall be deemed not material for purposes of this Subscription Agreement.

2.2 Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Shares, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:

2.2.1 The Issuer has been duly incorporated and is validly existing as a company in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, the Issuer will be duly formed, validly existing as a corporation and in good standing under the laws of the State of Delaware.

2.2.2 The Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Amended and Restated Memorandum and Articles of Association (as amended as of the Closing Date) (“Issuer Articles”), or under applicable law.

2.2.3 This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of the Subscriber, is the valid and binding obligation of the Issuer, is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.2.4 The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and timely perform its obligations under this Subscription Agreement (a “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the Issuer Articles or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or its properties that would reasonably be expected to have an Issuer Material Adverse Effect.

2.2.5 The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Issuer Material Adverse Effect.

2.2.6 Neither the Issuer nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares under the Securities Act.

2.2.7 Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Shares and neither the Issuer nor any person acting on its behalf offered any of the Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

2.2.8 As of the date of this Subscription Agreement, the authorized capital shares of the Issuer consists of (i) 200,000,000 Class A Ordinary Shares, (ii) 20,000,000 Class B Ordinary Shares, par value par value $0.0001 per share (“Class B Ordinary Shares”), and (iii) 1,000,000 Preferred Shares, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) 34,500,000 Class A Ordinary Shares are issued and outstanding; (ii) 8,625,000 Class B Ordinary Shares are issued and outstanding, (iii) no Preferred Shares are issued and outstanding; (iv) 8,900,000 warrants exercisable to purchase 8,900,000 Class A Ordinary Shares (the “Private Placement Warrants”) are issued and outstanding; and (v) 4,835,940 warrants exercisable to purchase 4,835,940 Class A Ordinary Shares (the “Public Warrants”) are issued and outstanding. All (i) issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) issued and outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except as set forth above and pursuant to the Other Subscription Agreements and the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Shares or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than, Umbrella Merger Sub, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholders agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents and (B) as contemplated by the Business Combination Agreement.

2.2.9 Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, (i) no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber and (ii) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Subscription Agreement, except for (a) filings pursuant to Regulation D under the Securities Act and applicable state securities laws, (b) filings required by Nasdaq, including with respect to obtaining shareholder approval, (iii) filings required to consummate the Transactions as provided under the definitive documents relating to the Transactions and (iv) where the failure of which to obtain would not be reasonably likely to have an Issuer Material Adverse Effect.

2.2.10 The Issuer has made available to Subscriber (including via the Securities and Exchange Commission’s (the “Commission”) EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”). Except as to the Warrant Accounting Matter, none of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to the registration statement and the proxy statement to be filed by the Issuer with respect to the Transactions or any other information relating to the Companies or any of their respective affiliates included in any SEC Document or filed as an exhibit thereto. Reference is hereby made to the joint statement, on April 12, 2021, by the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Commission titled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”), which clarified guidance for all SPACs regarding the accounting and reporting for their warrants. Following review of the SEC Statement, the Company reevaluated the accounting treatment of the Private Warrants and the Public Warrants as equity, and concluded that, as a result of the SEC Statement, the Private Warrants do not meet the conditions to be classified as equity and instead should be accounted for as derivative liabilities at each reporting period (the “Warrant Accounting Matter”). As a result of the Warrant Accounting Matter, the Company was unable to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 (the “Delayed 10-Q Filing”). Other than in respect of the Delayed 10-Q Filing, the Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

2.2.11 No broker, finder or other financial consultant has acted on behalf of the Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Subscriber. The Issuer agrees to indemnify and hold harmless Subscriber from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of the Issuer and to bear the cost of legal expenses incurred by Subscriber in defending against any such claim.

2.2.12 The execution, delivery and performance of its obligations hereunder by Subscriber are, or are based on, commercial acts for purposes of applicable law.

2.2.13 The Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act, and listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by Nasdaq or the Commission with respect to any intention by such entity to deregister the Class A Ordinary Shares or prohibit or terminate the listing of the Class A Ordinary Shares on Nasdaq. The Issuer has not taken any action that is designed to terminate the registration of the Class A Ordinary Shares under the Exchange Act.

2.2.14 The Subscriber acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Subscriber acknowledges that such information and projections were prepared without the participation of the Issuer and that the Issuer does not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.

3. Settlement Date and Delivery.

3.1 Closing. The closing of the Subscription contemplated hereby (the “Subscription Closing”) shall occur on the date of, and immediately prior to, the consummation of the Transactions. Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least seven Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Transactions to be satisfied (the “Expected Closing Date”), Subscriber shall deliver to the Issuer no later than three Business Days prior to the Expected Closing Date, the Purchase Price for the Subscribed Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Subscription Closing. If the Transactions are not consummated within 10 Business Days of the Expected Closing Date, the Issuer shall return the Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber. Notwithstanding such return, (i) a failure to close on the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Subscription Closing set forth in this Section 3 to be satisfied or waived on or prior to the Closing Date, and (ii) Subscriber shall remain obligated (a) to redeliver funds to the Issuer in escrow following the Issuer’s delivery to Subscriber of a new Closing Notice and (b) to consummate the Subscription Closing upon satisfaction of the conditions set forth in this Section 3. At the Subscription Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 3, the Issuer shall deliver to Subscriber the Shares in certificated or book entry form (at the Issuer’s election) in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. For purposes of this Subscription Agreement, “Business Day” means any day, except Saturday or Sunday, on which banks are not required or authorized to close in New York, New York.

3.2 Conditions to Subscription Closing of the Issuer.

The Issuer’s obligations to sell and issue the Subscribed Shares at the Subscription Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Issuer, on or prior to the Closing Date, of each of the following conditions:

3.2.1 Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects on and as of the Closing Date (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of the Closing Date, but in each case without giving effect to consummation of the Transactions.

3.2.2 Compliance with Covenants. Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Subscription Closing.

3.2.3 Closing of the Transactions. The Transactions will be consummated immediately following the Subscription Closing.

3.2.4 Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription.

3.3 Conditions to Subscription Closing of Subscriber.

Subscriber’s obligation to purchase the Subscribed Shares at the Subscription Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:

3.3.1 Representations and Warranties Correct. (i) The representations and warranties made by the Issuer in Sections 2.2.1, 2.2.2, 2.2.3 and 2.2.14 hereof shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date and (ii) all other representations and warranties made by the Issuer in Article 2 shall be true and correct in all respects with the same force and effect as if they had been made on and as of the Closing Date except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and accurate would not, individually or in the aggregate, have an Issuer Material Adverse Effect, but in each case, without giving effect to the consummation of the Transactions.

3.3.2 Compliance with Covenants. The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Subscription Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Subscription Closing.

3.3.3 No Amendment of Transaction Terms. No amendment or modification of the Business Combination Agreement shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Subscription Agreement without having received Subscriber’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

3.3.4 Closing of the Transactions. The Transactions will be consummated immediately following the Subscription Closing.

3.3.5 Legality. There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the transactions contemplated by this Subscription Agreement.

4. Registration Statement.

4.1 The Issuer agrees that, within 45 Calendar Days after the consummation of the Transactions (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares, and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Shares in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholders questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Shares to effect the registration of the Shares, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to make such Registration Statement effective shall not otherwise relieve the Issuer of its obligations to file the Registration Statement or make such Registration Statement effective as set forth above in this Section 4.

4.2 In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:

4.2.1 except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) two years from the consummation of the Transactions, (ii) Subscriber ceases to hold any Shares and (iii) the date all Shares held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Subscriber agrees to disclose its ownership and any other information reasonably requested to the Issuer on request to assist it in making the determination described above;

4.2.2 advise Subscriber within five (5) Business Days:

(a) when a Registration Statement or any post-effective amendment thereto has become effective;

(b) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(c) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(d) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, nonpublic information regarding the Issuer;

4.2.3 use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

4.2.4 upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

4.2.5 use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Issuer’s Shares are then listed.

4.3 Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof if the filing, effectiveness or continued use of any Registration Statement would require the Issuer to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of the Issuer, after consultation with counsel to the Issuer, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Issuer has a bona fide business purpose for not making such information public (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement for more than sixty (60) consecutive calendar days in any three-month period, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares and in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

4.4 Subscriber agrees that, from the date of this Subscription Agreement until the Closing or the earlier termination of this Subscription Agreement, none of Subscriber, its controlled affiliates, or any person or entity acting on behalf of Subscriber or any of its controlled affiliates or pursuant to any understanding with Subscriber or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Issuer. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including, without limitation, on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof, upon the earlier to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the Parties to terminate this Subscription Agreement, or (iii) if any of the conditions to Closing set forth in Sections 3.2 and 3.3 are not satisfied on or prior to the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing; provided, that nothing herein will relieve any Party from liability for any willful breach hereof prior to the time of termination, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Business Combination Agreement promptly after the termination of such agreement.

6. Miscellaneous.

6.1 Further Assurances. At the Subscription Closing, the Parties shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

6.1.1 Subscriber acknowledges that the Issuer will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Subscription Closing, Subscriber agrees to promptly notify the Issuer if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.

6.1.2 The Issuer is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

6.1.3 The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber.

6.1.4 Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

6.1.5 Each of Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

6.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

Cartesian Growth Corporation
505 Fifth Avenue, Suite 1500
New York, NY 10017
Attention: Peter Yu
Email: peter@cartesiangrowth.com

with a copy (which copy shall not constitute notice) to:

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, NY 10166

Attention: Alan I. Annex

Email: annexa@gtlaw.com

6.3 Entire Agreement. This Subscription Agreement and the Business Combination Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.4 Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the Party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided that any rights (but not obligations) of a Party under this Subscription Agreement may be waived, in whole or in part, by such Party on its own behalf without the prior consent of any other Party.

6.5 Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the Parties (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of each of the other Parties; provided that Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as Subscriber, without the prior consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warrants of Subscriber provided for herein to the extent of such assignment; provided further that, no assignment shall relieve the assigning Party of any of its obligations hereunder.

6.6 Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the Parties and their respective successors and assigns.

6.7 Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

6.8 Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan (the “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each Party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each Party hereby consents to service of process in any such proceeding in any manner permitted by New York law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.8, a Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.9 Severability. Whenever possible, each provision or portion of any provision of this Subscription Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Subscription Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the Parties shall work together in good faith to modify the terms and conditions of this Subscription Agreement such that the economic terms and conditions, when taken in their totality, are substantially the same as the economic terms and conditions of the unmodified Subscription Agreement, when taken in their totality.

6.10 No Waiver of Rights, Powers and Remedies. No failure or delay by a Party in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the Parties, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Subscription Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.11 Remedies.

6.11.1 The parties agree that the Issuer would suffer irreparable damage if this Subscription Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed the Issuer shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any Party is entitled at law or in equity, including money damages.  The right to specific enforcement shall include the right of the Issuer to cause Subscriber to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The Parties further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

6.11.2 The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the Parties would not have entered into this Subscription Agreement.

6.11.3 In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing Party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing Party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

6.12 Survival of Representations and Warranties. All representations and warranties made by the Parties shall survive the Subscription Closing. For the avoidance of doubt, if for any reason the Subscription Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the Parties shall survive the consummation of the Transactions and remain in full force and effect.

6.13 Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.14 Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.15 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The word “or” is not exclusive. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached will not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

6.16 Mutual Drafting. This Subscription Agreement is the joint product of the Parties and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any Party.

7. Cleansing Statement; Disclosure.

7.1 The Issuer shall, by 9:00 a.m., New York City time, on or prior to the third Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, including the Transactions.

7.2 Subscriber hereby consents to the publication and disclosure in (i) any press release issued by the Issuer, (ii) any Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Business Combination Agreement, the registration statement, proxy statement or any other filing with the Commission pursuant to applicable securities laws, in each case, as and to the extent required by the federal securities laws or the Commission or any other securities authorities, and (iii) any other documents or communications provided by the Issuer to any Governmental Authority or to securityholders of the Issuer, in each case, as and to the extent required by applicable law or the Commission or any other Governmental Authority, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by the Issuer, a copy of this Subscription Agreement. Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, the Issuer will not use or disclose the name of Subscriber or any information relating to Subscriber or this Subscription Agreement, other than to the Issuer’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Subscriber will promptly provide any information reasonably requested by the Issuer for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).

8. Trust Account Waiver. Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Subscriber, in connection with this Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s shareholders, whether in the form of monetary damages or injunctive relief, Subscriber shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.

9. [RESERVED].

10. Non-Reliance. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer.

11. Separate Obligations. For the avoidance of doubt, all obligations of the Subscriber hereunder are separate and several from the obligations of any Other Subscriber. The decision of the Subscriber to purchase the Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Subscriber or Other Subscribers pursuant hereto or thereto, shall be deemed to constitute the Subscriber and Other Subscriber as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and the Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. The Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

CARTESIAN GROWTH CORPORATION

By:
Name:
Title:

Accepted and agreed this _______ day of __________, 2021.

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Date: ____________, 2021
Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print)	(Please print)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property

Subscriber’s EIN:	Joint Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Aggregate Number of Shares subscribed for:

Aggregate Purchase Price: $._____________

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Subscription Closing, to the account specified by the Issuer in the Closing Notice.

SCHEDULE I
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.	☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.	☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”);

☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;

☐ We are a trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act,

☐ We are an investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act

☐ We are a Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

☐ We are a family office, as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, that (i) has assets under management in excess of $5 million; (ii) is not formed for the specific purpose of acquiring the securities offered and (iii) has a person directing the prospective investment who has such knowledge and experience in financial and business matters so that the family office is capable of evaluating the merits and risks of the prospective investment;

☐ We are a family client, as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements of clause (d) above and whose prospective investment in the Company is directed by that family office pursuant to clause (12)(iii) above;

☐ Any director, executive officer, or general partner of the Issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that Issuer;

☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act; or

☐ Any entity in which all of the equity owners are “accredited investors.”

Exhibit I

Part 1

Third amended and restated Limited Liability Company Agreement of TWMH

Part 2

Second amended and restated Limited Liability Company Agreement of TIG GP

Part 3

Second amended and restated Limited Liability Company Agreement of TIG MGMT

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TIEDEMANN WEALTH MANAGEMENT HOLDINGS, LLC

This Third Amended and Restated Limited Liability Company Agreement (the "Agreement") of Tiedemann Wealth Management Holdings, LLC (the “Company”), dated as of [ ] [ ], 202[ ], is entered into by Alvarium Tiedemann Capital, LLC, as the sole member of the Company (the “Member”). This Agreement amends and restates in its entirety all prior limited liability company agreements of the Company.

1. Name; Formation. The name of the Company is Tiedemann Wealth Management Holdings, LLC. The Company was formed by filing a Certificate of Formation (the “Certificate”) with the Delaware Secretary of State under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law) (the “Act”).

2. Registered Office; Registered Agent. The registered office of the Company shall be the office of the registered agent named in the Certificate or such other office as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company shall be the registered agent named in the Certificate or such other person or persons as the Managing Member may designate from time to time in the manner provided by law.

3. Term. The Company shall be dissolved and its affairs shall be wound up upon the first of the following to occur: (a) the written consent of the Managing Member, or (b) the entry of a decree of judicial dissolution in accordance with the Act.

4. Purpose. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

5. Powers. The business and affairs of the Company shall be managed by its Member (in such capacity, the “Managing Member”). The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the Act.

6. Officers. The Managing Member may designate one or more individuals as officers of the Company (each, an “Officer”), who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Managing Member. Any Officer may be removed by the Managing Member at any time, with or without cause. Each Officer shall hold office until his or her successor is elected and qualified. Any number of offices may be held by the same individual.

7. Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Managing Member and any Officer as herein set forth, and shall not be required to inquire as to the Managing Member’s or Officer’s authority to bind the Company.

8. Capital Accounts. A capital account shall be established on the books of the Company for the Member. The capital account of the Member shall be an amount equal to such Member's initial capital contribution, any additional capital contributions made to the Company by such Member and any net profits of the Company allocated to such Member, less any net losses of the Company allocated to, and withdrawals made by, such Member.

9. Allocation of Profits and Losses. Any net profits or net losses of the Company shall be allocated to the Member.

10. Distributions. The Company shall make distributions to the Member at the times and in such amounts as determined by the Managing Member.

11. Distributions in Liquidation. Upon dissolution of the Company for any reason, the Managing Member (the “Liquidator”) shall have the responsibility for expeditiously dissolving and liquidating the Company. The Liquidator shall promptly proceed to wind up the affairs of the Company, and shall distribute the Company's property and assets, or the proceeds from the liquidation thereof in the following order of priority: (a) payment of the debts and liabilities of the Company, in order of priority provided by law, and payment of the expenses of liquidation; (b) setting up of such reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or any obligations or liabilities not then due and payable; provided, any balance of such reserve, at the expiration of such period as the Liquidator shall deem advisable, shall be distributed in the manner hereinafter provided; and (c) distribution to the Member.

12. Admission of Additional Members. No additional members may be admitted to the Company without the consent of the Managing Member.

13. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company, except to the extent provided in the Act.

14. Limitation of Liability. Neither the Managing Member nor any Officer shall have any liability to the Company or any Member for any loss suffered by the Company or the Member which arises out of any act or omission believed by such person in good faith to be within the scope of authority conferred upon such person by this Agreement, but shall have liability only for acts or omissions involving willful misconduct, fraud or gross negligence.

15. Indemnification. To the maximum extent permitted by applicable law, the Company shall protect, indemnify, defend and hold harmless the Member, the Managing Member and each Officer (each, an “Indemnified Person”) from, against and in respect of any liabilities, damages, losses, costs or expenses incurred by such Indemnified Person as a result of any act or omission believed by them in good faith to be within the scope of authority conferred upon them by this Agreement, provided such act or omission was not the result of willful misconduct, fraud or gross negligence of such person. The indemnification authorized under this Section shall include payment on demand (with appropriate evidence of the amounts claimed) of reasonable attorneys’ fees and other expenses incurred in connection with, or in settlement of, any legal proceedings between the Indemnified Person and a third party. Such indemnification rights shall be in addition to any and all rights, remedies and recourse to which any Indemnified Person shall be entitled, whether or not pursuant to the provisions of this Agreement, at law or in equity. The indemnities provided for in this Section shall be recoverable only from the assets of the Company, and there shall be no recourse to the Member or other person for the payment of such indemnities. The provisions of this Section shall continue to afford protection to each Indemnified Person regardless of whether such Indemnified Person remains in the position or capacity pursuant to which such Indemnified Person became entitled to indemnification under this Section and regardless of any subsequent amendment to this Agreement, and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

16. Fiscal Year. The fiscal year of the Company shall end on December 31 of each year, subject to change by the Managing Member from time to time.

17. Books and Records. The Managing Member shall keep, or arrange to have kept, full, accurate, complete, and proper books and records of all of the operations of the Company. The books and records of the Company shall, at the cost and expense of the Company, be kept at the principal office of the Company.

18. Amendments to the Agreement. This Agreement may be amended at any time with the written consent of the Member.

19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement.

Alvarium Tiedemann Capital, LLC

By:
Name:
Title:

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TIG TRINITY GP, LLC

This Second Amended and Restated Limited Liability Company Agreement (the "Agreement") of TIG Trinity GP, LLC (the “Company”), dated as of [ ] [ ], 202[ ], is entered into by Alvarium Tiedemann Capital, LLC, as the sole member of the Company (the “Member”). This Agreement amends and restates in its entirety all prior limited liability company agreements of the Company.

1. Name; Formation. The name of the Company is TIG Trinity GP, LLC. The Company was formed by filing a Certificate of Formation (the “Certificate”) with the Delaware Secretary of State under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law) (the “Act”).

2. Registered Office; Registered Agent. The registered office of the Company shall be the office of the registered agent named in the Certificate or such other office as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company shall be the registered agent named in the Certificate or such other person or persons as the Managing Member may designate from time to time in the manner provided by law.

3. Term. The Company shall be dissolved and its affairs shall be wound up upon the first of the following to occur: (a) the written consent of the Managing Member, or (b) the entry of a decree of judicial dissolution in accordance with the Act.

4. Purpose. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

5. Powers. The business and affairs of the Company shall be managed by its Member (in such capacity, the “Managing Member”). The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the Act.

6. Officers. The Managing Member may designate one or more individuals as officers of the Company (each, an “Officer”), who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Managing Member. Any Officer may be removed by the Managing Member at any time, with or without cause. Each Officer shall hold office until his or her successor is elected and qualified. Any number of offices may be held by the same individual.

7. Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Managing Member and any Officer as herein set forth, and shall not be required to inquire as to the Managing Member’s or Officer’s authority to bind the Company.

8. Capital Accounts. A capital account shall be established on the books of the Company for the Member. The capital account of the Member shall be an amount equal to such Member's initial capital contribution, any additional capital contributions made to the Company by such Member and any net profits of the Company allocated to such Member, less any net losses of the Company allocated to, and withdrawals made by, such Member.

9. Allocation of Profits and Losses. Any net profits or net losses of the Company shall be allocated to the Member.

10. Distributions. The Company shall make distributions to the Member at the times and in such amounts as determined by the Managing Member.

11. Distributions in Liquidation. Upon dissolution of the Company for any reason, the Managing Member (the “Liquidator”) shall have the responsibility for expeditiously dissolving and liquidating the Company. The Liquidator shall promptly proceed to wind up the affairs of the Company, and shall distribute the Company's property and assets, or the proceeds from the liquidation thereof in the following order of priority: (a) payment of the debts and liabilities of the Company, in order of priority provided by law, and payment of the expenses of liquidation; (b) setting up of such reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or any obligations or liabilities not then due and payable; provided, any balance of such reserve, at the expiration of such period as the Liquidator shall deem advisable, shall be distributed in the manner hereinafter provided; and (c) distribution to the Member.

12. Admission of Additional Members. No additional members may be admitted to the Company without the consent of the Managing Member.

13. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company, except to the extent provided in the Act.

14. Limitation of Liability. Neither the Managing Member nor any Officer shall have any liability to the Company or any Member for any loss suffered by the Company or the Member which arises out of any act or omission believed by such person in good faith to be within the scope of authority conferred upon such person by this Agreement, but shall have liability only for acts or omissions involving willful misconduct, fraud or gross negligence.

15. Indemnification. To the maximum extent permitted by applicable law, the Company shall protect, indemnify, defend and hold harmless the Member, the Managing Member and each Officer (each, an “Indemnified Person”) from, against and in respect of any liabilities, damages, losses, costs or expenses incurred by such Indemnified Person as a result of any act or omission believed by them in good faith to be within the scope of authority conferred upon them by this Agreement, provided such act or omission was not the result of willful misconduct, fraud or gross negligence of such person. The indemnification authorized under this Section shall include payment on demand (with appropriate evidence of the amounts claimed) of reasonable attorneys’ fees and other expenses incurred in connection with, or in settlement of, any legal proceedings between the Indemnified Person and a third party. Such indemnification rights shall be in addition to any and all rights, remedies and recourse to which any Indemnified Person shall be entitled, whether or not pursuant to the provisions of this Agreement, at law or in equity. The indemnities provided for in this Section shall be recoverable only from the assets of the Company, and there shall be no recourse to the Member or other person for the payment of such indemnities. The provisions of this Section shall continue to afford protection to each Indemnified Person regardless of whether such Indemnified Person remains in the position or capacity pursuant to which such Indemnified Person became entitled to indemnification under this Section and regardless of any subsequent amendment to this Agreement, and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

16. Fiscal Year. The fiscal year of the Company shall end on December 31 of each year, subject to change by the Managing Member from time to time.

17. Books and Records. The Managing Member shall keep, or arrange to have kept, full, accurate, complete, and proper books and records of all of the operations of the Company. The books and records of the Company shall, at the cost and expense of the Company, be kept at the principal office of the Company.

18. Amendments to the Agreement. This Agreement may be amended at any time with the written consent of the Member.

19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement.

Alvarium Tiedemann Capital, LLC

By:
Name:
Title:

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TIG TRINITY MANAGEMENT, LLC

This Second Amended and Restated Limited Liability Company Agreement (the "Agreement") of TIG Trinity Management, LLC (the “Company”), dated as of [ ] [ ], 202[ ], is entered into by Alvarium Tiedemann Capital, LLC, as the sole member of the Company (the “Member”). This Agreement amends and restates in its entirety all prior limited liability company agreements of the Company.

1. Name; Formation. The name of the Company is TIG Trinity Management, LLC. The Company was formed by filing a Certificate of Formation (the “Certificate”) with the Delaware Secretary of State under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law) (the “Act”).

2. Registered Office; Registered Agent. The registered office of the Company shall be the office of the registered agent named in the Certificate or such other office as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company shall be the registered agent named in the Certificate or such other person or persons as the Managing Member may designate from time to time in the manner provided by law.

3. Term. The Company shall be dissolved and its affairs shall be wound up upon the first of the following to occur: (a) the written consent of the Managing Member, or (b) the entry of a decree of judicial dissolution in accordance with the Act.

4. Purpose. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

5. Powers. The business and affairs of the Company shall be managed by its Member (in such capacity, the “Managing Member”). The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the Act.

6. Officers. The Managing Member may designate one or more individuals as officers of the Company (each, an “Officer”), who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Managing Member. Any Officer may be removed by the Managing Member at any time, with or without cause. Each Officer shall hold office until his or her successor is elected and qualified. Any number of offices may be held by the same individual.

7. Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Managing Member and any Officer as herein set forth, and shall not be required to inquire as to the Managing Member’s or Officer’s authority to bind the Company.

8. Capital Accounts. A capital account shall be established on the books of the Company for the Member. The capital account of the Member shall be an amount equal to such Member's initial capital contribution, any additional capital contributions made to the Company by such Member and any net profits of the Company allocated to such Member, less any net losses of the Company allocated to, and withdrawals made by, such Member.

9. Allocation of Profits and Losses. Any net profits or net losses of the Company shall be allocated to the Member.

10. Distributions. The Company shall make distributions to the Member at the times and in such amounts as determined by the Managing Member.

11. Distributions in Liquidation. Upon dissolution of the Company for any reason, the Managing Member (the “Liquidator”) shall have the responsibility for expeditiously dissolving and liquidating the Company. The Liquidator shall promptly proceed to wind up the affairs of the Company, and shall distribute the Company's property and assets, or the proceeds from the liquidation thereof in the following order of priority: (a) payment of the debts and liabilities of the Company, in order of priority provided by law, and payment of the expenses of liquidation; (b) setting up of such reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or any obligations or liabilities not then due and payable; provided, any balance of such reserve, at the expiration of such period as the Liquidator shall deem advisable, shall be distributed in the manner hereinafter provided; and (c) distribution to the Member.

12. Admission of Additional Members. No additional members may be admitted to the Company without the consent of the Managing Member.

13. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company, except to the extent provided in the Act.

14. Limitation of Liability. Neither the Managing Member nor any Officer shall have any liability to the Company or any Member for any loss suffered by the Company or the Member which arises out of any act or omission believed by such person in good faith to be within the scope of authority conferred upon such person by this Agreement, but shall have liability only for acts or omissions involving willful misconduct, fraud or gross negligence.

15. Indemnification. To the maximum extent permitted by applicable law, the Company shall protect, indemnify, defend and hold harmless the Member, the Managing Member and each Officer (each, an “Indemnified Person”) from, against and in respect of any liabilities, damages, losses, costs or expenses incurred by such Indemnified Person as a result of any act or omission believed by them in good faith to be within the scope of authority conferred upon them by this Agreement, provided such act or omission was not the result of willful misconduct, fraud or gross negligence of such person. The indemnification authorized under this Section shall include payment on demand (with appropriate evidence of the amounts claimed) of reasonable attorneys’ fees and other expenses incurred in connection with, or in settlement of, any legal proceedings between the Indemnified Person and a third party. Such indemnification rights shall be in addition to any and all rights, remedies and recourse to which any Indemnified Person shall be entitled, whether or not pursuant to the provisions of this Agreement, at law or in equity. The indemnities provided for in this Section shall be recoverable only from the assets of the Company, and there shall be no recourse to the Member or other person for the payment of such indemnities. The provisions of this Section shall continue to afford protection to each Indemnified Person regardless of whether such Indemnified Person remains in the position or capacity pursuant to which such Indemnified Person became entitled to indemnification under this Section and regardless of any subsequent amendment to this Agreement, and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

16. Fiscal Year. The fiscal year of the Company shall end on December 31 of each year, subject to change by the Managing Member from time to time.

17. Books and Records. The Managing Member shall keep, or arrange to have kept, full, accurate, complete, and proper books and records of all of the operations of the Company. The books and records of the Company shall, at the cost and expense of the Company, be kept at the principal office of the Company.

18. Amendments to the Agreement. This Agreement may be amended at any time with the written consent of the Member.

19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement.

Alvarium Tiedemann Capital, LLC

By:
Name:
Title:

Exhibit J

Part 1

SPAC Certificate of Incorporation

Part 2

SPAC Certificate of Corporate Domestication

CERTIFICATE OF INCORPORATION
OF
ALVARIUM TIEDEMANN HOLDINGS, INC.

I, the undersigned, for the purposes of incorporating and organizing a Corporation under the General Corporation Law of the State of Delaware, do hereby execute this certificate of incorporation and do hereby certify as follows:

First: The name of the Corporation is Alvarium Tiedemann Holdings, Inc. (the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Fourth: The total number of shares of stock which the Corporation shall have authority to issue is 1,035,000,000 shares of capital stock, consisting of three classes as follows: (i) 875,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”); (ii) 150,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”); and (iii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

A. Common Stock. The powers (including voting powers), if any, preferences and relative, participating, optional, special and other rights, if any, and the qualifications, limitations and restrictions, if any, of each class of the Common Stock are as follows:

(1) Class A Common Stock.

(a) Voting. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock (including, without limitation, Class A Common Stock) shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this certificate of incorporation (including any certificate of designation relating to a series of Preferred Stock) (as amended or amended and restate from time to time, this “Certificate of Incorporation”) or the Bylaws of the Corporation (as amended or amended and restated from time to time, the “Bylaws”), or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation; provided, however, that except as may otherwise be required by applicable law, each holder of Common Stock (including, without limitation, Class A Common Stock) shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. At each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person, by proxy or by consent in lieu of a meeting for each share of Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(b) No Cumulative Voting. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(c) Amendments. So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Class A Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class A Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law.

(d) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor.

(e) Liquidation, Dissolution, etc. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock shall share ratably in the assets and funds of the Corporation available for distribution to stockholders of the Corporation.

(f) Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of shares of Class A Common Stock shall be converted into the right to receive the same consideration per share.

(g) No Preemptive Rights. No holder of shares of Class A Common Stock shall be entitled to preemptive rights.

(h) Conversion. Class A Common Stock shall not be convertible into or exchangeable for any other class or series of capital stock of the Corporation.

(2) Class B Common Stock.

(a) Voting. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock (including, without limitation, Class B Common Stock) shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Bylaws, or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation; provided, however, that except as may otherwise be required by applicable law, each holder of Common Stock (including, without limitation, Class B Common Stock) shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitation and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. At each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to cast one (1) vote, in person, by proxy or by consent in lieu of a meeting for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(b) No Cumulative Voting. The holders of shares of Class B Common Stock shall not have cumulative voting rights.

(c) Amendments. So long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class B Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law.

(d) No Dividends. Shares of Class B Common Stock shall be deemed to be a non-economic interest. The holders of Class B Common Stock shall not be entitled to receive any dividends (including cash, stock or property) in respect of their shares of Class B Common Stock.

(e) Liquidation, Dissolution, etc. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class B Common Stock shall not be entitled to receive any assets or funds of the Corporation available for distribution to stockholders of the Corporation.

(f) Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of shares of Class B Common Stock shall be converted into the right to receive the same consideration per share; provided, however, that the shares of Class B Common Stock may be converted into the right to receive the same shares or securities per share.

(g) No Preemptive Rights. No holder of shares of Class B Common Stock shall be entitled to preemptive rights.

(h) Status of Converted, Redeemed, Repurchased or Cancelled Shares. If any share of Class B Common Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, or is cancelled pursuant to this Certificate of Incorporation, the share of Class B Common Stock so acquired or cancelled shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition. Any share of Class B Common Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Class B Common Stock.

(3) Exchange and Cancellation of Shares of Class B Common Stock. To the extent that either (a) any holder of shares of Class B Common Stock exercises its right pursuant to the Second Amended and Restated Limited Liability Company Agreement of Alvarium Tiedemann Capital, LLC Agreement effective as of [ ] [ ], 202[ ] (as amended or amended and restated from time to time, the “Umbrella LLC Agreement”), to have its Class B Common Units (as defined in the Umbrella LLC Agreement and hereinafter, the “Class B Common Units”) redeemed by Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“Umbrella LLC”) in accordance with the Umbrella LLC Agreement, or (b) the Corporation exercises its option pursuant to the Umbrella LLC Agreement to effect a direct exchange with such holder in lieu of the redemption described in the foregoing subsection (a), then upon the surrender of the shares of (i) Class B Common Stock to be redeemed or exchanged and simultaneous with the payment of, at the Corporation’s election, cash or shares of Class A Common Stock to the holder of such shares of Class B Common Stock by Umbrella LLC (in the case of a redemption) or the Corporation (in the case of an exchange), the shares of Class B Common Stock so redeemed or exchanged shall be automatically (and without any further action on the part of the Corporation or the holder thereof) cancelled for no consideration.

(4) Transfer of Shares of Class B Common Stock.

(a) Automatic Transfer. The transfer of one or more Class B Common Units in accordance with the Umbrella LLC Agreement shall result in the automatic transfer of an equal number of share(s) of Class B Common Stock to the same transferee. No holder of one or more shares of Class B Common Stock shall transfer such share(s) other than with an equal number of Class B Common Units (as adjusted to account for any subdivision (by split, subdivision, exchange, dividend, reclassification, recapitalization or otherwise), combination (by reverse split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Common Units into a greater or lesser number occurring after the first issuance of shares of Class B Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock). The transfer restrictions described in this Section A(4)(a) of this Article FOURTH are referred to as the “Restrictions”.

(b) Transfers in Violation of the Restrictions. Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall, to the fullest extent permitted by applicable law, be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become the purported transferee of shares of Class B Common Stock (the “Purported Owner”) in violation of the Restrictions, then the Purported Owner shall, to the fullest extent permitted by applicable law, not obtain any rights in and to such Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall, to the fullest extent permitted by applicable law, not be recognized by the Corporation or its transfer agent.

(c) Action of the Board of Directors. Upon a determination by the Board of Directors that a Person has attempted or is attempting to transfer or to acquire shares of Class B Common Stock, or has purportedly transferred or acquired shares of Class B Common Stock, in violation of the Restrictions, the Board of Directors may take such lawful action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including, to the fullest extent permitted by applicable law, to cause the Corporation’s transfer agent to refuse to record the Purported Owner’s transferor as the record owner of the shares of Class B Common Stock, and to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.

(d) Automatic Cancellation of Shares of Class B Common Stock. Notwithstanding the Restrictions, (i) in the event that any outstanding shares of Class B Common Stock shall cease to be held by a registered holder of Class B Common Units, such shares of Class B Common Stock shall be automatically (and without action on the part of the Corporation or the holder thereof) cancelled for no consideration and (ii) in the event that any registered holder of shares of Class B Common Stock no longer holds an equal number of shares of Class B Common Stock and of Class B Common Units (as adjusted to account for any subdivision (by split, subdivision, exchange, dividend, reclassification, recapitalization or otherwise), combination (by reverse split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Common Units into a greater or lesser number occurring after the first issuance of shares of Class B Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock), the shares of Class B Common Stock registered in the name of such holder that exceed the number of Class B Common Units held by such holder shall be automatically (and without further action on the part of the Corporation or such holder) be cancelled for no consideration.

(e) Regulations and Procedures. The Board of Directors may, to the fullest extent permitted by applicable law, from time to time establish, modify, amend or rescind, by bylaw provision or otherwise, regulations and procedures that are consistent with the provisions of this Section A(4) of this Article FOURTH and the Umbrella LLC Agreement for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section A(4) of this Article FOURTH. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Corporation’s transfer agent and shall be made available for inspection by any prospective transferee of shares of Class B Common Stock and, upon written request, shall be mailed or otherwise delivered, as determined by the Corporation, to a holder of shares of Class B Common Stock.

(f) Implementation of Restrictions. The Board of Directors shall, to the fullest extent permitted by applicable law, have all powers necessary to implement the Restrictions, including, without limitation, the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(g) Certificates Evidencing Shares of Class B Common Stock. All certificates or book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION, AS AMENDED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF ALVARIUM TIEDEMANN HOLDINGS, INC. AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

B. Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL, without a separate vote of the holders of the Preferred Stock as a class.

Fifth: The Corporation shall at all times reserve and keep available a sufficient number of shares out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption or exchange of the outstanding Class B Common Units pursuant to the Umbrella LLC Agreement; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption or exchange of Class B Common Units pursuant to the Umbrella LLC Agreement by delivering cash in lieu of shares in accordance with the Umbrella LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Class A Common Stock issued pursuant to the Umbrella LLC Agreement shall, upon issuance, be validly issued, fully paid and non-assessable.

Sixth: Subject to applicable law, including any vote of the stockholders required by applicable law, the Corporation:

(a) shall undertake all lawful actions, including, without limitation, a subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification or otherwise) or a similar reclassification or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class A Common Units (as defined in the Umbrella LLC Agreement and hereinafter, the “Class A Common Units”) owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, (i) shares of restricted stock of the Corporation issued pursuant to a Corporation equity plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto, (ii) treasury shares of the Corporation, (iii) non-economic voting shares of the Corporation, such as shares of Class B Common Stock, or (iv) Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible into or exercisable or exchangeable for shares of Class B Common Stock (except to the extent the net proceeds from such other securities, including, without limitation, any exercise or purchase price payable upon conversion, exercise or exchange thereof, have been contributed by the Corporation to the equity capital of Umbrella LLC) (clauses (i), (ii), (iii) and (iv), collectively, the “Disregarded Shares (Class A)”);

(b) shall undertake all lawful actions, including, without limitation, a subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification or otherwise) or a similar reclassification or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class B Common Units outstanding under the Umbrella LLC Agreement and the number of outstanding shares of Class B Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, (i) treasury shares of the Corporation, (ii) economic voting shares of the Corporation, such as shares of Class A Common Stock, or (iii) Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible into or exercisable for shares of Class A Common Stock (clauses (i), (ii) and (iii), collectively, the “Disregarded Shares (Class B)”);

(c) shall not undertake or authorize any subdivision (by any stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Class A Common Units to maintain at all times, subject to the provisions of this Certificate of Incorporation, a one-to-one ratio between the number of Class A Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares (Class A);

(d) shall not undertake or authorize any subdivision (by any stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) of the Class B Common Stock that is not accompanied by an identical subdivision or combination of the Class B Common Units to maintain at all times, subject to the provisions of this Certificate of Incorporation, a one-to-one ratio between the number of Class B Common Units outstanding under the Umbrella LLC Agreement and the number of outstanding shares of Class B Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares (Class B); and

(e) shall not issue, transfer or deliver from treasury shares or repurchase or redeem shares of Class A Common Stock or Class B Common Stock (including shares issued in respect of Preferred Stock or other debt or equity securities that are convertible into or exercisable for shares of Class A Common Stock or Class B Common Stock) in a transaction not contemplated by the Umbrella LLC Agreement unless in connection with any such issuance, transfer, delivery, repurchase or redemption the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of Class A Common Units owned by the Corporation shall equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares (Class A), and such that after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of Class B Common Units outstanding under the Umbrella LLC Agreement shall equal on a one-for-one basis the number of outstanding shares of Class B Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares (Class B).

Seventh: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(a) Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) Number of Directors. Subject to the terms of any one or more outstanding series of Preferred Stock, the number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws.

(c) Election and Term. The initial directors shall serve until the first annual meeting of stockholders following the effective time of the domestication and incorporation of the Corporation in the State of Delaware (the “Domestication Effective Time”). Commencing with the first annual meeting of the stockholders following the Domestication Effective Time, directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders. Notwithstanding the foregoing, directors shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal.

(d) Removal of Directors. Except for those directors, if any, elected by the holders of any series of Preferred Stock then outstanding pursuant to any applicable provisions of this Certificate of Incorporation (collectively, the “Preferred Directors” and each, a “Preferred Director”), any director or the entire Board of Directors may be removed at any time only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of directors, voting together as a single class.

(e) Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, at any time newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by applicable law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

(f) No Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

(g) Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws. In addition to any affirmative vote required by this Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive, at any time the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class. Notwithstanding the foregoing, stockholder approval of the Bylaws shall not be required unless mandated by this Certificate of Incorporation, the Bylaws, or other applicable law.

(h) Special Meetings of Stockholders. Except as otherwise required by the DGCL and subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, special meetings of stockholders for any purpose or purposes may be called at any time, but only by the Board of Directors acting pursuant to a resolution approved by the majority of the directors then in office. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

Eighth: Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock of the Corporation, shall be required to amend or repeal any provision of this Article EIGHTH.

Ninth: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.

Tenth: (a) The Corporation shall, to the fullest extent permitted by applicable law, indemnify and hold harmless its directors and officers, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification or the advancement of expenses, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person in his or her capacity as such unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The Corporation shall, to the fullest extent permitted by applicable law, pay the expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer of the Corporation to repay all amounts advanced if it should be ultimately determined that her or she is not entitled to be indemnified under this Article TENTH or otherwise.

(b) The rights to indemnification and to the advancement of expenses conferred by this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

(c) Any amendment, modification, repeal or elimination of this Article TENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal, modification or elimination with respect to any acts or omissions occurring prior to such amendment, modification, repeal or elimination.

(d) Notwithstanding anything herein to the contrary, the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class, shall be required to amend or repeal any provision of this Article TENTH.

Eleventh: Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware); provided, however, that this Article ELEVENTH does not apply to any causes of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

Twelfth: The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Article TWELFTH. In addition to any affirmative vote required by applicable law or this Certificate of Incorporation, such amendment or repeal shall require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class.

Thirteenth: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Certificate of Incorporation this [    ] day of [    ], 202[    ].

ALVARIUM TIEDEMANN HOLDINGS, INC.

By:
[●]
Incorporator

CERTIFICATE OF CORPORATE DOMESTICATION

OF

CARTESIAN GROWTH CORPORATION

The undersigned, a person authorized to sign this Certificate of Corporate Domestication (this “Certificate”) on behalf of Cartesian Growth Corporation, a Cayman Islands exempted company (“CGC Cayman”), DOES HEREBY CERTIFY as follows:

1. The date on which and the jurisdiction where CGC Cayman was first formed, incorporated, created or otherwise came into being are December 18, 2020, and in the Cayman Islands, respectively.

2. The name of CGC Cayman immediately prior to the filing of this Certificate was “Cartesian Growth Corporation.”

3. The name of the Delaware corporation as set forth in its certificate of incorporation as filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “Alvarium Tiedemann Holdings, Inc.” (“CGC Delaware”).

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of CGC Cayman or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate, was the Cayman Islands.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of CGC Cayman and the conduct of its business or by applicable non-Delaware law, as appropriate.

6. A certificate of incorporation of CGC Delaware is being filed with the Secretary of State of the State of Delaware simultaneously with the filing of this Certificate.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed on this the ____ day of ________________, 202[_].

CARTESIAN GROWTH CORPORATION

By:
Name:
Title

Exhibit K

SPAC Bylaws

BYLAWS

OF

Alvarium Tiedemann Capital, Inc.

(the “Corporation”)

Article I

Stockholders

Section 1. Annual Meeting. The annual meeting of stockholders (any such meeting being referred to in these Bylaws as an “Annual Meeting”) shall be held at the hour, date and place, if any, within or without the State of Delaware which is designated by the Board of Directors of the Corporation (the “Board of Directors”), which time, date and place, if any, may subsequently be changed at any time by vote of the Board of Directors. The Board of Directors may, in its sole discretion, determine that any meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”) and subject to such procedures and guidelines as the Board of Directors may adopt.

Section 2. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the Annual Meeting, who is present (in person or by proxy) at the Annual Meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2) and (3) of this Bylaw to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this Bylaw, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this Bylaw, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this Bylaw and (iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s written notice shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the date of adoption of these Bylaws, a stockholder’s notice shall be timely if received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(B) as to any other business that the stockholder proposes to bring before the Annual Meeting, a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting such business at the Annual Meeting, and any material interest in such business of each Proposing Person (as defined below);

(C) (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any), (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act and hereinafter for purposes of this Bylaw, “affiliates” and “associates,” respectively), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(D) (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the Annual Meeting (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).

For purposes of this Article I, Section 2 of these Bylaws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Article I, Section 2 of these Bylaws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation; (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation; (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation; or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3) A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Bylaw shall be true and correct as of the record date for determining the stockholders entitled to vote at the Annual Meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for determining the stockholders entitled to vote at the Annual Meeting (in the case of the update and supplement required to be made as of the record date for determining the stockholders entitled to vote at the Annual Meeting), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the Annual Meeting).

(4) Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Nominations of persons for election to the Board of Directors to be considered by the stockholders at a special meeting of stockholders of the Corporation at which one or more directors are to be elected pursuant to the Corporation’s notice of such special meeting (or any supplement thereto) may be brought before such special meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Bylaw, who is entitled to vote at the special meeting, who is present (in person or by proxy) at the special meeting and who complies with the notice procedures set forth in this Bylaw as to such nomination. In the event the Board of Directors calls a special meeting of the stockholders for the purpose of electing one or more persons to the Board of Directors, any such stockholder entitled to vote in such election may make nominations of one or more persons (as applicable) for election to such directorships as specified in the Corporation’s notice of such special meeting, if the stockholder’s written notice required by Article I, Section 2(a)(2) of this Bylaw is received by the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the person(s) nominated for election by the Board of Directors to be elected at such special meeting.

(c) General.

(1) Only such persons who are nominated in accordance with the provisions of this Bylaw shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this Bylaw or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this Bylaw. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this Bylaw, the presiding officer of the meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this Bylaw. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this Bylaw, such proposal or nomination shall be disregarded and shall not be presented for action at the meeting.

(2) Except as otherwise required by law, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3) Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination or at the Annual Meeting to present any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such nomination or business may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Preferred Stock of the Corporation (the “Preferred Stock”) then outstanding to elect directors pursuant to the applicable provisions of the Certificate of Incorporation of the Corporation (including any certificate of designation relating to any series of Preferred Stock) (as the same may hereafter be amended and/or restated, the “Certificate”).

Section 3. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation may be called at any time, but only by the Board of Directors acting pursuant to a resolution approved by a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

Section 4. Notice of Meetings; Adjournments.

(a) A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting and the record date for determining the stockholders entitled to vote at the Annual Meeting, if such date is different from the record date for determining stockholders entitled to notice of the Annual Meeting, shall, unless otherwise provided by law, be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote at the Annual Meeting, as of the record date for determining the stockholders entitled to notice of the Annual Meeting. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

(b) Notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the special meeting has been called.

(c) A written waiver, signed by the stockholder entitled to notice, or a waiver by electronic transmission by the stockholder entitled to notice, whether before or after the time stated therein, shall be deemed to be equivalent to notice. Attendance of a stockholder at an Annual Meeting or a special meeting of stockholders shall constitute a waiver of notice of such Annual Meeting or special meeting, except where the stockholder attends such Annual Meeting or special meeting for the express purpose of objecting at the beginning of such Annual Meeting or special meeting, to the transaction of any business because such Annual Meeting or special meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any Annual Meeting or special meeting of stockholders need be specified in any written waiver of notice or any waiver by electronic transmission.

(d) The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such Annual Meeting or special meeting has been sent or made pursuant to Section 2 of this Article I of these Bylaws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled Annual Meeting or special meeting of stockholders commence a new time period for the giving of a stockholder’s notice under Article I, Section 2 of these Bylaws.

(e) When any Annual Meeting or a special meeting of stockholders is convened, the presiding officer may adjourn such Annual Meeting or special meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation and its stockholders. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 4 of Article IV of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 5. Quorum. Except as otherwise provided by law, the Certificate or these Bylaws, a majority of the outstanding shares of capital stock of the Corporation entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment may be transacted.

Section 6. Voting and Proxies. Except as otherwise provided by or pursuant to the Certificate, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of capital stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 7. Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by the affirmative vote of a majority of the votes properly cast with respect to such matter, unless such matter is one which, by express provision of the Certificate, these Bylaws or the laws of the State of Delaware, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors unless by express provision of the Certificate a larger vote is required.

Section 8. Stockholder Lists. The Corporation shall prepare, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

Section 9. Presiding Officer. The Board of Directors shall designate an officer to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

Section 10. Inspectors of Elections. The Corporation shall, in advance of any Annual Meeting or special meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at an Annual Meeting or special meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

Article II

Directors

Section 1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2. Number and Terms. Subject to law and the rights of the holders of any one or more series of Preferred Stock then outstanding to elect one or more directors pursuant to the applicable provisions of the Certificate, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.

Section 3. Qualification. No director need be a stockholder of the Corporation.

Section 4. Vacancies. Newly created directorships and vacancies on the Board of Directors shall be filled in the manner provided in the Certificate.

Section 5. Removal. Directors may be removed from office only in the manner provided in the Certificate.

Section 6. Resignation. A director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.

Section 7. Regular Meetings. The regular annual meeting of the Board of Directors shall be held, without notice other than this Section 7, on the same date and at the same place as the Annual Meeting following the close of such meeting of stockholders. Other regular meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

Section 8. Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors then in office, the Chairman of the Board, if one is elected, or the President. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

Section 9. Notice of Meetings. Notice of the hour, date and place, if any, of all special meetings of the Board of Directors shall be given to each director by the Secretary or an Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the President or such other officer designated by the Chairman of the Board, if one is elected, or the President. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver, signed by the director entitled to notice, or a waiver by electronic transmission by the director entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the written waiver of notice or any waiver by electronic transmission.

Section 10. Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any newly created directorships and vacancies on the Board of Directors.

Section 11. Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these Bylaws.

Section 12. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee in accordance with law. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors, or any committee thereof, in the same paper or electronic form as the minutes are maintained and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

Section 13. Manner of Participation. Directors may participate in meetings of the Board of Directors, or any committee thereof, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.

Section 14. Presiding Director. The Board of Directors shall designate a director to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

Section 15. Committees. The Board of Directors may designate one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, each committee to consist of one or more directors. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these Bylaws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Each committee shall keep records of its meetings and shall report its action to the Board of Directors.

Section 16. Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof; provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.

Article III

Officers

Section 1. Enumeration. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation, a Chairman of the Board of Directors, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine.

Section 2. Election. At the regular annual meeting of the Board of Directors following the Annual Meeting, the Board of Directors shall elect the President, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular annual meeting of the Board of Directors or at any other regular or special meeting of the Board of Directors.

Section 3. Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

Section 4. Tenure. Except as otherwise provided by the Certificate or by these Bylaws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board of Directors following the next Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 5. Resignation. Any officer may resign at any time upon written notice to the Corporation.

Section 6. Removal. Except as otherwise provided by law, the Board of Directors may remove any officer with or without cause by the affirmative vote of a majority of the directors then in office.

Section 7. Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

Section 8. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

Section 9. President. The President shall, subject to the direction of the Board of Directors, have such powers and shall perform such duties as the Board of Directors may from time to time designate and, to the extent not so designated, as generally pertain to the office of the President, subject to the control of the Board of Directors.

Section 10. Chairman of the Board. The Chairman of the Board, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate and, to the extent not so designated, as generally pertain to the office of the Chairman of the Board, subject to the control of the Board of Directors.

Section 11. Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate and, to the extent not so designated, as generally pertain to the office of the Chief Executive Officer, subject to the control of the Board of Directors.

Section 12. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate and, to the extent not so designated, as generally pertain to such office, subject to the control of the Board of Directors.

Section 13. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the control of the Board of Directors and except as the Board of Directors or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

Section 14. Secretary and Assistant Secretaries. The Secretary shall record all the proceedings of the meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In his or her absence from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have custody of the seal of the Corporation, and the Secretary, or an Assistant Secretary shall have authority to affix it to any instrument requiring it, and, when so affixed, the seal may be attested by his or her signature or that of an Assistant Secretary. The Secretary shall have such other duties and powers as may be designated from time to time by the Board of Directors or the Chief Executive Officer. In the absence of the Secretary, any Assistant Secretary may perform his or her duties and responsibilities. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

Section 15. Other Powers and Duties. Subject to these Bylaws and to such limitations as the Board of Directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be designated by the Board of Directors or the Chief Executive Officer.

Article IV

Capital Stock

Section 1. Certificates of Stock. Every holder of capital stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she or it were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these Bylaws, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these Bylaws the Board of Directors has resolved and determined that all classes or series of the Corporation’s stock shall be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

Section 2. Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

Section 3. Record Holders. Except as may otherwise be required by law, by the Certificate or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation.

Section 4. Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date:

(a) in the case of determination of stockholders entitled to notice of any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting;

(b) in the case of a determination of stockholders entitled to express consent to corporate action in writing without a meeting (if not prohibited by the Certificate), shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and

(c) in the case of any other action, shall not be more than sixty (60) days prior to such other action.

If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting (if not prohibited by the Certificate), when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5. Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe, subject to law. The Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Article V

Indemnification

Section 1. Definitions. For purposes of this Article V:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director, (ii) as an Officer, (iii) as a Non-Officer Employee, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a)(iv), a Director, Officer or Non-Officer Employee who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board of Directors;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

Section 2. Indemnification of Directors and Officers.

(a) Subject to the operation of Section 4 of this Article V of these Bylaws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(1) Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(2) Actions, Suits and Proceedings By or In the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 2(a)(2) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery of the State of Delaware or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(3) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(4) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding (or claim, issue or matter therein) initiated by such Director or Officer only if such Proceeding (or claim, issue or matter therein) was authorized in advance by the Board of Directors, unless such Proceeding (or claim, issue or matter therein) was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses, under these Bylaws in accordance with the provisions set forth herein.

Section 3. Indemnification of Non-Officer Employees. Subject to the operation of Article V, Section 4 of these Bylaws, each Non-Officer Employee may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding (or claim, issue or matter therein) initiated by such Non-Officer Employee only if such Proceeding (or claim, issue or matter therein) was authorized in advance by the Board of Directors of the Corporation.

Section 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

Section 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director or Officer in connection with any Proceeding (or any claim, issue or matter therein) in which such Director or Officer is involved by reason of such Director’s or Officer’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director or Officer requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the Expenses incurred by such Director or Officer and shall be preceded or accompanied by an undertaking by or on behalf of such Director or Officer to repay any Expenses so advanced if it shall ultimately be determined that such Director or Officer is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director or Officer seeking advancement of expenses hereunder in connection with a Proceeding (or claim, issue or matter therein) initiated by such Director or Officer only if such Proceeding (or claim, issue or matter therein) was (i) authorized by the Board of Directors, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these Bylaws.

(b) If a claim for advancement of Expenses under Article V, Section 5(a) of these Bylaws by a Director or Officer is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director or Officer is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

Section 6. Advancement of Expenses to Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors, advance any or all Expenses incurred by or on behalf of any Non-Officer Employee in connection with any Proceeding (or claim, issue or matter therein) in which such Non-Officer Employee is involved by reason of his or her Corporate Status as a Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Non-Officer Employee requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the Expenses incurred by such Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such Non-Officer Employee to repay any Expenses so advanced if it shall ultimately be determined that such Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

Section 7. Contractual Nature of Rights.

(a) The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither the amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Bylaws inconsistent with this Article V shall eliminate or impair any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a Proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a Director or Officer and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b) If a claim for indemnification under Article V, Section 5(a) of these Bylaws by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

Section 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

Section 9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

Section 10. Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

Article VI

Miscellaneous Provisions

Section 1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 2. Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

Section 3. Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without action of the Board of Directors may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or the executive committee of the Board may authorize.

Section 4. Voting of Securities. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the President or the Treasurer may waive notice of and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

Section 5. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

Section 6. Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage, device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with law.

Section 7. Certificate. All references in these Bylaws to the Certificate shall be deemed to refer to the Certificate of Incorporation of the Corporation (including any certificate of designation relating to any series of Preferred Stock), as amended and/or restated and in effect from time to time.

Section 8. Exclusive Jurisdiction of Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate or these Bylaws, or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine of the State of Delaware shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware); provided, however, that this bylaw provision does not apply to any causes of action arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended. Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the Western District of Texas shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.

Section 9. Amendment of Bylaws.

(a) Amendment by Directors. Except as provided otherwise by law, these Bylaws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(b) Amendment by Stockholders. In addition to any affirmative vote required by the Certificate, these Bylaws may be amended or repealed at any Annual Meeting, or special meeting of stockholders called for such purpose in accordance with these Bylaws, by the affirmative vote of not less than two-thirds (2/3) of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these Bylaws, or other applicable law.

Adopted ___________, 202[_] and effective as of ___________, 202[_].

Exhibit L

Certificate of Umbrella Merger

CERTIFICATE OF MERGER

OF

ROOK MS LLC

(a Delaware limited liability company)

WITH AND INTO

ALVARIUM TIEDEMANN CAPITAL, LLC

(a Delaware limited liability company)

[__], 202[_]

Pursuant to Section 18-209(c) of the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101, et seq.) (the “DLLCA”), Alvarium Tiedemann Capital, LLC, a Delaware limited liability company (“Umbrella”), hereby certifies in connection with the merger of Rook MS LLC, a Delaware limited liability company (“Umbrella Merger Sub”), with and into Umbrella (the “Merger”), as follows:

FIRST: The name, jurisdiction of formation or organization and type of entity of each of the domestic limited liability companies which is to merge is:

Name	Jurisdiction	Type of Entity
Alvarium Tiedemann Capital, LLC	Delaware	Limited Liability Company

Rook MS LLC	Delaware	Limited Liability Company

SECOND: The agreement of merger set forth in the Business Combination Agreement, dated as of September 19, 2020, by and among Cartesian Growth Corporation, Umbrella Merger Sub, Tiedemann Wealth Management Holdings, LLC, TIG Trinity GP, LLC, TIG Trinity Management, LLC, Alvarium Investments Limited and Umbrella (the “Business Combination Agreement”), has been approved and executed by each of the domestic limited liability companies which is to merge in accordance with the requirements of Section 18-209 of the DLLCA.

THIRD: The name of the surviving limited liability company in the Merger is “Alvarium Tiedemann Capital, LLC” (the “Surviving Company”).

FOURTH: The certificate of formation of Umbrella as in effect immediately prior to the effective time of the Merger shall, form and after the effective time of the Merger, be the certificate of formation of the Surviving Company.

FIFTH: The executed agreement of merger set forth in the Business Combination Agreement is on file at a place of business of the Surviving Company. The address of such place of business of the Surviving Company is [__].

SIXTH: A copy of the agreement of merger set forth in the Business Combination Agreement will be furnished by the Surviving Company, on request and without cost, to any member of any domestic limited liability company which is to merge.

SEVENTH: This Certificate of Merger, and the Merger provided for herein, shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Merger on behalf of Alvarium Tiedemann Capital, LLC as of the date first written above.

Alvarium Tiedemann Capital, LLC

By
Name:
Title:	Authorized Person

[Signature Page to Certificate of Merger]

Exhibit M

Manager and Officers of Umbrella Merger Surviving Company

Manager: SPAC

Officers:

1.	Chief Executive Officer: Michael Tiedemann
2.	Chief Operating Officer: Kevin Moran
3.	Chief Financial Officer: To be determined
4.	General Counsel: Sophie Rowney
5.	Chief People Officer: Laurie A. Birrittella

M-1

Exhibit N

Directors and Officers of SPAC

Directors:

1.	Michael Tiedemann
2.	Craig Smith
3.	Spiros Maliagros
4.	Peter Yu
5.	Nancy Curtin
6.	Ali Bouzarif
7.	To be determined
8.	To be determined
9.	To be determined
10.	To be determined
11.	To be determined

Group Executive Advisory Committee:

1.	Chair: Alex de Meyer
2.	Michael Tiedemann
3.	Kevin Moran
4.	Sophie Rowney
5.	Chief Financial Officer: To be determined
6.	Spiros Maliagros
7.	Craig Smith
8.	Andrew Williams
9.	Nancy Curtin
10.	Jonathan Goodwin
11.	Robert Weeber
12.	Edward Cain

N-1